Filed Pursuant to Rule 424(b)(4)
Registration No. 333-294895
PROSPECTUS
38,500,000 Shares
National Healthcare Properties, Inc.
Class A Common Stock

National Healthcare Properties, Inc. is a self-managed real estate investment trust that focuses on senior housing and healthcare real estate assets strategically positioned to capitalize on favorable demographic trends associated with a growing elderly U.S. population. We are offering 38,500,000 shares of our Class A common stock, $0.01 par value per share (our “Class A common stock”), as described in this prospectus. All of the shares of our Class A common stock offered by this prospectus are being sold by us. The initial public offering price is $12.00 per share.
Our Class A common stock has been approved for listing, subject to official notice of issuance, on The Nasdaq Global Market (“Nasdaq”) under the symbol “NHP.” This will be our first listed public offering of our common stock, $0.01 par value per share (our “common stock”), including our Class A common stock.
We were formed as a Maryland corporation in October 2012 and have elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. Shares of our common stock (including our Class A common stock) are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification for taxation as a real estate investment trust. Our charter prohibits, with certain exceptions, the beneficial or constructive ownership by any person of more than 9.8% in value of the aggregate of the outstanding shares of our capital stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock (including our Class A common stock) and capital stock. See “Important Provisions of Maryland Corporate Law and the Company’s Charter and Bylaws—Restrictions on Transfer and Ownership of Stock” for a description of the ownership and transfer restrictions applicable to our common stock (including our Class A common stock).

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 30 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Class A Common Stock	Total
Initial public offering price	$12.00	$462,000,000
Underwriting discount(1)	$0.72	$27,720,000
Proceeds to us, before expenses	$11.28	$434,280,000
________________
(1)See “Underwriting” for a complete description of the compensation payable to the underwriters.
We have also granted the underwriters an option, for a period of 30 days from the date of this prospectus, to purchase up to an additional 5,775,000 shares of our Class A common stock on the same terms set forth above to cover overallotments, if any. See “Underwriting.”
Delivery of the shares of Class A common stock will be made on or about April 23, 2026.

Lead Book-Running Managers

Wells Fargo Securities	Morgan Stanley	BMO Capital Markets
Bookrunners

Goldman Sachs & Co. LLC			RBC Capital Markets
Baird	Capital One Securities	Fifth Third Securities	Huntington Capital Markets	KeyBanc Capital Markets
Co-Managers

Credit Agricole CIB	Synovus
The date of this prospectus is April 21, 2026.

National Healthcare Properties

A HIGH-QUALITY AND DIFFERENTIATED HEALTHCARE REAL ESTATE PLATFORM

$2.2B

Gross Asset Value

167

Properties

3,615

SHOP Units

3.7M

OMF Total Square Feet

Note: All data presented as of December 31, 2025. See “About This Prospectus—Certain Defined Terms Used in this Prospectus” for applicable definitions.

i

About This Prospectus
You should rely only on the information contained and incorporated by reference in this prospectus, any supplement hereto or any applicable free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that which is contained and incorporated by reference in this prospectus or to make representations as to matters not stated in this prospectus and the documents incorporated by reference herein, any supplement hereto or any applicable free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, any securities in any jurisdiction in which it is unlawful to do so. The information contained and incorporated by reference in this prospectus, any supplement hereto, or any applicable free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, regardless of the time of delivery of such documents or any purchase of our securities. Our business, financial condition, results of operations, liquidity and prospects may have changed since those dates. To understand this offering fully, you should read this entire prospectus carefully, including the “Risk Factors” included herein and the documents incorporated by reference herein.
This prospectus contains and incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. To the extent there is any inconsistency between the summaries contained herein and the actual terms of these documents, the actual terms will govern. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Class A common stock.
As used in this prospectus, unless the context otherwise indicates, any reference to “NHP,” “our Company,” the “Company,” “us,” “we” and “our” refers to National Healthcare Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries, including National Healthcare Properties Operating Partnership, L.P., a Delaware limited partnership, of which we are the sole general partner, which we refer to as the “Operating Partnership” or the “OP”; provided, however, that statements relating to the issuer of our common stock (including our Class A common stock) and statements as to our qualification for taxation as a REIT (as defined below) refer solely to National Healthcare Properties, Inc.
Non-GAAP Financial Measures
In this prospectus, we present certain financial measures that are not calculated in accordance with GAAP (as defined below), referred to herein as “non-GAAP financial measures.” You should review the reconciliation and accompanying disclosures carefully in connection with your consideration of such non-GAAP financial measures and note that the way in which we calculate these measures may not be comparable to similarly titled measures reported by other companies. Specifically, we make use of the non-GAAP financial measures FFO, Normalized FFO, EBITDA, Adjusted EBITDA, Annualized Adjusted EBITDA, Net Debt, NOI, Cash NOI, Annualized Cash NOI and Same Store Cash NOI (each as defined below). Annualized metrics are included for illustrative purposes only, are not forecasts and may not reflect actual results.
FFO, Normalized FFO, EBITDA, Adjusted EBITDA, Annualized Adjusted EBITDA, Net Debt, NOI, Cash NOI, Annualized Cash NOI and Same Store Cash NOI have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We consider FFO, Normalized FFO, EBITDA, Adjusted EBITDA, Annualized Adjusted EBITDA, Net Debt, NOI, Cash NOI, Annualized Cash NOI and Same Store Cash NOI to be useful supplemental measures for reviewing comparative operating and financial performance as described in more detail herein. While FFO, Normalized FFO, EBITDA, Adjusted EBITDA, Annualized Adjusted EBITDA, NOI, Cash NOI, Annualized Cash NOI and Same Store Cash

NOI are relevant and widely used measures of operating performance of REITs, they do not represent, nor are they meant to replace, cash flows from operations and net income or loss as defined by GAAP and should not be considered alternatives to those measures in evaluating our liquidity or operating performance. Rather, such non-GAAP financial measures should be reviewed in conjunction with these and other GAAP measurements as an indication of our operational performance and are not necessarily indicative of cash available to fund our future cash requirements, including our ability to pay dividends and other distributions to our stockholders. For the years ended December 31, 2025, 2024 and 2023, net loss attributable to common stockholders was $71.1 million, $203.5 million and $86.1 million, respectively. Additionally, because not all companies use identical calculations, the presentations of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company (e.g., FFO and Normalized FFO may not be comparable to FFO and Normalized FFO reported by other REITs that do not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition, or that interpret the current NAREIT definition or define Normalized FFO differently than we do).
For a discussion of the use of these measures and a reconciliation to the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Market, Industry and Other Data
We use market, industry and other data throughout this prospectus that has generally been obtained from publicly available information and industry publications. We have also obtained the information in “Industry and Market Data,” as well as certain information in “Prospectus Summary,” “Business and Properties” and in other sections of this prospectus where indicated, from the market study prepared for us by Jones Lang LaSalle Americas Inc. (“JLL”), an independent third-party real estate advisory and consulting services firm. Such information is included herein in reliance on JLL’s authority as an expert on such matters. See “Experts.” These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of such information are not guaranteed. The market data, including information from JLL, includes forecasts and projections that are based on industry surveys and the preparers’ experiences in the industry, and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research that others, including JLL, have performed are reliable, but we have not independently investigated or verified this information.
Class A Conversion
Our Class A common stock has been approved for listing, subject to official notice of issuance, on Nasdaq under the symbol “NHP.” Upon such listing, our Class A common stock will not be subject to transfer restrictions under the Securities Act (as defined below) unless held by our affiliates. Each share of our Class A common stock will automatically convert into one share of our common stock 180 days after the date of this prospectus (the “Class A Conversion”). Immediately following the Class A Conversion, all outstanding shares of our common stock, including those shares of common stock issued upon conversion of our Class A common stock, will be listed on Nasdaq and, to the extent held by non-affiliates, will not be subject to transfer restrictions under the Securities Act.
Certain Defined Terms Used in this Prospectus
•“Annualized Adjusted EBITDA” means Adjusted EBITDA for the specified quarter, multiplied by four;
•“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—EBITDA and Adjusted EBITDA”;
•“Annualized Base Rent” or “ABR” means contractual base rent for the last month of the period multiplied by 12. Annualized Base Rent does not include future rent escalators, percentage rent, which is a rental charge typically based on certain tenants’ gross revenue, common area maintenance charges or non-cash items such as straight-line rental income, the amortization of above- or below-market lease intangibles or other items;

•“Annualized Cash NOI” means Cash NOI for the fourth quarter of 2025, multiplied by four. Annualized Cash NOI excludes one vacant property and one land parcel in our SHOP segment;
•“Board” means the board of directors of National Healthcare Properties, Inc.;
•“Cash NOI” means cash net operating income as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Net Operating Income”;
•“Cash NOI Margin” means Cash NOI divided by revenue from tenants or residents excluding net amortization of above- and below-market lease and lease intangibles;
•“Code” means the Internal Revenue Code of 1986, as amended;
•“Common OP Units” means common units of limited partnership interest in the Operating Partnership;
•“CON” means a certificate of need or other limitation imposed by an applicable governmental organization on the number of licensed skilled nursing operators and/or beds in a particular area;
•“CPI” means consumer price indexes;
•“Credit Facilities” mean (i) a $400 million senior unsecured revolving credit facility (the “Revolving Facility”) and (ii) a $150 million senior unsecured term loan facility (the “Term Loan”), in each case under the Credit Agreement, dated December 11, 2025, by and among the Company, as guarantor, the Operating Partnership, as borrower, and Wells Fargo Bank, National Association, as administrative agent, and certain lenders party thereto (the “Credit Agreement”);
•“EBITDA” means earnings before interest, taxes, depreciation and amortization as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—EBITDA and Adjusted EBITDA”;
•“Equity Incentive Plan” means the 2025 Omnibus Incentive Compensation Plan of National Healthcare Properties, Inc.;
•“Estimated Per-Share NAV” means estimated per share net asset value;
•“Exchange Act” means the Securities Exchange Act of 1934, as amended;
•“Fannie Mae Secured Debt” means our secured indebtedness with KeyBank and Capital One Multifamily Finance LLC, an affiliate of Capital One. Advances made under such indebtedness were assigned by Capital One and KeyBank to Fannie Mae at closing for inclusion in Fannie Mae’s Multifamily MBS program;
•“FFO” means funds from operations as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Funds from Operations and Normalized Funds from Operations”;
•“former Advisor” means Healthcare Trust Advisors, LLC, which served as our external advisor prior to the Internalization;
•“GAAP” means generally accepted accounting principles as promulgated from time to time by the Financial Accounting Standards Board in the United States of America;
•“GDP” means gross domestic product;
•“GLA” means gross leasable area (in square feet);

•“Internalization” means the transactions consummated on September 27, 2024, which resulted in the internalization of the Company’s management. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Internalization” for more information;
•“Investment Company Act” means the Investment Company Act of 1940, as amended;
•“IRS” means the Internal Revenue Service;
•“Listing Equity Awards” means the shares of restricted stock to be granted to our directors, executive officers and employees upon completion of this offering as described herein;
•“MGCL” means the Maryland General Corporation Law;
•“MUTA” means the Maryland Unsolicited Takeovers Act;
•“MSA” means Metropolitan Statistical Area;
•“Nasdaq” means The Nasdaq Global Market;
•“NAV” means net asset value;
•“Net Debt” means total gross debt, net of deferred financing costs, mortgage discounts and premiums, less cash and cash equivalents;
•“Net Debt to Annualized Adjusted EBITDA” or “Net Leverage” means Net Debt divided by Annualized Adjusted EBITDA;
•“Net Debt to Gross Asset Value” means Net Debt divided by the total real estate investments, at cost, net of gross market lease intangibles;
•“Normalized FFO” means Normalized FFO as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Funds from Operations and Normalized Funds from Operations”;
•“NOI” means net operating income as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Net Operating Income”;
•“Non-Core Properties” means assets that have been deemed not essential to generating future economic benefit or value to our day-to-day operations and/or are scheduled to be sold;
•“OMF” means outpatient medical facilities;
•“Operating Partnership” or “OP” means National Healthcare Properties Operating Partnership, L.P., a Delaware limited partnership and its wholly owned subsidiaries, including TRSs (as defined below), through which we conduct substantially all of our business and of which the Company is the sole general partner;
•“QRS” mean “qualified REIT subsidiary” as defined in Section 856(i) of the Code;
•“Recurring Capital Expenditures” means capital expenditures incurred to maintain the properties in current market condition and which are generally recurring in nature;
•“REIT” means real estate investment trust, as defined under the Code;
•“Reverse Stock Split” the reverse stock split of our common stock at a ratio of one-for-four, which became effective on September 30, 2024;
•“RevPOR” means revenue per occupied room;
v

•“RIDEA structure” means a structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, pursuant to which we lease certain healthcare real estate properties to a wholly-owned TRS, which in turn contracts with an eligible independent contractor to operate such properties for a fee. Under this structure, the eligible independent contractor receives management fees and the TRS receives revenue from the operation of the healthcare real estate properties and retains, as profit, any revenue remaining after payment of expenses (including intercompany rent paid to us and any taxes at the TRS level) necessary to operate the property. Through the RIDEA structure, in addition to receiving rental revenue from the TRS, we retain any after-tax profit from the operation of the healthcare real estate properties, benefit from any improved operational performance and bear the risk of any decline in operating performance at the properties;
•“Same Store” means operational properties owned by the Company for the full duration of the applicable comparative periods and that are not otherwise excluded. Properties are excluded from “same store” if they are (i) Non-Core Properties, (ii) sold, classified as held for sale, or classified as discontinued operations in accordance with GAAP, (iii) impacted by significantly disruptive events, or (iv) undergoing, or intended to undergo, significant redevelopment. Redeveloped properties in our OMF segment will be included in Same Store once substantial completion of work has occurred for the full period in the periods presented;
•“SEC” means the U.S. Securities and Exchange Commission;
•“Secured Term Loan 4 due 2033” means our $240.0 million non-recourse loan with Barclays Capital Real Estate Inc., Société Générale Financial Corporation and KeyBank National Association;
•“Securities Act” means the Securities Act of 1933, as amended;
•“Series A Preferred Stock” means our 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share;
•“Series B Preferred Stock” means our 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share;
•“SHOP” means senior housing operating properties;
•“TRS” means “taxable REIT subsidiary” as defined in Section 856(l) of the Code; and
•“WALTR” means the average lease term remaining, weighted based on occupied square feet.

PROSPECTUS SUMMARY
This summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and the notes thereto included or incorporated by reference herein, before making a decision to invest in our Class A common stock. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters do not exercise their overallotment option to purchase up to an additional 5,775,000 shares of our Class A common stock solely to cover overallotments, if any.
Company Overview
We are a self-managed REIT that focuses on senior housing and healthcare real estate assets strategically positioned to capitalize on favorable demographic trends associated with a growing elderly U.S. population. As of December 31, 2025, our portfolio consisted of 37 senior housing communities, with 3,615 units, in our SHOP segment and 130 outpatient medical facilities, with approximately 3.7 million square feet of GLA, in our OMF segment. Our properties are located in 29 states, providing geographic diversification and exposure to markets that we believe exhibit strong senior housing and healthcare demand fundamentals.
We built a fully integrated and scalable management platform, comprising 37 experienced professionals with expertise in investments, sales and marketing, risk management, care delivery, clinical operations, finance and accounting and asset optimization, including a dedicated in-house SHOP asset management team. Our team and platform are structured to efficiently support increased scale as our portfolio grows, particularly in the SHOP segment, which we believe will enable us to manage a larger and more diverse asset base without a directly proportional increase in overhead expense. We have cultivated long-standing relationships with leading SHOP operators, creditworthy healthcare tenants and other industry participants, which we believe will allow us to access attractive investments and deliver favorable risk-adjusted returns through our two reportable business segments: SHOP and OMF.
•SHOP. Our SHOP segment has recently delivered strong organic growth, benefiting from compelling demographic trends associated with the growing elderly U.S. population, limited construction of new senior housing communities and improving operating fundamentals. As of December 31, 2025, we owned 37 senior housing communities in our SHOP segment, accounting for approximately 36.8% of our Annualized Cash NOI. Our SHOP segment provides varying levels of care, but is focused on needs-based assisted living and memory care. Assisted living communities provide personalized support from trained staff for residents requiring assistance with activities of daily living, including bathing, dressing and medication management. Memory care communities specialize in serving individuals with Alzheimer’s disease and other forms of dementia or memory impairment. Services provided by operators at our SHOPs are predominantly paid for by the residents directly or through private insurance and are therefore less dependent on government reimbursement programs such as Medicaid and Medicare. The communities in our SHOP segment are operated utilizing RIDEA structures, allowing us to participate in the upside from any improved operating performance while bearing the risk of any potential decline in operating performance.
•OMF. Our OMF segment has delivered consistent cash flow, generally from institutional-quality healthcare tenants, providing a strong foundation to complement the growth potential of our SHOP segment and a store of value for capital recycling. As of December 31, 2025, we owned 130 OMFs, comprising approximately 3.7 million square feet of GLA. As of December 31, 2025, our OMF segment was 92.8% leased, with 65.5% leased to health systems, 32.4% located on or near hospital campuses and 40.4% affiliated with hospital systems but located off hospital campuses (in each case based on GLA). We believe the close proximity to, or affiliation with, hospital systems enhance occupancy and tenant retention. These properties typically require specialized infrastructure or higher structural load capacity to accommodate the significant plumbing, electrical and mechanical systems needed for medical equipment and patient examination rooms, as well as ancillary uses such as pharmacy and outpatient services, which we believe also contributes to high tenant retention. For leases expiring during the three months ended December 31, 2025, the tenant retention rate in our OMF segment was 92%. Our OMFs consist of a mix of single-tenant and multi-tenant properties leased to healthcare providers under lease structures that generally provide for recovery of certain operating expenses and capital expenditures. Lease terms typically range from five to ten years, with fixed or inflation-linked annual rent escalations historically ranging from 2% to 3% per year. As of December 31, 2025, the weighted average remaining lease term of our OMF segment was 5.6 years, with well-staggered expirations and no more than 13% of Annualized Base Rent scheduled to expire in any single year through 2030.
Competitive Strengths
We believe we have key competitive strengths that enable us to execute our business and growth strategies effectively and differentiate us from other market participants:
•Favorable Industry Tailwinds Driven by A Growing Elderly U.S. Population and Limited New Supply. According to JLL, the 80+ population in the United States is projected to grow by over 36.6% between 2025 and 2035, or just over six times the rate of overall population growth during the same period, while the leading edge of the baby boomer generation turns 80 in 2026. According to JLL, the largest consumers of healthcare services in the United States are individuals 65 years and older. Consequently, according to JLL, healthcare expenditures are expected to rise from 18.0% of GDP in 2024 to 20.3% by 2033, with per-capita spending for individuals aged 65+ approximately 2.5 times that of working-age adults and more than five times that of children, illustrating the intensity of healthcare utilization among seniors. In addition, according to JLL, wealth creation amongst the older age cohort has significantly outpaced rent growth, indicating the likely affordability of senior housing relative to accumulated wealth. According to JLL, net real estate equity owned by the 70+ cohort has grown 11.2% annually while senior housing rents have averaged 3.5% annual growth since 2015. We believe that accelerating growth in the 80+ population, coinciding with an increase in healthcare expenditures, longer life expectancy and relative affordability, will drive incremental demand for senior housing. Additionally, new supply of senior housing is expected to remain limited due to barriers to entry such as elevated construction costs, extensive state licensure requirements and CON restrictions on bed counts, especially for assisted living and memory care units. According to JLL, construction starts for assisted living and memory care are at their lowest levels in nearly 20 years, down 90% from the second quarter 2015 peak, while senior housing demand continues to strengthen. JLL projects that the gap between growth rates of the 80+ population and senior housing supply will expand sharply beyond 2030, contributing to a projected shortage of more than 2.5 million units by 2035.
•High-Quality and Differentiated Portfolio. We believe that we have a high-quality portfolio that has an attractive cash flow profile and compelling growth characteristics. Approximately 36.8% of Annualized Cash NOI was generated by our SHOP segment and 63.2% by our OMF segment. Our objective is to increase our exposure to our SHOP segment through a disciplined and data-driven acquisition strategy and active asset management. We expect to continue to source and complete SHOP investments such that, over time, our portfolio will primarily be comprised of SHOP communities (based on Annualized Cash NOI). In February 2026, we entered into a definitive purchase and sale agreement to acquire a $64.0 million SHOP portfolio consisting of 13 senior living communities with 592 assisted living units currently managed by Discovery Senior Living (the “SHOP Acquisition”). See “—Recent Developments.” We believe our portfolio provides significant potential growth from our SHOP segment (see “—Significant Growth Potential from Our SHOP Segment”), as well as stability through long-term leases with tenants that we believe are creditworthy in our OMF segment. Our SHOP segment is strategically concentrated in markets that, according to JLL, display strong near-term demographic expansion, favorable home value growth and measured new supply supportive of sustained senior housing demand. Other than the SHOP Acquisition in our pipeline, our portfolio is currently 100% wholly-owned, with no joint ventures or purchase options, creating a simplified investment profile and centralizing operational control. In addition, we regularly and strategically invest in our assets to maintain their competitive positioning, especially in the SHOP segment, with a focus on projects that are expected to drive future revenue and occupancy growth. In 2025, we invested $12.2 million in capital projects for our SHOP segment.

•Significant Growth Potential from Our SHOP Segment. Upon completion of this offering, we believe that we will be one of only two publicly-traded healthcare REITs with 100% of its senior housing portfolio operated under RIDEA structures (i.e., none of our senior housing communities are net leased). Accordingly, our interest in these communities is not limited to contractual rental payments, and we are able to benefit from any operating improvements at all our senior housing communities (while at the same time bearing the risk of any potential operating declines). This structure aligns our interests with those of our operators and positions us to benefit from operational upside from increases in occupancy, RevPOR and Cash NOI Margin that we expect to take place in our SHOP segment over time. Our growth potential is reflected in the strong recent performance of our SHOP segment which was driven not only by the broader demographic tailwinds and supply trends mentioned above, but also by our technologically advanced and data driven asset management approach, dedicated in-house SHOP asset management platform, and alignment, integration and partnership with a curated group of leading operators.
Recent operating performance in our SHOP segment demonstrates its continued growth, supported by improvements in occupancy, RevPOR, Cash NOI and Cash NOI Margin.
__________________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI to the most comparable financial measure calculated in accordance with GAAP.

These positive trends illustrate the growth of our SHOP segment as we seek to continue to capitalize upon the rapid projected growth in the 80+ population in the United States. We believe that these trends will continue over time and that the demographic tailwinds and supply and demand imbalances mentioned above, as well as our active asset management platform, will continue to improve performance in our SHOP segment.
•SHOP Segment Concentrated in Needs-Based Care and Almost Exclusively Private Pay. Our SHOP segment provides varying levels of care, but is focused on needs-based assisted living and memory care. As of December 31, 2025, approximately 76% of our SHOP units were dedicated to assisted living and memory care. Independent living communities are typically age-restricted multifamily rental properties featuring a-la-carte services such as dining, housekeeping, linen service, transportation and social and recreational activities. Assisted living communities provide similar amenities, along with personalized support from trained staff for residents requiring assistance with activities of daily living, including bathing, dressing and medication management. Memory care communities specialize in serving individuals with Alzheimer’s disease and other forms of dementia or memory impairment. Demand for assisted living and memory care is needs-based, making it less discretionary and more insulated from economic cycles. We believe this demand is durable and growing. According to JLL, the average senior housing resident is in their mid-80s, while the leading edge of the baby boomer generation will turn 80 in 2026. JLL further notes that the U.S. elderly population has not yet reached the peak cohort requiring needs-based care, with the steepest portion of the demand curve still ahead. Additionally, assisted living and memory care communities are often subject to state licensure requirements and CON restrictions on bed counts, which can constrain new development and limit supply growth. As of December 31, 2025, approximately 98% of our SHOP revenue was private pay, minimizing reliance on government programs such as Medicare and Medicaid and reducing exposure to reimbursement volatility.
The charts below illustrate our SHOP mix (based on number of units) and our mix of private pay vs. government reimbursed (based on revenue) as of December 31, 2025.
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(1)Reflects percentage of total units rounded to nearest whole percent (52.4% for Assisted Living, 23.2% for Memory Care and 24.4% for Independent Living). Memory Care includes 31 skilled nursing beds.
•Curated Relationships with Leading SHOP Operators. We have purposefully curated our operator base, reducing the number of operating partners from 17 as of December 31, 2019 to three currently, anchored by industry leaders Discovery Senior Living, Senior Lifestyle Corporation and AgeWell Senior Living. We believe this focus creates scale, operational alignment and efficient execution across our communities, and provides operator diversity allowing us to leverage each operator’s strengths (e.g., specific markets, geographies or product types). Having fewer operator relationships facilitates enhanced oversight, as well as consistency in resident experience, property standards, risk management and performance tracking. Our operators combine the strength of scaled platforms with proven strategies of deploying regional management teams and using localized brands designed to allow our communities to compete effectively in their respective geographies. We believe this strategy has unique benefits, such as the creation of Arvum Senior Living, a dedicated brand co-developed with Discovery Senior Living that facilitates a distinct identity for our assets in their local markets, strong operator engagement and access to vertically integrated corporate functions. In collaboration with our operators, we have successfully executed operator transitions that have improved asset performance. In 2023, we completed the transition of 16 senior housing communities we currently own to Discovery Senior Living pursuant to a strategic plan designed to enhance the operating performance of these assets. These transitions were implemented without material incremental capital expenditures. From the fourth quarter of 2023 through the fourth quarter of 2025, the transitioned communities generated significant operational improvements, including a 14.5% increase in quarter-end spot occupancy percentage (from 72.4% to 86.9%), a 10% improvement in Cash NOI Margin (from 14% to 24%) and a resulting 108% increase in Cash NOI. In addition, we believe our operator relationships can generate attractive off-market acquisition opportunities as these operators look to grow their businesses with a familiar capital partner with SHOP asset management expertise. As we grow our portfolio, we expect to continue to evaluate new operator relationships that can strategically enhance our business while maintaining our approach of building deep, strategic partnerships.

DISCOVERY
SENIOR LIVING
SENIOR
LIFESTYLE
your life, your style
AGEWELL
SENIOR LIVING

•Dedicated SHOP Asset Management Platform. We have a dedicated SHOP asset management team with significant experience in senior housing operations, supporting robust partnerships with our leading operators. Proactively established in 2018, this platform was designed to address the inherent intricacies and operational complexities of the RIDEA structure. Lindsay Gordon, the head of our SHOP segment, has over 30 years of industry experience with prior roles at Discovery Senior Living, Sunrise Senior Living and Atria Senior Living. By establishing this specialized team in anticipation of the segment’s continued growth, we have institutionalized the management expertise required to partner with our operators as we seek operating efficiencies in, and increased profitability from, our growing SHOP portfolio. Our platform provides sophisticated, centralized support for key functions, including sales and marketing, acquisitions and portfolio integration, capital planning, operational analytics, clinical oversight and risk management. Our platform is supported by an integrated leadership structure that aligns these key functions across our organization and our operating partners. This structure is designed to enhance coordination, clarify roles and responsibilities and support consistent execution across the portfolio. In addition, we employ a targeted asset level performance management approach, including the identification of annual focus communities, targeted capital investments and property specific business plans, to drive sustainable improvements in occupancy and financial performance. Capital allocation decisions are informed by asset level analytics and are focused on projects intended to deliver measurable operating returns and long term performance durability. We believe that our platform is highly scalable and that portfolio growth can continue without a directly proportional increase in corporate overhead, thereby enhancing revenue and efficiency while supporting disciplined operational execution across our SHOP portfolio.
•OMF Segment Provides Durable Cash Flow Base and Store of Value. Our OMF segment has a strong tenant base, including leading health systems and physician groups that provide essential outpatient services. As of December 31, 2025, 65.5% of our OMF GLA was leased to health systems, 32.4% of our OMF GLA was located on or near hospital campuses and 40.4% of our OMF GLA was affiliated with hospital systems but located off hospital campuses, reinforcing the strategic importance of these properties to clinical delivery. Our OMF segment is supported by strong tenant credit characteristics, with four of our five top tenants having investment-grade ratings (A- to AA): University of Pittsburgh Medical Center, Advocate Aurora Healthcare, CommonSpirit Health and Trinity Health. We employ a rigorous credit underwriting and monitoring process. For non-rated tenants, we focus on real estate criticality (i.e., properties that are integral to patient care and broader tenant operations), which we believe provides additional protection. In 2025, we began the strategic initiative of internalizing property management functions in our OMF segment, with the goals of enhancing asset oversight and reducing reliance on third-party property managers. This initiative was formalized by the launch of our “Pulse Healthcare Real Estate” platform and new property management hires, strengthening our ability to deliver hands-on asset management and operational excellence. As of March 2026, we have fully internalized the property management functions in our OMF segment. We believe that our direct tenant relationships supported with our in-house property management can also result in proactive issue resolution, higher tenant satisfaction and better lease outcomes, as illustrated by our recent 10-year renewal with University of Pittsburgh Medical Center, our largest tenant by both GLA and Annualized Base Rent as of December 31, 2025. In addition, we expect the Pulse Healthcare Real Estate platform will bring financial benefits, as we believe we can deliver property management services at a lower cost than third-party managers and eliminate property management fees otherwise payable to third-party property managers. Our OMF segment also provides a store of value that we can opportunistically seek to recycle into SHOP investments with greater growth potential. We have recently begun to market additional OMF assets for sale to fund SHOP acquisitions from a growing investment pipeline and to facilitate further deleveraging. See “—Recent Developments” for more details regarding a non-binding letter of intent we entered into in April 2026 for potential OMF sales.
•Experienced Management Team with Disciplined Capital Allocation Track Record and Deep Industry Relationships. Our management team is comprised of executives with deep experience across senior housing, healthcare real estate and the public REIT sector, having navigated through numerous economic cycles. Michael Anderson, our Chief Executive Officer, has led over $10 billion (based on transaction value) of real estate, mergers and acquisitions, equity and debt and other corporate transactions during his career and brings extensive operational, legal and financing experience from his prior experience at multiple REITs. Our management team has cultivated an extensive network of relationships with operators, tenants and other key participants across the senior housing and healthcare real estate sectors, which we believe will provide us with access to a pipeline of off-market SHOP investment opportunities. Our management team has a track record of disciplined capital allocation and demonstrated ability to identify and execute value-enhancing strategies. In 2024, our team completed an internalization of our management, eliminating ongoing asset management fees, which were approximately $21.8 million for 2023 (the last full year that we were externally managed). From the fourth quarter of 2024 through the fourth quarter of 2025, we successfully completed a $238.0 million disposition program (including the sale of 23 OMFs, at a 6.5%

weighted average cap rate (in each case, calculated by dividing Cash NOI for the applicable property for the 12 months prior to disposition by contract sales price) and seven non-core SHOP assets), generating cash that allowed us to significantly deleverage our balance sheet and invest in our SHOP segment, where we believe we can generate more attractive risk-adjusted returns. Additionally, we implemented an open market stock repurchase program for our Series A Preferred Stock and Series B Preferred Stock and, through December 31, 2025, had opportunistically repurchased shares in the secondary market with an aggregate liquidation preference of approximately $8.6 million at a weighted average yield of 11.5% (calculated by dividing the weighted average annual dividend per share of approximately $1.81 by the weighted average repurchase price per share of approximately $15.73), representing a $9.27 discount to the liquidation preference of $25 per share and an approximately 4.26% spread to face yield.
Business and Growth Strategies
•Capture Growth in SHOP through Occupancy Gains, Rate Growth and Margin Enhancing Opportunities. We believe our SHOP segment offers significant embedded growth potential driven by demographic tailwinds, margin improvement initiatives and operational leverage. As of December 31, 2025, our SHOP segment achieved 84.5% total average occupancy for the fourth quarter of 2025, an increase of 4.7% as compared to the fourth quarter of 2024; and, for the three months ended December 31, 2025, SHOP segment Cash NOI increased 34.2%, as compared to the three months ended December 31, 2024, reflecting favorable operating and rate trends. Our operators, in conjunction with our dedicated in-house SHOP asset management platform, have implemented enhanced staffing models and labor cost controls, contributing to margin expansion, with SHOP segment Cash NOI Margin improving to 20.2% for the three months ended December 31, 2025 as compared to 15.7% for the three months ended December 31, 2024. SHOP segment RevPOR increased 6.6% for the three months ended December 31, 2025 as compared to the three months ended December 31, 2024, outpacing expense growth and driving favorable unit economics. We believe that these improvements, combined with the short terms of resident agreements, position us to capture rate increases and margin gains if demand accelerates as we expect in many of our markets. We expect demographic trends to further support occupancy and pricing power across our needs-based care settings.
•External Growth through Disciplined and Targeted Acquisitions to Increase our SHOP Exposure. We are actively seeking to increase our exposure to SHOP over time through a disciplined and data-driven acquisition strategy and active asset management. We believe there are compelling benefits to our portfolio where a single asset or small portfolio acquisition can significantly change its composition and growth profile. We evaluate potential acquisitions holistically, including product-market fit, competitive positioning and care-mix alignment. SHOP is a highly fragmented market in which we believe there are plentiful acquisition opportunities (such as owners facing loan maturities or developers and legacy operators seeking new owners and partners), which our team is uniquely positioned to capitalize on. We utilize our long-standing relationships with operators and other industry participants to maintain an active investment pipeline. We primarily focus on needs-based senior housing, including communities that have an independent living component, in existing and new markets that we believe have favorable supply and demand dynamics and attractive yields. Our operators have demonstrated a desire, as well as the resources, to grow and we expect our strong relationships to continue to lead to off-market and/or operator-sourced investment opportunities. We believe that this collaborative approach enhances our ability to identify opportunities where operational expertise and active asset management can drive improved performance over time. In 2025 and the first quarter of 2026, we sourced and evaluated over $4.2 billion (based on offering price) of potential SHOP acquisition opportunities and submitted non-binding letters of intent on approximately $1.1 billion of these acquisition opportunities. As of April 10, 2026, we had approximately $90.5 million of SHOP acquisitions under executed purchase and sale agreements. Our plan over time is to have a portfolio that is primarily comprised of SHOPs (based on Annualized Cash NOI). See “—Recent Developments” for more details regarding the SHOP acquisitions that we entered into in February and April 2026.
•Proactively Manage OMF Segment to Drive Revenue Growth and Value Creation. We expect our OMF segment to continue to provide stable cash flows and a store of value for opportunistic capital recycling.

We also believe our OMF segment offers meaningful opportunities to enhance cash flow beyond contractual rent escalations through proactive asset management. In our 2026 and 2027 lease maturities, we believe we will be able to maintain tenant retention in line with our historical averages and achieve positive lease spreads compared to expiring rates. For example, in October 2025, we completed a lease renewal for the High Desert Medical property with a 6.5% positive lease spread relative to the expiring in-place rent. Through our Pulse Healthcare Real Estate platform, we have added in-house property management capabilities and enhanced engagement with large tenants as we seek to enhance our OMF properties and operational excellence. Our experienced leasing professionals are dedicated to increasing tenant retention, growing occupancy by attracting new tenants and executing leases with favorable terms, such as rent escalation clauses. As of December 31, 2025, our OMFs were 92.8% leased. In addition to proactively managing our OMF portfolio, we will continue to evaluate opportunities to monetize OMF assets on attractive terms and redeploy sales proceeds in SHOP assets with greater growth potential. During 2025, we completed 18 total OMF dispositions for aggregate contract sales price of approximately $188.8 million and, during 2024, we completed 12 total OMF dispositions for aggregate contract sales price of approximately $86.0 million. We have recently begun to market additional OMF assets for sale. See “—Recent Developments” for more details regarding a non-binding letter of intent we entered into in April 2026 for potential OMF sales. We believe this disciplined approach enables us to generate value from mature or non-core assets and redeploy capital into SHOP investments that will improve our portfolio and drive long-term growth.
•Invest in Revenue-Enhancing Renovation, Redevelopment and Expansion Projects where Risk-Adjusted Returns are Attractive. We intend to selectively pursue renovation, redevelopment and expansion projects across our portfolio where we believe the risk-adjusted returns are attractive. These initiatives are designed to increase occupancy, drive rate growth and enhance resident experience, ultimately supporting NOI and long-term value creation. For example, we recently began redeveloping a single tenant OMF in Clearwater, Florida into a multi-tenant property, and, to date, the new leases that have been executed for such property have a blended rental rate (to be commenced upon completion of the redevelopment) approximately 50% higher than the rental rate for the prior tenant’s lease. Our approach focuses on:
◦modernizing existing properties to meet evolving consumer preferences and improve competitive positioning;
◦adding units or service lines (such as memory care) within existing communities to capture incremental demand; and
◦capital improvements that enhance operational efficiency and extend asset life.
We believe these projects provide an opportunity to unlock embedded value within our portfolio and generate attractive returns relative to new development or acquisition alternatives.
•Balance Sheet Positioned for Continued External Growth. Upon application of the net proceeds from this offering, we believe that we will have a significantly strengthened balance sheet and an enhanced ability to fund future acquisitions. As of December 31, 2025, on an adjusted basis assuming the application of the net proceeds from this offering to repay certain indebtedness as described under “Use of Proceeds,” we had $850.8 million of total debt outstanding and our Net Debt to Annualized Adjusted EBITDA was 5.1x. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Net Debt and Annualized Adjusted EBITDA to the most comparable financial measures calculated in accordance with GAAP. Additionally, as of such date on an adjusted basis assuming the application of the net proceeds from this offering, we had $639.8 million of total liquidity, comprised of $337.9 million of undrawn and available capacity under the Revolving Facility (pursuant to the terms of the Credit Agreement) and $301.9 million of cash and cash equivalents. We seek to maintain a prudent balance between debt and equity financing and target a level of Net Debt that, over time, is generally less than six times our Annualized Adjusted EBITDA. We believe our improved balance sheet will result in increased financial flexibility that will provide us with improved access to both debt and equity capital and position us to pursue external growth through attractive acquisitions and opportunistically repurchase preferred stock.
Our Properties
As of December 31, 2025, we owned a portfolio of senior housing and healthcare real estate assets located in 29 states. Our portfolio is diversified by asset type, geography, operator and tenant and is located in markets that we believe exhibit favorable demographic trends and strong healthcare fundamentals.
Operating Information
The summary tables below provide select historical property and operating information on a consolidated basis and for our SHOP and OMF segments.
Total Company

	Three months ended					Year ended December 31,
(Dollars in thousands)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	2025	2024	2023
Properties	167	173	174	179	192	167	192	202
Net loss attributable to common stockholders	$(25,978)	$(15,881)	$(24,189)	$(5,019)	$(20,437)	$(71,067)	$(203,495)	$(86,097)
NOI	$31,460	$32,181	$31,153	$28,587	$32,843	$123,381	$132,342	$128,133
Cash NOI	$30,874	$31,254	$30,384	$29,897	$31,803	$122,409	$130,120	$126,195
Same Store Cash NOI	$31,431	$31,935	$31,143	$29,528	$28,618	$124,037	$113,800	n/a

SHOP Segment

(Dollars in thousands except RevPOR)	Three months ended					Year ended December 31,
	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	2025	2024	2023
Total SHOP
Properties	37	40	41	43	44	37	44	46
Units Available	3,633	3,730	3,807	3,926	3,919	3,774	4,025	4,086
Average Occupancy	84.5%	83.2%	81.4%	78.6%	79.8%	81.9%	77.4%	74.4%
Cash NOI	$11,355	$11,541	$10,275	$9,433	$8,459	$42,604	$34,467	$30,636
Cash NOI Margin	20.2%	20.2%	18.3%	16.9%	15.7%	18.9%	15.9%	14.6%
RevPOR	$6,118	$6,125	$6,039	$6,030	$5,737	$6,078	$5,791	$5,679
Recurring Capital Expenditures	$2,393	$2,646	$1,684	$2,363	$2,067	$9,086	$10,629	n/a
Recurring Capital Expenditures/Cash NOI	21.1%	22.9%	16.4%	25.1%	24.4%	21.3%	30.8%	n/a
Same Store SHOP
Same Store Properties	37	37	37	37	37	37	37	n/a
Same Store Average Occupancy	84.6%	83.7%	82.7%	81.0%	81.1%	83.0%	78.7%	n/a
Same Store Cash NOI	$11,661	$12,007	$10,883	$10,284	$9,218	$44,835	$36,800	n/a
Same Store Cash NOI Margin	20.8%	21.5%	20.1%	19.4%	18.2%	20.5%	18.7%	n/a
Same Store RevPOR	$6,107	$6,144	$6,034	$6,071	$5,800	$6,089	$5,796	n/a
OMF Segment

	Three months ended					Year ended December 31,
(Dollars and GLA in thousands)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	2025	2024	2023
Total OMF
Properties	130	133	133	136	148	130	148	156
GLA (sq. ft.)	3,695	3,771	3,771	3,866	4,717	3,695	4,717	5,153
Ending Occupancy	92.8%	90.6%	91.0%	90.5%	90.5%	92.8%	90.5%	90.6%
Cash NOI (1)	$19,519	$19,713	$20,109	$20,464	$23,344	$79,805	$95,653	$95,559
Recurring Capital Expenditures	$6,461	$1,806	$8,887	$4,295	$8,503	$21,449	$16,955	n/a
Recurring Capital Expenditures/Cash NOI (1)	33.1%	9.2%	44.2%	21.0%	36.4%	26.9%	17.7%	n/a
Same Store OMF
Same Store Properties	129	129	129	129	129	129	129	n/a
Same Store GLA (sq. ft.)	3,645	3,645	3,645	3,645	3,645	3,645	3,645	n/a
Same Store Ending Occupancy	94.0%	93.5%	94.1%	93.5%	92.7%	94.0%	92.7%	n/a
Same Store Cash NOI (1)	$19,770	$19,928	$20,260	$19,244	$19,400	$79,202	$77,000	n/a
__________________
(1)Certain 2025 and 2024 amounts have been reclassified from general and administrative to property operating and maintenance to align with the current period presentation.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI and Same Store Cash NOI to the most comparable financial measures calculated in accordance with GAAP.

Top MSAs
The summary tables below provide an overview of the top MSAs based on Annualized Cash NOI for our SHOP segment and Annualized Base Rent for our OMF segment as of and for the three months ended December 31, 2025 (dollars and GLA in thousands).
SHOP Segment

			Annualized Q4 2025 Cash NOI (1)(2)
Market	Number of Properties	Total Available Units	$	%
Philadelphia, PA	1	289	$8,216	17.6%
Orlando, FL	1	195	5,908	12.7%
Miami, FL	1	145	3,912	8.4%
Tampa, FL	3	340	3,876	8.3%
Kansas City, MO	3	217	3,136	6.7%
Portland, OR	1	252	2,576	5.5%
Dubuque, IA	2	104	2,128	4.6%
Remaining portfolio	25	2,073	16,892	36.2%
Total	37	3,615	$46,644	100.0%
__________________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI to the most comparable financial measure calculated in accordance with GAAP.
(2)Excludes Cash NOI from disposed properties during the period presented.
OMF Segment

Market	ABR	ABR %	Total area (sq. ft.)	Total area (%)
Harrisburg, PA	$12,778	14.1%	528	14.3%
Chicago, IL	7,415	8.2%	292	7.9%
Atlanta, GA	5,965	6.6%	231	6.3%
Parkersburg, WV	5,664	6.3%	77	2.1%
Phoenix, AZ	4,433	4.9%	171	4.6%
Milwaukee, WI	4,136	4.6%	191	5.2%
Remaining portfolio	50,056	55.4%	2,205	59.7%
Total	$90,447	100.0%	3,695	100.0%

Geographic Diversification
Our properties are located in 29 states, concentrated in markets that we believe exhibit strong senior population growth and robust healthcare infrastructure. This geographic diversification reduces exposure to regional economic cycles and regulatory risk.
The summary tables below provide an overview of the geographic diversification of our SHOP and OMF segments, as of and for the year ended December 31, 2025.
SHOP Segment — Diversification by State

	As of and for the year ended December 31, 2025
State	Total Portfolio Cash NOI %	Number of Properties	Total Available Units
Florida	37.0%	7	812
Iowa	18.6%	10	583
Pennsylvania	18.5%	1	289
Georgia	8.5%	5	485
Oregon	5.5%	1	252
Missouri	5.0%	2	146
Arkansas	2.4%	3	299
Illinois	1.6%	2	161
California	1.1%	1	156
Wisconsin	1.1%	1	50
All others	0.7%	4	382
Total	100.0%	37	3,615
OMF Segment — Diversification by State

	As of and for the year ended December 31, 2025
State	Total Portfolio Cash NOI %	Number of Properties	Total GLA (in thousands)
Pennsylvania	17.7%	14	607
Wisconsin	9.5%	11	323
Ohio	9.2%	5	172
California	7.3%	6	243
Indiana	6.7%	11	226
Georgia	6.2%	9	238
Florida	4.7%	15	248
Michigan	4.5%	8	203
Nevada	4.2%	2	86
Arizona	3.4%	8	191
All others	26.6%	41	1,158
Total	100.0%	130	3,695

Operator and Tenant Diversification
We maintain relationships with leading operators in our SHOP segment and creditworthy healthcare tenants in our OMF segment. Communities in our SHOP segment are primarily operated by Senior Lifestyle Corporation and Discovery Senior Living, while our OMF properties are leased to tenants that include leading health systems such as University of Pittsburgh Medical Center and Advocate Aurora Healthcare.
SHOP Segment
The table below outlines the operator mix within our SHOP segment as of and for the three months ended December 31, 2025, including the number of communities, total available units and Annualized Cash NOI by operator (dollars in thousands).

			Annualized Q4 2025 Cash NOI (1)(2)
Operator	Number of Properties	Available Units (1)	$	%
Senior Lifestyle Corporation	16	2,034	$28,772	61.7%
Discovery Senior Living	16	1,011	14,312	30.7%
AgeWell Senior Living	5	570	3,560	7.6%
Total	37	3,615	$46,644	100.0%
__________________
(1)Excludes Cash NOI from disposed properties during the period presented.
(2)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI to the most comparable financial measure calculated in accordance with GAAP.
OMF Segment
The table below outlines the top tenants as of and for the three months ended December 31, 2025, showing key metrics such as Annualized Base Rent, leased area in square feet, percentage of total leased area, WALTR and credit ratings (dollars and square feet in thousands). It highlights the contribution of each tenant to the overall portfolio.

	As of and for the three months ended December 31, 2025
Tenants	ABR	ABR %	Leased area (sq. ft.)	Leased area (%)	WALTR	Credit Rating (1)
University of Pittsburgh Medical Center (UPMC)	$11,714	13.0%	490	14.3%	9.2 years	A
Advocate Aurora Healthcare	7,075	7.8%	306	8.9%	5.2 years	AA
Memorial Health System	5,664	6.3%	77	2.2%	12.2 years	B
CommonSpirit Health	4,048	4.5%	108	3.1%	5.3 years	A-
Trinity Health	3,747	4.1%	168	4.9%	4.4 years	AA-
Remaining portfolio	58,199	64.3%	2,281	66.5%	4.7 years	Various
Total	$90,447	100.0%	3,430	100.0%	5.6 years
__________________
(1)Rating is of the tenant or a guarantor of tenant’s payment obligations under the lease.

The table below outlines lease expirations for the OMF segment as of December 31, 2025, broken down by year and tenant type (multi-tenant vs. single-tenant), along with square footage leased, Annualized Base Rent and the number of expiring leases (amounts in thousands except number of leases).

	As of December 31, 2025
	Multi-tenant		Single-tenant		Total (1)
Expirations	Square feet	ABR	Square feet	ABR	Square feet	ABR	Expiring leases
2026	275	$7,046	21	$386	296	$7,432	69
2027	256	6,301	213	5,248	469	$11,549	82
2028	160	4,459	223	6,384	383	$10,843	54
2029	131	3,245	103	2,477	234	$5,722	40
2030	137	2,900	116	3,119	253	$6,019	41
Thereafter	527	14,106	1,238	34,053	1,765	$48,159	158
Total leased	1,486	$38,057	1,914	$51,667	3,400	$89,724	444
__________________
(1)Excludes 30,000 square feet and ABR of $0.7 million, which expired at the end of 2025.
The table below summarizes the average annual contractual rent increases for the OMF segment as of December 31, 2025, showing fixed and CPI-based increases for multi-tenant and single-tenant leases.

	As of December 31, 2025
	Multi-tenant		Single-tenant		Total
	% Increase	% of Base Rent	% Increase	% of Base Rent	% Increase	% of Base Rent
Fixed	2.3%	39.2%	2.2%	56.2%	2.2%	95.4%
CPI	2.7%	3.1%	2.7%	1.5%	2.7%	4.6%
Total	2.3%	42.3%	2.2%	57.7%	2.2%	100.0%
The table below provides a breakdown of our portfolio by tenant type, lease structure and ownership type as of December 31, 2025, showing percentage distributions for multi-tenant and single-tenant properties.

	As of December 31, 2025
	Multi-tenant	Single-tenant	Total
By Tenant Type
Health system	48.3%	78.0%	65.5%
Physician and other	51.7%	22.0%	34.5%
Total	100.0%	100.0%	100.0%
By Lease Structure
Net / absolute net (1)	65.3%	94.7%	82.3%
Modified gross / base year (1)	33.1%	5.3%	17.0%
Gross (1)	1.6%	—%	0.7%
Total	100.0%	100.0%	100.0%
By Ownership Type
Ground lease	15.0%	15.3%	15.2%
Fee simple	85.0%	84.7%	84.8%
Total	100.0%	100.0%	100.0%

__________________
(1)Under net leases, tenant is generally responsible for substantially all of its share of operating expenses while the Company is responsible for some or all capital expenditures. Under absolute net leases, tenant is generally responsible for substantially all expenses. Under modified gross / base year leases, tenant’s share of operating expenses in the first year is considered the “base year” and any increase in operating expenses beyond the “base year” is generally recoverable from the tenant. Under gross leases, tenant’s share of operating expenses is presumed to be included in the rental rate.
The table below outlines our portfolio’s square footage by health system affiliation, distinguishing between on-campus and off-campus locations and affiliated versus unaffiliated properties (square feet in thousands).

	As of December 31, 2025
	Square feet	%
On-campus/adjacent	1,196	32.4%
Off-campus affiliated	1,494	40.4%
Unaffiliated	1,005	27.2%
Total	3,695	100.0%
Industry Overview and Market Opportunity
Unless otherwise indicated, all information in this section is derived from the market study prepared for us by JLL. See “Industry and Market Data” for more information.
Overview of the U.S. Healthcare Sector and Demand Drivers
Size of the Market and Annual Expenditures
The U.S. healthcare sector’s scale reflects both its economic magnitude and indispensable social role. National health expenditures are projected to reach $8.5 trillion by 2033, accounting for one‑fifth of the nation’s GDP. Healthcare spending continues to expand faster than overall GDP growth, driven by increasing longevity, chronic illness and technological advancement.
Annual Healthcare Expenditures Projected to Reach $8.5 Trillion by 2033, Accounting for 20% of U.S. GDP
________________
Source: JLL Research, Centers for Medicare & Medicaid Services, Office of the Actuary, National Health Statistics Group (Expenditures data pertains to actuals through 2024 and forecast for 2025-2033, which is the most recent data available as of March 2026)
An aging population is generating structural demand across the healthcare and senior housing sectors. The 80+ age cohort is expected to grow by more than one-third over the next decade, more rapidly than any other age group. Yet healthcare real estate supply has failed to keep pace, as new development of senior housing and OMFs is at multidecade lows, setting the stage for an extended period of favorable operating fundamentals.

The 80+ Population is Forecasted to Grow 36.6% in the Next Ten Years, Compared with Just 6% Overall Population Growth
________________
Source: JLL Research, Lightcast
Moreover, as the caregiver base shrinks and chronic health conditions rise, institutional care requirements are expected to intensify, particularly in assisted living and memory care segments. Simultaneously, seniors possess significant accumulated housing wealth, providing the means to access higher levels of care. The combined result—a rare alignment of demographic necessity, supply scarcity and accumulated wealth among seniors—positions healthcare and senior housing real estate as a compelling long‑term investment class.
Demographic Demand Drivers
Healthcare’s durability is a product of demand trends that are demographically inevitable — aging populations, prolonged life expectancy and chronic disease prevalence. The sector’s inelastic demand profile also makes it one of the economy’s most defensive industries, with government reimbursement, insurance coverage and employer‑provided plans underpinning ongoing activity across all sub‑sectors. While Medicare and Medicaid can be subject to funding cuts, political realities often provide a degree of protection for government support, which anchors service delivery, limiting volatility during broader market cycles.
80+ Population vs. Senior Housing Inventory
The 80+ age cohort is forecasted to grow 36.6% between 2025 and 2035, compared with 6% overall population growth. Total U.S. population is forecasted to increase by 19.6 million, while the 80+ segment is forecasted to expand by over 5.2 million as the leading edge of the baby boomer generation turns 80 in 2026, underscoring concentrated senior demand potential.
Although the number of seniors is expected to surge, senior housing inventory growth is not expected to keep pace. Delayed construction activity following pandemic disruptions, coupled with an elevated cost of capital and construction inflation, further limits new supply. The gap between growth rates of the 80+ cohort and senior housing stock is expected to expand sharply beyond 2030, contributing to a projected shortage of more than 2.5 million units by 2035.

80+ Population Projected to Grow at Much Faster Rate than Senior Housing Supply, Causing Shortage of over 2.5M Units by 2035
________________
Note: Adjusted demand is calculated using penetration rate (senior housing units divided by 80+ population). Projected penetration rate is based on average penetration rate from 2016-2024, then multiplied by projected 80+ population to obtain adjusted demand. The penetration rate averaged 7.7% from 2016 through 2025.
Source: JLL Research, US Census Bureau, NIC Map
Wealth Transfer and Real Estate Assets
The concentration of wealth among older households enhances affordability for private‑pay senior housing and higher‑acuity environments. It also signals a broader wealth transfer underway, where liquidity held in residential homes is expected to increasingly be redeployed into care solutions, generating durable capacity to pay for senior housing rent.
Today’s senior homeowners have significant housing wealth. A typical 65‑year‑old who bought a median‑priced home in 1990 has accumulated over $291,000 in equity from appreciation. Americans aged 70+ hold a disproportionate share of home equity, positioning them to afford higher levels of care and potentially fund senior living transitions. Since 2015, net real estate equity among the 70+ cohort has grown 178%, while senior housing rents have increased only 52%, confirming expanding affordability and asset coverage for residential care funding.

Since 2015, Net Real Estate Equity Owned by the Age 70+ Cohort Has Grown 178%, While Senior Housing Rents Have Only Grown 52%
________________
Source: JLL Research, Federal Reserve, US Census, NIC Map
Fundamentals Driving Value
Performance across the senior housing sector is underpinned by consistent rent growth, stable occupancy and limited supply risk. Following pandemic disruptions, senior housing absorption has increased for 19 consecutive quarters while assisted living and memory care segments now outperform independent living in absorption and provide nearly equivalent rent growth. Assisted living and memory care fundamentals generally outperform independent living, with higher net absorption during most quarters over the past three years. This is significant performance given the greater decline in performance for the assisted living and memory care segments following COVID. This indicates solid demand fundamentals are driving consistent demand in a supply-constrained environment.
Senior Housing Absorption Has Rebounded From COVID-related Drops with Occupancy Increasing for 19 Consecutive Quarters
________________
Source: JLL Research, NIC Map Data Services; Primary and Secondary markets – All senior housing

Assisted Living/Memory Care Absorption and Rent Growth Tend to Outperform Independent Living
________________
Source: JLL Research, NIC Map Data Services; Primary markets
Recent Developments
Credit Facilities
On December 11, 2025, the Company, as guarantor, and the Operating Partnership, as borrower, entered into the Credit Facilities with Wells Fargo Bank, National Association, as administrative agent, and certain lenders party thereto. In connection with entering into the Credit Facilities, we terminated the amended and restated loan agreement, dated as of December 20, 2019, as amended, by and among the borrower entities party thereto, Capital One, National Association and the other lenders party thereto and paid off the outstanding secured term loan thereunder. The Credit Facilities include (i) the $400 million Revolving Facility and (ii) the $150 million Term Loan and matures on December 11, 2028, which, in each case, may be extended for two one-year periods, subject to customary conditions under the Credit Agreement.
Acquisitions / Dispositions
During the year ended December 31, 2025, we completed 25 property dispositions (including a 10-building OMF portfolio, totaling approximately 488,000 square feet of GLA, for $108.4 million) for an aggregate contract sales price of approximately $202.5 million, as part of our portfolio optimization and deleveraging strategy.
In February 2026, we entered into a definitive purchase and sale agreement for the $64.0 million SHOP Acquisition. This portfolio consists of 13 senior living communities with 592 assisted living units in eight states. We are acquiring these communities under the RIDEA structure through a joint venture with Discovery Senior Living, which has been, and is expected to continue, managing these communities following the consummation of the acquisition. In addition, as part of this transaction, we will hold a right of first refusal and purchase option on an additional 13 senior living communities which currently have 485 assisted living units managed by Discovery Senior Living. The SHOP Acquisition is expected to close in the second quarter of 2026, subject to closing conditions and applicable regulatory approvals as specified in the purchase and sale agreement. We expect to own approximately 98.5% of the joint venture.
In April 2026, we entered into a definitive purchase and sale agreement to acquire a $26.5 million SHOP in Oregon with 88 assisted living units. We are acquiring this community under the RIDEA structure, and this transaction is expected to close in the second or third quarter of 2026, subject to closing conditions and applicable regulatory approvals as specified in the purchase and sale agreement.
In April 2026, we also entered into a non-binding letter of intent to sell 86 OMFs for approximately $528.2 million, including approximately $278.0 million of secured debt to be defeased or assumed by the potential purchaser, as part of our strategy to fund a growing SHOP investment pipeline and to facilitate further deleveraging. As of December 31, 2025, this approximately 2.0 million square foot portfolio had an ending occupancy of approximately 91.8% and a WALTR of 4.5 years, with approximately 63% of the portfolio located on or near hospital campuses or affiliated with hospital systems but located off hospital campuses (based on GLA), and approximately 49% of the portfolio was leased to single-tenants (based on ABR). This disposition would represent a nominal capitalization rate of approximately 7.9% (excluding approximately $10.1 million of expenses relating to historical recurring capital expenditures, tenant improvements and leasing commissions for the 12 months prior to February 28, 2026) and an economic capitalization rate of approximately 6.0% (including approximately $10.1 million of expenses relating to historical recurring capital expenditures, tenant improvements and leasing commissions for the same period), in each case, calculated by dividing Cash NOI for the portfolio for the 12 months prior to February 28, 2026 by the sales price in the non-binding letter of intent. We currently expect this disposition to close in the third quarter of 2026. This potential disposition is subject to the parties entering into a definitive purchase and sale agreement and, if agreed, will be subject to various conditions, including the completion by the potential purchaser of its due diligence and other customary closing conditions to be included in the definitive agreement. The sales price excludes transaction expenses and property operating prorations. There can be no assurance that we will complete this potential disposition on terms or timeline we anticipate, or at all.
Management and Board Changes
On November 18, 2025, we appointed Andrew T. Babin as our Chief Financial Officer and Treasurer. Mr. Babin brings nearly 20 years of experience across the REIT sector, including roles in sell-side research, investment management and corporate strategy. Mr. Babin brings significant financial, capital markets, investment and investor relations expertise to our management team. Before his role as Head of Financial Strategy and Investor Relations at Medical Properties Trust, Inc. (NYSE: MPT), he was a Senior Research Analyst at Robert W. Baird, where he covered over 20 residential and healthcare REITs, and a senior analyst at CBRE Investments.
On December 22, 2025, we appointed Ailin Park as our Chief Accounting Officer. Ms. Park adds significant technical accounting and SEC reporting expertise, gained from her prior roles as Controller at New Senior Investment Group and Director of Financial Reporting at Ventas, Inc., as well as experience gained in prior roles at Fortress and Ernst & Young.
Effective January 12, 2026, we appointed Scott W. Humphrey to our Board as an independent director and the chair of the Audit Committee. For Mr. Humphrey’s full biography, see “Management—Our Directors and Executive Officers” for more information.
Further, our Board has unanimously approved a series of corporate governance enhancements, including de-classification of our Board, with all directors standing for annual elections starting with the annual meeting of stockholders in 2026, and the termination of our stockholder rights plan, commonly referred to as a “poison pill,” on January 12, 2026.
Preliminary Estimates for the Quarter Ended March 31, 2026
Based on our preliminary estimates as of the date of this prospectus, management currently expects to report the following for the quarter ended March 31, 2026:
For our SHOP segment, on a Same Store basis:
•Average occupancy of approximately 83.8% for the quarter ended March 31, 2026, as compared to 84.6% for the quarter ended December 31, 2025 and 81.0% for the quarter ended March 31, 2025;
•RevPOR of between $6,275 and $6,325 for the quarter ended March 31, 2026, as compared to $6,107 for the quarter ended December 31, 2025 and $6,071 for the quarter ended March 31, 2025; and
•Cash NOI Margin of between 21.0% and 22.0% for the quarter ended March 31, 2026, as compared to 20.8% for the quarter ended December 31, 2025 and 19.4% for the quarter ended March 31, 2025.

For our OMF segment, on a Same Store basis:
•Ending occupancy of approximately 94.0% as of March 31, 2026, as compared to 94.0% as of December 31, 2025 and 93.5% as of March 31, 2025.
Cash NOI Margin is a non-GAAP financial measure presented as supplemental disclosure. We cannot provide estimated ranges for the quarter ended March 31, 2026 for the most directly comparable GAAP measure without unreasonable efforts because of the uncertainty around certain items that may impact such GAAP measure, including rent adjustments, accretion of market lease and other intangibles and non-cash adjustments, that are not within our control or cannot be reasonably predicted. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Net Operating Income” for additional information.
These preliminary estimates are subject to change upon completion of our financial statements for the quarter ended March 31, 2026. The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Structure of Our Company
Our charter authorizes us to issue up to 350,000,000 shares of stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share, 100,000,000 shares of Class A common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 4,608,371 shares are classified as Series A Preferred Stock and 3,466,656 shares are classified as Series B Preferred Stock. As of December 31, 2025, we had 28,426,694 shares of common stock (28,412,183 shares of common stock as of April 10, 2026), 3,845,515 shares of Series A Preferred Stock and 3,416,656 shares of Series B Preferred Stock issued and outstanding.
Listing Equity Awards
Our Board has authorized a total number of Listing Equity Awards equal to 2.25% of the aggregate number of our shares of Class A common stock offered in this offering, which represents 866,250 shares (assuming the overallotment option is not exercised), to be granted to our directors, executive officers and employees under our Equity Incentive Plan upon completion of this offering. The Listing Equity Awards are scheduled to vest ratably over four years and are subject to continuous service through the applicable vesting dates.
The Operating Partnership
Substantially all of our business is conducted through the Operating Partnership and its wholly owned subsidiaries, including the TRS. We will contribute the net proceeds received by us from this offering to the Operating Partnership in exchange for Common OP Units. Our interest in the Operating Partnership generally entitles us to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to our percentage ownership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership. We have formed a TRS that is wholly-owned by the Operating Partnership to lease our SHOPs, and the TRS and its subsidiaries have entered into management contracts with unaffiliated third-party operators to operate the facilities on its behalf. After giving effect to this offering, we would have directly or indirectly owned or controlled 99.7% of the Common OP Units, as of April 10, 2026.
Beginning on and after the date that is one year after the issuance of Common OP Units to a limited partner, such limited partner has the right to require the Operating Partnership to redeem all or part of such Common OP Units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at the option of the Operating Partnership, for shares of our common stock on such terms and subject to such conditions and restrictions as will be contained in one or more exchange rights agreements among us, the Operating Partnership and such Common OP Unitholders and as set forth in our charter and described under the section entitled “Important Provisions of Maryland Corporate Law and the Company’s Charter and Bylaws—

Restrictions on Transfer and Ownership of Stock.” See “The Operating Partnership and the Operating Partnership Agreement” for more information.
Structure Chart
The following chart sets forth information about our Company, the Operating Partnership and certain related parties upon completion of this offering. Ownership percentages below (i) assume that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised, (ii) include the Listing Equity Awards (assuming the overallotment option is not exercised) and (iii) exclude all outstanding shares of the Company’s preferred stock and preferred units. This chart is for illustrative purposes only and does not represent all legal entities affiliated with the entities depicted.

Directors, Executive Officers and Affiliates
New Public Stockholders in this Offering
Existing Public Stockholders
1.6%
56.8%
41.6%
National Healthcare Properties, Inc.
General Partner/Limited Partner
99.7%
National Healthcare Properties Operating Partnership, L.P.
0.3%
Existing Limited Partners
100%
100%
Property Owning Entities and Other Subsidiaries
ARHC TRS II, LLC
100%
SHOP Operating Entities

Class A Conversion
The terms of our Class A common stock are identical to the terms of our common stock, except that each share of our Class A common stock will automatically convert into one share of our common stock 180 days after the date of this prospectus. The automatic conversion feature of our Class A common stock is the only difference between the terms of our Class A common stock and our common stock. Additionally, prior to the Class A Conversion, the holders of Class A common stock will have exclusive voting rights on any amendment of our charter that would alter only the contract rights of the Class A common stock.
Our Class A common stock has been approved for listing, subject to official notice of issuance, on Nasdaq under the symbol “NHP.” Upon such listing, our Class A common stock will not be subject to transfer restrictions under the Securities Act unless held by our affiliates. Our common stock (then including the shares of common stock issued upon conversion of our Class A common stock) will be listed on the date that is 180 days after the date of this prospectus under the same symbol, “NHP.”
This offering will ultimately have the effect of increasing the total number of outstanding shares of our common stock. Immediately prior to this offering, we had approximately 28.4 million shares of common stock issued and outstanding. Upon completion of this offering, and assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock and including the Listing Equity Awards (assuming the overallotment option is not exercised) but excluding shares of our common stock issuable upon conversion of our OP Units, we expect to have an aggregate of approximately 67.8 million shares of our common stock (including the shares of common stock issuable upon conversion of our Class A common stock) issued and outstanding. Of this amount, approximately 38.5 million shares will be shares of common stock issued upon conversion of our Class A common stock, representing 56.8% of our total outstanding common stock (including the shares of common stock issuable upon conversion of our Class A common stock). Purchasers of shares of our Class A common stock in this offering will own 56.8% of the outstanding shares of our common stock, including our Class A common stock.
The terms of our common stock (including our Class A common stock) are described more fully under “Description of Capital Stock and Securities Offered” in this prospectus.
Distribution Policy
In order to maintain our qualification as a REIT, we are required to distribute at least 90% of our annual REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Accordingly, we intend to pay regular quarterly dividends of all or substantially all of our taxable income to holders of our common stock (including to holders of our Class A common stock) out of assets legally available for such purposes. We are not restricted from using the proceeds from equity or debt offerings to pay dividends, but we do not intend to do so. The timing and amount of any dividends we pay to holders of our common stock (including to holders of our Class A common stock) will be at the discretion of our Board and will depend upon various factors, including our earnings and financial condition, liquidity, maintenance of REIT status, applicable provisions of the MGCL, and such other factors as our Board deems relevant. See “Distribution Policy.”
Restrictions on Ownership and Transfer
We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure stockholders that this prohibition will be effective. Because we believe it is essential for us to qualify and continue to qualify as a REIT, our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding shares of our capital stock or more than 9.8% of the number or value (whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our capital stock.
Our Board, in its sole discretion, may waive this ownership limit (prospectively or retroactively) if evidence satisfactory to our Board, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT. See “Important Provisions of Maryland Corporate Law and the Company’s Charter and Bylaws—Restrictions on Transfer and Ownership of Stock.”
Tax Status
We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2013. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we make distributions each taxable year equal to at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), computed without regard to the deduction for dividends paid and excluding any net capital gain. See “Material U.S. Federal Income Tax Considerations.”
Corporate Information
National Healthcare Properties, Inc. is a Maryland corporation and was incorporated on October 16, 2012. Our principal executive offices are located at 540 Madison Ave., 27th Floor, New York, NY 10022, and our phone number is (332) 258-8770. Our website can be found at www.nhpreit.com. The information contained on or accessible through our website is not incorporated into, and does not form a part of, this prospectus.
Summary Risk Factors
Investing in our Class A common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus, which contains a detailed discussion of the material risks that you should consider before you invest in our Class A common stock. These risks include, but are not limited to, the following:
•Our property portfolio has a high concentration of properties located in certain states. Our properties may be materially and adversely affected by economic cycles, natural disasters, local oversupply and other risks inherent to those states.
•We may be unable to enter into contracts for and complete property acquisitions (especially in the SHOP segment) or dispositions on advantageous terms and our property acquisitions may not perform as we expect.
•Rising expenses could reduce cash flow.
•Inflation may have an adverse effect on our investments and results of operations.
•Net leases may not result in market rental rates over time.
•Our success is dependent on the continued contributions of certain key personnel.
•We have experienced net losses in the past and may experience additional losses in the future.
•Our real estate investments are concentrated in healthcare-related facilities, and we may be materially and adversely affected by adverse trends in the healthcare industry.
•The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us and materially and adversely affect our operators.
•Reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid, or delays in receiving these reimbursements, could materially and adversely affect the profitability of our SHOP properties and hinder our tenants’ ability to make rent payments to us.
•Required regulatory approvals can delay or prohibit transfers of our tenant and operator healthcare facilities.
•Tenants and operators of our healthcare-related assets may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may materially and adversely affect their ability to pay their rent payments or meet their other obligations to us.
•Our real estate investments are relatively illiquid, and therefore we may not be able to dispose of properties when we desire to do so or on favorable terms.
•We may be unable to secure funds for future tenant improvements or capital needs.
•If a tenant or lease guarantor declares bankruptcy or becomes insolvent, we may be unable to collect balances due under relevant leases.
•We may suffer uninsured losses relating to real property or have to pay expensive premiums for insurance coverage.
•Discovery of previously undetected environmentally hazardous conditions may materially and adversely us.
•Our level of indebtedness may increase our business risks.

•Our financing arrangements have restrictive covenants, which may limit our ability to pursue strategic alternatives and react to changes in our business and industry or pay distributions.
•The limit on the number of shares a person may own may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.
•We have opted out of certain provisions of the MGCL relating to deterring or defending hostile takeovers.
•Our business and operations could suffer if our operations experience system failures or cyber incidents or a deficiency in cybersecurity.
•There is currently no established public trading market for shares of our common stock (including our Class A common stock), and we cannot assure you that a public trading market will develop, will be maintained or will be liquid.
•The market price and trading volume of shares of our common stock (including our Class A common stock) may be volatile and decline significantly.
•Future offerings of debt securities, which would be senior to our common stock (including our Class A common stock), or equity securities, which would dilute our existing stockholders and may be senior to our common stock (including our Class A common stock), may adversely affect our stockholders.
•We may be unable to raise additional capital on favorable terms, or at all, needed to grow our business.
•We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock (including our Class A common stock).
•We cannot guarantee the payment of any dividends on our common stock (including our Class A common stock), or the timing or amount of any such dividends.
•Our failure to remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax.
•Even as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to our stockholders.
•If the Operating Partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.
•The taxation of distributions can be complex; however, distributions to stockholders that are treated as dividends for U.S. federal income tax purposes generally will be taxable as ordinary income, which may reduce our stockholders’ after-tax anticipated return from an investment in us.
•The share ownership restrictions for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

The Offering

Class A Common Stock Offered	38,500,000 (or 44,275,000 shares if the underwriters exercise their option to purchase additional shares of our Class A common stock in full)

Common Stock (including our Class A common stock) Outstanding Immediately After this Offering(1)	67,778,433 (or 73,553,433 shares if the underwriters exercise their option to purchase additional shares of our Class A common stock in full)

Total Common OP Units and Class B Units Outstanding and Held by Third Parties Prior to the Completion of this Offering	405,998 Common OP Units and 359,250 partnership units of our OP, designated as “Class B Units” (the “Class B Units”)

Proposed Nasdaq Symbol
Our Class A common stock has been approved for listing, subject to official notice of issuance, on Nasdaq under the symbol “NHP.” Our common stock (then including shares of common stock issued as a result of the Class A Conversion) will be listed on Nasdaq on the date that is 180 days after the date of this prospectus under the same symbol, “NHP.”

Class A Conversion
The terms of our Class A common stock and the terms of our common stock are identical, except that each share of our Class A common stock will automatically convert into one share of our common stock 180 days after the date of this prospectus when the common stock is listed on Nasdaq. The automatic conversion feature of our Class A common stock is the only difference between the terms of our Class A common stock and our common stock. Additionally, prior to the Class A Conversion, the holders of Class A common stock will have exclusive voting rights on any amendment of our charter that would alter only the contract rights of the Class A common stock.

Dividend Rights	Prior to the Class A Conversion, our Class A common stock and common stock will share equally in any dividends authorized by our Board and declared by us.

Voting Rights	Each share of Class A common stock and common stock will entitle its holder to one vote per share. Our Class A common stock and common stock will vote together as a single class prior to the Class A Conversion, except that the holders of Class A common stock will have exclusive voting rights on any amendment to our charter that would alter only the contract rights of the Class A common stock.

Use of Proceeds
We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $430.3 million (or approximately $495.4 million if the underwriters exercise their overallotment option in full).
We will contribute the net proceeds from this offering to the Operating Partnership in exchange for Common OP Units. We expect the Operating Partnership to use the net proceeds received from us to repay approximately $186.0 million of outstanding indebtedness under the Revolving Facility and to fund external growth with potential future property acquisitions and for other general corporate purposes. See “Use of Proceeds.”

Risk Factors
Investing in our Class A common stock involves a high degree of risk. For a discussion of factors you should consider in making an investment in our Class A common stock, see “Risk Factors” beginning on page 30, together with the other information included and incorporated by reference in this prospectus.

Restrictions on Ownership and Transfer	To help ensure our continued qualification as a REIT under the Code, our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding shares of our capital stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our capital stock.
________________
(1)The number of shares of our common stock that will be outstanding after this offering is based on 28,412,183 shares of our common stock outstanding as of April 10, 2026 (including 75,684 restricted shares of unvested common stock outstanding under our Equity Incentive Plan), 866,250 Listing Equity Awards (assuming the overallotment option is not exercised) and 38,500,000 shares of common stock issuable upon conversion of our Class A common stock, and excludes:
•81,940 shares of common stock issuable upon the vesting of performance-based restricted stock units (“PSUs”) outstanding under our Equity Incentive Plan (such number of shares assumes that we issue shares of our common stock underlying such unvested PSUs at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our Equity Incentive Plan would be less than the amount reflected above);
•802,514 shares of common stock available for future issuance under our Equity Incentive Plan after the issuance of the Listing Equity Awards. In addition, pursuant to the terms of the Equity Incentive Plan, after this offering, the number of shares available for future issuance thereunder will increase by 2,502,500 shares, which represents 6.5% of the shares issued and sold by the Company in this offering (assuming no exercise of the underwriters’ overallotment option to purchase additional shares); and
•234,026 shares of common stock that may be issued for redeeming Common OP Units (excluding Common OP Units held directly or indirectly by us) and Class B Units (the Common OP Units and Class B Units, together, the “OP Units”) (in each case giving effect to adjustments for the impact of the stock dividends through January 2024 and the Reverse Stock Split).
Unless we indicate otherwise or unless the context otherwise requires, all information in this prospectus:
•assumes no exercise of the underwriters’ overallotment option to purchase additional shares;
•gives effect to the Reverse Stock Split; and
•assumes no settlement of the PSUs described above.

Summary Consolidated Financial and Other Data
Our consolidated balance sheet data as of December 31, 2025, 2024 and 2023 and consolidated operating data for the years ended December 31, 2025, 2024 and 2023 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025. Our consolidated financial data included below and set forth elsewhere or incorporated by reference in this prospectus are not necessarily indicative of our future performance. You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties” herein and our historical consolidated financial statements and related notes incorporated by reference in this prospectus.
The following summary financial and other data is not intended to replace our historical consolidated financial statements, except that share and per share information for all periods presented has been retroactively adjusted for the effects of the quarterly dividends paid in shares of our common stock. The Company declared quarterly dividends entirely in shares of its common stock from October 2020 through January 2024. During such period, the Company issued an aggregate of approximately 5.2 million shares as stock dividends. Except for shares of restricted stock awarded under our Equity Incentive Plan, no other shares of common stock were issued during the year ended December 31, 2025, and, except for shares issued as dividends, no other additional shares of common stock were issued during the years ended December 31, 2024 or 2023. References made to weighted-average shares and per-share amounts in the below summary consolidated financial and other data have been retroactively adjusted to reflect the cumulative increase in shares outstanding resulting from the stock dividends since October 2020 and through January 2024.

(In thousands, except per share data)	As of and for the Years Ended December 31,
	2025	2024	2023
Operating Data:
Revenue from tenants	$342,279	$353,794	$345,925
Total operating expenses	(366,779)	(486,642)	(350,341)
Gain (loss) on sale of real estate investments	27,800	9,307	(322)
Operating income (loss)	3,300	(123,541)	(4,738)
Total other expenses, net	(60,824)	(66,460)	(67,339)
Loss before income taxes	(57,524)	(190,001)	(72,077)
Income tax expense	(161)	(262)	(303)
Net loss	(57,685)	(190,263)	(72,380)
Net loss attributable to non-controlling interests	64	567	82
Allocation for preferred stock	(13,446)	(13,799)	(13,799)
Net loss attributable to common stockholders	$(71,067)	$(203,495)	$(86,097)
Per Share Data:
Distributions declared in common stock	$—	$0.85	$0.85
Dividends declared on Series A Preferred Stock	$1.84	$1.84	$1.84
Dividends declared on Series B Preferred Stock	$1.78	$1.78	$1.78
Net loss per common share attributable to common stockholders – basic and diluted (1)	$(2.51)	$(7.19)	$(3.04)
Weighted-average common shares outstanding – basic and diluted (1)	28,304	28,286	28,280
Balance Sheet Data:
Total real estate investments, net	$1,518,825	$1,768,966	$1,944,711
Total assets	$1,711,772	$1,946,023	$2,145,159
Mortgage notes payable, net	$367,629	$779,160	$808,995
Fannie Mae and other secured debt	$334,739	$362,216	$361,026
Revolving credit facility	$186,000	$—	$—
Term loan, net	$148,405	$—	$—
Total liabilities	$1,107,247	$1,255,898	$1,244,576
Total equity	$604,525	$690,125	$900,583
Other Operational Data (2):
NAREIT FFO attributable to common stockholders	$18,268	$(109,156)	$(1,445)
Normalized FFO attributable to common stockholders	$23,795	$9,048	$2,582
NOI	$123,381	$132,342	$128,133
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(1)Retroactively adjusted for the effects of previous stock dividends.
(2)For definitions of these metrics, reconciliations of these metrics to the most directly comparable GAAP financial measure and a statement as to why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors, those contained in any supplement to this prospectus and all other information contained and incorporated by reference in this prospectus, as it may be supplemented, before purchasing our Class A common stock. If any of the adverse outcomes contemplated in the following risk factors were to occur, our business, financial condition, results of operations, liquidity and prospects, and our ability to service our debt and make distributions to our stockholders at a particular rate, or at all, could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us” and comparable phrases). In these circumstances the value of our common stock (including our Class A common stock) may decline, and you could lose some or all of your investment. The risks and uncertainties described below are not the only ones we face, but represent those risks and uncertainties that we believe are material to our business, financial condition, results of operations, liquidity and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.
Risks Related to our Properties and Operations
Our property portfolio has a high concentration of properties located in certain states. Our properties may be materially and adversely affected by economic cycles, natural disasters, local oversupply and other risks inherent to those states.
A total of 10% or more of our consolidated annualized rental income on a straight-line basis for the fiscal year ended December 31, 2025 was generated from each of Florida, Pennsylvania, Iowa and Georgia. Any adverse situation that disproportionately affects operations or investments in these states may have a magnified adverse effect on our portfolio. Real estate markets are subject to economic downturns, as they have been in the past, and we cannot predict how economic conditions will impact these markets, or others in which we may develop investment concentrations, in either the short or long-term. Declines in the economies, a decline in the real estate markets and local oversupply of senior housing communities and outpatient medical facilities in these states could hurt our financial performance and the value of our properties. For example, historically, Florida has been at greater risk of acts of nature such as hurricanes and tropical storms, which may have worsened as a result of climate change, and has been subject to more pronounced real estate downturns than other regions. Accordingly, we are particularly susceptible to downturns or changes in the local Florida, Georgia, Pennsylvania and Iowa economies where significant portions of our assets are located. Other factors that may negatively affect economic conditions include:
•increase in labor costs or labor shortage;
•business layoffs or downsizing;
•industry slowdowns;
•relocations of businesses;
•climate change;
•changing demographics;
•regulatory changes regarding senior housing and other healthcare real estate operations;
•infrastructure quality;
•any oversupply of, or reduced demand for, real estate;
•concessions or reduced rental rates under new leases for properties where tenants defaulted or prolonged vacancies at such properties;
•increased insurance premiums;
•state budgets and payment to providers under Medicaid or other state healthcare programs; and

•changes in reimbursement for healthcare services from commercial insurers.
We may be unable to enter into contracts for and complete property acquisitions (especially in the SHOP segment) or dispositions on advantageous terms and our property acquisitions may not perform as we expect.
We may be unable to acquire or dispose of properties on terms that are favorable to us or at the time we wish to do so, especially in connection with acquiring senior housing properties as part of our objective to increase exposure to SHOP (such as the recent SHOP Acquisition). Pursuing our investment objective exposes us to numerous risks, including:
•competition from other real estate investors with significantly greater capital resources or lower cost of capital than we have;
•we may be unable to identify or source suitable acquisition targets;
•we may acquire properties that are not accretive or dispose of properties at prices less than we originally contemplated;
•we may not successfully integrate, manage or lease the properties we acquire or find suitable operators for any SHOP in a fashion that meets our expectations, or market conditions may result in lower operating results or future vacancies and lower-than expected rental rates;
•we may be unable to assume existing debt financing or obtain property-level debt financing or raise equity required to fund acquisitions from other sources on favorable terms, or at all;
•we may need to spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;
•agreements for the acquisition of properties are typically subject to customary conditions to closing that may or may not be completed, and we may spend significant time and money on potential acquisitions that we do not consummate;
•as a REIT, our ability to sell properties that have been held for less than two years is limited, as any gain recognized on the sale or other disposition of such property could be subject to a 100% prohibited transaction tax;
•the process of acquiring or pursuing the acquisition of a new property may divert the attention of our management team from our existing business operations; and
•we may acquire properties without recourse, or with only limited recourse, for liabilities, whether known or unknown.
We may be unable to realize the anticipated synergies and other benefits of the Internalization or do so within the anticipated time frame.
After the Internalization, we became an internally-managed REIT and are responsible for hiring and maintaining our own workforce to provide the advisory and property management services previously provided by our external advisor. Because we are now internally managed, we are responsible for directly compensating our officers, employees and consultants, as well as paying overhead expenses associated with our workforce. There is no assurance that we will realize all, or any, of the anticipated cost-savings or synergies of the Internalization. We are now also subject to potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. We bear the cost of establishing and maintaining employee compensation plans. In addition, as we have limited history operating as a self-managed REIT, we may encounter unforeseen costs, expenses and difficulties associated with providing these services on a self-advised basis. Finally, with respect to our recent and ongoing strategic initiative of internalizing our property management functions, we may not be able to realize the expected financial or operational benefits.

We have not paid any distributions on our common stock in cash since 2020, and there can be no assurance we will pay distributions on our common stock (including our Class A common stock) in cash in the future.
All dividends or other distributions on our common stock (including our Class A common stock) are paid in the discretion of our Board. We have not paid cash distributions since 2020. There is also no assurance when or if we will pay dividends or other distributions in cash in the future. Our ability to make future cash distributions on our common stock (including our Class A common stock) will depend on our business, financial condition, liquidity, results of operations, FFO, Normalized FFO, EBITDA, Adjusted EBITDA, prospects, maintenance of our REIT qualification, applicable law and such other matters as our Board may deem relevant from time to time. Further, if we do not pay dividends on our Series A Preferred Stock or Series B Preferred Stock, we will not be permitted to pay any cash distributions on our common stock, any accrued and unpaid dividends payable with respect to the Series A Preferred Stock or Series B Preferred Stock become part of the liquidation preference thereof, as applicable, and, whenever dividends on the Series A Preferred Stock or Series B Preferred Stock are in arrears, whether or not authorized or declared, for six or more quarterly periods, holders of Series A Preferred Stock or Series B Preferred Stock will have the right to elect two additional directors to serve on our Board.
Our results of operations have been, and may continue to be, adversely impacted by our inability to collect rent from tenants.
On occasion, residents at certain properties in our SHOP segment and tenants at certain properties in our OMF segment have been in default under their leases to us. These defaults negatively impact our results of operations. We recorded $0.7 million, $1.5 million and $1.2 million of allowance for doubtful accounts, including straight-line rent write-offs, related to tenants in default under their leases to us during the years ended December 31, 2025, 2024 and 2023, respectively.
When dealing with defaults in our properties, we may seek to transition a property to a RIDEA structure in our SHOP segment. Any such transition will expose us to increased operating risks at the property, and no assurance can be given that any such transition will be successful in replacing the rent under the defaulted lease. Similarly, where we seek to re-tenant a property with a defaulted lease, there can be no assurance that we will be able to do so on a timely basis, or at all, and our results of operations may therefore continue to be adversely impacted by bad debt expenses related to our inability to collect rent from defaulting tenants.
Our tenants in our OMF segment or residents in our SHOP segment that experience deteriorating financial conditions have been, or may, in the future be, unwilling or unable to pay us in full or on a timely basis due to bankruptcy, lack of liquidity, lack of funding, operational failures or for other reasons. There is no assurance we will continue to collect at the current rates. Our ability to collect rents in future periods may be impacted by issues or events that cannot be determined as present and the amount of cash rent collected during 2025 may not be indicative of any future period.
We obtain only limited warranties when we purchase a property and therefore have only limited recourse if our due diligence did not identify any issues that lower the value of the property.
We have acquired and may continue to acquire properties in “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements we entered into in the past, or may enter into in the future, may contain only limited warranties, representations and indemnifications that will only survive for a limited period after closing. The purchase of properties with limited warranties increases the risk that we may lose some or all our invested capital in the property as well as the loss of rental income from that property if a situation or loss occurs after the fact for which we have limited or no remedy.
Our properties and tenants may be unable to compete successfully.
The properties we have acquired and expect to acquire may face competition from nearby hospitals, senior housing properties and outpatient medical facilities that provide comparable services. Regions where we operate may face an oversupply of such properties, leading to pricing pressure and lower occupancy rates. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our properties. Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical facilities. Additionally, the introduction of new participants competing with traditional providers in the healthcare market, such as telemedicine, telehealth and mobile health companies, is disrupting the healthcare industry. Our tenants’ failure to compete successfully with these other practices and providers, especially in regions of oversupply, could adversely affect their ability to make rental payments, which could adversely affect our rental revenues.
Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. This could adversely affect the ability of our tenants to make rental payments to us, which could have a material adverse effect on us.
We have acquired or financed, and may continue to acquire or finance, properties with lock-out provisions which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.
Lock-out provisions, such as the provisions contained in certain mortgage loans we have entered into, could materially restrict our ability to sell or otherwise dispose of or refinance properties, including by requiring a yield maintenance premium to be paid in connection with the required prepayment of principal upon a sale or disposition. See “Note 5—Mortgage Notes Payable and Other Debt” to our consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025 for additional details. Lock-out provisions may also prohibit us from reducing the outstanding indebtedness with respect to certain properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could also impair our ability to take other actions during the lock-out period that may otherwise be in the best interests of our stockholders. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control. Payment of yield maintenance premiums in connection with dispositions (including for several of our dispositions in 2024 and 2025 or other future OMF asset sales) or refinancings could materially and adversely affect us.
Rising expenses could reduce cash flow.
The properties that we own or may acquire are subject to operating risks, any or all of which may negatively affect us. If any property, whether in our SHOP or OMF segment, is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. Properties may be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, and administrative expenses. In recent years, we have experienced shortages in qualified labor and supply chain disruptions that have increased our operating costs, particularly in our SHOP segment, and significant increases in insurance premiums across our portfolio. Increases in our insurance premiums and insurance coverage erosion has, and may in the future continue to, adversely impact tenant retention, our ability to increase rent at the time of renewal and increase liability risk, particularly in our OMF segment. We may not be able to negotiate leases or renewals on a net lease basis or on a basis requiring the tenants to pay all or some of such expenses, in which event we may have to pay those costs. If we are unable to lease properties on a net lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could have a material adverse effect on us.
Inflation may have an adverse effect on our investments and results of operations.
Increases in the rate of inflation in recent years have impacted, and may continue to impact, our investments and results of operations. Inflation could erode the value of long-term leases that do not contain indexed escalation provisions, or contain fixed annual rent escalation provisions that are at rates lower than the rate of inflation, and increase expenses including those that cannot be passed through under our leases. Increased inflation could also increase our general and administrative expenses and, as a result of an increase in market interest rates in response to higher than anticipated inflation, increase our mortgage and debt interest costs, and these costs could increase at a rate higher than our rent increases. An increase in our expenses or a failure of revenues to increase at least with inflation could materially and adversely affect us.
Most of our leases with tenants in our OMF segment contain rent escalation provisions which increase the cash that is due under these leases over their respective terms. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the CPI or other measures). Leases with fixed or no escalation provisions may not keep pace with current rates of inflation, whereas leases with indexed escalations may provide more protection against inflation. As of December 31, 2025, the leases in our OMF segment had a weighted average remaining lease term of 5.6 years. Although most of our leases with tenants in our OMF segment contain rent escalation provisions, these rates have often been below the current rate of inflation in recent years.
In addition to base rent, our OMF leases generally require the single-tenant OMF lessees to pay all the property’s operating expenses and our multi-tenant OMF lessees to pay their allocable share of property operating expenses, which may include common area maintenance costs, real estate taxes and insurance. Increased operating costs paid by our tenants under these leases could have an adverse impact on our tenants if increases in their operating expenses exceed increases in their revenue, which may adversely affect our tenants’ ability to pay rent owed to us or property expenses to be paid, or reimbursed to us, by our tenants. Renewals of leases or future leases in our OMF segment may not be negotiated on a net lease basis or on a basis requiring the tenants to pay all or some of such expenses, in which event we may have to pay those costs. If we are unable to lease properties on a net lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs.
Leases with residents in our SHOP segment typically do not have rent escalations; however, we are often able to renew leases at market rates as they mature due to their short-term nature. As inflation rates increase, the cost of providing medical care at our SHOPs, particularly labor costs and insurance premiums, will continue to increase. If we are unable to admit new residents or renew resident leases at market rates, while bearing these increased costs from providing services to our residents, we may be materially and adversely affected.
Physical and regulatory risks related to catastrophic weather and other natural events and climate change could have a material adverse impact on us.
Certain of our properties are located in areas such as California and Florida that have experienced, and may continue to experience, catastrophic weather and other natural events from time to time, including hurricanes or other severe weather, flooding, fires, snow or ice storms, windstorms or earthquakes. These adverse weather and natural events could cause substantial damages, losses and additional operational expenses to our properties which could exceed our insurance coverage and have also in recent years contributed to increasing insurance premiums for our properties. In the event of a loss in excess of insured limits, we could lose our capital invested in the affected property, as well as anticipated future revenue from that property. We could also continue to be obligated to repay any mortgage indebtedness or other obligations related to the property.
To the extent that significant changes in the climate occur, we may experience extreme weather and changes in precipitation and temperature and rising sea levels, all of which may result in physical damage to or a decrease in demand for properties located in these areas or affected by these conditions. The impact of climate change may be material in nature, including destruction of our properties, or occur for lengthy periods of time.
Growing public concern about climate change has resulted in the increased focus of local, state, regional, national and international regulatory bodies on greenhouse gas (“GHG”) emissions and climate change issues. Legislation to regulate GHG emissions has periodically been introduced in the U.S. Congress, and there has been a wide-ranging policy debate, both in the United States and internationally, regarding the impact of these gases and possible means for their regulation. Federal, state or foreign legislation or regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties or to protect them from the consequence of climate change and could also result in increased compliance costs or additional operating restrictions that could adversely impact the businesses of our tenants and their ability to pay rent to us or the operations in our SHOP segment.
Covenants, conditions and restrictions may impact our ability to operate a property.
Some of our properties are subject to ground leases or are contiguous to other parcels of real property, comprising part of the same commercial center. In connection with such properties, there are significant covenants, conditions and restrictions restricting the operation of such properties, subleasing activities and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with covenants, conditions and restrictions may adversely affect our operating costs and reduce the amount of cash flow that we generate. In addition, there can be no assurance that the ground leases can be extended beyond the stated terms. As a ground lessee, we are also exposed to the risk of reversion of the property upon expiration of the ground lease term or an earlier breach of the ground lease, which could materially and adversely affect us.
We assume additional operational risks and are subject to additional regulation and liability because we depend on eligible independent contractors to manage some of our facilities.
We invest in SHOPs using the RIDEA structure which permits REITs such as us to lease certain types of healthcare facilities that we own to a TRS, provided that our TRS hires an independent qualifying management company to operate the facility. Under this structure, the independent qualifying management company, which we also refer to as an operator, receives a management fee from our TRS for operating the facility as an independent contractor. As the owner of the facility, we assume most of the operational risk because we lease our facility to our own subsidiary rather than a third-party operator. We are therefore responsible for any operating deficits incurred by the facility.
The income we generate from SHOPs is subject to a number of operational risks including fluctuations in occupancy levels and resident fee levels, increases in the cost of food, materials, energy, labor (as a result of unionization, labor shortage, inflation or otherwise) or other services, rent control regulations, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements, professional and general liability claims and the availability and cost of professional and general liability insurance. There is no assurance we will be able to mitigate these risks. Further, we rely on the personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment of our operators to set appropriate resident fees, provide accurate property-level financial results for our properties in a timely manner and to otherwise operate our SHOPs in compliance with the terms of our management agreements and all applicable laws and regulations. We also depend on our operators to attract and retain skilled management personnel who are responsible for the day-to-day operations of our SHOPs. A shortage of nurses and other trained personnel and general inflationary pressures in recent years have forced many operators to enhance pay and benefit packages to compete effectively for personnel, but in many instances, they have not been able to offset these increased costs by increasing the rates charged to residents. The impact on staffing has resulted in increased turnover among staff and greater reliance on staffing agencies, which could have the effect of increased insurance premiums. Further, recently proposed changes in immigration policies could result in hiring and retention challenges if the immigration policies negatively impact the pool of available workers. Any additional increase in labor costs and other property operating expenses, any failure to attract and retain qualified personnel, or significant changes in the operator’s senior management or equity ownership could adversely affect the income we receive from our SHOPs.
Furthermore, three operators currently manage substantially all of our SHOPs. Because we have a limited number of operators managing our communities, operational or financial distress at even one significant operator could have a material adverse effect on us. Identifying and securing new or replacement operators can be time consuming and costly and there can be no assurance that the new operators will perform as we expect, which could have a material adverse effect on us.
The tenant of our SHOPs (i.e., our TRS) is generally required to be holders of the applicable healthcare licenses for the healthcare services provided by the operators. Any delay in obtaining the license, or failure to obtain one at all, could result in a delay or an inability to collect a significant portion of our revenue from the impacted property.

Furthermore, this licensing requirement subjects us (through our ownership interest in our TRS) to various regulatory laws, including those described herein. Most states regulate and inspect healthcare facility operations, patient care, construction and the safety of the physical environment. If one or more of our healthcare real estate facilities fails to comply with applicable laws, our TRS, if it holds the healthcare license and is the entity enrolled in government healthcare programs, would be subject to penalties including loss or suspension of license, certification or accreditation, exclusion from government healthcare programs such as Medicare or Medicaid, administrative sanctions, civil monetary penalties, and in certain instances, criminal penalties. Additionally, when we receive individually identifiable health information relating to residents of our healthcare facilities, we may be subject to federal and state data privacy and confidentiality laws and rules, and could be subject to liability in the event of an audit, complaint or data breach. Furthermore, to the extent our TRS holds the healthcare license, it could have exposure to professional liability claims arising out of an alleged breach of the applicable standard of care rules.
Joint venture investments could be materially and adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of co-venturers and disputes between us and our co-venturers.
We have made investments in certain assets through joint ventures and may continue to enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) in the future. In such event, we may not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their required capital contributions. Co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. These investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over the joint venture. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers or directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.
Net leases may not result in market rental rates over time.
Some of our rental income is generated by properties leased to tenants under net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in market rental rates during those years. Moreover, inflation could erode the value of long-term leases that do not contain inflation-indexed escalation provisions.
We may be unable to renew leases or re-lease space as leases expire.
We may be unable to renew expiring leases on terms and conditions that are as, or more, favorable as the terms and conditions of the expiring leases. In addition, vacancies may occur at one or more of our properties due to a default by a tenant on its lease or expiration of a lease. Vacancies may reduce the value of a property as a result of reduced cash flow generated by the property. Healthcare facilities in general and OMFs in particular tend to be specifically suited for the particular needs of their tenants and we may not be able to locate suitable replacement tenants to lease the property for their specialized uses. Alternatively, major renovations and expenditures may be required to adapt the properties for other uses in order for us to re-lease vacant space, or we may be required to decrease the rent we intend to charge or provide other concessions in order to lease the property to another tenant, which could have a material adverse effect on us.
Our properties have been and may continue to be subject to impairment charges.
We periodically evaluate our real estate investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of, or default under, a lease by a major tenant may lead to an impairment charge. If we determine that an impairment has occurred, we are required to make a downward adjustment to the net carrying value of the property. Impairment charges also indicate a potential permanent adverse change in the fundamental operating characteristics of the impaired property. There is no assurance that these adverse changes will be reversed in the future and the decline in the impaired property’s value could be permanent. We have incurred impairment charges, which have an immediate direct impact on our net loss for GAAP purposes, including $44.9 million, $24.9 million and $4.7 million during the years ended December 31, 2025, 2024 and 2023, respectively. There can be no assurance that we will not take additional charges in the future, and any future impairment could materially and adversely affect us.
Our success is dependent on the continued contributions of certain key personnel.
Our success depends on the continued contributions of our key executives, particularly Michael Anderson, our Chief Executive Officer and President, and Andrew T. Babin, our Chief Financial Officer, who have extensive market knowledge and relationships and exercise substantial influence over our operational and financing activities. If we lose their services, such relationships could diminish or be adversely affected. Our employment agreements with Messrs. Anderson and Babin do not guarantee their continued employment with us. In addition, our employment agreement with Mr. Anderson authorizes Mr. Anderson to continue his existing relationships and business interests to the extent such activities do not materially interfere with the performance of his duties and responsibilities to the Company. Many of our other senior executives, including our dedicated SHOP team, also have extensive experience and strong reputations in the real estate industry, particularly in the healthcare real estate or senior living sector. Many of these individuals have developed specialized knowledge and skills in the healthcare real estate or senior living sector. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could materially and adversely affect us.
If there are deficiencies in our disclosure controls and procedures or internal control over financial reporting, we could be materially and adversely affected.
Our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. There can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies in our internal controls over financial reporting that may occur in the future could result in misstatements of our results of operations, restatements of our financial statements or otherwise materially and adversely affect us.
We are currently required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, and we will be required to have our independent registered public accounting firm attest to the same, as required by Section 404 of the Sarbanes-Oxley Act of 2002. To date, the audit of our consolidated financial statements by our independent registered public accounting firm has included a consideration of internal control over financial reporting as a basis of designing their audit procedures, but not for the purpose of expressing an opinion (as will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002) on the effectiveness of our internal control over financial reporting. If a material weakness or significant deficiency was to be identified in the effectiveness of our internal control over financial reporting, we may also identify deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we or our independent registered public accounting firm discover control issues, we will make efforts to improve our internal control over financial reporting and disclosure controls. However, there is no assurance that we will be successful.
We have experienced net losses in the past and may experience additional losses in the future.
We have experienced net losses (calculated in accordance with GAAP) in recent years and we may not be profitable or realize growth in our business. Many of our losses can be attributed to property operating and maintenance costs, impairment charges, general and administrative expenses and depreciation and amortization. For a further discussion of the factors affecting our net losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes incorporated by reference in this prospectus.

We are subject to risks associated with public health crises, such as pandemics and epidemics, which may have a material adverse effect on our business.
We are subject to risks associated with public health crises, such as pandemics and epidemics. The scope and duration of any future public health crisis, the pace at which government restrictions are imposed and lifted, the scope of additional actions taken to mitigate the spread of disease, global vaccination and booster rates, the speed and extent to which global markets fully recover from the disruptions caused by such a public health crisis, and the impact of these factors on our business, financial condition and results of operations and liquidity, will depend on future developments that are highly uncertain and cannot be predicted with confidence.
The extent to which a public health emergency, such as a pandemic or other infectious disease outbreak, could impact us in the future depends on future developments that are highly uncertain and cannot be accurately predicted. The impacts of any future public health emergencies on our results of operations may include: decreased demand for the services of our tenants and operators; lower occupancy in our properties, especially SHOPs; lower volumes of services provided by our tenants and operators; interruptions in the provision of services by our tenants and operators; increased costs necessary to comply with federal, state and local mandates and other regulations associated with any public health emergency; civil monetary penalties from the Centers of Medicare and Medicaid Services (“CMS”) if we are unable to comply with regulatory requirements; and a reduction in our liquidity position and cash flow, which may limit our ability to service our indebtedness and our future ability to incur additional indebtedness or financing or pay dividends. All of these possibilities could have a material adverse effect on us.
Negative publicity relating to the reputation and safety of our properties may adversely impact our brand and occupancy levels.
It is important that our properties maintain good reputations and are able to attract and retain residents and tenants. Negative publicity regarding our properties’ or of our operators’ or tenants’ reputations, including issues related to the safety and care of residents or patients or poor emergency preparedness, could limit our ability to attract new tenants, retain existing tenants and could reduce the demand for our properties. The loss of tenants or our inability to attract and retain creditworthy tenants in the future as a result of negative publicity could materially and adversely affect us.
We depend on a complex ecosystem of third-parties to support our business, which may increase execution risk and could materially and adversely affect us.
The success of our business largely depends on the ability of our operators and tenants to provide high-quality healthcare services. Our reliance on the success of our operators’ and tenants’ businesses, including their staffing and hospitality practices, introduces additional complexity to our business model in comparison to traditional real estate and creates heightened exposure to day-to-day execution risk, cost overruns and service disruptions. Decreased labor efficiency or poor service delivery by our operators or tenants could have a material adverse effect on us.
Risks Related to Investments in Real Estate
Our real estate investments are relatively illiquid, and therefore we may not be able to dispose of properties when we desire to do so or on favorable terms.
Investments in real properties are relatively illiquid. We may not be able to quickly alter our portfolio or generate capital by selling properties. The real estate market is affected by many factors, such as general economic conditions, the availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. If we need or desire to sell a property or properties, we cannot predict whether we will be able to do so at a price or on the terms and conditions acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Further, we may be required to invest monies to correct defects or to make improvements before a property can be sold. We can make no assurance that we will have funds available to correct these defects or to make these improvements. Moreover, in acquiring a property or incurring debt secured by a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These types of provisions restrict our ability to sell a property.
In addition, applicable provisions of the Code impose restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. Thus, we may be unable to realize our investment objectives by selling or otherwise disposing of a property, or refinancing debt secured by the property, at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.
We may be unable to secure funds for future tenant improvements or capital needs.
If a tenant does not renew its lease or otherwise vacates its space, we will likely be required to expend substantial funds to improve and refurbish the vacated space. In addition, we are typically responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops, even if our leases with tenants may require tenants to pay routine property maintenance costs, and the impact of such costs on our results of operations may be exacerbated during inflationary periods, such as that experienced in recent years. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, property sales or future equity offerings to fund these capital requirements. These sources of funding may not be available on attractive terms or at all, including, as a result of rising interest rates. Failure to procure additional funding for improvements would adversely impact the value of the applicable property or our ability to lease the applicable property on favorable terms, if at all.
We compete with third parties in acquiring properties and other investments and attracting creditworthy tenants.
We compete with many other entities engaged in real estate investment activities, including individuals, corporations, private investment funds, bank and insurance company investment accounts, other REITs, real estate limited partnerships and other entities engaged in real estate investment activities, many of which have greater resources than we do. These entities may have significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Increased demand for assets will likely increase acquisition prices.
We also compete with other comparable properties for tenants, which impacts our ability to rent space and the amount of rent charged. We could be materially and adversely affected if additional competitive properties are built in locations near our properties, causing a local oversupply of comparable properties and increased competition for creditworthy tenants. This could result in decreased cash flow from our properties and may require us to make capital improvements to properties that we would not have otherwise made, further impacting property cash flows.
Our methodology used to measure the credit quality of our tenants, and used in the selection, acquisition, expansion or development of our properties, may not be accurate and may materially and adversely affect us.
To assist in our determination of a tenant’s credit quality, we evaluate a variety of metrics, including a lease’s property-level rent coverage ratio. Our calculations of such metrics are unaudited and are based on financial information provided to us by our tenants without independent verification on our part, and we assume the appropriateness of estimates and judgments that were made by the party preparing the financial information. Our review of such metrics may not adequately assess the risk of an investment, and if our calculations are not accurate, we may be unaware that we have tenants that may be unable to make payments under their leases. If our assessment of credit quality proves to be inaccurate, we may be subject to defaults, and investors may view our cash flows as less stable.
In deciding whether to acquire, expand or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected construction costs, lease up velocity, occupancy, rental rates, operating expenses, capital costs and future competition. If our financial projections and methodologies used with respect to a new property are inaccurate, the property may fail to perform as we expected in analyzing our investment.

If a tenant or lease guarantor declares bankruptcy or becomes insolvent, we may be unable to collect balances due under relevant leases.
We have previously had tenants file for bankruptcy and seek the protections afforded under Title 11 of the United States Code. There is no assurance we will not experience this in the future. A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. A bankruptcy filing by one of our tenants or any guarantor of a tenant’s lease obligations would result in a stay of all efforts by us to collect pre-bankruptcy debts from such entity or its assets, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would generally be required to be paid currently. If a lease is assumed by the tenant, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would likely only have a general unsecured claim for damages (other than any security deposit we have). If a lease is rejected, it is unlikely we would receive material recovery on account of this claim, because (i) the claim would be payable only from available assets of the bankrupt entity on a pro rata basis with other unsecured claims, and (ii) the bankruptcy code caps rent claims at the amount of rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid as of the date of the bankruptcy filing.
Accordingly, a tenant or lease guarantor bankruptcy could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for dividends and other distributions to our stockholders. In the event of a bankruptcy, there is no assurance that the debtor in possession or the bankruptcy trustee will assume the lease.
We may be materially and adversely affected by potential development and construction delays and resultant increased costs and risks.
We have acquired and developed, and may in the future acquire and develop, properties upon which we will construct improvements. In connection with our development activities, we are subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities or community groups and our builder or partner’s ability to build in conformity with plans, specifications, budgeted costs and timetables. Performance also may be affected or delayed by conditions beyond our control. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. If a builder or development partner fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance, but there can be no assurance any legal action would be successful. These and other factors can result in increased costs of a project, delays with our projects or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed or redeveloped projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.
We may suffer uninsured losses relating to real property or have to pay expensive premiums for insurance coverage.
Our general liability, property and umbrella liability insurance coverage on all our properties may not be adequate to insure against liability claims and provide for the costs of defense. Similarly, we may not have adequate coverage against the risk of direct physical damage or to reimburse us on a replacement cost basis for costs incurred to repair or rebuild a damaged or destroyed property. Moreover, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with such catastrophic events could sharply increase the premiums we pay for coverage against property and casualty claims.
Changes in the cost or availability of insurance could also expose us to uninsured casualty losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in less cash flow.
Discovery of previously undetected environmentally hazardous conditions may materially and adversely affect us.
We are subject to various federal, state and local laws and regulations that (i) regulate certain activities and operations that may have environmental or health and safety effects, such as the management, generation, release or disposal of regulated materials, substances or wastes, (ii) impose liability for the costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances and (iii) regulate workplace safety. Compliance with these laws and regulations could increase our operational costs. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could materially and adversely affect us.
Under various federal, state and local environmental laws (including those of foreign jurisdictions), a current or previous owner or operator of currently or formerly owned, leased or operated real property may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. The costs of removing or remediating could be substantial. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. In addition, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property or development project. Accordingly, we may incur significant costs to defend against claims of liability, to comply with environmental regulatory requirements, to remediate any contaminated property or to pay personal injury claims.
Moreover, environmental laws also may impose liens on property or other restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from operating such properties. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations or the discovery of currently unknown conditions or non-compliances may impose material liability under environmental laws.
A sale-leaseback transaction may be recharacterized in a tenant’s bankruptcy proceeding.
We may enter into sale-leaseback transactions, where we purchase a property and then lease the same property back to the seller, who becomes our tenant as part of the transaction. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be recharacterized as either a financing or a joint venture, and either type of recharacterization could materially and adversely affect us. If the sale-leaseback were recharacterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If this plan were confirmed by the bankruptcy court, we would be bound by the new terms. If the sale-leaseback were recharacterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could have a material adverse effect on us.

If we sell properties by providing financing to purchasers, defaults by the purchasers could materially and adversely affect us.
In some instances, we may sell our properties by providing financing to purchasers. If we do so, we will bear the risk that the purchaser may default on its debt, requiring us to seek remedies, a process which may be time-consuming and costly. Further, the borrower may have defenses that could limit or eliminate our remedies. In addition, even in the absence of a purchaser default, the proceeds from the sale will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.
Artificial intelligence presents risks and challenges that may impact our business, including by posing security risks to our confidential information, proprietary information and personal data.
The development and use of artificial intelligence, combined with an uncertain regulatory environment, may result in reputational harm, liability or other adverse consequences to our business operations. As with many technological innovations, artificial intelligence presents risks and challenges that could impact our business. Our vendors may incorporate generative artificial intelligence tools into their services and deliverables without disclosing this use to us, and the providers of these generative artificial intelligence tools may not meet existing or rapidly evolving regulatory or industry standards with respect to privacy and data protection and may inhibit our or our vendors’ ability to maintain an adequate level of service and experience. If we, our vendors or our third-party partners experience an actual or perceived breach or a privacy or security incident because of the use of generative artificial intelligence, we may lose valuable intellectual property and confidential information, and our reputation and the public perception of the effectiveness of our security measures could be harmed. Further, bad actors around the world use increasingly sophisticated methods, including the use of artificial intelligence, to engage in illegal activities involving the theft and misuse of personal information, confidential information and intellectual property. Any of these outcomes could damage our reputation, result in the loss of valuable property and information and materially and adversely affect us.
Risks Related to the Healthcare Industry
Our real estate investments are concentrated in healthcare-related facilities, and we may be materially and adversely affected by adverse trends in the healthcare industry.
We own and seek to grow a diversified portfolio of healthcare-related assets including SHOPs, OMFs and other healthcare-related facilities. We are subject to risks inherent in concentrating investments in real estate and, in particular, healthcare-related assets. A downturn in the commercial real estate industry generally could significantly adversely affect the value of our properties. A downturn in the healthcare industry could particularly negatively affect our lessees’ ability to make lease payments to us and our operators’ ability to profitably operate our SHOPs. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or if our portfolio did not include a concentration in healthcare-related assets.
Furthermore, the healthcare industry currently is experiencing:
•rapid regulatory changes and uncertainty;
•changes in the demand for and methods of delivering healthcare services;
•changes in third-party reimbursement policies;
•significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;
•expansion of insurance providers into patient care;
•continuing pressure by private and governmental payors to reduce payments to providers of services; and

•increased scrutiny of billing, referral and other practices by federal and state authorities.
These factors may materially and adversely affect the economic performance of some or all of our tenants and, in turn, us.
The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us and materially and adversely affect our operators.
The healthcare industry is heavily regulated by federal, state and local governmental bodies. Our tenants and operators generally are subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, relationships with physicians and other referral sources and the privacy and security of patient health information. Changes in these laws and regulations could negatively affect the ability of our tenants to make lease payments to us or our operators’ ability to profitably operate our SHOPs. Such potential changes include changes in state and federal law and regulations that aim to curtail the role of private equity and REIT ownership of assisted living facilities and skilled nursing facilities and proposals to enact legislation or adopt regulations to give the federal government regulatory oversight over assisted living facilities (which are currently regulated at the state level).
In some states, healthcare facilities are subject to various state CON laws requiring governmental approval prior to the development or expansion of healthcare facilities and services. The approval process in these states generally requires a facility to demonstrate the need for additional or expanded healthcare facilities or services. CONs, where applicable, can also be conditions to regulatory approval of changes in ownership or control of licensed facilities, addition of beds, investment in major capital equipment, introduction of new services, termination of services previously approved through the CON process and other control or operational changes. Many of our medical facilities and their tenants and operators may require a license or CON to operate. Failure to obtain a license or CON, or loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant or operator and may restrict a tenant’s or operator’s ability to expand properties and grow the tenant’s or operator’s business in certain circumstances, which could have an adverse effect on the operator’s or tenant’s revenues, and in turn, negatively impact their ability to make rental payments under, and otherwise comply with the terms of their leases or other agreements with us. State CON laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state CON laws on our improvement of medical facilities or the operations of our tenants and operators. In addition, state CON laws often materially impact the ability of competitors to enter into the marketplace of our facilities. The repeal of CON laws could allow competitors to freely operate in previously closed markets. This could negatively affect the ability of our tenants and operators to make rental payments to us or operate our facilities profitably. In limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require new CON authorization to re-institute operations.
Furthermore, uncertainty surrounding future healthcare legislation and regulation may adversely affect our tenants and operators. As the primary vehicle for comprehensive healthcare reform in the United States, the Patient Protection and Affordable Care Act (the “ACA”) was designed to reduce the number of individuals in the United States without health insurance and change the ways in which healthcare is organized, delivered and reimbursed. The ACA has faced ongoing legal challenges, including litigation seeking to invalidate some or all of the law or the manner in which it has been interpreted. The legal challenges and legislative initiatives to roll back the ACA may continue. There is no assurance that future litigation or legislative initiatives will not attempt to do so. The regulatory uncertainty and the potential impact on our tenants and operators could have a material adverse effect on their ability to satisfy their contractual obligations to us. Further, we are unable to predict the scope of future federal, state and local regulations and legislation, including Medicare and Medicaid statutes and regulations or judicial decisions, or the intensity of enforcement efforts with respect to such regulations and legislation, and any changes in the regulatory or judicial framework may have a material adverse effect on our tenants.
The repeal of the individual mandate penalty included in the Tax Cuts and Jobs Act of 2017, recent actions to increase the availability of insurance policies that do not include ACA minimum benefit standards, and recent legislation establishing Medicaid work and citizenship requirements in the One Big Beautiful Bill Act of 2025

(“OBBBA”) may impact the market. In particular, the OBBBA may significantly reduce the number of patients covered by Medicaid in such states and potentially result in more patients without insurance coverage, which could lead to more instances of uncompensated care. Accordingly, current and future payments under federal and state healthcare programs may not be sufficient to sustain a facility’s operations, which could materially and adversely affect a tenant’s ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of, the facility’s lease and other agreements with us.
The ACA also expanded reporting requirements and responsibilities related to facility ownership and management, patient safety and care quality. Additionally, CMS promulgated regulations imposing certain staffing standards for long-term care facilities, which the OBBBA delayed from implementation until 2034. In the ordinary course of their businesses, our tenants and operators may be regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. If they do not comply with these additional requirements and responsibilities, the ability of our tenants to participate in federal health programs may be materially and adversely affected. Moreover, there may be other comprehensive healthcare reform legislation, which, depending on how they are implemented, could materially and adversely affect our tenants and operators.
The ACA also requires the reporting and return of overpayments. Healthcare providers that fail to report and return an overpayment could face potential liability under the False Claims Act (“FCA”) and the Civil Monetary Penalties Law (“CMPL”), as well as exclusion from federal healthcare programs. Accordingly, if our tenants fail to comply with the ACA’s requirements, they may be subject to significant monetary penalties and excluded from participation in Medicare and Medicaid, which could materially and adversely affect their ability to pay rent and satisfy other financial obligations to us.
Reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid, or delays in receiving these reimbursements, could materially and adversely affect the profitability of our SHOP properties and hinder our tenants’ ability to make rent payments to us.
Sources of revenue for our tenants and operators may include private pay, insurance carrier payments, health maintenance organizations and Medicare and Medicaid reimbursement, among others. Efforts by some of these payors to reduce healthcare costs have intensified in recent years and will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants and operators. The Medicare and Medicaid programs have adopted a variety of initiatives which have been incorporated and expanded by private insurance carriers, including health maintenance organizations and other health plans, to extract greater discounts and impose more stringent cost controls upon healthcare provider operations. Examples include, but are not limited to, changes in reimbursement rates and methodologies, such as bundled payments, capitation payments and discounted fee structures. As a result, to the extent they receive payments from the Medicare and Medicaid programs, our tenants and operators may face significant limits on reimbursement rates and fees. These changes could impact the ability of our tenants to pay rent or our operator’s ability to meet their obligations to us. In addition, tenants and operators in certain states have experienced delays in receiving reimbursements, which have materially and adversely affected their ability to make rent payments to us. Further, failure of any of our tenants or operators to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.
The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. Changes in coverage policies may also reduce the amount of reimbursement healthcare providers receive for certain services. For example, the OBBBA imposed Medicaid coverage limitations that could significantly reduce the number of patients covered by Medicaid in such states and potentially increase instances of uncompensated care. Coverage expansions may be further scaled back or eliminated in the future due to ongoing legal challenges and additional legislation. We cannot ensure that of our tenants or operators who currently depend on governmental or private payer reimbursement will be adequately reimbursed for the services they provide.
Any slowdown in the United States economy, or shutdown of the United States federal government, such as the recent shutdown during the fourth quarter of 2025, can negatively affect state budgets, thereby putting pressure on states to decrease spending on state programs including Medicaid. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in state Medicaid programs due to unemployment and declines in family incomes. Historically, some states have attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. Potential reductions to Medicaid program spending in response to state budgetary pressures could materially and adversely affect the ability of our tenants and operators to successfully operate their businesses.
Our tenants and operators may continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, and general industry trends that include pressures to control healthcare costs. In addition, some of our tenants and operators may be subject to value-based purchasing programs, which base reimbursement on the quality and efficiency of care provided by facilities and require the public reporting of quality data and preventable adverse events to receive full reimbursement. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement to managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. For example, the Medicare Access and CHIP Reauthorization Act of 2015 (“MACRA”) modified certain Medicare payments to eligible clinicians, representing a fundamental change to physician reimbursement. These changes, as well as similar changes in the future, could have a material adverse effect on the financial condition of some or all of our tenants in our properties. The financial impact on our tenants could restrict their ability to make rent payments to us.
Required regulatory approvals can delay or prohibit transfers of our healthcare facilities.
Transfers of healthcare facilities to successor tenants and/or operators are typically subject to regulatory approvals or ratifications, including, but not limited to, change of ownership approvals, zoning approvals and Medicare and Medicaid provider arrangements. These types of regulatory approvals or ratifications are often not required, or enjoy reduced requirements, in connection with transfers of other types of commercial operations and other types of real estate. The replacement of any tenant and/or operator could be delayed by the regulatory approval process of any federal, state or local government agency necessary for the transfer of the facility or the replacement of the tenant or, if applicable, operator, licensed to operate the facility. These regulatory approval processes may take weeks to several months to complete, during which time the affected properties may experience performance declines, including reduced occupancy, slower move-ins and operational disruptions. If we are unable to find a suitable replacement tenant or operator upon favorable terms, or at all, we may take possession of a facility, which could expose us to successor liability, require us to indemnify subsequent entities to whom we transfer the operating rights and licenses, or require us to spend substantial time and funds to preserve the value of the property and adapt the facility to other use. Furthermore, transitioning to a new tenant and/or operator could cause disruptions at the operations of the property, particularly if there is a delay in the new tenant or operator obtaining its ability to receive reimbursement from third-party payors.
Regulatory authorities at both the federal and state levels are placing heightened scrutiny on healthcare-related transactions for their effects on healthcare costs, patient access and care quality. This increased oversight may result in prolonged approval processes, expanded reporting requirements, mandatory impact assessments and public comment periods or hearings. These regulatory requirements could increase the expense and extend the timeline for completing transactions and, in certain circumstances, affecting the feasibility of pursuing or completing such transactions.
A reduction in Medicare payment rates may have a material adverse effect on the Medicare reimbursements received by our tenants and operators.
Several government initiatives have resulted in reductions in funding of the Medicare and Medicaid programs and additional changes in reimbursement regulations by the CMS, contributing to pressure to contain healthcare costs and additional operational requirements, which may impact the ability of our tenants to make rent payments to us and our operators to satisfy their obligations to us. The Medicare and Medicaid programs have adopted a variety of initiatives which have been incorporated and expanded by private insurance carriers, including health maintenance organizations and other health plans, to extract greater discounts and impose more stringent cost controls upon healthcare provider operations. As a result, our tenants and operators may face reductions in reimbursement rates and fees. A delay in receiving reimbursements could materially and adversely affect a tenant’s ability to make rent payments to us. Similar delays, or reductions in reimbursements, may continue to impose financial and operational challenges for our tenants and operators, which may affect their ability to make contractual payments to us.
There have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for, and availability of, healthcare services. We may own and acquire skilled nursing facility assets that rely on revenue from Medicaid or Medicaid. Our one facility with skilled nursing beds has, and may continue to experience, limited increases or reductions in Medicare payments and aspects of certain of these government initiatives, such as further reductions in funding of the Medicare and Medicaid programs, additional changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, and additional operational requirements may materially and adversely affect their ability to make rental payments. For example, CMS is focused on reducing what it considers to be payment errors by identifying, reporting and implementing actions to reduce payment error vulnerabilities.
In addition, CMS has enhanced its efforts in recent years to transition Medicare from traditional fee for service reimbursement models to a capitated system, where medical providers are given a set fee per patient regardless of treatment required, and value-based and bundled payment approaches, where the government pays a set amount for each beneficiary for a defined period of time, based on that person’s underlying medical needs, rather than based on the actual services provided. Providers and facilities are increasing responsible for caring for, and being financially responsible for, certain populations of patients under the population health models. This shift in patient management paradigm is creating and will continue to create unprecedented challenges for providers and impact their ability to pay rent to us.
Certain of our facilities may be subject to pre- and post-payment reviews and audits by governmental authorities, which could result in recoupments, denials or delay of payments and could materially and adversely affect the profitability of our tenants and operators.
Certain of our facilities may be subject to periodic pre- and post-payment reviews and audits by governmental authorities. If the review or audit shows a facility is not in compliance with federal and state requirements, previous payments to the facility may be recouped and future payments may be denied or delayed. Recoupments, denials or delay of payments could materially and adversely affect the profitability of our tenants and hinder their ability to make rent payments to us and the ability of our operators to satisfy their ongoing contractual obligations, and we could be materially and adversely affected.
We may incur costs associated with complying with the Americans with Disabilities Act, fire and safety and other regulations.
Our properties must also comply with the Americans with Disabilities Act of 1990 (the “Disabilities Act”). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. A determination that a property does not comply with the Disabilities Act could result in liability for both governmental fines and damages. If we are required to make unanticipated major modifications to any of our properties to comply with the Disabilities Act that are determined not to be the responsibility of our tenants, we could incur unanticipated expenses that could have a material adverse effect on us.
In addition, we are required to operate our communities in compliance with fire and safety regulations, building codes and other land use regulations. New and revised regulations and codes may be adopted by governmental agencies and bodies and become applicable to our properties. Compliance could require substantial capital expenditures, both for significant upgrades and for resident relocations that may be necessary depending on the scope and duration of upgrades, and may restrict our ability to renovate our properties. These expenditures and restrictions could have a material adverse effect on us. Notwithstanding our safety protocols, we may experience damage to our facilities or injury to our residents as a result of human error or the failure of residents or staff to follow such protocols, which could have a material adverse effect on us.
Events that materially and adversely affect the ability of seniors and their families to afford daily resident fees at our SHOPs could cause our occupancy rates and resident fee revenues to decline.
Assisted and independent living services generally are not reimbursable under Medicare and our SHOP facilities have limited participation in Medicaid. Most of the resident fee revenues generated by our SHOPs, therefore, are derived from private pay sources consisting of the income or assets of residents or their family members. The rates for these residents are set by the facilities based on local market conditions and operating costs. In light of the significant expense associated with building new properties and staffing and other costs of providing services, typically only seniors with income or assets that meet or exceed the comparable region median can afford the daily resident and care fees at our SHOPs. A weak economy, depressed housing market or changes in demographics could adversely affect their continued ability to do so. If the operators of our SHOPs are unable to attract and retain seniors that have sufficient income, assets or other resources to pay the fees associated with assisted and independent living services, the occupancy rates, resident fee revenues and results of operations of our SHOPs could decline.
Termination of SHOP leases by residents pursuant to state law mandated contractual provisions could have a material adverse effect on us.
State regulations generally require assisted living communities to have a written lease agreement with each resident that permits the resident to terminate his or her lease for any reason on reasonable notice, unlike typical apartment lease agreements that have initial terms of one year or longer. Due to these lease termination rights and the advanced age of the residents, the resident turnover rate in our SHOPs may be difficult to predict. A large number of resident lease agreements may terminate at or around the same time, and the affected units may remain unoccupied, which could have a material adverse effect on us.
Some tenants and operators of our healthcare-related assets must comply with fraud and abuse laws, the violation of which may jeopardize their ability to meet their obligations to us.
There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from, or are in a position to make referrals in connection with, government-sponsored healthcare programs, including the Medicare and Medicaid programs.
Our lease arrangements with certain tenants and our management agreements with certain operators may also be subject to these fraud and abuse laws. These laws include: (i) the Federal Anti-Kickback Statute, which prohibits, among other things, the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any item or service reimbursed by federal healthcare programs, such as Medicare or Medicaid; (ii) the Federal Physician Self-Referral Prohibition (commonly referred to as the “Stark Law”), which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship; (iii) the FCA, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including claims paid by federal healthcare programs, and which can result in treble damages; and (iv) the CMPL, which authorizes the U.S. Department of Health and Human Services to impose monetary penalties for certain fraudulent acts. Additionally, some states may have laws similar to the Federal Anti-Kickback Statute and the Stark Law expanding their respective prohibitions to private insurance.
Each of these laws includes substantial criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of federal healthcare payments or exclusion from federal healthcare programs. Certain laws, such as the FCA, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, certain states in which our facilities are located also have similar fraud and abuse laws. Federal and state adoption and enforcement of such laws increase the regulatory burden and costs, and potential liability, of healthcare providers. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants or operators could jeopardize that tenant’s or operator’s business, reputation and ability to operate or to make rent payments or meet its other obligations to us, which could have a material adverse effect on us.
Tenants and operators of our healthcare-related assets may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may materially and adversely affect their ability to pay their rent payments or meet their other obligations to us.
Our tenants and operators of our healthcare-related assets from time to time become subject to claims that their services have resulted in patient injury or other adverse effects. The insurance coverage maintained by these tenants and operators may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims or litigation may not, in certain cases, be available to these tenants and operators due to state law prohibitions or limitations of availability. As a result, these types of tenants and operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. Recently, there has been an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare and Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance may not be available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on a tenant’s or operator’s financial condition. If a tenant or operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant or operator is required to pay uninsured punitive damages, or if a tenant or operator is subject to an uninsurable government enforcement action, the tenant could be exposed to substantial additional liabilities, which may materially and adversely affect the tenant’s or operator’s business, operations and the tenant’s ability to pay rent to us, which could have a material adverse effect on us.
We may experience material adverse effects as a result of potential financial and operational challenges faced by the tenants and operators of any senior housing facilities and skilled nursing facilities we own or acquire.
Tenants and operators of any senior housing facilities and skilled nursing facilities may face operational challenges from potentially reduced revenue streams and increased demands on their existing financial resources. The resources of our skilled nursing units are primarily derived from government-funded reimbursement programs, such as Medicare and Medicaid. Accordingly, our facilities with skilled nursing beds and our assisted living units that participate in Medicaid could be subject to the potential negative effects of decreased reimbursement rates or other changes in reimbursement policy or programs offered through such reimbursement programs. Revenue may also be materially and adversely affected as a result of falling occupancy rates or slow lease-ups for assisted and independent living facilities due to various factors. In addition, our facility operators may incur additional demands on their existing financial resources as a result of increases in senior housing facility operator liability, insurance premiums and other operational expenses, which can be worsened by a nationwide staffing shortage. The economic deterioration of a tenant or operator could cause such tenant or operator to file for bankruptcy protection. The bankruptcy or insolvency of a tenant or operator may materially and adversely affect the income produced by the property or properties it operates.
The performance and economic condition of our tenants and operators may be materially and adversely affected if they fail to comply with various complex federal and state laws that govern a wide array of referrals, relationships and licensure requirements in the senior healthcare industry. The violation of any of these laws or regulations by a senior housing facility tenant or operator may result in the imposition of fines or other penalties that could jeopardize that tenant’s or operator’s ability to make payments to us or to continue operating its facility. In addition, legislative proposals are commonly being introduced or proposed in federal and state legislatures that could affect major changes in the senior housing sector, either nationally or at the state level. Any such legislation could materially and adversely affect our tenant or operators.

We may change our targeted investments without stockholder consent.
We have acquired and expect to continue to acquire a diversified portfolio of healthcare-related assets including SHOPs, OMFs and other healthcare-related facilities. However, our Board may change our investment policies in its sole discretion. We may change our targeted investments at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, initially anticipated by increasing our exposure to, among other things, interest rate risk, default risk and real estate market fluctuations.
If our tenants or operators are found to have violated applicable privacy and security laws and regulations, as well as contractual obligations, our tenants or operators could be subject to sanctions, fines, damages and other additional civil or criminal penalties, which could have a material adverse effect on us.
There are a number of federal and state laws, rules and regulations, as well as contractual obligations, relating to the protection, collection, storage, use, retention, security, disclosure, transfer and other processing of confidential, sensitive and personal information, including certain patient health information. Existing laws and regulations are constantly evolving, and new laws and regulations that apply to our business are being introduced at every level of government in the United States. In many cases, these laws and regulations apply not only to third-party transactions, but also to transfers of information between or among us, our tenants and operators, and other parties with whom we conduct business. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our business. We monitor legal developments in data privacy and security regulations at the local, state and federal level, however, the regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.
The management of protected health information (“PHI”) is subject to several regulations at the federal level, including the Health Insurance Portability and Accountability Act of 1996, its implementing regulations and related federal laws and regulations (commonly referred to as “HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”). The HIPAA privacy and security regulations protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information, and limiting most uses and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. The HITECH Act strengthened HIPAA enforcement provisions and authorized State Attorneys General to bring civil actions for HIPAA violations. It permits the HHS to conduct audits of HIPAA compliance and imposes significant civil monetary penalties even if we did not know or reasonably could not have known about the violation. The Omnibus Rule extended certain privacy and security regulations to business associates and their subcontractors that handle protected health information and imposed new requirements on HIPAA business associate contracts. The Omnibus Rule also clarified a covered entity’s (which is a healthcare provider, a health plan or healthcare clearinghouse) notification and reporting requirements in the event of a breach of unsecured protected health information. This reporting obligation supplements state laws that also may require notification in the event of a breach of personal information. If our tenants or operators are found to have violated the HIPAA privacy or security regulations or other federal or state laws protecting the confidentiality of patient health or personal information, including but not limited to the HITECH Act and the Omnibus Rule, our tenants or operators could be subject to sanctions, fines, damages and other additional civil or criminal penalties, including litigation with those affected, which could have a material adverse effect on us.
Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PHI. For example, various states, such as California, Massachusetts and Washington, have implemented privacy laws and regulations, such as the California Confidentiality of Medical Information Act, the California Consumer Privacy Act, the California Privacy Rights Act and the Washington My Health My Data Act, that impose restrictive requirements regulating the use and disclosure of personally identifiable information, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues and potentially exposing us and our tenants and operators to additional expense, adverse publicity and liability.

Complying with these various laws, rules, regulations and standards, and with any new laws or regulations changes to existing laws, could cause us to incur substantial costs that are likely to increase over time, require us to change our business practices, divert resources from other initiatives and projects, and restrict the way products and services involving data are offered, all of which may have a material adverse effect on us. Given the rapid development of cybersecurity and data privacy laws, we expect to encounter inconsistent interpretation and enforcement of these laws and regulations, as well as frequent changes to these laws and regulations which may expose us or our tenants or operators to significant penalties or liability for non-compliance, the possibility of fines, lawsuits (including class action privacy litigation), regulatory investigations, criminal or civil sanctions, audits, adverse media coverage, public censure, other claims, significant costs for remediation and damage to reputation or otherwise have a material adverse effect on us. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in additional cost and liability to us, damage our relationships with our tenants and operators, and have a material adverse effect on us.
Risks Related to our Indebtedness
Our level of indebtedness may increase our business risks.
As of December 31, 2025, we had total outstanding indebtedness of $1.0 billion, which included $375.5 million in mortgage notes payable, $334.7 million outstanding under the Fannie Mae Secured Debt, $150.0 million on the Term Loan and $186.0 million outstanding under the Revolving Facility. We may incur additional indebtedness in the future for various purposes. The amount of our indebtedness could have a material adverse effect on us, including:
•hindering our ability to adjust to changing market, industry or economic conditions;
•limiting our ability to access the capital markets to raise additional equity or debt on favorable terms or at all, whether to refinance maturing debt, to fund acquisitions, to fund dividends and other distributions or for other corporate purposes;
•limiting the amount of free cash flow available for future operations, acquisitions, dividends and other distributions, stock repurchases or other uses; and
•making us more vulnerable to economic or industry downturns, including interest rate increases.
In most instances, we acquire real properties by using either existing financing or borrowing new funds. We may incur debt and pledge the underlying property as security for that debt to obtain funds to acquire additional properties or for other corporate purposes. We may also borrow if we need funds to satisfy the REIT tax qualification requirement that we generally distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We also may borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT.
If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, especially if we acquire the property when it is being developed or under construction, we may use additional borrowings to fund the shortfall. Using debt increases the risk of loss because defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default. For U.S. federal income tax purposes, a foreclosure on any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In this event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may also fully or partially guarantee mortgage debt incurred by the subsidiary entities that own our properties. In those cases, we will be responsible to the lender for repaying the debt if it is not paid by the entity. In the case of mortgages containing cross-collateralization or cross-default provisions, a default on a single mortgage could affect multiple properties.

Our financing arrangements have restrictive covenants, which may limit our ability to pursue strategic alternatives and react to changes in our business and industry or pay distributions.
The agreements governing our borrowings contain provisions that affect or restrict our policies regarding dividends and other distributions and our operations, require us to satisfy financial coverage ratios, and may restrict our ability to, among other things, incur additional indebtedness, make certain investments, enter into certain transactions with our affiliates, discontinue insurance coverage, merge with another company and create, incur or assume liens. These or other limitations may materially and adversely affect our flexibility and our ability to achieve our investment and operating objectives. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of debt under such agreements. Any such event of default or acceleration could have a material adverse effect on us.
Changes in the debt markets could have a material adverse impact on us.
The commercial real estate debt markets are subject to volatility, resulting in, from time to time, the tightening of underwriting standards by lenders and credit rating agencies and reductions in the availability of financing. For example, recent credit and capital market conditions have been characterized by volatility and a tightening of credit standards. This may impact our ability to access capital on favorable terms, in a timely manner, or at all, which could make obtaining funding for our capital needs more challenging or expensive. These factors could lead to increases in our borrowing costs.
If our overall cost of borrowing continues to increase, either due to increases in the index rates or due to increases in lender spreads, we will need to factor such increases into pricing and projected returns for any future acquisitions. This may result in future acquisitions generating lower overall economic returns. Volatility in the debt markets, may materially and adversely affect our ability to borrow monies to finance the purchase of, or other activities related to, our real estate assets. If we are unable to borrow monies on terms and conditions that we find acceptable, our ability to purchase properties and meet other capital requirements may be limited, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance maturing indebtedness.
Furthermore, the state of the debt markets could have an impact on the overall amount of capital being invested in real estate, which may result in price or value decreases of real estate assets and could negatively impact the value of our assets, which could have a material adverse effect on us.
Elevated interest rates may make it difficult for us to finance or refinance indebtedness secured by our properties and could increase the amount of our debt payments.
We have borrowed, and may continue to borrow monies, secured and unsecured by our properties. During 2022 and 2023, the U.S. Federal Reserve began a process of raising the federal funds rate and quantitative tightening to address rising inflation. Recently, the U.S. Federal Reserve has begun to reduce interest rates; however, it remains unclear as to whether or how quickly interest rates will continue to decline. However, for most of the periods presented herein, rates were rising or elevated versus historical lows, which may materially and adversely affect our ability to refinance our indebtedness, including the indebtedness secured by our properties, as the loans come due or we otherwise desire to do so on favorable terms, or at all. If interest rates are higher when the indebtedness is refinanced, we may not be able to refinance indebtedness secured by the properties and we may be required to obtain equity to repay the loan or to increase the collateral for the loan, which could materially and adversely affect us.
In addition, we have incurred, and may continue to incur, variable-rate debt. The elevated federal funds rate in recent years has increased the borrowing costs on our variable-rate debt and may increase the cost of any new debt we incur or refinance. We have mortgages, credit facilities and derivative agreements that have terms that are based on the Secured Overnight Financing Rate (“SOFR”). As of December 31, 2025, 17.8% of our total gross debt bore interest at variable rates. As of December 31, 2025, we had 10 designated interest rate swaps with an aggregate notional amount of $150.0 million, which effectively fixes a portion of our variable-rate debt, and we had six interest rate caps with an aggregate notional amount of $338.0 million, which, while not designated as hedges for accounting purposes, do economically limit our exposure to increasing variable rates, but such interest rate swap and caps may not be effective in reducing our exposure to interest rate changes. Moreover, to the extent we borrow at fixed rates or continue to enter into fixed interest rate swaps, we will not benefit from reduced interest expense if interest rates decrease.
Any hedging strategies we utilize may not be successful in mitigating our risks.
We have used, and may continue to use, derivative financial instruments to hedge our exposure to changes in interest rates with respect to borrowings made or to be made to acquire or own real estate assets, which instruments expose us to credit basis and legal enforceability risks. Derivative financial instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us the applicable amount, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. These derivative instruments are speculative in nature and there is no guarantee that they will be effective. If we are unable to manage these risks effectively, we could be materially and adversely affected.
Risks Related to our Corporate Structure
The limit on the number of shares a person may own may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted (prospectively or retroactively) by our Board, no person may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our capital stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock (including our Class A common stock).
The terms of our Series A Preferred Stock, Series B Preferred Stock, and the terms of other preferred stock we may issue, may discourage a third-party from acquiring us in a manner that might result in a premium price to stockholders.
The change of control conversion and redemption features of the Series A Preferred Stock and Series B Preferred Stock may make it more difficult for a party to acquire us or discourage a party from seeking to acquire us. Upon the occurrence of a change of control, holders of Series A Preferred Stock and Series B Preferred Stock will, under certain circumstances, have the right to convert some of or all their shares of Series A Preferred Stock and Series B Preferred Stock into shares of our common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a change of control redemption right to redeem shares of Series A Preferred Stock and Series B Preferred Stock. Upon exercise of this conversion right, the holders will be limited to a maximum number of shares of our common stock pursuant to a predetermined ratio. These features of Series A Preferred Stock and Series B Preferred Stock may have the effect of discouraging a third-party from seeking to acquire us or of delaying, deferring or preventing a change of control under circumstances that otherwise could provide the holders of our common stock (including our Class A common stock) with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests. We may also issue other classes or series of preferred stock that could also have the same effect.
Conflicts of interest could arise as a result of our officers’ other positions and/or interests outside of us.
We rely on our management for implementation of our policies and our day-to-day operations. Although a majority of their business time is spent working for us, they may engage in other investment and business activities in which we have no economic interest. Their responsibilities relating to these other activities could result in action or inaction that is detrimental to our business, which could harm the implementation of our growth strategies and achievement of our business strategies. They may face conflicts of interest in allocating time among us and their other business ventures and in meeting obligations to us and those other business ventures.
We have opted out of certain provisions of the MGCL relating to deterring or defending hostile takeovers.
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder (as defined in the statute) or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.
These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of our Board. Pursuant to the statute, our Board has, by board resolution, exempted business combinations between us and any person from the business combination provisions of the MGCL. However, we cannot assure you that our Board will not opt to be subject to such business combination provisions in the future.
Also, under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation, or an employee of the corporation who is also a director of the corporation, are excluded from the vote on whether to accord voting rights to the control shares. As permitted by the MGCL, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock.
Because we have opted out of the above provisions of the MGCL, we have removed certain protections of the MGCL that may otherwise have deterred a hostile takeover or assisted us in defending against a hostile takeover.
The MGCL and our organizational documents limit our stockholders’ right to bring claims against our officers and directors.
The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and advance expenses to our directors and officers. Additionally, our charter limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for monetary damages. Moreover, we have entered into separate indemnification agreements with each of our directors and executive officers and intend to enter into indemnification agreements with each of our future directors and executive officers. Although our charter does not limit the liability of our directors and officers or allow us to indemnify our directors and officers to a greater extent than permitted under Maryland law, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our stockholders’ and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors and officers in some cases, which would decrease the cash otherwise available for distribution to our stockholders.
Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain actions and proceedings that may be initiated by our stockholders.
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, is the sole and exclusive forum for: (i) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, other than any action arising under federal securities laws, including, without limitation, (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders or (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL, our charter or our bylaws; or (ii) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Our bylaws also provide that unless we consent in writing, none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland and the federal district courts are, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving these matters in other jurisdictions.
Our business and operations could suffer if our operations experience system failures or cyber incidents or a deficiency in cybersecurity.
Our internal information technology networks and related systems (as well as those of our tenants, operators and other third-party operators of our healthcare facilities) are vulnerable to damage from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by these disruptions.
As reliance on technology has increased, so have the risks posed to those systems. We must regularly monitor and develop our networks and information technology to seek to prevent, detect, address and mitigate the risk of unauthorized access, misuse, computer viruses and social engineering, such as phishing. We periodically monitor our technology and cybersecurity, including with the aid of third-party service providers, and evaluate new, and upgrades to existing, network and information technology systems, to create processes for risk assessment, testing, prioritization, remediation, risk acceptance and reporting, and to provide awareness training around phishing, malware and other cyber risks to protect our operations against cyber risks and security breaches. However, these upgrades, processes, new technology and training may not be sufficient to protect us from all risks. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques and technologies (including artificial intelligence) used in attempted attacks and intrusions evolve and generally are not recognized until launched against a target. In some cases, attempted attacks and intrusions are designed not to be detected and, in fact, may not be detected. Such attacks also may be further enhanced in frequency or effectiveness through threat actors’ use of artificial intelligence.
The remediation costs and lost revenues experienced by a subject of an intentional cyberattack or other event which results in unauthorized third-party access to systems to disrupt operations, corrupt data or steal confidential information may be significant and significant resources may be required to repair system damage, protect against the threat of future security breaches or to alleviate problems, including reputational harm, loss of revenues and litigation, caused by any breaches. Additionally, any failure to adequately protect against unauthorized or unlawful processing of personal data, or to take appropriate action in cases of infringement may result in significant penalties under privacy law.
Furthermore, a security breach or other significant disruption involving our information technology networks could:
•result in misstated financial reports, violations of loan covenants, missed reporting deadlines or missed permitting deadlines;
•affect our ability to properly monitor our compliance with the rules and regulations regarding our qualification as a REIT;

•result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information (including information about our tenant operators and other third-party operators of our healthcare facilities, as well as the patients or residents at those facilities), which others could use to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;
•result in our inability to maintain the building systems relied upon by our tenants for the efficient use of their leased space;
•require significant management attention and resources to remedy any damages that result;
•subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or
•materially and adversely affect our reputation among our tenants, operators and investors generally.
There can be no assurance that operators will detect cybersecurity incidents or promptly report such incidents to us, which could delay our ability to respond to threats and mitigate damages.
Although we intend to continue to implement industry-standard security measures, there can be no assurance that those measures will be sufficient. In addition, while we carry cyber liability insurance, such insurance may not be adequate to cover all losses related to such events.
We depend on the Operating Partnership and its subsidiaries for cash flow and are structurally subordinated in right of payment to the obligations of the Operating Partnership and its subsidiaries.
We conduct, and intend to continue conducting, all of our business operations through the Operating Partnership and its subsidiaries, and, accordingly, we rely on distributions from the Operating Partnership and its subsidiaries to provide cash to pay our obligations. There is no assurance that the Operating Partnership or its subsidiaries will be able to, or be permitted to, pay distributions to us that will enable us to meet our obligations and to pay dividends and other distributions to our stockholders. Each of the Operating Partnership and its subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from these entities. In addition, any claims we may have will be structurally subordinated to all existing and future liabilities and obligations of the Operating Partnership and its subsidiaries and any preferred equity that such entities may issue. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of the Operating Partnership and its subsidiaries will be available to satisfy the claims of our creditors or to pay dividends and other distributions to our stockholders only after all the liabilities and other obligations of the Operating Partnership and its subsidiaries have been paid in full.
Risks Related to an Investment in our Common Stock (including our Class A common stock) and this Offering
There is currently no established public trading market for shares of our common stock (including our Class A common stock), and we cannot assure you that a public trading market will develop, will be maintained or will be liquid.
Prior to this offering, there has been no established public trading market for shares of our common stock or our Class A common stock. Our Class A common stock has been approved for listing, subject to official notice of issuance, on Nasdaq under the symbol “NHP.” Our common stock (then including shares of common stock issued as a result of the Class A Conversion) will be listed on Nasdaq on the date that is 180 days after the date of this prospectus. Even though our Class A common stock has been approved for listing on Nasdaq, an active and liquid trading market for the shares of our Class A common stock (and our common stock, following the Class A Conversion) may not develop after the completion of this offering or, even if it develops, may not be sustained. In the absence of a public trading market, a stockholder may be unable to sell his, her or its shares of our Class A common stock or common stock, as applicable, when desired at an attractive price, or at all. The initial public offering price for shares of our Class A common stock will be determined by agreement among us and the underwriters upon consideration of various matters described under “Underwriting,” and we cannot assure you that shares of our Class A common stock or common stock, as applicable, will not trade below the initial public offering price following completion of this offering. Whether a public trading market for shares of our Class A common stock (and shares of our common stock, following the Class A Conversion) will develop will depend on a number of factors, including the extent of institutional investor interest in us, the reputation of REITs generally and healthcare REITs specifically and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our actual and projected financial results, our distribution policy and general stock and market conditions.
The Estimated Per Share NAV of our common stock may not be an accurate reflection of fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved or completed a merger or other sale of our company.
The methodology used by our Board in reaching an Estimated Per Share NAV of our common stock is based upon a number of estimates, assumptions, judgments and opinions that may, or may not, prove to be correct. The use of different estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the per share NAV of our common stock. Also, the Estimated Per Share NAV of our common stock reflects an estimate as of a given point in time and will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets. Most recently, on March 26, 2025, our Board unanimously approved and established an updated Estimated Per Share NAV of our common stock of $32.15 as of December 31, 2024. The Estimated Per-Share NAV of $32.15 selected by our Board fell within the range of the values reported by an independent valuation firm in accordance with the valuation guidelines. As with any valuation methodology, our independent valuation firm’s methodology was based upon a number of estimates and assumptions that may not have been accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant. Furthermore, as described under “Underwriting,” the initial public offering price in this offering will be determined by us and the underwriters based on various matters that differ from the aforementioned third-party valuation firm in determining our historical Estimated Per-Share NAV, and there can be no assurance that such initial public offering price per share of Class A common stock will equal or exceed such historical Estimated Per-Share NAV.
The updated Estimated Per-Share NAV was an estimate as of a given point in time and the value of shares of our common stock will fluctuate over time as a result of, among other things, the number of shares of our common stock outstanding, developments related to individual assets and changes in the real estate and capital markets. Accordingly, with respect to the updated estimated per share NAV, we can give no assurance that:
•a stockholder would be able to resell his, her or its shares at our updated Estimated Per-Share NAV;
•a stockholder would ultimately realize distributions per share equal to our updated Estimated Per-Share NAV upon liquidation of our assets and settlement of our liabilities or a sale of our company;
•shares of our Class A common stock (and shares of our common stock, following the Class A Conversion) would trade at any updated Estimated Per-Share NAV on a national securities exchange;
•an independent third-party appraiser or other third-party valuation firm, other than the third-party valuation firm engaged by our Board to assist in its determination of the updated Estimated Per-Share NAV, would agree with our Estimated Per-Share NAV; or
•the methodology used to estimate our updated per share NAV would be acceptable to the Financial Industry Regulatory Authority, Inc. (“FINRA”) or comply with reporting requirements under the Employee Retirement Income Security Act (“ERISA”), the Code or other applicable law.
Further, our Board has ultimately been responsible for determining the Estimated Per-Share NAV. Our independent valuation firm calculates estimates of the value of our real estate assets, and our Board reviews those valuations both for consistency with the valuation guidelines and for the reasonableness of the independent valuation firm’s conclusions. After any particular valuation, there are likely to be changes in the value of our assets that would not be reflected in the published Estimated Per-Share NAV.

The market price and trading volume of shares of our common stock (including our Class A common stock) may be volatile and decline significantly.
The U.S. stock markets have experienced significant price declines and volume fluctuations. As a result, the market price of shares of our Class A common stock and our common stock following the Class A Conversion are likely to be similarly volatile, and investors in shares of our Class A common stock and our common stock, as applicable, may experience a significant decrease in the market price of their shares, including decreases unrelated to our operating performance or prospects. We cannot assure you that the market price of shares of our Class A common stock and our common stock will not be volatile or decline significantly in the future.
In addition to the risks described in this “Risk Factors” section, a number of factors could negatively affect the market price, or volatility of the market price, of our common stock (including our Class A common stock), potentially significantly, or result in fluctuations in the trading volume of shares of our common stock (including our Class A common stock), including:
•the annual yield from distributions on shares of our Class A common stock and our common stock, as applicable, as compared to yields on other financial instruments;
•equity issuances by us or future sales of substantial amounts of our common stock by our existing or future stockholders, or the perception that such issuances or future sales may occur;
•increases in market interest rates or a decrease in our distributions to stockholders that lead purchasers of shares of our Class A common stock or our common stock to demand a higher yield;
•the Class A Conversion, pursuant to which our existing common stock will become listed on Nasdaq, and the expiration or early release of the lock-up agreements entered into with the underwriters by certain parties described elsewhere in this prospectus under “Shares Eligible for Future Sale—Lock-up Agreements”;
•changes in market valuations of similar companies;
•fluctuations in stock market prices and volumes;
•additions or departures of key management personnel;
•our operating performance and the performance of other similar companies;
•actual or anticipated differences in our quarterly operating results;
•changes in expectations of future financial performance or changes in estimates of securities analysts;
•our concentration in the healthcare industry and particular classes within it, as well as our geographic concentrations;
•publication of research reports about us or our industry by securities analysts;
•failure to maintain our qualification for taxation as a REIT;
•adverse market reaction to any indebtedness we incur in the future, or our level of secured or overall indebtedness;
•strategic decisions by us or our competitors, such as acquisitions, divestments, spin offs, joint ventures, strategic investments or changes in business strategy;
•the passage of legislation or other regulatory developments that adversely affect us, our tenants, our operators or the healthcare industry;
•speculation or negative publicity in the press or investment community;

•failure to satisfy the listing or other rules or requirements of Nasdaq;
•failure to comply with the requirements of the Sarbanes-Oxley Act of 2002;
•actions by institutional stockholders;
•changes in accounting principles or the necessity for accounting restatements or existence of other accounting problems; and
•general market conditions, including factors unrelated to our operating performance and prospects.
In the past, securities class action litigation has often been instituted against companies following periods of volatility or a significant decline in the market price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
Higher market interest rates may result in a decrease in the market price of shares of our common stock (including our Class A common stock), potentially significantly.
One of the factors that will influence the market price of shares of our common stock (including our Class A common stock) will be the distribution yield on shares of our common stock and our Class A common stock (as a percentage of the price of shares of our common stock and our Class A common stock, respectively) relative to market interest rates. Higher market interest rates may lead prospective purchasers of shares of our common stock (including our Class A common stock) to expect a higher distribution yield and also would likely increase our borrowing costs and potentially decrease funds available for distribution to our stockholders. Thus, higher market interest rates could cause the market price of our common stock (including our Class A common stock) to decrease, potentially significantly.
We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.
Our management currently intends to use the net proceeds from this offering in the manner described in “Use of Proceeds,” and will have broad discretion in the application of the net proceeds from this offering. We may invest or spend the proceeds of offerings in ways with which you may not agree or in ways which may not enhance the value of our common stock (including our Class A common stock).
Future offerings of debt securities, which would be senior to our common stock (including our Class A common stock), or equity securities, which would dilute our existing stockholders and may be senior to our common stock (including our Class A common stock), may adversely affect our stockholders.
Our common stock (including our Class A common stock) will rank junior to all Series A Preferred Stock and Series B Preferred Stock and our existing and future debt and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Certain of the agreements governing our outstanding indebtedness include, and our future debt may include, restrictions on our ability to pay dividends to common stockholders, including holders of our common stock and our Class A common stock. As of December 31, 2025, there were 3,845,515 and 3,416,656 shares of Series A Preferred Stock and Series B Preferred Stock issued and outstanding, respectively.
We may in the future attempt to increase our capital resources by offering debt or equity securities, including notes and classes of our preferred or common stock. Debt securities or shares of our preferred stock will generally be entitled to receive interest payments or distributions, both current and in connection with any liquidation or sale, prior to the holders of our common stock (including our Class A common stock). We are not required to offer any such additional debt or preferred stock to existing common stockholders on a preemptive basis. Therefore, issuances of common stock or other equity securities will generally dilute the holdings of our existing stockholders. Because we may generally issue any such debt or preferred stock in the future without obtaining the approval of our stockholders, you will bear the risk of our future issuances reducing the market price of our common stock (including our Class A common stock) and diluting your proportionate ownership. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the form, amount, timing or nature of our future issuances.
In addition, subject to any limitations set forth under Maryland law, our Board may amend our charter to increase or decrease the number of authorized shares of our stock, or the number of authorized shares of any class or series of our stock designated. All such shares may be issued in the sole discretion of our Board. In addition, we have granted, and expect to grant in the future, equity awards under our Equity Incentive Plan to our independent directors and certain of our employees, including our executive officers, which to date have consisted of our restricted shares and PSUs, which are exchangeable into shares of our common stock subject to satisfaction of certain conditions. Finally, we have partnership units outstanding which are redeemable for cash or, at our election, exchangeable into shares of our common stock.
Therefore, existing stockholders will experience dilution of their equity investment in us as we (i) sell additional shares of our common stock in the future, (ii) sell securities that are convertible into or exchangeable for shares of our common stock, including Common OP Units, (iii) issue restricted shares of our common stock, PSUs or other equity-based securities under our Equity Incentive Plan or (iv) issue shares of our common stock in a merger or to sellers of properties acquired by us in connection with an exchange of Common OP Units.
Because the Common OP Units may, at our election, be exchanged for shares of our common stock, any merger, exchange or conversion between the Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, our stockholders may experience substantial dilution in their equity investment in us.
We may be unable to raise additional capital on favorable terms, or at all, needed to grow our business.
We may not be able to increase our capital resources by engaging in additional debt or equity financings. Even if we complete such financings, they may not be on favorable terms. These circumstances could have a material adverse effect on us. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our stockholders.
We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock (including our Class A common stock).
We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock (including our Class A common stock). Our estimated initial annual distribution to our stockholders represents approximately 158.7% of our estimated cash available for distribution attributable to our stockholders for the 12 months ending December 31, 2026 as calculated in “Distribution Policy.” Accordingly, we may be unable to pay our estimated initial annual distribution to our stockholders out of cash available for distribution. To the extent our actual cash available for distribution to our stockholders is not sufficient to pay our estimated initial annual distribution to our stockholders and our operating cash flow does not increase, we may have to fund distributions from cash on hand, borrowings (which may be secured or unsecured), sales of certain assets or additional offerings or reduce such distributions. In particular, if we determine not to sell assets or reduce distributions, we would expect to be able to fund any shortfall with cash and cash equivalents and/or borrowings under the Revolving Facility. As of December 31, 2025, on an adjusted basis assuming the application of the net proceeds from this offering, we had $337.9 million of undrawn and available capacity under the Revolving Facility (pursuant to the terms of the Credit Agreement) and $301.9 million of cash and cash equivalents. If we borrow to fund distributions, our future interest expense would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than our current estimate, or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock (including our Class A common stock). In the event the underwriters’ overallotment option to purchase additional shares is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further adversely affected.

If we make distributions from sources other than our cash flows from operations, we may not be able to sustain any prevailing distribution rate, and we may have fewer funds available for acquisitions of healthcare properties and other assets.
Our organizational documents permit us to make distributions to our stockholders from any source without limit (other than those limits set forth under Maryland law). To the extent we fund distributions from sources other than our cash flows from operations, we will have fewer funds available for acquisitions of healthcare properties and other assets. At times, we may need to borrow funds or sell equity securities to make distributions to our stockholders, which could increase the costs to operate our business or dilute our stockholders’ investments in us, as the case may be. Furthermore, if we cannot cover our distributions to our stockholders with cash flows from operations, we may be unable to sustain any prevailing distribution rate.
Our distributions to stockholders may change, which could decrease the market price of shares of our common stock (including our Class A common stock), potentially significantly.
All distributions made to our stockholders will be at the sole discretion of our Board and will depend upon our business, financial condition, liquidity, results of operations, FFO, Normalized FFO, EBITDA, Adjusted EBITDA, prospects, maintenance of our REIT qualification, applicable law and such other matters as our Board may deem relevant from time to time. We intend to evaluate our distribution policy from time to time, and it is possible that stockholders may not receive distributions equivalent to those previously paid by us for various reasons, including the following: we may not have enough cash to pay such distributions due to changes in our cash requirements, indebtedness, capital spending plans, operating cash flows or financial condition; decisions on whether, when, and in what amounts to make any future distributions will remain at all times entirely at the sole discretion of our Board, which reserves the right to change our distribution practices at any time and for any reason; our Board may elect to retain cash for investment purposes, working capital reserves or other purposes, or to maintain or improve any credit ratings; and the amount of distributions that our subsidiaries, joint ventures or investees may distribute to us may be subject to restrictions imposed by state law, state regulators and/or the terms of any current or future indebtedness or other financing that these entities may undertake. Stockholders have no contractual or other legal right to distributions that have not been authorized by our Board and declared by us. We cannot assure our stockholders that we will be able to pay any distributions or maintain distributions that we may declare in the future or that distributions will increase over time, nor can we give any assurance that incomes from the properties will increase or that the properties we buy will increase in value or support existing or increased distributions over time. We may need to fund such distributions from external sources, as to which no assurances can be given. In addition, as noted above, we may choose to retain operating cash flows, and these retained funds, although they may increase the value of our underlying assets, may not correspondingly increase the market price of shares of our common stock (including our Class A common stock). Our failure to meet the market’s expectations with regard to the level of cash distributions to our stockholders likely would decrease the market price of shares of our common stock (including our Class A common stock).
The representatives of the underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could decrease the market price of our common stock (including our Class A common stock) significantly and impair our ability to raise capital.
We, our directors and executive officers, and certain holders of Common OP Units will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of shares of our Class A common stock during the period ending 180 days after the date of this prospectus. The representatives, at any time and without notice, may release all or any portion of the shares of our Class A common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the shares of our Class A common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of shares of our common stock (including our Class A common stock) to decline significantly and impair our ability to raise capital.

Because we have a large number of stockholders and shares of our common stock (including our Class A common stock) have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell shares of our common stock (including our Class A common stock). Significant sales of shares of our common stock or Class A common stock, or the perception that significant sales of such shares could occur, may cause the price of shares of our common stock (including our Class A common stock) to decline significantly.
Upon the completion of this offering, we expect to have outstanding a total of 67,778,433 shares of our common stock (including our Class A common stock and the Listing Equity Awards (assuming the overallotment option is not exercised) but excluding shares of our common stock issuable upon conversion of our OP Units), or 73,553,433 shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock. In addition, pursuant to the terms of the Equity Incentive Plan, after this offering, the number of shares available for future issuance under our Equity Incentive Plan will increase to 3,305,014 shares (an increase of 2,502,500 shares, which represents 6.5% of the shares issued and sold by the Company in this offering (assuming no exercise of the underwriters’ overallotment option to purchase additional shares)). Prior to this offering, neither our Class A common stock nor our common stock was listed on any national securities exchange and the ability of a stockholder to sell his, her or its shares was limited. As a result, there may be increased demand to sell shares of our common stock upon the Class A Conversion, at which time shares of our common stock owned by the continuing investors will be listed on Nasdaq and, to the extent held by non-affiliates, will not be subject to transfer restrictions under the Securities Act. A large volume of sales of shares of our common stock (or our Class A Common Stock prior to the Class A Conversion) could decrease the market price of shares of our common stock or our Class A common stock significantly and could impair our ability to raise additional capital through the sale of equity or hybrid securities in the future. Even if a substantial number of sales of shares of our common stock or our Class A common stock are not effected, the mere perception of the possibility of these sales could decrease the market price of shares of our common stock or Class A common stock significantly and have a negative effect on our ability to raise capital in the future.
If securities or industry analysts do not publish research or publish unfavorable research about our business, the market price and trading volume of our common stock (including our Class A common stock) could decline significantly.
The trading market for our common stock (including our Class A common stock) will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price and trading volume of our common stock (including our Class A common stock) to decline significantly. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover us may change their recommendations regarding the Company, and the market price of our common stock (including our Class A common stock) could decline.
We cannot guarantee the payment of any dividends on our common stock (including our Class A common stock), or the timing or amount of any such dividends.
Following the completion of this offering, our Board may elect to declare cash dividends on our common stock (including our Class A common stock), subject to our compliance with applicable law, and depending on, among other things, our business, financial condition, liquidity, results of operations, FFO, Normalized FFO, EBITDA, Adjusted EBITDA, prospects, maintenance of our REIT qualification, applicable law and such other matters as our Board may deem relevant from time to time. The declaration and amount of any future dividends is subject to the discretion of our Board and we have no obligation to pay any dividends at any time. We have not adopted a written dividend policy. We cannot assure you that we will pay our anticipated dividend in the same amount or frequency, or at all, in the future. See “Distribution Policy.”

We may not have sufficient available cash to pay any dividends on our common stock (including our Class A common stock) following the establishment of cash reserves and payment of expenses.
We may not have sufficient available cash to pay dividends on our common stock (including our Class A common stock). The amount of cash available for dividend payments will be reduced by our operating expenses and the amount of any cash reserves established by our Board to provide for future operations, future capital expenditures, including development, future debt service requirements and future cash distributions to our stockholders. The amount of available cash that we distribute to our stockholders will depend principally on the cash we generate from operations, which will depend on the various factors described herein.
Furthermore, the amount of cash we have available for dividend payments depends primarily on our cash flow, including cash from financial reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make dividend payments during periods when we record losses for financial accounting purposes and may not make dividend payments during periods when we record net income for financial accounting purposes.
U.S. Federal Income Tax Risks
Our failure to remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax.
We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2013, and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we may terminate our REIT qualification inadvertently or if our Board determines that doing so is in our best interests. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We have structured and intend to continue structuring our activities in a manner designed to satisfy all the requirements to qualify as a REIT. However, the REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to remain qualified as a REIT is not binding on the IRS and is not a guarantee that we will continue to qualify as a REIT. Accordingly, we cannot be certain that we will be successful in operating so that we can remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we may not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization could jeopardize our ability to satisfy all requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.
If we fail to continue to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at the corporate rate. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional entity-level tax liability. In addition, amounts paid to stockholders that are treated as dividends for U.S. federal income tax purposes would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If we lose our REIT qualification, we might be required to borrow funds or liquidate some investments in order to pay the applicable taxes.
Even as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to our stockholders.
Even as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT and that do not meet a safe harbor available under the Code (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect), we would be subject to tax on the income that does not meet the income test requirements. We also may decide to retain net capital gains we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and seek a refund of such tax. We also will be subject to corporate tax on any undistributed REIT taxable income. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of the Operating Partnership or at the level of the other companies through which we indirectly own our assets, such as any TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash flow.
To qualify as a REIT, we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.
In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we make with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so.
Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.
We will use commercially reasonable efforts to structure any sale-leaseback transaction we enter into so that the lease will be characterized as a “true lease” for U.S. federal income tax purposes, thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, the IRS may challenge this characterization. In the event that any sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to the property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to continue to satisfy the REIT qualification “asset tests” or “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.
Certain of our business activities are potentially subject to the prohibited transaction tax.
For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT and provided we do not meet a safe harbor available under the Code, we will be subject to a 100% penalty tax on the net income from the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including the Operating Partnership, but generally excluding TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (i) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur corporate rate income taxes with respect to any income or gain recognized by it), (ii) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or indirectly through any subsidiary, will be treated as a prohibited transaction and (iii) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. Despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including the Operating Partnership, but generally excluding TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.
TRSs are subject to corporate-level taxes and our dealings with TRSs may be subject to a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. We lease our SHOPs that are “qualified health care properties” to one or more TRSs which, in turn, contract with independent third-party management companies to operate those qualified health care properties on behalf of those TRSs. In addition, we may use one or more TRSs generally to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that we cannot conduct directly as a REIT. A TRS is subject to applicable U.S. federal, state, local and foreign income tax on its taxable income, as well as limitations on the deductibility of its interest expenses. In addition, the Code imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.
If the Operating Partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.
If the IRS were to successfully challenge the status of the Operating Partnership as a partnership or disregarded entity for U.S. federal income tax purposes, the Operating Partnership would be taxable as a corporation. In such event this would reduce the amount of distributions that the Operating Partnership could make to us. This also would result in our failing to qualify as a REIT, and we would become subject to a corporate-level tax on our income. This substantially would reduce our cash available to pay dividends and other distributions to our stockholders. In addition, if any of the partnerships or limited liability companies through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, the partnership or limited liability company would be subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.
If our “qualified health care properties” are not properly leased to a TRS or the managers of those qualified health care properties do not qualify as “eligible independent contractors,” we could fail to qualify as a REIT.
In general, under the REIT rules, we cannot directly operate any of our senior housing properties that are qualified health care properties and can only indirectly participate in the operation of qualified health care properties on an after-tax basis by leasing those properties to independent health care facility operators or to TRSs. A qualified health care property is any real property (and any personal property incident to that real property) which is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facilities, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and is operated by a provider of those services that is eligible for participation in the Medicare program with respect to that facility. Furthermore, rent paid by a lessee of a qualified health care property that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. However, a TRS that leases qualified health care properties from us will not be treated as a related party tenant with respect to our qualified health care properties that are managed by an eligible independent contractor.
An eligible independent contractor is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS to operate a qualified health care property, is actively engaged in the trade or business of operating qualified health care properties for any person not related to us or the TRS. Among other requirements to qualify as an independent contractor, a manager must not own, directly or applying attribution provisions of the Code, more than 35% of the shares of our outstanding stock (by value), and no person or group of persons can own more than 35% of the shares of our outstanding stock and 35% of the ownership interests of the manager (taking into account only owners of more than 5% of our shares and, with respect to ownership interest in such managers that are publicly traded, only holders of more than 5% of such ownership interests). The ownership attribution rules that apply for purposes of the 35% thresholds are complex. There can be no assurance that the levels of ownership of our shares by our managers and their owners will not be exceeded.
If our leases with TRSs are not respected as true leases for U.S. federal income tax purposes, we likely would fail to qualify as a REIT.
To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as rents from real property. Rent paid by TRSs to the Operating Partnership pursuant to the lease of our qualified health care properties will constitute a substantial portion of our gross income. For that rent to qualify as rents from real property for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we may fail to qualify as a REIT.
We may choose to make distributions on our common stock (including our Class A common stock) in a combination of cash and shares of our common stock (or Class A common stock, as applicable), in which case holders of our common stock (or Class A common stock, as applicable) may be required to pay U.S. federal income taxes in excess of the cash portion of such distributions they receive.
In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. The IRS has issued revenue procedures authorizing elective cash/stock distributions to be made by “publicly offered REITs,” like us, in order to satisfy this requirement, provided that at least 20% of the aggregate amount of a distribution to stockholders is paid in cash and certain other parameters detailed in the Revenue Procedures are satisfied. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions (including the fair market value of any shares of our common stock or our Class A common stock, as applicable, received) as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay U.S. federal income taxes with respect to such distributions in excess of the cash portion of the distribution received.
Accordingly, U.S. stockholders receiving a distribution of a combination of cash and shares of our common stock (or our Class A common stock, as applicable) may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the shares that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of the shares at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock (or our Class A common stock, as applicable) in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock (or our Class A common stock, as applicable).
The taxation of distributions can be complex; however, distributions to stockholders that are treated as dividends for U.S. federal income tax purposes generally will be taxable as ordinary income, which may reduce our stockholders’ after-tax anticipated return from an investment in us.
Amounts that we pay to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be treated as dividends for U.S. federal income tax purposes and will be taxable as ordinary income. Noncorporate stockholders are entitled to a 20%

deduction with respect to these ordinary REIT dividends which would, if allowed in full, result in a maximum effective U.S. federal income tax rate on these ordinary REIT dividends of 29.6% (or 33.4% including the 3.8% surtax on net investment income).
However, a portion of the amounts that we pay to our stockholders generally may (i) be designated by us as capital gain dividends taxable as long-term capital gain to the extent that such portion is attributable to net capital gain recognized by us, (ii) be designated by us as qualified dividend income, taxable at capital gains rates, to the extent that such portion is attributable to dividends we receive from TRSs or (iii) constitute a return of capital to the extent that such portion exceeds our accumulated earnings and profits as determined for U.S. federal income tax purposes. With respect to qualified dividend income, the current maximum U.S. federal tax rate applicable to noncorporate stockholders is 20% (or 23.8%, including the 3.8% surtax on net investment income). Dividends payable by REITs, however, generally are not eligible for this reduced rate and, as described above, are subject to an effective rate of 29.6% (or 33.4% including the 3.8% surtax on net investment income). Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including shares of our stock. Tax rates could be changed in future legislation. A return of capital is not taxable, but has the effect of reducing the tax basis of a stockholder’s investment in shares of our stock. Amounts paid to our stockholders that exceed our current and accumulated earnings and profits and a stockholder’s tax basis in shares of our stock generally will be taxable as capital gain.
Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage the risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or in certain cases to hedge previously acquired hedges entered into to manage risks associated with property that has been disposed of or liabilities that have been extinguished, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of the TRS.
Complying with REIT requirements may force us to forgo or liquidate otherwise attractive investment opportunities.
To maintain our qualification as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than securities that qualify for the 75% asset test and securities of QRSs and TRSs) generally cannot exceed 10% of the outstanding voting securities of any one issuer, 10% of the total value of the outstanding securities of any one issuer, or 5% of the value of our assets as to any one issuer. In addition, no more than 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of our total assets may consist of stock or securities of one or more TRSs and no more than 25% of our assets may consist of publicly offered REIT debt instruments that do not otherwise qualify under the 75% asset test. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT.

The ability of our Board to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.
Our charter provides that our Board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. While we intend to maintain our qualification as a REIT, we may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to corporate-level U.S. federal income tax on our taxable income (as well as any applicable state and local corporate tax) and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of shares of our stock.
We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of shares of our stock.
Changes to the tax laws may occur, and any such changes could have an adverse effect on an investment in shares of our stock or on the market value or the resale potential of our assets. Our stockholders are urged to consult with an independent tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our stock.
Although REITs generally receive better tax treatment than entities taxed as non-REIT “C corporations,” it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a non-REIT “C corporation.” As a result, our charter provides our Board with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a non-REIT “C corporation,” without the vote of our stockholders. Our Board has duties to us and could only cause such changes in our tax treatment if it determines that such changes are in our best interests.
The share ownership restrictions for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.
In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of the issued and outstanding shares of our stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns shares of our stock under this requirement. Additionally, at least 100 persons must beneficially own shares of our stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our stock.
Our charter, with certain exceptions, authorizes our Board to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our Board (prospectively or retroactively), for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate outstanding shares of our stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of the outstanding shares of our stock. Our Board may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.
These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for shares of our stock or otherwise be in the best interests of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on dividends and other distributions received from us and upon the disposition of shares of our stock.
Subject to certain exceptions, amounts paid to non-U.S. stockholders will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Capital gain distributions attributable to sales or exchanges of “U.S. real property interests” (“USRPIs”) generally will be taxed to a non-U.S. stockholder (other than a “qualified foreign pension fund,” certain entities wholly-owned by a “qualified foreign pension fund,” and certain foreign publicly-traded entities) as if such gain were effectively connected with a U.S. trade or business. However, a capital gain distribution will not be treated as effectively connected income if (i) the distribution is received with respect to a class of stock that is “regularly traded,” as defined in applicable Treasury regulations, on an established securities market located in the United States and (ii) the non-U.S. stockholder does not own more than 10% of such class of our stock at any time during the one-year period ending on the date the distribution is received.
Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI. Shares of our stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but there can be no assurance, that we are and will continue to be a domestically-controlled qualified investment entity.
Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges shares of our stock, gain arising from such a sale or exchange would not be subject to U.S. taxation as a sale of a USRPI if (i) the shares are of a class of our stock that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (ii) such non-U.S. stockholder owned, actually and constructively, 10% or less of the outstanding shares of our stock of that class at any time during the shorter of (a) the five-year period ending on the date of the sale and (b) the period during which the non-U.S. stockholder held such shares of our stock.
Potential characterization of dividends and other distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.
If (i) we are a “pension-held REIT,” (ii) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold shares of our stock or (iii) a holder of shares of our stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, shares of our stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income (“UBTI”) under the Code.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and Exchange Act, the “Acts”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. All statements (other than statements of historical fact) in this prospectus regarding our prospects, expectations, intentions, plans, financial position and business strategy may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry in which we operate as well as our evaluations of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in these circumstances. In addition, annualized metrics are included for illustrative purposes only, are not forecasts and may not reflect actual results. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. Forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. They involve risks, uncertainties and assumptions. Many factors could affect our actual results and could cause actual results to differ materially from those expressed in the forward-looking statements.
Risks and uncertainties, the occurrence of which could adversely affect our business and cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the following:
•changes in economic cycles generally and in the real estate and healthcare markets specifically;
•the success of our growth strategy, including our ability to successfully identify, complete and integrate new acquisitions;
•our ability to complete acquisitions or dispositions on the terms and timing we expect, or at all;
•changes to inflation and interest rates;
•use of proceeds from this offering;
•competition in the real estate and healthcare markets;
•our ability to retain certain key personnel;
•legislative and regulatory changes in the healthcare and real estate industries;
•reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid;
•discovery of previously undetected environmentally hazardous conditions;
•our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;
•system failures, cyber incidents or deficiencies in our cybersecurity systems;
•the availability of capital on favorable terms, or at all;
•our ability to remain qualified as a REIT;
•the Operating Partnership’s ability to remain qualified as a partnership or a disregarded entity for U.S. federal income tax purposes; and
•other risks and uncertainties detailed under the section entitled “Risk Factors” and included in the documents incorporated by reference herein.

Additionally, we operate in a very competitive environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking statements contained and incorporated by reference in this prospectus might not prove to be accurate, and you should not place undue reliance upon them or otherwise rely upon them as predictions of future events. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $430.3 million (or approximately $495.4 million if the underwriters exercise their overallotment option in full).
We will contribute the net proceeds from this offering to the Operating Partnership in exchange for Common OP Units. We expect the Operating Partnership to use the net proceeds received from us to repay approximately $186.0 million of outstanding indebtedness under the Revolving Facility and use such remaining proceeds to fund external growth with potential future property acquisitions and for other general corporate purposes.
The Revolving Facility matures on December 11, 2028, which date may be extended for two one-year periods, subject to customary conditions under the Credit Agreement. The interest rates applicable to loans under the Revolving Facility are, at the Operating Partnership’s option, equal to either a base rate plus a margin ranging from 0.55% to 1.10% per annum or Daily Simple SOFR or Term SOFR plus a margin ranging from 1.55% to 2.10% per annum, in each case based on our consolidated leverage ratio. In addition, the Operating Partnership will pay, if the usage is equal to or less than 50%, an unused facility fee of 0.20% per annum, or if the usage is greater than 50%, an unused facility fee of 0.15% per annum, in each case on the average daily unused commitments under the Revolving Facility. As of December 31, 2025, we had $186.0 million outstanding under the Revolving Facility. Such borrowings under the Revolving Facility bore interest at a weighted-average annual rate of 5.94% and had a weighted-average remaining term of 2.9 years as of December 31, 2025.
Pending the permanent use of the net proceeds from this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to qualify for taxation as a REIT.
Certain affiliates of the underwriters are acting as lenders under the Revolving Facility and will receive their pro rata portion of the net proceeds from this offering used to repay amounts outstanding under such facility. See “Underwriting—Relationships.”

DISTRIBUTION POLICY
We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2013. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain, and that it pay tax at the regular corporate rate to the extent that it annually distributes less than 100% of its REIT taxable income. As a result, in each taxable year where we have reported REIT taxable income, we have made distributions equal to at least 90% of our REIT taxable income. The Company had no REIT taxable income requiring distribution to its stockholders for each of the years ended December 31, 2025, 2024 and 2023. We have not paid cash distributions since 2020. From October 2020 through January 2024, we issued dividends in the form of common stock valued at the Estimated Per-Share NAV in effect on the applicable date.
Although we anticipate initially making quarterly cash distributions to holders of our common stock (including our Class A common stock), the timing, form and amount of distributions, if any, to our stockholders will be at the sole discretion of our Board, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, Normalized FFO, EBITDA, Adjusted EBITDA, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law, including restrictions on distributions under Maryland law, and such other factors as our Board deems relevant. In addition, our charter allows us to issue additional preferred stock that could have a preference on distributions and could limit our ability to make distributions to holders of our common stock (including our Class A common stock), and our agreements relating to our indebtedness could limit our ability to make distributions to our stockholders under certain circumstances.
If our operations do not generate sufficient cash flow to enable us to pay our intended or any required distributions, we may be required either to fund distributions from alternative sources, including working capital, cash on hand, borrowings, net proceeds from asset sales or equity issuances, or reduce such distributions. Our actual results of operations will be affected by a number of factors, including the revenues we generate, our operating expenses, interest expense and unanticipated expenditures, among others. For more information regarding risk factors that could materially and adversely affect us and our ability to make cash distributions, see “Risk Factors.”
Distributions, if any, will be authorized by our Board and declared by us at such times and in such amounts as our Board determines. We intend to make distributions to holders of our common stock (including our Class A common stock), when, as and if authorized by our Board out of legally available funds, based on a quarterly distribution rate of $0.075 per share of common stock (and Class A common stock, as applicable) beginning with the quarter ending September 30, 2026. The distribution that we expect to pay for the quarter ending September 30, 2026, which will be the first full quarter following the closing date, will not include a prorated amount for the number of days between the closing date of this offering and the end of the calendar quarter in which the closing occurs. On an annualized basis, this would be $0.30 per share of common stock (including our Class A common stock), or an annualized distribution rate of approximately 2.5%. We estimate that this annual distribution rate will represent approximately 158.7% of our common stockholders’ share of estimated cash available for distribution for the 12 months ending December 31, 2026, assuming that the underwriters do not exercise their overallotment option to purchase up to an additional 5,775,000 shares. We do not intend to reduce the annualized distribution per share of common stock (including our Class A common stock) if the underwriters exercise their overallotment option to purchase additional shares. Our intended annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending December 31, 2026, which we have calculated based on adjustments to our net loss for the 12 months ended December 31, 2025. This estimate was based on our historical operating results and does not take into account our long-term business and growth strategies, including acquisitions or dispositions that are not under binding purchase and sale agreements, nor does it take into account any unanticipated expenditures we may have to make or any financings for such expenditures. In estimating our cash available for distribution for the 12 months ending December 31, 2026, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. It also does not reflect the amount of cash estimated to be used for investing activities, financing activities or other activities, other than estimates of Recurring Capital Expenditures, contractual obligations for tenant improvement costs, leasing commissions and scheduled principal payments on debt, other than the Fannie Mae Secured Debt, which we have assumed will be refinanced upon its scheduled maturity with a similar borrowing spread. Any such investing and/or financing activities may have a material and adverse effect on our estimate of cash available for distribution. While we expect to be able to refinance the Fannie Mae Secured Debt on similar terms, including terms relating to interest rate, in the event that we are unable to do so, we expect that we would be able to refinance this debt using our Revolving Facility. Because we have made the assumptions described herein in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations, FFO, Normalized FFO, EBITDA, Adjusted EBITDA, liquidity or financial condition, and we have estimated cash available for distribution for the sole purpose of determining our estimated annual distribution amount applicable to our common stock (including our Class A common stock). Our estimate of cash available for distribution should not be considered as an alternative to cash flows from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to make distributions to holders of our common stock (including our Class A common stock). In addition, the methodology upon which we made the adjustments described herein is not necessarily intended to be a basis for determining any future distributions.
We plan to maintain our intended distributions for the 12 months following the completion of this offering unless our business, financial condition, liquidity, results of operations FFO, Normalized FFO, EBITDA, Adjusted EBITDA, prospects, economic conditions or other factors differ materially from the assumptions used in calculating our intended distribution rate. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting our initial annual distribution rate with respect to our common stock (including our Class A common stock). However, we cannot assure you that our estimate will prove accurate, and actual distributions, if any, may therefore be significantly below our intended distributions.
We cannot assure you that our intended distributions with respect to shares of our common stock (including our Class A common stock) will be made or sustained or that our Board will not change our distribution policy in the future.
In addition to the annual distribution requirements described above, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, see “Material U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or reduce the imposition of tax and we may need to borrow funds to make certain distributions.

Estimated Initial Distribution and Payout Ratio
The following table sets forth calculations relating to the estimated initial distribution after this offering based on our net loss for the 12 months ended December 31, 2025 and is provided solely for the purpose of illustrating the estimated initial distribution after this offering and is not intended to be a basis for future distributions.

Net loss for the 12 months ended December 31, 2025	$(57,685)
Add: Incremental earnings from existing portfolio (1)	13,172
Add: Adjustments related to dispositions, net (2)	1,164
Add: Interest expense savings associated with repayment of debt and changes in borrowing costs (3)	1,236
Add: Gain on extinguishment of debt	(257)
Add: Estimated net change in general and administrative expenses (4)	(1,345)
Add: Depreciation and amortization	78,261
Add: Impairment charges (5)	44,914
Add: Gain on sale of real estate, net (6)	(27,800)
Add: Amortization of market lease and other intangibles, net	1,857
Add: Straight-line rent adjustments	(2,829)
Add: Acquisition and transaction related expenses (7)	516
Add: Equity-based compensation (8)	2,585
Add: Severance and other related costs (9)	2,907
Add: Derivatives mark-to-market and terminations	1,558
Add: Amortization of deferred financing costs and mortgage discounts or premiums	4,753
Add: Casualty-related charges, net	864
Add: Adjustments for non-controlling interests (10)	(455)
Estimated cash from operating activities for the 12 months ending December 31, 2026	$63,416
Less: Estimated Recurring Capital Expenditures, tenant improvements and leasing commissions (11)	(30,535)
Less: Scheduled principal payments on debt (12)	(6,663)
Estimated cash available for distribution for the 12 months ending December 31, 2026 (13)	$26,218
Non-controlling interests’ share of estimated cash available for distribution	$184
Preferred stockholders’ share of estimated cash available for distribution	$13,176
Estimated cash available for distribution to our holders of common stock and OP Units for the 12 months ending December 31, 2026	$12,858
Total estimated initial annual distribution to our holders of common stock (including our Class A common stock) and OP Units (14)	$20,404
Estimated initial annual distribution per share of common equity	$0.30
Payout ratio (15)	158.7%
________________
(1)Represents the estimated incremental contribution to cash available for distribution from estimated increase in net operating income from: (i) our SHOP segment due to contractual rental rate increases generally issued to residents with an effective date of January 1, 2026, net of the impact of estimated attrition associated with such rate increases based on historical company attrition rates over the trailing 12 months ended December 31, 2025; and (ii) our OMF segment due to scheduled contractual rent escalations during 2025 and 2026.
(2)Represents the net change to cash available for distribution from property dispositions that were consummated during the 12 months ended December 31, 2025. In addition, in February 2026 and April 2026, we entered into definitive purchase and sale agreements relating to the $64.0 million SHOP Acquisition and the acquisition of a $26.5 million SHOP in Oregon. See “Prospectus Summary—Recent Developments.” We have excluded these acquisitions under contract from our calculation of the estimated cash available for distribution for the 12 months ending December 31, 2026, as any change in cash available for distribution attributable to such assets will depend upon consummating such transactions and the future operations of such assets.

(3)Reflects the reduction in interest expense associated with: (i) the repayment of outstanding indebtedness under the Revolving Facility with the net proceeds of this offering; and (ii) anticipated changes in our borrowing costs under the Term Loan as a result of the repayment of the Revolving Facility. Also assumes the refinancing of the Fannie Mae Secured Debt upon its scheduled maturity with a similar borrowing spread, which is higher than the current interest rate on our Revolving Facility.
(4)Reflects the estimated net changes in general and administrative expenses including, but not limited to, increased public company compliance costs and additional staffing costs related to acquisition and disposition activities, offset by decreased transfer agent fees.
(5)Represents the elimination of non-cash impairment charges recognized on real estate properties for the 12 months ended December 31, 2025.
(6)Represents the elimination of gain on sale of real estate, net, associated with the disposition activities described in footnote (2) above.
(7)Represents the elimination of certain expenses that were directly related to the Internalization incurred during the 12 months ended December 31, 2025.
(8)Represents the elimination of non-cash equity-based compensation expense related to equity-based awards.
(9)Represents the elimination of severance-related charges incurred during the 12 months ended December 31, 2025 relating to the transition of our chief financial officer role.
(10)Represents the pro rata share of the types of adjustments set forth in this table relating to our non-controlling interest.
(11)The assumed amount of estimated Recurring Capital Expenditures, tenant improvements and leasing commissions is based on such amounts incurred during the 12 months ended December 31, 2025.
(12)Represents recurring amortizing principal payments of loan principal due during the 12 months ending December 31, 2026 (including amortized principal payments for the Fannie Mae Secured Debt based on the assumption that the Fannie Mae Secured Debt will be refinanced upon its scheduled maturity with a similar borrowing spread, which is higher than the current interest rate on our Revolving Facility).
(13)Represents the estimated cash available for distribution for the 12 months ending December 31, 2026 that is attributable to common stockholders (including our Class A common stock) and OP Unit holders, non-controlling interests and preferred stockholders. The share of total estimated cash available for distribution for the 12 months ending December 31, 2026 that is attributable to common stockholders (including our Class A common stock) and OP Unit holders, non-controlling interests and preferred stockholders is 49.0%, 0.7% and 50.3%, respectively.
(14)Based on a total of 66,912,183 shares of our common stock (including our Class A common stock), 234,026 shares of common stock that may be issued for redeeming the OP Units (in each case giving effect to adjustments for the impact of the stock dividends through January 2024 and the Reverse Stock Split) and 866,250 Listing Equity Awards (assuming that the underwriters do not exercise their option to purchase up to an additional 5,775,000 shares to cover overallotments, if any).
(15)Calculated as total estimated initial annual distribution to our stockholders (including our Class A common stock) divided by our stockholders’ share of estimated cash available for distribution for the 12 months ending December 31, 2026, assuming the underwriters do not exercise their overallotment option to purchase up to an additional 5,775,000 shares of our Class A common stock. If the underwriters’ overallotment option is exercised in full, the payout ratio based on our stockholders’ and OP Unit holders’ share of estimated cash available for distribution would be 172.2%. Our estimated initial annual distribution to our stockholders and OP Unit holders exceeds our estimated cash available for distribution attributable to our stockholders for the 12 months ending December 31, 2026. To the extent our actual cash available for distribution to our stockholders (including our Class A common stock) is not sufficient to pay our estimated initial annual distribution to our stockholders and our operating cash flow does not increase, we may have to fund distributions from cash on hand, borrowings (which may be secured or unsecured), sales of certain assets or additional offerings or reduce such distributions. In particular, if we determine not to sell assets or reduce distributions, we would expect to be able to fund any shortfall with cash and cash equivalents and/or borrowings under the Revolving Facility. As of December 31, 2025, on an adjusted basis assuming the application of the net proceeds from this offering, we had $337.9 million of undrawn and available capacity under the Revolving Facility (pursuant to the terms of the Credit Agreement) and $301.9 million of cash and cash equivalents.
Information in the “Estimated Initial Distribution and Payout Ratio” table above has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the information in this table and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this prospectus relates to the Company’s previously issued financial statements. It does not extend to the “Estimated Initial Distribution and Payout Ratio” table above and should not be read to do so.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2025:
•on a historical basis; and
•on an as adjusted basis to give effect to (i) the issuance by us of 38,500,000 shares of our Class A common stock in this offering (assuming that the underwriters do not exercise their overallotment option to purchase up to an additional 5,775,000 shares of our Class A common stock), (ii) the issuance of 866,250 Listing Equity Awards (assuming the overallotment option is not exercised) and (iii) the use of the net proceeds from this offering as set forth in “Use of Proceeds,” including the repayment of approximately $186.0 million of outstanding indebtedness under the Revolving Facility.
You should read this table together with “Use of Proceeds,” “Prospectus Summary—Summary Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated by reference in this prospectus.

	As of December 31, 2025
(in thousands)	Historical	As Adjusted
Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$57,620	$301,900
Restricted cash	50,832	50,832
Total cash, cash equivalents and restricted cash	$108,452	$352,732
Debt:
Revolving facility	$186,000	$—
Term loan, net	148,405	148,405
Mortgage notes payable, net	367,629	367,629
Fannie Mae secured debt	334,739	334,739
Total debt	$1,036,773	$850,773
Equity:
Stockholders’ equity:
7.375% Series A cumulative redeemable perpetual preferred stock, $0.01 par value per share	$38	$38
7.125% Series B cumulative redeemable perpetual preferred stock, $0.01 par value per share	35	35
Common stock, $0.01 par value per share (1)	1,132	1,141	(2)
Class A common stock, $0.01 par value per share	—	385
Additional paid-in capital (1)(3)	2,531,315	2,961,201
Accumulated other comprehensive income	5,604	5,604
Distributions in excess of accumulated earnings	(1,938,060)	(1,938,060)
Total stockholders’ equity	600,064	1,030,344
Non-controlling interests	4,461	4,461
Total equity	604,525	1,034,805
Total capitalization	$1,641,298	$1,885,578
________________
(1)Excludes (a) for the historical column, 802,514 shares of our common stock available for future issuance under our Equity Incentive Plan after the issuance of the Listing Equity Awards (in addition, pursuant to the terms of the Equity Incentive Plan, after this offering, the number of shares available for future issuance thereunder will increase by 2,502,500 shares, which represents 6.5% of the shares issued and sold by the Company in this offering (assuming no exercise of the underwriters’ overallotment option to purchase additional shares)); and (b) 234,026 shares of our common stock that may be issued for redeeming OP Units.
(2)Includes 866,250 Listing Equity Awards.
(3)Excludes 81,940 shares of our common stock underlying our unvested PSUs (such number of shares assumes that we issue shares of our common stock underlying such unvested performance-based awards at maximum levels for performance and market conditions that have not yet been achieved; to the extent that performance or market conditions do not meet maximum levels, the actual number of shares of our common stock issued under our Equity Incentive Plan would be less than the amount reflected above).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This prospectus contains and incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated herein by reference. Our results of operations and financial condition, as reflected in the financial statements and related notes incorporated by reference in this prospectus, reflect various estimates and assumptions; additional business conditions, changing capital market conditions and other factors could affect our operations and financial condition and those of our operators and our tenants. You should read the following discussion with “Cautionary Note on Forward-Looking Statements,” “Business and Properties” and our historical consolidated financial statements and the related notes incorporated by reference in this prospectus.
Overview
We have elected to be taxed as a REIT commencing with our taxable year ended December 31, 2013. We acquire, own and manage a diversified portfolio of healthcare-related real estate focused on SHOPs and OMFs. As of December 31, 2025, we owned 167 properties and one land parcel located in 29 states, consisting of 37 senior housing communities, with 3,615 units, in our SHOP segment and 130 outpatient medical facilities, with approximately 3.7 million square feet of GLA, in our OMF segment.
Substantially all of our business is conducted through the OP and its wholly-owned subsidiaries. Prior to consummation of the Internalization on September 27, 2024, our former Advisor and its related affiliates managed our day-to-day business and received compensation and fees for providing services to us. In connection with the Internalization, we internalized our advisory and property management functions with our own dedicated workforce. See the “Internalization” section below for additional information.
We operate in two reportable business segments for management and financial reporting purposes: SHOPs and OMFs. All of our properties across both business segments are located throughout the United States. In our SHOP segment, we invest in senior housing properties through the RIDEA structure. As of December 31, 2025, we had three eligible independent contractors operating 37 SHOPs. In our OMF operating segment, we own, manage and lease single- and multi-tenant OMFs where tenants are generally required to pay their pro rata share of property operating expenses and certain capital expenditures, which may be subject to expense exclusions and floors, in addition to base rent. We or third-party managers manage our OMFs.
Internalization
On September 27, 2024, we consummated the Internalization contemplated by that certain merger agreement dated August 6, 2024 (the “Internalization Agreement”) with the former Advisor, resulting in the internalization of our management and termination of our prior advisory agreement. Pursuant to the Internalization Agreement, on the closing date, (i) the outstanding membership interests of the former Advisor were converted into the right to receive from us an internalization fee of $98.2 million and (ii) the former Advisor’s parent entity received (a) an asset management fee of $5.5 million, representing the aggregate base management fee that we would have been required to pay to the former Advisor during the remaining three month notice period required to terminate the prior advisory agreement, and (b) a property management fee of $2.9 million, representing the aggregate management fees that we would have been required to pay to the former Advisor through the then-current term of the property management agreement, in each case subject to certain other adjustments (collectively, the “Closing Payments” in an aggregate amount of $106.6 million). Because the Closing Payments exceeded our available cash on the closing date, we paid an aggregate cash consideration of $75.0 million and issued an unsecured promissory note (the “Promissory Note”) in a principal amount of $30.3 million to the former Advisor’s parent entity. In January 2025, we repaid the Promissory Note in full. See “Note 1—Organization” and “Note 10—Related Party Transactions and Arrangements” to our consolidated financial statements, incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025, for additional details regarding the Internalization.

Stock Dividends
We declared and issued quarterly dividends entirely in shares of our common stock from October 2020 through January 2024 in an aggregate amount of approximately 5.2 million shares (as adjusted to reflect the Reverse Stock Split). Unless otherwise indicated, all share and per share data in this prospectus gives effect to such stock dividends.
Reverse Stock Split
On September 30, 2024, we effected the Reverse Stock Split. Upon the effectiveness of the Reverse Stock Split, every four shares of our issued and outstanding common stock were automatically changed into one issued and outstanding share of common stock. Unless otherwise indicated, all share and per share data in this prospectus gives effect to the Reverse Stock Split.
Subsequent Events
See “Prospectus Summary—Recent Developments.”
Critical Accounting Policies and Estimates
The preparation of our consolidated financial statements incorporated by reference in this prospectus requires us to use judgment in the application of critical accounting estimates and assumptions. We base these estimates on our experience and assumptions we believe to be reasonable under the circumstances. These estimates could affect our financial position or results of operations. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our consolidated financial statements. We periodically re-evaluate our estimates and assumptions and, in the event estimates or assumptions prove to be different from actual results, we make adjustments in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain. Below is a discussion of accounting policies and estimates that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.
Purchase Price Allocation
At the time an asset is acquired, we evaluate the inputs, processes and outputs of the asset acquired to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations and comprehensive loss. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and subsequently amortized over the useful life of the acquired assets.
In both a business combination and an asset acquisition, we allocate the purchase price of acquired properties to tangible and identifiable intangible assets or liabilities based on their respective fair values. Tangible assets may include land, land improvements, buildings, fixtures and tenant improvements on an as if vacant basis. Intangible assets may include the value of in-place leases and above- and below-market leases and other identifiable assets or liabilities based on lease or property specific characteristics. In addition, any assumed mortgages receivable or payable and any assumed or issued non-controlling interests (in a business combination) are recorded at their estimated fair values. In allocating the fair value to assumed mortgages, amounts are recorded to debt premiums or discounts based on the present value of the estimated cash flows, which is calculated to account for either above or below-market interest rates. In allocating the fair value to any assumed or issued non-controlling interests, amounts are recorded at their fair value at the close of business on the acquisition date. In a business combination, the difference between the purchase price and the fair value of identifiable net assets acquired is either recorded as goodwill or as a bargain purchase gain. In an asset acquisition, the difference between the acquisition price (including capitalized transaction costs) and the fair value of identifiable net assets acquired is allocated to the non-current assets.
For acquired properties with leases classified as operating leases, we allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their respective fair values. In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
We utilize various estimates, processes and information to determine the as-if vacant property value. We estimate the fair value using data from appraisals, comparable sales, discounted cash flow analysis and other methods. Fair value estimates are also made using significant assumptions such as capitalization rates, market rental rates, discount rates and land values per square foot.
Identifiable intangible assets include amounts allocated to acquired leases for above- and below-market lease rates and the value of in-place leases. Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.
Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of market rental rates for each corresponding in-place lease, measured over a period equal to the remaining initial term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases.
Impairment of Long-Lived Assets
Management assesses on a continuous basis whether there are indicators that the carrying value of our real estate properties may be impaired. Such indicators include significant declines in market value, changes in property use or condition, legal or business developments, costs that significantly exceed management’s expectations, ongoing operating losses and changes in anticipated holding period. If any of these indicators are present, management evaluates whether the property’s carrying value may not be recoverable based on an estimate of future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. If an impairment exists due to the inability to recover the carrying value, we will recognize an impairment loss in the consolidated statements of operations and comprehensive loss to the extent that the carrying value exceeds the estimated fair value of real estate properties which are held for use. Our estimated fair value is primarily based upon (i) estimated sales prices from signed contracts or letters of intent from third-party offers or (ii) discounted cash flow models of the property over its anticipated hold period. Capitalization rates and discount rates utilized in these models are based upon unobservable rates that we believe to be within a reasonable range of current market rates. In addition, such cash flow models consider factors such as expected future operating income, market and other applicable trends, residual value, leasing demand, competition, and other relevant factors.
Factors Which May Influence Results of Operations
Prior to the consummation of the Internalization, we paid our former Advisor and its related affiliates asset management and property management fees. Following the consummation of the Internalization, we no longer had to pay such fees (though we continued to pay property management fees to third-party property managers for certain of our OMFs); instead, we began to incur expenses related to the compensation and benefits of our officers, employees and consultants. For these reasons, certain period to period comparisons may not be meaningful.
In addition, the effects of inflation and scheduled lease expirations discussed below, as well as other national economic conditions affecting healthcare real estate and senior housing in general, may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, disposition, management and operation of our properties. For a further discussion of these and other factors that could impact our future results or performance, see “Risk Factors.”

Inflation
Leases with residents at our SHOPs typically do not have rent escalations, however, we are able to renew leases at market rates as they mature due to their short-term nature. As inflation rates increase or persist at high levels, the cost of providing medical care at our SHOPs, particularly labor costs, will increase. If we are unable to admit new residents or renew resident leases at market rates, while bearing these increased costs from providing services to our residents, our results of operations may be affected.
We may be adversely impacted by inflation on the leases with tenants in our OMF segment that do not contain indexed escalation provisions, or those leases which have escalations at rates which do not exceed or approximate current inflation rates. Recent increases in inflation, driven by factors such as labor shortages, supply chain disruptions, higher property insurance, property tax and interest rates and increased economic and political uncertainties due to the tariffs imposed by, or imposed on, the United States, have and may continue to have adverse impacts on our results of operations and our liquidity as well as our tenants’ and residents’ ability to pay rent. As of December 31, 2025, the increase to the 12-month CPI for all items, as published by the Bureau of Labor Statistics, was 3.2%. To help mitigate the adverse impact of inflation, most of our leases with our tenants in our OMF segment contain rent escalation provisions which increase the cash that is due under these leases over time. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). Although most of our leases with tenants in our OMF segment contain rent escalation provisions, these rates have often been below the current rate of inflation in recent years.
In addition to base rent, depending on the specific lease, OMF tenants are generally required to pay either (i) their pro rata share of property operating and maintenance expenses and certain capital expenditures, which may be subject to expense exclusions and floors, or (ii) their share of increases in property operating and maintenance expenses to the extent they exceed the properties’ expenses for the base year of the respective leases. Property operating and maintenance expenses include common area maintenance costs, real estate taxes and insurance. Increased operating costs paid by our tenants under these net leases could have an adverse impact on our tenants if increases in their operating expenses exceed increases in their revenue, which may adversely affect our tenants’ ability to pay rent owed to us or property expenses to be paid, or reimbursed to us, by our tenants. Renewals of leases or future leases for our net lease properties may not be negotiated on a net lease basis or on a basis requiring the tenants to pay all or some of such expenses, in which event we may have to pay those costs. If we are unable to lease properties on a net lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs.
Scheduled Lease Expirations
As of December 31, 2025 and 2024, our SHOP segment was 85.5% and 78.5% occupied, respectively. Substantially all of our leases with residents at our SHOP properties are for a term of one year or less.
As of December 31, 2025 and 2024, our OMF segment was 92.8% and 90.5% leased, respectively. Our leasing strategy focuses on negotiating renewals for leases scheduled to expire during the next 12 months. In the future, if we are unable to negotiate renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy. As of December 31, 2025 and 2024, our remaining weighted average lease term for the OMF segment was 5.6 years and 6.5 years, respectively, excluding our SHOP segment.

Results of Operations
Comparison of the Years Ended December 31, 2025 and 2024
The following table shows our results of operations for the years ended December 31, 2025 and 2024 and the year-to-year change by line item of the consolidated statements of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2025	2024	$	%
Revenue from tenants	$342,279	$353,794	$(11,515)	(3.3)%
Operating expenses:
Property operating and maintenance (1)	218,898	221,452	(2,554)	(1.2)
Impairment charges	44,914	24,881	20,033	80.5
Termination fees to related parties	—	106,650	(106,650)	NM
Operating fees to related parties	—	19,203	(19,203)	NM
Acquisition and transaction related	516	7,949	(7,433)	(93.5)
General and administrative (1)	24,190	22,440	1,750	7.8
Depreciation and amortization	78,261	84,067	(5,806)	(6.9)
Total expenses	366,779	486,642	(119,863)	(24.6)
Operating loss before gain on sale of real estate investments	(24,500)	(132,848)	108,348	81.6
Gain on sale of real estate investments	27,800	9,307	18,493	198.7
Operating income (loss)	3,300	(123,541)	126,841	102.7
Other (expense) income:
Interest expense	(61,281)	(69,447)	8,166	11.8
Interest and other income, net	272	1,051	(779)	(74.1)
Gain on extinguishment of debt	257	392	(135)	(34.4)
(Loss) gain on non-designated derivatives	(72)	1,544	(1,616)	(104.7)
Total other expense, net	(60,824)	(66,460)	5,636	8.5
Loss before income taxes	(57,524)	(190,001)	132,477	69.7
Income tax expense	(161)	(262)	101	38.5
Net loss	(57,685)	(190,263)	132,578	69.7
Net loss attributable to non-controlling interests	64	567	(503)	(88.7)
Allocation for preferred stock	(13,446)	(13,799)	353	2.6
Net loss attributable to common stockholders	$(71,067)	$(203,495)	$132,428	65.1%
________________
(1)Certain 2024 amounts have been reclassified from general and administrative to property operating and maintenance to align with the current period presentation.
NM — Not meaningful

Segment Results — Senior Housing Operating Properties
The following table presents the results of operations and the period to period change in our SHOP segment for the years ended December 31, 2025 and 2024 (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2025	2024	$	%
Revenue from tenants	$225,221	$216,477	$8,744	4.0%
Less: Property operating and maintenance	182,640	181,947	693	0.4
NOI	$42,581	$34,530	$8,051	23.3%

	Number of properties at December 31,		Average monthly revenue per occupied room for the year ended December 31,		Average unit occupancy for the year ended December 31,
	2025	2024	2025	2024	2025	2024
Total communities (1)	37	44	$6,078	$5,791	81.9%	77.4%
________________
(1)Excludes one land parcel with a gross asset value of $0.6 million.
Revenue from tenants within our SHOP segment are generated in connection with rent and services offered to residents depending on the level of care required, as well as fees associated with other ancillary services. Property operating and maintenance expense relates to the costs associated with staffing to provide care for the residents in our SHOPs, as well as supplies, overhead and management fees paid to our third-party operators and costs associated with maintaining the physical site.
The increase in SHOP NOI for the year ended December 31, 2025 over the prior year was primarily due to positive trends in occupancy and revenue per occupied room, partially offset by (i) higher property operating and maintenance expense driven by higher occupancy and inflationary impacts on labor costs and (ii) the nine SHOPs sold in 2024 and 2025.
Segment Results — Outpatient Medical Facilities
The following table presents the results of operations and the period to period change in our OMF segment for the years ended December 31, 2025 and 2024 (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2025	2024	$	%
Revenue from tenants	$117,058	$137,317	$(20,259)	(14.8)%
Less: Property operating and maintenance	36,258	39,505	(3,247)	(8.2)
NOI	$80,800	$97,812	$(17,012)	(17.4)%

	Number of properties at December 31,		Ending occupancy for the year ended December 31,
	2025	2024	2025	2024
Total outpatient medical facilities	130	148	92.8%	90.5%
Revenue from tenants within our OMF segment primarily reflects contractual rent received from tenants and operating expense reimbursements. These reimbursements generally increase in proportion with the increase in property operating and maintenance expense in our OMF segment. Pursuant to many of our lease agreements in our OMFs, tenants are required to pay their pro rata share of property operating and maintenance expenses and certain capital expenditures, which may be subject to expense exclusions and floors, in addition to base rent. Property operating and maintenance expense reflects the costs associated with our OMFs, including real estate taxes, utilities, repairs, maintenance and unaffiliated third-party property management fees.

The decrease in OMF NOI for the year ended December 31, 2025 over the prior year was primarily due to the disposition of 30 OMFs in the second half of 2024 and throughout 2025, partially offset by favorable leasing activity and the acquisition of four OMFs during 2024.
Other Results of Operations
Impairment Charges
We recorded $44.9 million of impairment charges for the year ended December 31, 2025 related to seven SHOP properties ($37.9 million) and four OMF properties ($7.0 million). We recorded $24.9 million of impairment charges for the year ended December 31, 2024 related primarily to two SHOP properties ($13.4 million) and two OMF properties ($11.2 million).
Termination Fees to Related Parties
We recorded $106.7 million of termination fees to related parties for the year ended December 31, 2024 as a result of our termination of the prior advisory agreement with our former Advisor and transition to self-management through the Internalization, comprised of an internalization fee of $98.2 million, an asset management fee of $5.5 million and a property management fee of $2.9 million. This item did not recur in 2025.
Operating Fees to Related Parties
Prior to the consummation of the Internalization, our former Advisor and its affiliates were paid asset management and property management fees of $19.2 million in 2024 for managing our properties on a day-to-day basis. We were no longer required to pay such fees in 2025 following the consummation of the Internalization.
Acquisition and Transaction Related
Acquisition and transaction related expenses decreased $7.4 million in 2025 over the prior year primarily due to $5.3 million of advisory, legal and other professional costs and non-recurring employee transition expenses directly related to the Internalization incurred in 2024.
General and Administrative
General and administrative expense increased $1.8 million in 2025 over the prior year primarily due to cash severance, acceleration of equity vesting and other related expenses in connection with the transition of our chief financial officer role in 2025.
Depreciation and Amortization
Depreciation and amortization expense decreased $5.8 million in 2025 over the prior year primarily due to the disposition of 30 OMFs and nine SHOPs throughout 2024 and 2025, partially offset by depreciation on capital expenditures placed in service throughout 2024 and 2025.
Gain on Sale of Real Estate Investments
During the year ended December 31, 2025, we disposed of seven SHOPs and 18 OMFs for an aggregate contract sales price of $202.5 million, which resulted in an aggregate net gain on sale of $27.8 million.
During the year ended December 31, 2024, we disposed of two SHOPs, 12 OMFs and one land parcel for an aggregate contract sales price of $118.1 million, which resulted in an aggregate gain on sale of $9.3 million.
Interest Expense
Interest expense decreased $8.2 million in 2025 over the prior year primarily due to lower average debt balances, partially offset by higher weighted average economic interest rates and cash received in connection with the termination of an interest rate swap.

Inclusive of our non-designated interest rate caps, the weighted-average economic interest rate on our total gross borrowings was 5.75% and 5.06% as of December 31, 2025 and 2024, respectively.
Interest and Other Income, Net
Interest and other income includes interest income earned on cash and cash equivalents invested in short-term money market funds and expenses not covered by insurance, net of recoveries. Interest and other income decreased $0.8 million in 2025 over the prior year primarily due to $0.5 million of higher expenses not covered by insurance, net of recoveries and $0.4 million in excess insurance reimbursement received in 2024.
Gain on Extinguishment of Debt
We recorded a gain on extinguishment of debt of $0.3 million and $0.4 million in 2025 and 2024, respectively, in connection with repayment of loans prior to maturity relating to asset sales.
(Loss) Gain on Non-Designated Derivatives
(Loss) gain on non-designated derivative instruments includes mark-to-market adjustments of non-designated interest rate caps designed to protect us from adverse interest rate changes in connection with the Fannie Mae Secured Debt and the previous $50.0 million variable-rate warehouse facility with Capital One (the “OMF Warehouse Facility”), which have variable interest rates.
We incurred a loss on non-designated derivatives in 2025 primarily due to $3.5 million less cash received in 2025 from our interest rate caps as a result of a net decrease in the number of interest rate caps outstanding from 2024 to 2025, partially offset by a $2.0 million net change in the fair value of our interest rate caps.
Income Tax Expense
Income taxes generally relate to our SHOPs, which are leased to our TRS. We recorded income tax expenses of $0.2 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively, primarily due to state income taxes incurred by our TRS.
Allocation for Preferred Stock
Allocation for preferred stock was $13.4 million and $13.8 million for the years ended December 31, 2025 and 2024, respectively. These amounts represent the allocation of our net income that is related to holders of our Series A Preferred Stock and our Series B Preferred Stock. The decrease is due to repurchases of our preferred stock during the year ended December 31, 2025.

Comparison of the Years Ended December 31, 2024 and 2023
The following table shows our results of operations for the years ended December 31, 2024 and 2023 and the year-to-year change by line item of the consolidated statements of operations (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2024	2023	$	%
Revenue from tenants	$353,794	$345,925	$7,869	2.3%
Operating expenses:
Property operating and maintenance (1)	221,452	217,792	3,660	1.7
Impairment charges	24,881	4,676	20,205	NM
Termination fees to related parties	106,650	—	106,650	NM
Operating fees to related parties	19,203	25,527	(6,324)	(24.8)
Acquisition and transaction related	7,949	545	7,404	NM
General and administrative (1)	22,440	18,928	3,512	18.6
Depreciation and amortization	84,067	82,873	1,194	1.4
Total expenses	486,642	350,341	136,301	38.9
Operating loss before gain (loss) on sale of real estate investments	(132,848)	(4,416)	(128,432)	NM
Gain (loss) on sale of real estate investments	9,307	(322)	9,629	NM
Operating loss	(123,541)	(4,738)	(118,803)	NM
Other (expense) income:
Interest expense	(69,447)	(66,078)	(3,369)	(5.1)
Interest and other income, net	1,051	734	317	43.2
Gain on extinguishment of debt	392	—	392	NM
Gain (loss) on non-designated derivatives	1,544	(1,995)	3,539	177.4
Total other expense, net	(66,460)	(67,339)	879	1.3
Loss before income taxes	(190,001)	(72,077)	(117,924)	(163.6)
Income tax expense	(262)	(303)	41	13.5
Net loss	(190,263)	(72,380)	(117,883)	(162.9)
Net loss attributable to non-controlling interests	567	82	485	NM
Allocation for preferred stock	(13,799)	(13,799)	—	—
Net loss attributable to common stockholders	$(203,495)	$(86,097)	$(117,398)	(136.4)%
__________________
(1)Certain 2024 amounts have been reclassified from general and administrative to property operating and maintenance to align with the current period presentation.
NM — Not meaningful
Segment Results — Senior Housing Operating Properties
The following table presents the results of operations and the period to period change in our SHOP segment for the years ended December 31, 2024 and 2023 (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2024	2023	$	%
Revenue from tenants	$216,477	$210,476	$6,001	2.9%
Less: Property operating and maintenance	181,947	179,838	2,109	1.2%
NOI	$34,530	$30,638	$3,892	12.7%

	Number of properties at December 31,		Average unit occupancy for the year ended December 31,
	2024	2023	2024	2023
Total communities	45	48	77.4%	74.4%
The SHOP NOI increase for the year ended December 31, 2024 over the prior year was primarily due to positive trends in revenue driven by occupancy gains, partially offset by higher operating and maintenance expenses primarily attributable to labor cost inflation.
Segment Results — Outpatient Medical Facilities
The following table presents the results of operations and the period to period change in our OMF segment for the years ended December 31, 2024 and 2023 (dollars in thousands):

	Year ended December 31,		Increase (Decrease)
	2024	2023	$	%
Revenue from tenants	$137,317	$135,449	$1,868	1.4%
Less: Property operating and maintenance (1)	39,505	37,954	1,551	4.1%
NOI	$97,812	$97,495	$317	0.3%
__________________
(1)Certain 2024 amounts have been reclassified from general and administrative to property operating and maintenance to align with the current period presentation.

	Number of properties at December 31,		Ending occupancy for the years ended December 31,
	2024	2023	2024	2023
Total outpatient medical facilities	148	156	90.5%	90.6%
The OMF NOI increase for the year ended December 31, 2024 over the prior year was primarily driven by the acquisition of four properties in the first quarter of 2024, partially offset by the disposition of 12 Non-Core Properties in the third and fourth quarters of 2024.
See “—Non-GAAP Financial Measures—Net Operating Income” below for additional information on our presentation of NOI for both segments.
Other Results of Operations
Impairment Charges
We recorded $24.9 million of impairment charges for the year ended December 31, 2024 related primarily to two held-for-use SHOP properties ($13.4 million) and two held-for-use OMF properties ($11.2 million). We incurred $4.7 million of impairment charges for the year ended December 31, 2023 related to one held-for-use SHOP property and one held-for-use OMF property.
Operating Fees to Related Parties
Prior to the consummation of the Internalization, our former Advisor and its related affiliates were paid for asset management and property management services to manage our properties on a day-to-day basis. Following the consummation of the Internalization, we are no longer paying such fees.
Operating fees to related parties decreased by $6.3 million to $19.2 million for the year ended December 31, 2024 from $25.5 million for the year ended December 31, 2023 as a result of the Internalization.

Termination Fees to Related Parties
We recorded $106.7 million of termination fees to related parties for the year ended December 31, 2024 as a result of our termination of the prior advisory agreement with our former Advisor and transition to self-management through the Internalization, comprised of an internalization fee of $98.2 million, an asset management fee of $5.5 million and a property management fee of $2.9 million.
Acquisition and Transaction Related
Acquisition and transaction related expenses were $7.9 million for the year ended December 31, 2024 and $0.5 million for the year ended December 31, 2023. This increase was primarily due to $5.3 million of advisory, legal and other professional costs and non-recurring employee transition expenses directly related to the Internalization.
General and Administrative
General and administrative expenses increased by $3.5 million to $22.4 million for the year ended December 31, 2024 compared to $18.9 million for the year ended December 31, 2023. The increase was primarily attributable to employee compensation costs incurred by us after the Internalization and certain severance and other compensation reimbursement payments made to our former Advisor prior to the Internalization.
Depreciation and Amortization
Depreciation and amortization expense increased by $1.2 million to $84.1 million for the year ended December 31, 2024 from $82.9 million for the year ended December 31, 2023. The increase was primarily attributable to amortization of deferred leasing commissions.
Gain (Loss) on Sale of Real Estate Investments
During the year ended December 31, 2024, we disposed of two SHOPs, 12 OMFs and one land parcel for an aggregate contract sales price of $118.1 million. One of the two disposed SHOPs was previously impaired by $2.1 million in the year ended December 31, 2023. These dispositions resulted in an aggregate gain on sale of $9.3 million in the year ended December 31, 2024.
During the year ended December 31, 2023, we disposed of four SHOPs and one OMF for an aggregate contract sales price of $13.8 million. These dispositions resulted in an aggregate loss on sale of $0.3 million in the year ended December 31, 2023.
Interest Expense
Interest expense increased by $3.4 million to $69.4 million for the year ended December 31, 2024 from $66.1 million for the year ended December 31, 2023. The increase in interest expense was mainly due to higher average balances of amounts outstanding under our indebtedness during the year ended December 31, 2024 as compared to the year ended December 31, 2023. This increase was partially offset by lower weighted average interest rates.
Inclusive of our non-designated interest rate caps, the weighted-average economic interest rate on our total gross borrowings was 5.0% as of both December 31, 2024 and 2023.
Interest and Other Income, Net
Interest and other income, net includes income from our investment securities and interest income earned on cash and cash equivalents held during the period. Interest and other income, net was approximately $1.1 million for the year ended December 31, 2024 and approximately $0.7 million for the year ended December 31, 2023. Interest and other income, net increased in 2024 due to higher interest rates on, and balances of, our cash accounts.
Gain on Extinguishment of Debt
We recorded a $0.4 million gain on extinguishment of debt in 2024 in connection with the repayment of a loan prior to maturity relating to the sale of an OMF.

Gain (Loss) on Non-Designated Derivatives
Gain (loss) on non-designated derivative instruments for the years ended December 31, 2024 and 2023 related to interest rate caps that are designed to protect us from adverse interest rate changes in connection with the Fannie Mae Secured Debt and other secured debt, which have variable interest rates.
The gain recorded in the year ended December 31, 2024 was due to increases in forward-interest rate curves, and represents the increase in fair value as well as $6.8 million of cash received from our interest rate caps.
The loss recorded in the year ended December 31, 2023 was due to decreases in forward-interest rate curves, and represents the decrease in fair value as well as $5.6 million of cash received from our interest rate caps.
Income Tax Expense
Income taxes generally relate to our SHOPs, which are leased to our TRS. We recorded income tax expense of $0.3 million for both years ended December 31, 2024 and 2023.
Because of our TRS’s recent operating history of losses and the adverse economic impacts from increases in the rate of inflation in recent years on the results of operations of our SHOP assets, we are not able to conclude that it is more likely than not that we will realize the future benefit of our deferred tax assets and recorded a full valuation allowance; thus we have recorded a 100% valuation allowance on our net deferred tax assets through December 31, 2024. If and when we believe it is more likely than not that we will recover our deferred tax assets, we will reverse the valuation allowance as an income tax benefit in our consolidated statements of operations and comprehensive loss.
Allocation for Preferred Stock
Allocation for preferred stock was $13.8 million for both years ended December 31, 2024 and 2023. These amounts represent the allocation of our net income that is related to holders of our Series A Preferred Stock and our Series B Preferred Stock.
Cash Flows
The following summary discussion of our changes in our cash flows is based on our consolidated statements of cash flows in our consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025 and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.
Cash Flows
Years Ended December 31, 2025 and 2024
The following table presents a summary of our sources and uses of cash flows for the years ended December 31, 2025 and 2024 (dollars in thousands):

	Year ended December 31,		Change
	2025	2024	$	%
Cash, cash equivalents and restricted cash, beginning of year	$74,095	$91,316	$(17,221)	(18.9)%
Net cash provided by (used in) operating activities	6,951	(79,846)	86,797	108.7
Net cash provided by investing activities	69,806	63,972	5,834	9.1
Net cash used in financing activities	(42,400)	(1,347)	(41,053)	NM
Cash, cash equivalents and restricted cash, end of year	$108,452	$74,095	$34,357	46.4%
________________
NM — Not meaningful

Cash Flows from Operating Activities
Cash flows from operating activities increased by $86.8 million during the year ended December 31, 2025 compared to 2024, primarily due to growth in our SHOP segment and a decrease in interest expense in 2025, partially offset by decrease in NOI from our OMF segment as a result of dispositions in 2025, and reduced fees paid to the former Advisor in 2025 in connection with the Internalization. In 2024, we paid asset management and property management fees of $19.2 million and made a partial payment of $75 million relating to the termination fee. In 2025, we did not incur any asset management or property management fees, however, we paid the outstanding portion of the termination fee of $30.3 million.
Cash Flows from Investing Activities
Cash flows from investing activities increased by $5.8 million during the year ended December 31, 2025 compared to 2024, primarily due to higher proceeds from the sale of real estate investments and lower acquisition volume in 2025, partially offset by higher capital expenditures in 2025.
Cash Flows from Financing Activities
Cash flows from financing activities decreased by $41.1 million during the year ended December 31, 2025 compared to 2024, primarily due to a net decrease in outstanding debt and repurchase of our preferred stock in 2025.
Years Ended December 31, 2024 and 2023
The following table presents a summary of our sources and uses of cash flows for the years ended December 31, 2024 and 2023 (dollars in thousands):

	Year ended December 31,		Change
	2024	2023	$	%
Cash, cash equivalents and restricted cash, beginning of year	$91,316	$76,538	$14,778	19.3%
Net cash (used in) provided by operating activities	(79,846)	21,624	(101,470)	NM
Net cash provided by (used in) investing activities	63,972	(62,817)	126,789	NM
Net cash (used in) provided by financing activities	(1,347)	55,971	(57,318)	(102.4)
Cash, cash equivalents and restricted cash, end of year	$74,095	$91,316	$(17,221)	(18.9)%
__________________
NM — Not meaningful
Cash Flows from Operating Activities
Cash flows from operating activities decreased by $101.5 million during the year ended December 31, 2024 compared to 2023, primarily due to the termination fee incurred in connection with the Internalization in 2024, partially offset by higher property NOI in 2024.
Cash Flows from Investing Activities
Cash flows from investing activities increased by $126.8 million during the year ended December 31, 2024 compared to 2023, primarily due to higher disposition volume and lower acquisition volume in 2024.
Cash Flows from Financing Activities
Cash flows from financing activities decreased by $57.3 million during the year ended December 31, 2024 compared to 2023, primarily due to higher net proceeds from debt in 2023, partially offset by proceeds from a promissory note issued in 2024.

Liquidity and Capital Resources
Our existing principal demands for cash are to fund acquisitions, capital expenditures, the payment of our operating and administrative expenses, debt service obligations (including principal repayment) and distributions to holders of our Series A Preferred Stock and our Series B Preferred Stock. We closely monitor our current and anticipated liquidity position relative to our current and anticipated demands for cash and believe that we have sufficient current liquidity to meet our financial obligations for at least the next 12 months.
Our future liquidity requirements and available liquidity, however, depend on many factors, such as recent and continuing increases in inflation, labor shortages, supply chain disruptions and higher property insurance, property tax and interest rates, all of which have and may continue to have adverse impacts on our results of operations and thus ultimately our liquidity. Moreover, these adverse impacts may also impact our tenant and residents’ ability to pay rent and thus our cash flows. For more information about the risks and uncertainties associated with inflation, labor shortages and labor costs, see “—Factors Which May Influence Results of Operations—Inflation” above.
We expect to fund our future short-term operating liquidity requirements, including distributions to holders of our Series A Preferred Stock and our Series B Preferred Stock, through a combination of current cash on hand, net cash provided by our operating activities and property dispositions, future takedowns under the Revolving Facility and potential new financings utilizing certain of our unencumbered properties.
As of December 31, 2025 and 2024, we had $57.6 million and $21.7 million of cash and cash equivalents, respectively. The Secured Term Loan 4 due 2033 requires us to maintain a minimum balance of cash and cash equivalents of $12.5 million at all times.
Financings
As of December 31, 2025, our total debt leverage ratio (net debt divided by total gross asset value) was approximately 45.1%. Net debt totaled $988.6 million, which represents total debt, net ($1.0 billion) less cash and cash equivalents ($57.6 million). Gross asset value totaled $2.2 billion, which represents total real estate investments, at cost ($2.2 billion), net of gross market lease intangible liabilities ($19.6 million). Cumulative impairment charges are reflected within gross asset value.
As of December 31, 2025, we had total gross borrowings of $1.0 billion, at a weighted-average interest rate of 5.94% and a weighted-average remaining term of 3.9 years. The weighted-average interest rate includes the impact of “pay-fixed” swaps that are designated as hedging instruments on a portion of our variable-rate debt, but does not include the impact of our non-designated interest rate caps (discussed below). Inclusive of our non-designated interest rate caps, the weighted-average economic interest rate on our total gross borrowings was 5.75% as of December 31, 2025.
As of December 31, 2025, the carrying value of our real estate investments at cost was $2.2 billion, with $683.4 million of this asset value pledged as collateral for mortgage notes payable, $614.5 million of this asset value pledged to secure advances under the Fannie Mae Secured Debt and $867.3 million of this asset value added to the borrowing base of the Credit Facilities. These real estate assets are not available to satisfy other debts and obligations, or to serve as collateral with respect to new indebtedness, as applicable, unless the existing indebtedness associated with the property is satisfied or the property is removed from the borrowing base of the Fannie Mae Secured Debt and the Credit Facilities, which would impact availability thereunder.
Unencumbered real estate investments, at cost as of December 31, 2025 was $22.2 million. There can be no assurance as to the amount of liquidity we would be able to generate from leveraging these unencumbered real estate investments, if we are able to leverage them at all.
Mortgage Notes Payable
As of December 31, 2025, we had $375.5 million in mortgage notes payable outstanding, which bore interest at a weighted-average annual fixed interest rate of 5.52% and a weighted-average remaining term of 7.4 years. Future scheduled principal payments on our mortgage notes payable for 2026 are $0.9 million.

Fannie Mae and Other Secured Debt
As of December 31, 2025, we had $334.7 million outstanding under the Fannie Mae Secured Debt, which bore interest at a weighted-average annual rate of 6.65% and had a weighted-average remaining term of 0.8 years. Inclusive of our non-designated interest rate caps that limit one-month SOFR at 3.50%, the weighted average economic interest rate on the Fannie Mae Secured Debt was 6.01% as of December 31, 2025.
In April 2025, we repaid the OMF Warehouse Facility in full in the amount of $21.7 million plus unpaid interest and terminated the facility.
Unsecured Credit Facilities
On December 11, 2025, we entered into (i) a $400 million Revolving Facility and (ii) a $150 million Term Loan with Wells Fargo Bank, National Association, as administrative agent, and certain lenders party thereto. As of December 31, 2025, we had $186.0 million and $150.0 million outstanding under the Revolving Facility and Term Loan, respectively. The borrowings under Revolving Facility and Term Loan both bore interest at a weighted-average annual rate of 5.94% and had a weighted-average remaining term of 2.9 years as of December 31, 2025. Inclusive of our interest rate swaps that convert variable interest rates to fixed interest rates, the economic interest rate on the Term Loan was 5.51% as of December 31, 2025.
Non-Designated Interest Rate Caps
Our interest rate caps are used to limit our exposure to interest rate movements on the Fannie Mae Secured Debt for economic purposes; however, we do not elect to apply hedge accounting to these instruments. As of December 31, 2025, we had six SOFR-based interest rate caps with an aggregate notional amount of $338.0 million, which limit one-month SOFR to 3.50% and have varying maturities through November 2026. Although these interest rate caps are not designated hedging instruments, we consider them economically related to our variable-rate secured debt.
As SOFR has increased beyond 3.50%, we received cash payments of $3.3 million and $6.8 million in the years ended December 31, 2025 and 2024, respectively.
In April 2025, the Company terminated two interest rate caps with a notional amount of $21.7 million related to the OMF Warehouse Facility upon the facility’s full repayment.
In June 2025, the Company purchased three interest rate caps with a notional amount of $133.8 million for $1.1 million that limit one-month SOFR to 3.50% and mature in November 2026 related to the Fannie Mae Secured Debt. These interest rate caps were purchased in advance of interest rate caps set to expire in July 2025.
In October 2025, the Company purchased two interest rate caps with a notional amount of $146.1 million for $0.4 million that limit one month SOFR to 3.50% and mature in November 2026 related to the Fannie Mae Secured Debt. These interest rate caps were purchased in advance of interest rate caps set to expire in November 2025.
Capital Expenditures
During the year ended December 31, 2025, our aggregate capital expenditures paid were $28.7 million, of which $16.5 million was related to our OMF segment and $12.2 million was related to our SHOP segment.
Dispositions
During the year ended December 31, 2025, we disposed of seven SHOPs and 18 OMFs for an aggregate contract sales price of $202.5 million, which resulted in an aggregate net gain on sale of $27.8 million.
Preferred Stock Repurchase Program
On May 2, 2025, our Board authorized a preferred stock repurchase program for up to an aggregate amount of $50.0 million of our Series A Preferred Stock and our Series B Preferred Stock. Under the program, which does not have a stated expiration date, we may repurchase shares of our Series A Preferred Stock and our Series B Preferred

Stock from time to time through open market purchases, including pursuant to Rule 10b5-1 pre-set trading plans, block trades, privately negotiated transactions, accelerated share repurchase transactions entered into with one or more counterparties or otherwise, in compliance with applicable securities laws and other legal requirements. The timing, volume, and nature of repurchases are subject to market conditions, applicable securities laws and other factors, and the program may be amended, suspended or discontinued at any time. The program does not obligate us to repurchase any specific number of shares of our Series A Preferred Stock and our Series B Preferred Stock.
During the year ended December 31, 2025, we repurchased and retired 131,629 shares of our Series A Preferred Stock at an average price of $15.39 and 213,344 shares of our Series B Preferred Stock at an average price of $15.94, inclusive of commissions. As of December 31, 2025, up to $44.6 million was available under our preferred stock repurchase program.
Commitments and Contingencies
For a discussion of our commitments and contingencies, see “Note 16—Commitments and Contingencies” to our consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025.
Dividends and Other Distributions
Dividends on our Series A Preferred Stock are declared quarterly in an amount equal to $1.84375 per share each year ($0.460938 per share per quarter) to holders of our Series A Preferred Stock, which is equivalent to 7.375% of per annum of the $25.00 liquidation preference per share of our Series A Preferred Stock. Dividends on our Series B Preferred Stock are declared quarterly in an amount equal to $1.78125 per share each year ($0.445313 per share per quarter) to holders of our Series B Preferred Stock, which is equivalent to 7.125% of per annum of the $25.00 liquidation preference per share of our Series B Preferred Stock. Dividends on our Series A Preferred Stock and our Series B Preferred Stock are cumulative and payable quarterly in arrears. Any accrued and unpaid dividends payable with respect to our Series A Preferred Stock or our Series B Preferred Stock become part of the liquidation preference thereof.
Since mid-2020, we have not paid cash dividends on our shares of common stock but we issued stock dividends to the holders of common stock from October 2020 until January 2024. The stock dividends were declared quarterly using a rate of $3.40 (as adjusted to reflect the Reverse Stock Split) per share per year. The number of shares issued with each dividend was based on the Estimated Per-Share NAV in effect on the applicable date.
The following table shows the sources for the payment of distributions to preferred stockholders, including distributions on unvested restricted shares and Common OP Units, but excluding distributions related to Class B Units as these distributions are recorded as an expense in our consolidated statements of operations and comprehensive loss, for the periods indicated. No cash distributions were made to common stockholders, restricted shareholders, holders of Common OP Units or holders of Class B Units in the year ended December 31, 2025.

	Year ended
	December 31, 2025		December 31, 2024		December 31, 2023
(In thousands)	Amounts	Percentage of Distributions	Amounts	Percentage of Distributions	Amounts	Percentage of Distributions
Distributions:
Dividends paid to holders of Series A Preferred Stock	$7,181	52.7%	$7,333	52.4%	$7,334	52.4%
Dividends paid to holders of Series B Preferred Stock	6,264	46.0%	6,466	46.2%	6,466	46.2%
Distributions paid to holders of Series A Preferred Units	184	1.4%	184	1.3%	185	1.3%
Total cash distributions	$13,629	100.0%	$13,983	100.0%	$13,985	100.0%
Source of distribution coverage:
Cash flows provided by operations (1)	$6,951	51.0%	$—	—%	$13,985	100.0%
Available cash on hand	6,678	49.0%	13,983	100.0%	—	—%
Total source of distribution coverage	$13,629	100.0%	$13,983	100.0%	$13,985	100.0%
Cash flows provided by operations (in accordance with GAAP)	$6,951		$(79,846)		$21,624
Net loss (in accordance with GAAP)	$(57,685)		$(190,263)		$(72,380)
__________________
(1)Assumes the use of available cash flows from operations before any other sources.
For the year ended December 31, 2025, cash flows provided by operations were $7.0 million. We had not historically generated sufficient cash flows from operations to fund the payment of dividends and other distributions at the current rate prior to switching from paying cash dividends to stock dividends on our common stock. As shown in the table above, we funded distributions to holders of our Series A Preferred Stock, Series B Preferred Stock and Series A Preferred Units with cash flows provided by operations and available cash on hand.
Our ability to pay distributions on our Series A Preferred Stock, Series B Preferred Stock and Series A Preferred Units and other distributions depends on our ability to increase the amount of cash we generate from property operations, which in turn depends on a variety of factors, including, but not limited to, our ability to complete acquisitions of new properties and our ability to improve operations at our existing properties. There can be no assurance that we will complete acquisitions on a timely basis or on acceptable terms and conditions, if at all. Our ability to improve operations at our existing properties is also subject to a variety of risks and uncertainties, many of which are beyond our control, and there can be no assurance we will be successful in achieving this objective.
Quantitative and Qualitative Disclosures About Market Risk
The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of the Credit Facilities, the Fannie Mae Secured Debt and our other secured financings, bear interest at fixed rates and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, caps, collars and treasury rate lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. As of December 31, 2025, we had entered into six SOFR-based non-designated interest rate caps with a notional amount of approximately $338.0 million and 10 SOFR-based designated interest rate swaps with a notional amount of $150.0 million. We do not have any foreign operations and thus we are generally not directly exposed to foreign currency fluctuations.
Mortgage Notes Payable
As of December 31, 2025, all of our mortgages were fixed-rate and had a gross aggregate carrying value of $375.5 million. As of December 31, 2024, all of our mortgages were either fixed-rate ($425.7 million) or variable-rate ($364.0 million), before consideration of interest rate swaps.

Unsecured Credit Facilities
The Credit Facilities, consisting of the Revolving Facility and the Term Loan, are variable-rate. The Term Loan has interest rate swaps that convert variable interest rates to fixed interest rates. The Revolving Facility and Term Loan had a gross aggregate carrying amount of $186.0 million and $150.0 million, respectively, as of December 31, 2025. The borrowings under the Revolving Facility and Term Loan both bore interest at a weighted-average annual rate of 5.94% as of December 31, 2025.
Fannie Mae Secured Debt
The Fannie Mae Secured Debt is variable-rate with one-month SOFR capped at 3.50% via interest rate cap contracts. The Fannie Mae Secured Debt had a gross aggregate carrying amount of $334.7 million and bore interest at a weighted-average annual rate of 6.65% as of December 31, 2025.
Sensitivity Analysis - Interest Expense
Interest rate volatility associated with all of our variable-rate borrowings affects interest expense incurred and cash flow to the extent they are not fixed via interest rate swap or capped via interest rate cap contracts.
Interest Rate Swaps
As noted above, we have 10 SOFR-based designated interest rate swaps with a notional amount of $150.0 million, which effectively create a fixed interest rate for the $150.0 million Term Loan. As a result of our interest rate swaps, our only variable rate debt is the Revolving Facility discussed below.
Interest Rate Caps
We entered into six SOFR-based, non-designated interest rate cap contracts with a global notional amount of $338.0 million as of December 31, 2025, which limit SOFR exposure on the Fannie Mae Secured Debt to 3.50%. The active caps began limiting SOFR during the fourth quarter of 2022 as SOFR rates exceeded the strike price of 3.50% and we are receiving monthly cash payments on these contracts. Because these are non-designated derivatives, the amounts received are included in (loss) gain on non-designated derivatives in our statements of operations and comprehensive loss.
Sensitivity
Assuming a 100 basis point increase in variable interest rates related to our $186.0 million Revolving Facility and assuming no change in the balance outstanding as of December 31, 2025, interest expense on an annualized basis would increase by approximately $1.9 million.
Sensitivity Analysis - Fair Value of Debt
Changes in market interest rates on our debt instruments impacts their fair value, even if it has no impact on interest due on them. For instance, if interest rates rise 100 basis points and the balances on our debt instruments remain constant, we expect the fair value of our obligations to decrease, the same way the price of a bond declines as interest rates rise. The sensitivity analysis related to our debt assumes an immediate 100 basis point move in interest rates from their December 31, 2025 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our debt by $17.7 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our debt by $19.1 million. A 100 basis point increase in market interest rates would result in an increase in the fair value of our derivatives by $5.9 million. A 100 basis point decrease in market interest rates would result in a decrease in the fair value of our derivatives by $4.6 million.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs, and assuming no other changes in our capital structure. The information presented above includes only those exposures that existed as of December 31, 2025 and does not consider exposures or positions arising after that date. The information represented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.
Non-GAAP Financial Measures
This section discusses certain of the non-GAAP financial measures we use to evaluate our performance, including FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA. Annualized metrics are included for illustrative purposes only, are not forecasts and may not reflect actual results. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measure are provided below.
We consider FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA to be useful supplemental measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed below, FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA can help investors compare our operating performance between periods or to other companies (though other companies may calculate these measures differently than we do and the value of any such comparison may be limited). While FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA are relevant and widely used measures of operating performance of REITs, they do not represent, nor are they meant to replace, cash flows from operations and net income or loss as defined by GAAP, and should not be considered alternatives to those measures in evaluating our liquidity or operating performance. Rather, FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA should be reviewed in conjunction with these and other GAAP measurements as an indication of our operational performance and are not necessarily indicative of cash available to fund our future cash requirements, including our ability to pay dividends and other distributions to our stockholders. Additionally, our computation of FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA may not be comparable to FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA differently than we do.
The methods utilized to evaluate the performance of equity REITs under GAAP should be construed as more relevant measures of operational performance and considered more prominently than the non-GAAP measures, FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA and the adjustments to GAAP in calculating FFO, Normalized FFO, NOI, Cash NOI, Same Store Cash NOI, EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA.
Funds from Operations and Normalized Funds from Operations
Our consolidated financial statements are presented in accordance with GAAP, utilizing historical cost accounting which, among other things, requires depreciation of real estate investments. As a result, our operating results imply that the value of our real estate investments will decrease predictably over a set time period. However, we believe that the value of our real estate investments will fluctuate over time based on various market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by NAREIT as net income or loss (computed in accordance with GAAP), adjusted for (i) real estate-related depreciation and amortization, (ii) impairment charges on depreciable real property, (iii) gains or losses from sales of depreciable real property and (iv) similar adjustments for non-controlling interests and unconsolidated entities.

We believe that the use of FFO provides a more complete understanding of our operating performance to investors and to management, and when compared year-over-year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs, which may not be immediately apparent from net loss. We believe that FFO is a recognized measure of operating performance by the REIT industry and is useful in comparing our operating performance with the operating performance of other real estate companies.
We also believe that Normalized FFO is a meaningful supplemental non-GAAP measure of our operating results. We calculate Normalized FFO by further adjusting FFO to reflect the performance of our portfolio for items we believe are not directly attributable to our operations. We believe that Normalized FFO is a beneficial indicator of our ongoing portfolio performance and isolates the financial results of our operations. Our adjustments to FFO to arrive at Normalized FFO include removing the impacts of: (i) acquisition and transaction related expenses (including certain expenses directly related to the Internalization and the Reverse Stock-Split); (ii) termination fees to related parties; (iii) severance and other related costs; (iv) mark-to-market gains and losses on non-designated derivatives and amortization related to terminated derivatives; (v) casualty-related charges, net relating to significantly disruptive events that are infrequent in nature; (vi) gains and losses on extinguishment of debt; (vii) similar adjustments for non-controlling interests; and (viii) certain other items set forth in the Normalized FFO reconciliation included therein. We believe that Normalized FFO is useful because it allows investors, analysts and our management to compare our operating performance across periods on a consistent basis.
Years Ended December 31, 2025, 2024 and 2023
The table below reflects the items deducted from or added to net loss attributable to stockholders in our calculation of FFO and Normalized FFO for the periods indicated (dollars in thousands):

	Year Ended December 31,
	2025	2024	2023
Net loss attributable to common stockholders (in accordance with GAAP)	$(71,067)	$(203,495)	$(86,097)
Depreciation and amortization on real estate assets	72,615	79,231	80,057
Impairment charges	44,914	24,881	4,676
(Gain) loss on sale of real estate investments	(27,800)	(9,307)	322
Depreciation on real estate assets related to non-controlling interests	(394)	(466)	(403)
NAREIT FFO attributable to common stockholders	18,268	(109,156)	(1,445)
Acquisition and transaction related (1)	516	7,949	545
Termination fees to related parties (2)	—	106,650	—
Severance and other related costs (3)	2,907	—	—
Derivatives mark-to-market and terminations (4)	1,558	4,048	3,381
Casualty-related charges, net	864	489	63
Gain on extinguishment of debt	(257)	(392)	—
Normalizing items related to non-controlling interests	(61)	(540)	38
Normalized FFO attributable to common stockholders	$23,795	$9,048	$2,582
__________________
(1)Includes certain advisory, legal, accounting, information technology, tax and other professional expenses and other non-recurring employee transition expenses of $4.8 million for the year ended December 31, 2024 that were directly related to the Internalization and the Reverse Stock Split.
(2)Represents the closing payments paid in connection with the Internalization.
(3)Represents cash severance, acceleration of equity vesting and other related expenses in connection with the transition of the chief financial officer role in 2025.
(4)For the year ended December 31, 2025, includes $1.5 million of gain reclassified from other comprehensive income to earnings (recorded as a reduction to interest expense) in connection with cash received for the partial unwind of a hedge.

Net Operating Income
NOI is a non-GAAP financial measure which is defined as total revenue from tenants, less property operating and maintenance costs. As such, this excludes all other items of expense and income included in the consolidated financial statements in calculating consolidated net loss before income taxes.
Cash NOI is defined as NOI excluding non-cash items such as straight-line rent adjustments and amortization of above and below market lease and lease intangibles that are included in GAAP revenue from tenants and property operating and maintenance.
Same Store Cash NOI is defined as Cash NOI for our Same Store properties. Same Store Cash NOI is used by the Company to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio.
NOI, Cash NOI and Same Store Cash NOI exclude certain components from consolidated net loss before income taxes in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI, Cash NOI and Same Store Cash NOI presented by us may not be comparable to amounts reported by other REITs that define NOI, Cash NOI and Same Store Cash NOI differently.
We use NOI, Cash NOI and Same Store Cash NOI to assess and compare property level performance and to make decisions concerning the operation of the properties. We believe that NOI, Cash NOI and Same Store Cash NOI are useful as a performance measures because, when compared across periods, NOI, Cash NOI and Same Store Cash NOI reflect the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from consolidated loss before income taxes.

Years Ended December 31, 2025, 2024 and 2023
The following reflects the items deducted from or added to net loss attributable to stockholders in our calculation of NOI for the periods indicated (dollars in thousands):

	Year ended December 31,
	2025	2024	2023
Net loss attributable to common stockholders	$(71,067)	$(203,495)	$(86,097)
Adjustments:
Impairment charges	44,914	24,881	4,676
Operating fees to related parties	—	19,203	25,527
Termination fees to related parties	—	106,650	—
Acquisition and transaction related	516	7,949	545
General and administrative	24,190	22,440	18,928
Depreciation and amortization	78,261	84,067	82,873
Gain on sale of real estate investments	(27,800)	(9,307)	322
Interest expense	61,281	69,447	66,078
Interest and other income, net	(272)	(1,051)	(734)
Gain on extinguishment of debt	(257)	(392)	—
Loss (gain) on non-designated derivatives	72	(1,544)	1,995
Income tax expense	161	262	303
Net loss attributable to non-controlling interests	(64)	(567)	(82)
Preferred stock distributions	13,446	13,799	13,799
NOI	$123,381	$132,342	$128,133
NOI by Segment:
OMF	$80,800	$97,812	$97,495
SHOP	42,581	34,530	30,638
Total NOI	$123,381	$132,342	$128,133

Quarterly NOI
The following reflects the items deducted from or added to net loss attributable to stockholders in our calculation of NOI for the periods indicated (dollars in thousands):

	Three months ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Net loss attributable to common stockholders	$(25,978)	$(15,881)	$(24,189)	$(5,019)
Adjustments:
Impairment charges	11,162	6,641	15,212	11,899
Acquisition and transaction related	(123)	91	497	51
General and administrative	8,548	5,671	5,075	4,896
Depreciation and amortization	17,987	18,029	18,539	23,706
Loss (gain) on sale of real estate investments	467	(626)	(2,652)	(24,989)
Interest expense	15,856	15,060	15,836	14,529
Interest and other expense (income), net	238	(294)	(231)	15
Gain on extinguishment of debt	—	—	(257)	—
Loss (gain) on non-designated derivatives	26	77	(32)	1
Income tax expense (benefit)	101	66	—	(6)
Net loss (income) attributable to non-controlling interests	(108)	21	(31)	54
Preferred stock distributions	3,284	3,326	3,386	3,450
NOI	$31,460	$32,181	$31,153	$28,587
NOI by Segment:
OMF	$20,109	$20,631	$20,910	$19,150
SHOP	11,351	11,550	10,243	9,437
Total NOI	$31,460	$32,181	$31,153	$28,587

	Three months ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net loss attributable to common stockholders	$(20,437)	$(44,142)	$(119,916)	$(19,000)
Adjustments:
Impairment charges	13,383	8,829	2,409	260
Operating fees to related parties	22	6,391	6,424	6,366
Termination fees to related parties	—	8,409	98,241	—
Acquisition and transaction related	2,263	5,187	357	142
General and administrative	5,502	5,502	4,668	6,768
Depreciation and amortization	20,681	20,720	21,928	20,738
(Gain) loss on sale of real estate investments	(7,953)	(1,579)	225	—
Interest expense	17,305	18,007	17,752	16,383
Interest and other expense (income), net	26	(548)	(457)	(72)
Gain on extinguishment of debt	(392)	—	—	—
(Gain) loss on non-designated derivatives	(1,095)	2,384	(882)	(1,951)
Income tax expense	127	—	65	70
Net income attributable to non-controlling interests	(38)	(77)	(452)	—
Preferred stock distributions	3,449	3,450	3,450	3,450
NOI	$32,843	$32,533	$33,812	$33,154
NOI by Segment:
OMF	$24,322	$23,647	$24,944	$24,899
SHOP	8,521	8,886	8,868	8,255
Total NOI	$32,843	$32,533	$33,812	$33,154

The following is a reconciliation of NOI to Cash NOI and Same Store Cash NOI (relating to Same Store properties from the third quarter of 2025) for the quarterly periods presented below (dollars in thousands):

	Three months ended					Year ended December 31,
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	2025	2024
OMF Segment NOI	$20,109	$20,631	$20,910	$19,150	$24,322	$80,800	$97,812
Straight line rent adjustments	(420)	(754)	(634)	(1,021)	(437)	(2,829)	(794)
Accretion of market lease and other intangibles, net	(170)	(164)	(167)	2,335	(541)	1,834	(1,365)
OMF Segment Cash NOI	19,519	19,713	20,109	20,464	23,344	79,805	95,653
Dispositions	132	130	52	(1,380)	(3,748)	(1,066)	(17,851)
Redevelopment	119	85	99	160	(196)	463	(802)
OMF Segment Same Store Cash NOI	$19,770	$19,928	$20,260	$19,244	$19,400	$79,202	$77,000

SHOP Segment NOI	$11,351	$11,550	$10,243	$9,437	$8,521	$42,581	$34,530
Non-cash adjustments	4	(9)	32	(4)	(62)	23	(63)
SHOP Segment Cash NOI	11,355	11,541	10,275	9,433	8,459	42,604	34,467
Dispositions	306	466	608	851	759	2,231	2,333
SHOP Segment Same Store Cash NOI	$11,661	$12,007	$10,883	$10,284	$9,218	$44,835	$36,800

Total NOI	$31,460	$32,181	$31,153	$28,587	$32,843	$123,381	$132,342
Straight line rent adjustments	(420)	(754)	(634)	(1,021)	(437)	(2,829)	(794)
Accretion of market lease and other intangibles, net	(170)	(164)	(167)	2,335	(541)	1,834	(1,365)
Non-cash adjustments	4	(9)	32	(4)	(62)	23	(63)
Total Cash NOI	30,874	31,254	30,384	29,897	31,803	122,409	130,120
Dispositions	438	596	660	(529)	(2,989)	1,165	(15,518)
Redevelopment	119	85	99	160	(196)	463	(802)
Total Same Store Cash NOI	$31,431	$31,935	$31,143	$29,528	$28,618	$124,037	$113,800
The following is a reconciliation of properties included in Same Store properties:

	OMF	SHOP	Land	Total
Total properties as of December 31, 2025	130	37	1	168
Redevelopments	(1)	—	—	(1)
Same Store properties as of December 31, 2025	129	37	1	167
EBITDA and Adjusted EBITDA
EBITDA is a non-GAAP financial measure that is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding (i) acquisition and transaction related costs; (ii) severance and related costs; (iii) impairment charges; (iv) casualty-related charges, net relating to significantly disruptive events that are infrequent in nature; (v) gains and losses on sale of real estate investments; (vi) gains and losses on extinguishment of debt; (vii) gains and losses on our non-designated derivatives; (viii) non-cash items such as amortization and accretion of market lease and other intangibles, net and equity-based compensation; and (ix) termination fees to related parties.
EBITDA and Adjusted EBITDA are widely used by investors, lenders, credit and equity analysts in the valuation, comparison and evaluation of companies. Management uses EBITDA and Adjusted EBITDA to facilitate internal and external comparisons to our historical operating results and in making operating decisions. Additionally, EBITDA and Adjusted EBITDA are utilized by our Board to evaluate management. Neither EBITDA nor Adjusted EBITDA represent net income or cash flow provided from operating activities as determined in accordance with

GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the EBITDA and Adjusted EBITDA may not be comparable to similarly entitled items reported by other REITs or other companies.
The following is a reconciliation of net income or loss to EBITDA and Adjusted EBITDA for the periods presented below, and of Total debt, net to Net Debt as of December 31, 2025 (dollars in thousands):

	Three months ended December 31, 2025		Three months ended December 31, 2024		Three months ended September 30, 2024

Net loss (in accordance with GAAP)	$(22,802)		$(17,025)		$(40,771)
Interest expense	15,856		17,305		18,007
Income tax expense	101		127		—
Depreciation and amortization	17,987		20,681		20,720
EBITDA	11,142		21,088		(2,044)
Acquisition and transaction related	(123)		2,263		5,187
Termination fees to related parties	—		—		8,409
Equity-based compensation	682		—		153
Severance and related costs	2,907		—		—
Impairment charges	11,162		13,383		8,829
Loss (gain) on sale of real estate investments	467		(7,953)		(1,579)
Loss (gain) on non-designated derivatives (1)	26		(1,095)		2,384
Gain on extinguishment of debt	—		(392)		—
Accretion of market lease and other intangibles, net	(165)		(606)		(135)
Casualty-related charges, net (2)	627		412		2
Adjusted EBITDA	$26,725		$27,100		$21,206
Annualized Adjusted EBITDA	$106,900		$108,400		$84,824

Total debt, net (3)	$1,036,773		$1,141,376		$1,180,647
Cash and cash equivalents	(57,620)		(21,652)		(32,858)
Net Debt	$979,153		$1,119,724		$1,147,789
Net Leverage	9.2	x	10.3	x	13.5	x
__________________
(1)Presented as total gains or losses from our non-designated derivatives net of cash received.
(2)Includes labor, supplies and evacuation expenses from natural disasters not covered by insurance, net of recoveries.
(3)Net of deferred financing costs and mortgage discounts and premiums.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, all information in this “Industry and Market Data” section is derived from the market study prepared for us by JLL.
Overview of the U.S. Healthcare Sector and Demand Drivers
Size of the Market and Annual Expenditures
The U.S. healthcare sector’s scale reflects both its economic magnitude and indispensable social role. National health expenditures are projected to reach $8.5 trillion by 2033, accounting for one‑fifth of the nation’s GDP. Healthcare spending continues to expand faster than overall GDP growth, driven by increasing longevity, chronic illness and technological advancement.
Annual Healthcare Expenditures Projected to Reach $8.5 Trillion by 2033, Accounting for 20% of U.S. GDP
________________
Source: JLL Research, Centers for Medicare & Medicaid Services, Office of the Actuary, National Health Statistics Group (Expenditures data pertains to actuals through 2024 and forecast for 2025-2033, which is the most recent data available as of March 2026)
An aging population is generating structural demand across the healthcare and senior housing sectors. The 80+ age cohort is expected to grow by more than one-third over the next decade, more rapidly than any other age group. Yet healthcare real estate supply has failed to keep pace, as new development of senior housing and OMFs is at multidecade lows, setting the stage for an extended period of favorable operating fundamentals.

The 80+ Population is Forecasted to Grow 36.6% in the Next Ten Years, Compared with Just 6% Overall Population Growth
________________
Source: JLL Research, Lightcast
Moreover, as the caregiver base shrinks and chronic health conditions rise, institutional care requirements are expected to intensify, particularly in assisted living and memory care segments. Simultaneously, seniors possess significant accumulated housing wealth, providing the means to access higher levels of care. The combined result—a rare alignment of demographic necessity, supply scarcity and accumulated wealth among seniors—positions healthcare and senior housing real estate as a compelling long‑term investment class.
Demographic Demand Drivers
Healthcare’s durability is a product of demand trends that are demographically inevitable — aging populations, prolonged life expectancy and chronic disease prevalence. The sector’s inelastic demand profile also makes it one of the economy’s most defensive industries, with government reimbursement, insurance coverage and employer‑provided plans underpinning ongoing activity across all sub‑sectors. While Medicare and Medicaid can be subject to funding cuts, political realities often provide a degree of protection for government support, which anchors service delivery, limiting volatility during broader market cycles.
80+ Population vs. Senior Housing Inventory
The 80+ age cohort is forecasted to grow 36.6% between 2025 and 2035, compared with 6% overall population growth. Total U.S. population is forecasted to increase by 19.6 million, while the 80+ segment is forecasted to expand by over 5.2 million as the leading edge of the baby boomer generation turns 80 in 2026, underscoring concentrated senior demand potential.
Although the number of seniors is expected to surge, senior housing inventory growth is not expected to keep pace. Delayed construction activity following pandemic disruptions, coupled with an elevated cost of capital and construction inflation, further limits new supply. The gap between growth rates of the 80+ cohort and senior housing stock is expected to expand sharply beyond 2030, contributing to a projected shortage of more than 2.5 million units by 2035.

As the 80+ Year Old Population Experiences Significant Growth, Senior Housing Inventory is Not Expected to Keep Pace
________________
Source: JLL Research, NIC Map Data Services; Primary and Secondary markets
80+ Population Projected to Grow at Much Faster Rate than Senior Housing Supply, Causing Shortage of over 2.5M Units by 2035
________________
Note: Adjusted demand is calculated using penetration rate (senior housing units divided by 80+ population). Projected penetration rate is based on average penetration rate from 2016-2024, then multiplied by projected 80+ population to obtain adjusted demand. The penetration rate averaged 7.7% from 2016 through 2025.
Source: JLL Research, US Census Bureau, NIC Map
The outcome is a supply-constrained environment favorable to long‑term rent and occupancy growth. Investors positioned in existing high‑quality communities are expected to benefit from this supply/demand backdrop. This imbalance is expected to compress the ratio of senior housing units to the 80+ population, which is projected to decline steadily through 2030.

The Ratio of Senior Housing Units to the 80+ Population is Projected to Continue to Decline Notably
________________
Source: JLL Research, NIC Map Data Services; Primary and Secondary markets
Older Populations Driving Healthcare Expenditures
Outpatient volumes are expanding sharply within the 75+ cohort, reflecting advances in non‑invasive procedures and insurer preference for cost‑efficient settings. The combination of aging and outpatient migration creates robust, long-cycle support for both outpatient medical and higher-acuity senior housing investment. Populations aged 65+ represent 17% of the U.S. population but account for 35% of healthcare spending. Outpatient volume growth is expected to start accelerate among those aged 75 to 79 exceeding 16% through 2029, and nearing 30% for those aged 80 to 84, signaling strong underlying demand for medical real estate and outpatient facilities.
Medical infrastructure is adapting to decentralization. Hospitals are emphasizing outpatient, behavioral and post‑acute settings to manage throughput and cost. This system redesign embeds real estate demand growth throughout the continuum of care—from wellness visits, to surgery, to rehabilitation and senior care.
Older Populations Drive Majority of Healthcare Expenditures and Increasing Forecasted Services Demand
________________
Source: JLL Research, Advisory Board, Kaiser Family Foundation analysis of Medical Expenditure Panel Survey, data as of 2021; Advisory Board

Aging Demographic Driving Care Needs
The accelerating aging of the U.S. population is reshaping demand across the healthcare and senior housing spectrum, with care needs rising faster than the available caregiver pool. The caregiver‑to‑senior ratio is projected to fall from 6.3:1 in 2020 to 3.2:1 by 2040, amplifying institutional care requirements. Alzheimer’s prevalence continues to rise in tandem, strengthening the case for memory care and high‑acuity senior housing development. This forecasted decline in caregiver availability signals widening reliance on professionalized and assisted living environments, creating expected sustained need for memory care and advanced clinical infrastructure capable of supporting longevity and chronic-condition management.
Growing Prevalence of Alzheimer’s and the Declining Ratio of Caregiver to Senior Ratio is Expected to Bolster Senior Housing Demand
________________
Source: JLL Research, Alzheimer’s Association, US Census
Wealth Transfer and Real Estate Assets
The concentration of wealth among older households enhances affordability for private‑pay senior housing and higher‑acuity environments. It also signals a broader wealth transfer underway, where liquidity held in residential homes is expected to increasingly be redeployed into care solutions, generating durable capacity to pay for senior housing rent.
Today’s senior homeowners have significant housing wealth. A typical 65‑year‑old who bought a median‑priced home in 1990 has accumulated over $291,000 in equity from appreciation. Americans aged 70+ hold a disproportionate share of home equity, positioning them to afford higher levels of care and potentially fund senior living transitions. Since 2015, net real estate equity among the 70+ cohort has grown 178%, while senior housing rents have increased only 52%, confirming expanding affordability and asset coverage for residential care funding.

Residents 70+ Hold a Disproportionate Share of Home Equity, Positioning Them to be Able to Afford Higher Care Levels as Needed
________________
Source: JLL Research, Federal Reserve, US Census
Since 2015, Net Real Estate Equity Owned by the Age 70+ Cohort Has Grown 178%, While Senior Housing Rents Have Only Grown 52%
________________
Source: JLL Research, Federal Reserve, US Census, NIC Map
Senior Housing and Healthcare Real Estate Performance
In recent economic cycles, healthcare real estate has demonstrated steady growth in utilization, rent and capital investment even though the broader commercial real estate market often contracted. The defining feature of this sector is that its underlying base—health systems, physician groups and senior housing operators / residents —provides essential, non‑discretionary services, creating stability across economic environments.
Overview and Sector Definitions
Healthcare and senior housing are complementary pillars within the broader healthcare real estate spectrum. The former includes hospitals, OMFs and behavioral or rehabilitation hospitals. The latter encompasses independent living, assisted living and memory care communities, where residents receive both housing and graduated personal or medical services.
Each asset class aligns to a distinct point in the patient lifecycle, enabling investors to capture multi‑stage demand as individuals move from independent to supportive environments. Performance is therefore tied not only to demographics but also to healthcare delivery innovation and system reorientation toward outpatient sites.
Overview of Senior Housing Sector in U.S.
________________
Sources:
1.National Investment Center for Seniors Housing & Care (NIC), Choice vs. Necessity: Why Independent Living Holds Pricing Power in 2025.
2.American Health Care Association / National Center for Assisted Living (AHCA/NCAL), Assisted Living: Facts and Figures, 2024.
3.Centers for Disease Control and Prevention, National Center for Health Statistics, Data Brief No. 506, 2024.
4.JAMA Internal Medicine, The Natural History of Disability and Caregiving Before and After Long-Term Care Entry, vol. 183, no. 12, 2023.
5.Centers for Disease Control and Prevention, National Center for Health Statistics, National Health Statistics Report No. 203, 2024.
6.Milliman, An Introduction to Continuing Care Retirement Communities, 2021.
7.National Investment Center for Seniors Housing & Care (NIC), NIC Investment Guide, 7th ed., 2024.

Overview of OMF Sector in U.S.
________________
Source: JLL Research, Revista
Fundamentals Driving Value
Performance across the senior housing sector is underpinned by consistent rent growth, stable occupancy and limited supply risk. Following pandemic disruptions, senior housing absorption has increased for 19 consecutive quarters while assisted living and memory care segments now outperform independent living in absorption and provide nearly equivalent rent growth. Assisted living and memory care fundamentals generally outperform independent living, with higher net absorption during most quarters over the past three years. This is significant performance given the greater decline in performance for the assisted living and memory care segments following COVID. This indicates solid demand fundamentals are driving consistent demand in a supply-constrained environment.
Senior Housing Absorption Has Rebounded From COVID-related Drops with Occupancy Increasing for 19 Consecutive Quarters
________________
Source: JLL Research, NIC Map Data Services; Primary and Secondary markets – All senior housing

Assisted Living/Memory Care Absorption and Rent Growth Tend to Outperform Independent Living
________________
Source: JLL Research, NIC Map Data Services; Primary markets
OMFs also show steady occupancy gains and minimal construction activity. This dual dynamic of expanding demand against constrained new supply drives intrinsic value growth and supports the sector’s premium risk‑adjusted return profile compared with traditional commercial real estate asset classes.
OMF Occupancy Ticks Upwards as Demand Intensifies in a Low Construction Environment
________________
Source: JLL Research, Revista; Top 100 Markets
OMF performance is further supported by structural factors:
•the healthcare tenant base typically exhibits low turnover, significant tenant build‑out investment and long operating histories; and
•government and insurance reimbursement frameworks provide a consistent baseline for rent coverage performance across facility operators.

Recent trends related to healthcare properties include:
•post‑COVID, senior housing absorption has risen for 19 consecutive quarters, driving occupancy toward pre‑pandemic highs;
•assisted living and memory care absorption now exceed independent living and are achieving near‑equivalent rent growth, showing stronger relative demand in higher‑acuity segments; and
•OMFs exhibit rising occupancy rates amid a low construction environment, reflecting persistent tenant demand and healthcare system decentralization trends.
Construction Activity Muted, Leading to Future Supply Constraints
Both senior housing and OMFs are experiencing their tightest development cycles in decades. Assisted living and memory care construction starts are down nearly 90% from prior peak levels, while OMF construction is near all-time lows, with most of that pipeline already pre‑leased before delivery.
Construction of OMFs Near All-time Low vs. Existing Inventory; Most Product under Construction is Pre-leased
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Source: JLL Research, Revista
High construction costs and elevated financing costs act as natural gating mechanisms. The result is limited incremental supply, rising utilization of existing space and strengthening pricing power for asset owners. In a market of accelerating demographic demand, this constraint contributes directly to long-term rent growth, reduced vacancy risk and enhanced property valuations.
•Assisted living and memory care construction starts are at their lowest levels in nearly 20 years, down 90% from the second quarter 2015 peak.
•OMF construction starts are down 34% from the 2017 peak, with most new supply pre‑leased prior to delivery.
•Over the next two years (2026-2027), approximately 5,300 independent living units (reflecting 1.1% inventory growth), 4,000 assisted living units (0.8% growth), and 1,900 memory care units (1.1% growth) are expected to be delivered, all near record low growth rates. Pre-pandemic, from 2016 to 2019, annual inventory growth averaged 2.2% for independent living, 3.4% for assisted living, and 7.9% for memory care. With demand accelerating due to demographic trends such as an aging population, a rising prevalence of Alzheimer’s disease and a declining caregiver ratio, this slower pace of new construction is anticipated to drive increased occupancy levels, particularly in the higher acuity segments of assisted living and memory care. As occupancy rises, operators are also expected to have greater ability to increase rental rates, particularly as demand outpaces the rate of new supply for higher acuity segments.
These construction trends suggest a forthcoming period of low deliveries, underpinned by stronger pricing power and occupancy resilience for stabilized assets.
Assisted Living/Memory Care Construction Starts at Their Lowest Level in Nearly 20 Years
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Source: JLL Research, NIC Map Data Services; Primary and Secondary markets
Portfolio Specific Trends
The Company’s portfolio is strategically positioned within markets that display strong near-term demographic expansion, favorable home value growth and measured new supply conditions supportive of sustained senior housing demand.
Demographic Tailwinds
The top markets within the Company’s portfolio are forecasted to experience robust senior population growth, particularly among residents aged 80 and older. The top seven markets represent approximately 64% of the Company’s Annualized Cash NOI. These markets are projected to record significant rates of growth, signaling expanding demand for senior living options. In total, the Company’s top markets are projected to realize an average 21.5% increase in the age 80+ cohort over the next five years, outpacing the preceding 2020 to 2025 period by 6%, and outpacing the U.S. forecast as well.

Top Company Markets Expected to See Significant Acceleration in Growth of Population Age 80+
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Source: JLL Research, Esri
These growth dynamics suggest a favorable environment for stabilization and potential rent expansion, particularly in existing properties that can capture incoming demand before incremental supply is delivered.
Supply Discipline and Controlled New Development
The Company’s top markets demonstrate measured construction activity, with current senior housing supply under construction representing just 2.4% of current inventory, compared with 2.3% nationally. This limited development pipeline indicates a low probability of near-term oversupply and supports continued occupancy gains.
Supply and demand fundamentals are expected to be particularly favorable in markets where the 80+ population will grow at a faster rate than new supply. In Orlando, for example, this age cohort is expected to grow by 25.8% through 2030 and under-construction activity ranks highest with 5.3% of inventory under way. Nonetheless, the absolute growth of this older demographic outpaces the number of new units currently underway by a ratio of three to one. This dynamic is expected to manifest where older adult populations are rising faster than construction activity, particularly in Tampa and Miami, outpacing the portfolio average of about two to one. The balance between growing demand and measured new inventory positions these assets for operational stability and rate growth opportunity, aligning with broader national trends of constrained senior housing development.
Projected Growth in 80+ Population vs. Senior Housing Units Under Construction
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Source: JLL Research, Esri, NIC Map (US values include Primary and Secondary markets)

Home Value Strength and Affordability
Market fundamentals are further reinforced by home value performance, a proxy for resident financial capacity and payor strength within private pay senior housing. The portfolio average median home value of approximately $420,000 within the Company’s top markets exceeds the national median by more than 13%, while the five-year value growth (2025–2030) trend of 14.4% illustrates durable wealth accumulation potential among local households.
Home values remain especially strong in Portland, Miami and Orlando where median levels well surpass national averages, supporting higher-end independent and assisted living products. Conversely, smaller markets such as Dubuque are expected to exhibit comparatively greater percentage growth in home values from smaller bases, signaling expanding affordability among mid income seniors and diversified entry level demand.
Portfolio exposure to large, medium and small markets are expected to provide balance, mitigating downside risk while positioning for rent escalation as housing wealth continues to appreciate. 17 markets within the Company’s portfolio are defined as “large” (defined by a population of at least one million people), seven markets are considered “medium” (defined by a population of 250,000 to one million) and six markets are considered “small” (defined by a population of less than 250,000). Home values are expected to increase by 14.1% on average in the 17 large markets of the Company, by 17.3% on average in the seven medium markets of the Company and by 18.4% on average in the six small markets of the Company.
Robust Home Value Growth Projected Across the Company’s Markets
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Source: JLL Research, Esri
Market Mixing and Geographic Diversity
The Company’s current footprint spans a blend of primary coastal metros and high growth inland markets, delivering both demographic reach and diversified economic bases. Coastal areas (e.g., Miami, Philadelphia) reflect embedded senior populations and strong household wealth, while Sun Belt and Midwest metros (e.g., Kansas City, Dubuque) are experiencing accelerating retiree migration patterns.
This geographic mix is expected to enable the Company’s portfolio to benefit from broad macro region drivers: migration toward lower cost states, income protection from housing appreciation and deepening 80+ age concentrations in traditionally suburban settings. The combination enhances occupancy durability and shields against localized market volatility.

Overall, the portfolio’s locational profile mirrors national demand concentrations but layers in geographic diversity and superior wealth indicators. With development remaining muted, demographic momentum building and purchasing power strengthening, the portfolio is well positioned for growth through the next growth cycle.
Scale and Diversity of Investment Opportunity Across Geographies
The senior housing sector offers broad investment scale and opportunities across primary and secondary markets. Characteristics that investors consider when identifying senior housing markets into which to deploy capital can include senior population growth momentum, affordability drivers for assisted living (“AL”) and memory care (“MC”) rents and relative value from a nominal capitalization rate and price per bed standpoint for senior housing investments.
To depict the relative investment opportunity across market types, JLL examined the top 50 U.S. real estate investment markets tracked by Green Street, a research and analysis firm that tracks the commercial real estate market across the U.S., as it relates to the below local indicators relevant to senior housing investors:
•Average number of months of rental payments for AL/MC rents that are supported by the median household wealth for the 75+ age cohort;
•Average aggregate growth for the 75+ age population (from 2025-2030); and
•Average aggregate median home value growth (from 2025-2030), which JLL deems to be a relevant proxy for household wealth.
The list of these 50 markets was classified into “Primary” and “Secondary” markets, as defined by NIC Map, a research and analysis firm that tracks senior housing and care data across the U.S.
JLL subsequently computed an average “investment value score,” representing a composite score reflecting the cost and potential returns available to acquirors of properties in these markets. JLL derived the score through two equally weighted components:
•Nominal Cap Rate (50% weight): Higher cap rates generate higher scores, reflecting superior current income returns relative to purchase price and immediate cash yield potential; and
•Average Price Per Unit (50% weight): Derived from single-asset senior housing transactions (2023-2025), lower per-unit acquisition costs produce higher scores, indicating enhanced capital efficiency and relative value positioning within the competitive landscape.
Secondary Markets Possess Compelling Affordability and Demographic Characteristics While Offering Superior Investment Value

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Notes: Markets evaluated pertain to Green Street’s top 50 U.S. markets; these 50 markets were then classified as being “Primary” or “Secondary” based on the NIC Map designations of the markets. Of the Green Street top 50 U.S. markets, 36 map to “Primary” NIC Map markets whereas 14 map to “Secondary” markets.
Source: JLL Research, Real Capital Analytics, Green Street, ESRI, NIC Map, Lightcast
The analysis illustrates compelling affordability and demographic characteristics as well as superior investment values in “Secondary” markets. This is indicative of significant future investment opportunity in senior housing assets across a host of markets, allowing for additional portfolio expansion and diversification.
JLL also evaluated historical performance across primary and secondary markets to assess the consistency of underlying operating fundamentals. Performance was assessed using sector-relevant indicators, including average annual occupancy trends, the relationship between new construction and existing inventory, demographic growth within the 80+ population cohort and realized rate growth over time. The classifications for “Primary” and “Secondary” markets are defined by NIC Map. As illustrated in the accompanying analysis, these measures demonstrate broadly comparable operating performance across market types.
Consistent Fundamentals Across Primary and Secondary Markets
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Notes: All charts reflect “Primary” (31 markets) and “Secondary” (68 markets) segments based on NIC Map designations.
(1)Reflects segment’s annual occupancy calculated via unit-weighted average of respective year’s quarterly occupancy figures.
(2)Reflects segment’s annual ratio of construction as a percentage of existing inventory calculated via unit-weighted average of respective year’s construction vs. inventory ratios.
(3)Reflects segment’s YoY population change for 80+ cohort. Population figures reflect 1-year released B01001 ACS data, except for 2020 which uses 5-year data.
(4)Reflects segment’s average annual rent growth.
Source: JLL Research, U.S. Census Bureau American Community Survey (ACS), NIC Map, U.S. Office of Management and Budget
Investment Performance and Resilience
Healthcare real estate has proven more resilient than many other commercial property sectors during the recent cycle of elevated interest rates and economic uncertainty. This resilience stems from healthcare’s essential function—its demand base is tied to care necessity rather than discretionary consumption—and from its increasingly institutional ownership profile. Deep‑capital investors have prioritized healthcare real estate as an alternative asset class combining stable income, inflation protection and low correlation to the broader cycle.
•On a trailing twelve‑month basis, healthcare transaction volumes have recovered to 81% of the late 2021 market peaks, outperforming office, multifamily and industrial sectors.

•Structural demand stability—supported by needs‑based occupancy—underpins continued institutional capital interest.
Healthcare Sector Investment More Resilient During Market Slowdown Following Interest Rate Increases and Has Staged Robust Rebound
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Note: Based on U.S. property sectors in trailing 12-month period. Healthcare pertains to sum of senior housing and OMF transactions. Data centers not plotted given the nascent transactions market for stabilized data center acquisitions
Source: JLL Research, Real Capital Analytics (transactions $5 million to $5 billion, includes assets in portfolio and entity-level transactions; includes recaps; excludes refinances)
Summary and Outlook
Synchronized Long‑Term Demand Drivers
The senior housing and healthcare sectors are expected to be entering a sustained expansionary phase. Demographic momentum—led by the rapid growth of the 80+ population—coincides with a realignment of medical practice toward outpatient and post‑acute settings. These shifts are expected to generate consistent utilization pressures across the care continuum while new construction remains subdued.
Sector Fundamentals and Investment Case
Fundamentally, healthcare real estate benefits from:
•demographic demand drivers and a rapidly growing elderly population;
•needs‑based occupancy insulated from economic cycles;
•tenant credit strength and long‑duration leases with predictable cash flow;
•chronic undersupply and high replacement costs protecting existing owners; and
•inflation‑aligned escalations that preserve real income.
For investors, these characteristics are expected to translate into defensive yield, diversified risk and strong prospects for rent‑driven NOI growth. The deepening presence of institutional investors is also expected to continue to enhance liquidity, capitalization and market transparency.

The convergence of medical care decentralization (favoring outpatient settings) and the growing acuity of seniors (favoring assisted living and memory care) are expected to sustain rent growth and compression in cap rates relative to risk‑adjusted peers.
Outlook
The outlook for the healthcare and senior housing property sectors is structurally positive. With healthcare expenditures consuming a growing share of GDP and the senior population accelerating, capacity growth is expected to lag demand for years to come. These fundamentals underpin a durable thesis for income resilience and appreciation potential.
Continued absorption across both outpatient and residential segments, limited new development and stable capitalization rates once monetary conditions normalize are expected. Healthcare real estate is expected to be one of the most durable, demographically supported and institutionally scalable asset categories within the U.S. market.

BUSINESS AND PROPERTIES
Company Overview
We are a self-managed REIT that focuses on senior housing and healthcare real estate assets strategically positioned to capitalize on favorable demographic trends associated with a growing elderly U.S. population. As of December 31, 2025, our portfolio consisted of 37 senior housing communities, with 3,615 units, in our SHOP segment and 130 outpatient medical facilities, with approximately 3.7 million square feet of GLA, in our OMF segment. Our properties are located in 29 states, providing geographic diversification and exposure to markets that we believe exhibit strong senior housing and healthcare demand fundamentals.
We built a fully integrated and scalable management platform, comprising 37 experienced professionals with expertise in investments, sales and marketing, risk management, care delivery, clinical operations, finance and accounting and asset optimization, including a dedicated in-house SHOP asset management team. Our team and platform are structured to efficiently support increased scale as our portfolio grows, particularly in the SHOP segment, which we believe will enable us to manage a larger and more diverse asset base without a directly proportional increase in overhead expense. We have cultivated long-standing relationships with leading SHOP operators, creditworthy healthcare tenants and other industry participants, which we believe will allow us to access attractive investments and deliver favorable risk-adjusted returns through our two reportable business segments: SHOP and OMF.
•SHOP. Our SHOP segment has recently delivered strong organic growth, benefiting from compelling demographic trends associated with the growing elderly U.S. population, limited construction of new senior housing communities and improving operating fundamentals. As of December 31, 2025, we owned 37 senior housing communities in our SHOP segment, accounting for approximately 36.8% of our Annualized Cash NOI. Our SHOP segment provides varying levels of care, but is focused on needs-based assisted living and memory care. Assisted living communities provide personalized support from trained staff for residents requiring assistance with activities of daily living, including bathing, dressing and medication management. Memory care communities specialize in serving individuals with Alzheimer’s disease and other forms of dementia or memory impairment. Services provided by operators at our SHOPs are predominantly paid for by the residents directly or through private insurance and are therefore less dependent on government reimbursement programs such as Medicaid and Medicare. The communities in our SHOP segment are operated utilizing RIDEA structures, allowing us to participate in the upside from any improved operating performance while bearing the risk of any potential decline in operating performance.
•OMF. Our OMF segment has delivered consistent cash flow, generally from institutional-quality healthcare tenants, providing a strong foundation to complement the growth potential of our SHOP segment and a store of value for capital recycling. As of December 31, 2025, we owned 130 OMFs, comprising approximately 3.7 million square feet of GLA. As of December 31, 2025, our OMF segment was 92.8% leased, with 65.5% leased to health systems, 32.4% located on or near hospital campuses and 40.4% affiliated with hospital systems but located off hospital campuses (in each case based on GLA). We believe the close proximity to, or affiliation with, hospital systems enhance occupancy and tenant retention. These properties typically require specialized infrastructure or higher structural load capacity to accommodate the significant plumbing, electrical and mechanical systems needed for medical equipment and patient examination rooms, as well as ancillary uses such as pharmacy and outpatient services, which we believe also contributes to high tenant retention. For leases expiring during the three months ended December 31, 2025, the tenant retention rate in our OMF segment was 92%. Our OMFs consist of a mix of single-tenant and multi-tenant properties leased to healthcare providers under lease structures that generally provide for recovery of certain operating expenses and capital expenditures. Lease terms typically range from five to ten years, with fixed or inflation-linked annual rent escalations historically ranging from 2% to 3% per year. As of December 31, 2025, the weighted average remaining lease term of our OMF segment was 5.6 years, with well-staggered expirations and no more than 13% of Annualized Base Rent scheduled to expire in any single year through 2030.

Competitive Strengths
We believe we have key competitive strengths that enable us to execute our business and growth strategies effectively and differentiate us from other market participants:
•Favorable Industry Tailwinds Driven by A Growing Elderly U.S. Population and Limited New Supply. According to JLL, the 80+ population in the United States is projected to grow by over 36.6% between 2025 and 2035, or just over six times the rate of overall population growth during the same period, while the leading edge of the baby boomer generation turns 80 in 2026. According to JLL, the largest consumers of healthcare services in the United States are individuals 65 years and older. Consequently, according to JLL, healthcare expenditures are expected to rise from 18.0% of GDP in 2024 to 20.3% by 2033, with per-capita spending for individuals aged 65+ approximately 2.5 times that of working-age adults and more than five times that of children, illustrating the intensity of healthcare utilization among seniors. In addition, according to JLL, wealth creation amongst the older age cohort has significantly outpaced rent growth, indicating the likely affordability of senior housing relative to accumulated wealth. According to JLL, net real estate equity owned by the 70+ cohort has grown 11.2% annually while senior housing rents have averaged 3.5% annual growth since 2015. We believe that accelerating growth in the 80+ population, coinciding with an increase in healthcare expenditures, longer life expectancy and relative affordability, will drive incremental demand for senior housing. Additionally, new supply of senior housing is expected to remain limited due to barriers to entry such as elevated construction costs, extensive state licensure requirements and CON restrictions on bed counts, especially for assisted living and memory care units. According to JLL, construction starts for assisted living and memory care are at their lowest levels in nearly 20 years, down 90% from the second quarter 2015 peak, while senior housing demand continues to strengthen. JLL projects that the gap between growth rates of the 80+ population and senior housing supply will expand sharply beyond 2030, contributing to a projected shortage of more than 2.5 million units by 2035.
•High-Quality and Differentiated Portfolio. We believe that we have a high-quality portfolio that has an attractive cash flow profile and compelling growth characteristics. Approximately 36.8% of Annualized Cash NOI was generated by our SHOP segment and 63.2% by our OMF segment. Our objective is to increase our exposure to our SHOP segment through a disciplined and data-driven acquisition strategy and active asset management. We expect to continue to source and complete SHOP investments such that, over time, our portfolio will primarily be comprised of SHOP communities (based on Annualized Cash NOI). In February 2026, we entered into a definitive purchase and sale agreement relating to the $64.0 million SHOP Acquisition consisting of 13 senior living communities with 592 assisted living units currently managed by Discovery Senior Living. See “Prospectus Summary—Recent Developments.” We believe our portfolio provides significant potential growth from our SHOP segment (see “—Significant Growth Potential from Our SHOP Segment”), as well as stability through long-term leases with tenants that we believe are creditworthy in our OMF segment. Our SHOP segment is strategically concentrated in markets that, according to JLL, display strong near-term demographic expansion, favorable home value growth and measured new supply supportive of sustained senior housing demand. Other than the SHOP Acquisition in our pipeline, our portfolio is currently 100% wholly-owned, with no joint ventures or purchase options, creating a simplified investment profile and centralizing operational control. In addition, we regularly and strategically invest in our assets to maintain their competitive positioning, especially in the SHOP segment, with a focus on projects that are expected to drive future revenue and occupancy growth. In 2025, we invested $12.2 million in capital projects for our SHOP segment.
•Significant Growth Potential from Our SHOP Segment. Upon completion of this offering, we believe that we will be one of only two publicly-traded healthcare REITs with 100% of its senior housing portfolio operated under RIDEA structures (i.e., none of our senior housing communities are net leased). Accordingly, our interest in these communities is not limited to contractual rental payments, and we are able to benefit from any operating improvements at all our senior housing communities (while at the same time bearing the risk of any potential operating declines). This structure aligns our interests with those of our operators and positions us to benefit from operational upside from increases in occupancy, RevPOR and Cash NOI Margin that we expect to take place in our SHOP segment over time. Our growth potential is reflected in the strong recent performance of our SHOP segment which was driven not only by the broader demographic tailwinds and supply trends mentioned above, but also by our technologically advanced and data driven asset management approach, dedicated in-house SHOP asset management platform, and alignment, integration and partnership with a curated group of leading operators.
Recent operating performance in our SHOP segment demonstrates its continued growth, supported by improvements in occupancy, RevPOR, Cash NOI and Cash NOI Margin.
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(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI to the most comparable financial measure calculated in accordance with GAAP.
These positive trends illustrate the growth of our SHOP segment as we seek to continue to capitalize upon the rapid projected growth in the 80+ population in the United States. We believe that these trends will continue over time and that the demographic tailwinds and supply and demand imbalances mentioned above, as well as our active asset management platform, will continue to improve performance in our SHOP segment.

•SHOP Segment Concentrated in Needs-Based Care and Almost Exclusively Private Pay. Our SHOP segment provides varying levels of care, but is focused on needs-based assisted living and memory care. As of December 31, 2025, approximately 76% of our SHOP units were dedicated to assisted living and memory care. Independent living communities are typically age-restricted multifamily rental properties featuring a-la-carte services such as dining, housekeeping, linen service, transportation and social and recreational activities. Assisted living communities provide similar amenities, along with personalized support from trained staff for residents requiring assistance with activities of daily living, including bathing, dressing and medication management. Memory care communities specialize in serving individuals with Alzheimer’s disease and other forms of dementia or memory impairment. Demand for assisted living and memory care is needs-based, making it less discretionary and more insulated from economic cycles. We believe this demand is durable and growing. According to JLL, the average senior housing resident is in their mid-80s, while the leading edge of the baby boomer generation will turn 80 in 2026. JLL further notes that the U.S. elderly population has not yet reached the peak cohort requiring needs-based care, with the steepest portion of the demand curve still ahead. Additionally, assisted living and memory care communities are often subject to state licensure requirements and CON restrictions on bed counts, which can constrain new development and limit supply growth. As of December 31, 2025, approximately 98% of our SHOP revenue was private pay, minimizing reliance on government programs such as Medicare and Medicaid and reducing exposure to reimbursement volatility.
The charts below illustrate our SHOP mix (based on number of units) and our mix of private pay vs. government reimbursed (based on revenue) as of December 31, 2025.
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(1)Reflects percentage of total units rounded to nearest whole percent (52.4% for Assisted Living, 23.2% for Memory Care and 24.4% for Independent Living). Memory Care includes 31 skilled nursing beds.
We believe that the relative affordability of our SHOP communities supports our ability to sustain and grow pricing over time given the increasing demand for need-based care. As of December 31, 2025, the median home value in our top markets was approximately $420,000 according to JLL, which was more than five times the average annual cost of living at our communities (based on SHOP segment RevPOR for the quarter ended December 31, 2025). In addition, based on our analysis of resident move-outs across our SHOP portfolio, we believe that resident move-outs are typically driven by internal resident health factors rather than price and affordability considerations, with only approximately 7% of the 1,211 total move-outs surveyed in 2025 due to financial reasons.
•Curated Relationships with Leading SHOP Operators. We have purposefully curated our operator base, reducing the number of operating partners from 17 as of December 31, 2019 to three currently, anchored by industry leaders Discovery Senior Living, Senior Lifestyle Corporation and AgeWell Senior Living. We believe this focus creates scale, operational alignment and efficient execution across our communities, and provides operator diversity allowing us to leverage each operator’s strengths (e.g., specific markets, geographies or product types). Having fewer operator relationships facilitates enhanced oversight, as well as consistency in resident experience, property standards, risk management and performance tracking. Our operators combine the strength of scaled platforms with proven strategies of deploying regional management teams and using localized brands designed to allow our communities to compete effectively in their respective geographies. We believe this strategy has unique benefits, such as the creation of Arvum Senior Living, a dedicated brand co-developed with Discovery Senior Living that facilitates a distinct identity for our assets in their local markets, strong operator engagement and access to vertically integrated corporate functions. In collaboration with our operators, we have successfully executed operator transitions that have improved asset performance. In 2023, we completed the transition of 16 senior housing communities we currently own to Discovery Senior Living pursuant to a strategic plan designed to enhance the operating performance of these assets. These transitions were implemented without material incremental capital expenditures. From the fourth quarter of 2023 through the fourth quarter of 2025, the transitioned communities generated significant operational improvements, including a 14.5% increase in quarter-end spot occupancy percentage (from 72.4% to 86.9%), a 10% improvement in Cash NOI Margin (from 14% to 24%) and a resulting 108% increase in Cash NOI. In addition, we believe our operator relationships can generate attractive off-market acquisition opportunities as these operators look to grow their businesses with a familiar capital partner with SHOP asset management expertise. As we grow our portfolio, we expect to continue to evaluate new operator relationships that can strategically enhance our business while maintaining our approach of building deep, strategic partnerships.

DISCOVERY
SENIOR LIVING
SENIOR LIFESTYLE
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AGEWELL
SENIOR LIVING

•Dedicated SHOP Asset Management Platform. We have a dedicated SHOP asset management team with significant experience in senior housing operations, supporting robust partnerships with our leading operators. Proactively established in 2018, this platform was designed to address the inherent intricacies and operational complexities of the RIDEA structure. Lindsay Gordon, the head of our SHOP segment, has over 30 years of industry experience with prior roles at Discovery Senior Living, Sunrise Senior Living and Atria Senior Living. By establishing this specialized team in anticipation of the segment’s continued

growth, we have institutionalized the management expertise required to partner with our operators as we seek operating efficiencies in, and increased profitability from, our growing SHOP portfolio. Our platform provides sophisticated, centralized support for key functions, including sales and marketing, acquisitions and portfolio integration, capital planning, operational analytics, clinical oversight and risk management. Our platform is supported by an integrated leadership structure that aligns these key functions across our organization and our operating partners. This structure is designed to enhance coordination, clarify roles and responsibilities and support consistent execution across the portfolio. In addition, we employ a targeted asset level performance management approach, including the identification of annual focus communities, targeted capital investments and property specific business plans, to drive sustainable improvements in occupancy and financial performance.
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(1)Occupancy progression generally represents the performance from the time the community was put on the focus list to the time it was removed.
Capital allocation decisions are informed by asset level analytics and are focused on projects intended to deliver measurable operating returns and long term performance durability. We believe that our platform is highly scalable and that portfolio growth can continue without a directly proportional increase in corporate overhead, thereby enhancing revenue and efficiency while supporting disciplined operational execution across our SHOP portfolio.
•OMF Segment Provides Durable Cash Flow Base and Store of Value. Our OMF segment has a strong tenant base, including leading health systems and physician groups that provide essential outpatient services. As of December 31, 2025, 65.5% of our OMF GLA was leased to health systems, 32.4% of our OMF GLA was located on or near hospital campuses and 40.4% of our OMF GLA was affiliated with hospital systems but located off hospital campuses, reinforcing the strategic importance of these properties to clinical delivery. Our OMF segment is supported by strong tenant credit characteristics, with four of our five top tenants having investment-grade ratings (A- to AA): University of Pittsburgh Medical Center, Advocate Aurora Healthcare, CommonSpirit Health and Trinity Health. We employ a rigorous credit underwriting and monitoring process. For non-rated tenants, we focus on real estate criticality (i.e., properties that are integral to patient care and broader tenant operations), which we believe provides additional protection. In 2025, we began the strategic initiative of internalizing property management functions in our OMF segment, with the goals of enhancing asset oversight and reducing reliance on third-party property managers. This initiative was formalized by the launch of our “Pulse Healthcare Real Estate”

platform and new property management hires, strengthening our ability to deliver hands-on asset management and operational excellence. As of March 2026, we have fully internalized the property management functions in our OMF segment. We believe that our direct tenant relationships supported with our in-house property management can also result in proactive issue resolution, higher tenant satisfaction and better lease outcomes, as illustrated by our recent 10-year renewal with University of Pittsburgh Medical Center, our largest tenant by both GLA and Annualized Base Rent as of December 31, 2025. In addition, we expect the Pulse Healthcare Real Estate platform will bring financial benefits, as we believe we can deliver property management services at a lower cost than third-party managers and eliminate property management fees otherwise payable to third-party property managers. Our OMF segment also provides a store of value that we can opportunistically seek to recycle into SHOP investments with greater growth potential. We have recently begun to market additional OMF assets for sale to fund SHOP acquisitions from a growing investment pipeline and to facilitate further deleveraging. See “Prospectus Summary—Recent Developments” for more details regarding a non-binding letter of intent we entered into in April 2026 for potential OMF sales.
•Experienced Management Team with Disciplined Capital Allocation Track Record and Deep Industry Relationships. Our management team is comprised of executives with deep experience across senior housing, healthcare real estate and the public REIT sector, having navigated through numerous economic cycles. Michael Anderson, our Chief Executive Officer, has led over $10 billion (based on transaction value) of real estate, mergers and acquisitions, equity and debt and other corporate transactions during his career and brings extensive operational, legal and financing experience from his prior experience at multiple REITs. Our management team has cultivated an extensive network of relationships with operators, tenants and other key participants across the senior housing and healthcare real estate sectors, which we believe will provide us with access to a pipeline of off-market SHOP investment opportunities. Our management team has a track record of disciplined capital allocation and demonstrated ability to identify and execute value-enhancing strategies. In 2024, our team completed an internalization of our management, eliminating ongoing asset management fees, which were approximately $21.8 million for 2023 (the last full year that we were externally managed). From the fourth quarter of 2024 through the fourth quarter of 2025, we successfully completed a $238.0 million disposition program (including the sale of 23 OMFs, at a 6.5% weighted average cap rate (in each case, calculated by dividing Cash NOI for the applicable property for the 12 months prior to disposition by contract sales price) and seven non-core SHOP assets), generating cash that allowed us to significantly deleverage our balance sheet and invest in our SHOP segment, where we believe we can generate more attractive risk-adjusted returns. Additionally, we implemented an open market stock repurchase program for our Series A Preferred Stock and Series B Preferred Stock and, through December 31, 2025, had opportunistically repurchased shares in the secondary market with an aggregate liquidation preference of approximately $8.6 million at a weighted average yield of 11.5% (calculated by dividing the weighted average annual dividend per share of approximately $1.81 by the weighted average repurchase price per share of approximately $15.73), representing a $9.27 discount to the liquidation preference of $25 per share and an approximately 4.26% spread to face yield.
Business and Growth Strategies
•Capture Growth in SHOP through Occupancy Gains, Rate Growth and Margin Enhancing Opportunities. We believe our SHOP segment offers significant embedded growth potential driven by demographic tailwinds, margin improvement initiatives and operational leverage. As of December 31, 2025, our SHOP segment achieved 84.5% total average occupancy for the fourth quarter of 2025, an increase of 4.7% as compared to the fourth quarter of 2024; and, for the three months ended December 31, 2025, SHOP segment Cash NOI increased 34.2%, as compared to the three months ended December 31, 2024, reflecting favorable operating and rate trends. Our operators, in conjunction with our dedicated in-house SHOP asset management platform, have implemented enhanced staffing models and labor cost controls, contributing to margin expansion, with SHOP segment Cash NOI Margin improving to 20.2% for the three months ended December 31, 2025 as compared to 15.7% for the three months ended December 31, 2024. SHOP segment RevPOR increased 6.6% for the three months ended December 31, 2025 as compared to the three months ended December 31, 2024, outpacing expense growth and driving favorable unit economics. We believe that these improvements, combined with the short terms of resident agreements, position us to capture rate increases and margin gains if demand accelerates as we expect in many of our markets. We expect demographic trends to further support occupancy and pricing power across our needs-based care settings.
•External Growth through Disciplined and Targeted Acquisitions to Increase our SHOP Exposure. We are actively seeking to increase our exposure to SHOP over time through a disciplined and data-driven acquisition strategy and active asset management. We believe there are compelling benefits to our portfolio where a single asset or small portfolio acquisition can significantly change its composition and growth profile. We evaluate potential acquisitions holistically, including product-market fit, competitive positioning and care-mix alignment. SHOP is a highly fragmented market in which we believe there are plentiful acquisition opportunities (such as owners facing loan maturities or developers and legacy operators seeking new owners and partners), which our team is uniquely positioned to capitalize on. We utilize our long-standing relationships with operators and other industry participants to maintain an active investment pipeline. We primarily focus on needs-based senior housing, including communities that have an independent living component, in existing and new markets that we believe have favorable supply and demand dynamics and attractive yields. Our operators have demonstrated a desire, as well as the resources, to grow and we expect our strong relationships to continue to lead to off-market and/or operator-sourced investment opportunities. We believe that this collaborative approach enhances our ability to identify opportunities where operational expertise and active asset management can drive improved performance over time. In 2025 and the first quarter of 2026, we sourced and evaluated over $4.2 billion (based on offering price) of potential SHOP acquisition opportunities and submitted non-binding letters of intent on approximately $1.1 billion of these acquisition opportunities. As of April 10, 2026, we had approximately $90.5 million of SHOP acquisitions under executed purchase and sale agreements. Our plan over time is to have a portfolio that is primarily comprised of SHOPs (based on Annualized Cash NOI). See “Prospectus Summary—Recent Developments” for more details regarding the SHOP acquisitions that we entered into in February and April 2026.
•Proactively Manage OMF Segment to Drive Revenue Growth and Value Creation. We expect our OMF segment to continue to provide stable cash flows and a store of value for opportunistic capital recycling. We also believe our OMF segment offers meaningful opportunities to enhance cash flow beyond contractual rent escalations through proactive asset management. In our 2026 and 2027 lease maturities, we believe we will be able to maintain tenant retention in line with our historical averages and achieve positive lease spreads compared to expiring rates. For example, in October 2025, we completed a lease renewal for the High Desert Medical property with a 6.5% positive lease spread relative to the expiring in-place rent. Through our Pulse Healthcare Real Estate platform, we have added in-house property management capabilities and enhanced engagement with large tenants as we seek to enhance our OMF properties and operational excellence. Our experienced leasing professionals are dedicated to increasing tenant retention, growing occupancy by attracting new tenants and executing leases with favorable terms, such as rent escalation clauses. As of December 31, 2025, our OMFs were 92.8% leased. In addition to proactively managing our OMF portfolio, we will continue to evaluate opportunities to monetize OMF assets on attractive terms and redeploy sales proceeds in SHOP assets with greater growth potential. During 2025, we completed 18 total OMF dispositions for aggregate contract sales price of approximately $188.8 million and, during 2024, we completed 12 total OMF dispositions for aggregate contract sales price of approximately $86.0 million. We have recently begun to market additional OMF assets for sale. See “Prospectus Summary—Recent Developments” for more details regarding a non-binding letter of intent we entered into in April 2026 for potential OMF sales. We believe this disciplined approach enables us to generate value from mature or non-core assets and redeploy capital into SHOP investments that will improve our portfolio and drive long-term growth. For example, the average age of OMF assets sold from the fourth quarter of 2024 through the fourth quarter of 2025 was 32 years as of December 31, 2025, higher than the 28 year average age of our remaining OMF assets as of December 31, 2025, reflecting our strategy of driving value creation by selectively retaining more competitive assets in our portfolio.

•Invest in Revenue-Enhancing Renovation, Redevelopment and Expansion Projects where Risk-Adjusted Returns are Attractive. We intend to selectively pursue renovation, redevelopment and expansion projects across our portfolio where we believe the risk-adjusted returns are attractive. These initiatives are designed to increase occupancy, drive rate growth and enhance resident experience, ultimately supporting NOI and long-term value creation.
For example:
◦We recently began redeveloping a single tenant OMF in Clearwater, Florida into a multi-tenant property, and, to date, the new leases that have been executed for such property have a blended rental rate (to be commenced upon completion of the redevelopment) approximately 50% higher than the rental rate for the prior tenant’s lease.
◦At our Wellington at Hershey’s Mill community, we have executed a series of phased capital investments over multiple years, including investments of (i) approximately $2 million in 2021, which led to the conversion of 40 senior nursing facilities into 36 memory care apartments, (ii) $1.7 million in 2023 for personal care renovation and (iii) approximately $500,000 in other operational upgrades through 2025, each designed to enhance the resident experience and drive financial performance.
◦We are also pursuing a redevelopment of the Eastside Cancer Center facility in Greenville, South Carolina where we have entered into a non-binding letter of intent in respect of an early tenant renewal and a 10-year lease extension at a rental rate 11.2% higher than the rental rate for the prior lease.
Our approach focuses on:
◦modernizing existing properties to meet evolving consumer preferences and improve competitive positioning;
◦adding units or service lines (such as memory care) within existing communities to capture incremental demand; and
◦capital improvements that enhance operational efficiency and extend asset life.
We believe these projects provide an opportunity to unlock embedded value within our portfolio and generate attractive returns relative to new development or acquisition alternatives.
•Balance Sheet Positioned for Continued External Growth. Upon application of the net proceeds from this offering, we believe that we will have a significantly strengthened balance sheet and an enhanced ability to fund future acquisitions. As of December 31, 2025, on an adjusted basis assuming the application of the net proceeds from this offering to repay certain indebtedness as described under “Use of Proceeds,” we had $850.8 million of total debt outstanding and our Net Debt to Annualized Adjusted EBITDA was 5.1x. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Net Debt and Annualized Adjusted EBITDA to the most comparable financial measures calculated in accordance with GAAP. Additionally, as of such date on an adjusted basis assuming the application of the net proceeds from this offering, we had $639.8 million of total liquidity, comprised of $337.9 million of undrawn and available capacity under the Revolving Facility (pursuant to the terms of the Credit Agreement) and $301.9 million of cash and cash equivalents. We seek to maintain a prudent balance between debt and equity financing and target a level of Net Debt that, over time, is generally less than six times our Annualized Adjusted EBITDA. We believe our improved balance sheet will result in increased financial flexibility that will provide us with improved access to both debt and equity capital and position us to pursue external growth through attractive acquisitions and opportunistically repurchase preferred stock.

Our Properties
As of December 31, 2025, we owned a portfolio of senior housing and healthcare real estate assets located in 29 states. Our portfolio is diversified by asset type, geography, operator and tenant and is located in markets that we believe exhibit favorable demographic trends and strong healthcare fundamentals.
Operating Information
The summary tables below provide select historical property and operating information on a consolidated basis and for our SHOP and OMF segments.
Total Company

	Three months ended					Year ended December 31,
(Dollars in thousands)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	2025	2024	2023
Properties	167	173	174	179	192	167	192	202
Net loss attributable to common stockholders	$(25,978)	$(15,881)	$(24,189)	$(5,019)	$(20,437)	$(71,067)	$(203,495)	$(86,097)
NOI	$31,460	$32,181	$31,153	$28,587	$32,843	$123,381	$132,342	$128,133
Cash NOI	$30,874	$31,254	$30,384	$29,897	$31,803	$122,409	$130,120	$126,195
Same Store Cash NOI	$31,431	$31,935	$31,143	$29,528	$28,618	$124,037	$113,800	n/a

SHOP Segment

(Dollars in thousands except RevPOR)	Three months ended					Year ended December 31,
	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	2025	2024	2023
Total SHOP
Properties	37	40	41	43	44	37	44	46
Units Available	3,633	3,730	3,807	3,926	3,919	3,774	4,025	4,086
Average Occupancy	84.5%	83.2%	81.4%	78.6%	79.8%	81.9%	77.4%	74.4%
Cash NOI	$11,355	$11,541	$10,275	$9,433	$8,459	$42,604	$34,467	$30,636
Cash NOI Margin	20.2%	20.2%	18.3%	16.9%	15.7%	18.9%	15.9%	14.6%
RevPOR	$6,118	$6,125	$6,039	$6,030	$5,737	$6,078	$5,791	$5,679
Recurring Capital Expenditures	$2,393	$2,646	$1,684	$2,363	$2,067	$9,086	$10,629	n/a
Recurring Capital Expenditures/Cash NOI	21.1%	22.9%	16.4%	25.1%	24.4%	21.3%	30.8%	n/a
Same Store SHOP
Same Store Properties	37	37	37	37	37	37	37	n/a
Same Store Average Occupancy	84.6%	83.7%	82.7%	81.0%	81.1%	83.0%	78.7%	n/a
Same Store Cash NOI	$11,661	$12,007	$10,883	$10,284	$9,218	$44,835	$36,800	n/a
Same Store Cash NOI Margin	20.8%	21.5%	20.1%	19.4%	18.2%	20.5%	18.7%	n/a
Same Store RevPOR	$6,107	$6,144	$6,034	$6,071	$5,800	$6,089	$5,796	n/a
OMF Segment

	Three months ended					Year ended December 31,
(Dollars and GLA in thousands)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	2025	2024	2023
Total OMF
Properties	130	133	133	136	148	130	148	156
GLA (sq. ft.)	3,695	3,771	3,771	3,866	4,717	3,695	4,717	5,153
Ending Occupancy	92.8%	90.6%	91.0%	90.5%	90.5%	92.8%	90.5%	90.6%
Cash NOI (1)	$19,519	$19,713	$20,109	$20,464	$23,344	$79,805	$95,653	$95,559
Recurring Capital Expenditures	$6,461	$1,806	$8,887	$4,295	$8,503	$21,449	$16,955	n/a
Recurring Capital Expenditures/Cash NOI (1)	33.1%	9.2%	44.2%	21.0%	36.4%	26.9%	17.7%	n/a
Same Store OMF
Same Store Properties	129	129	129	129	129	129	129	n/a
Same Store GLA (sq. ft.)	3,645	3,645	3,645	3,645	3,645	3,645	3,645	n/a
Same Store Ending Occupancy	94.0%	93.5%	94.1%	93.5%	92.7%	94.0%	92.7%	n/a
Same Store Cash NOI (1)	$19,770	$19,928	$20,260	$19,244	$19,400	$79,202	$77,000	n/a
________________
(1)Certain 2025 and 2024 amounts have been reclassified from general and administrative to property operating and maintenance to align with the current period presentation.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI and Same Store Cash NOI to the most comparable financial measures calculated in accordance with GAAP.

Top MSAs
The summary tables below provide an overview of the top MSAs based on Annualized Cash NOI for our SHOP segment and Annualized Base Rent for our OMF segment as of and for the three months ended December 31, 2025 (dollars and GLA in thousands).
SHOP Segment

			Annualized Q4 2025 Cash NOI (1)(2)
Market	Number of Properties	Total Available Units	$	%
Philadelphia, PA	1	289	$8,216	17.6%
Orlando, FL	1	195	5,908	12.7%
Miami, FL	1	145	3,912	8.4%
Tampa, FL	3	340	3,876	8.3%
Kansas City, MO	3	217	3,136	6.7%
Portland, OR	1	252	2,576	5.5%
Dubuque, IA	2	104	2,128	4.6%
Remaining portfolio	25	2,073	16,892	36.2%
Total	37	3,615	$46,644	100.0%
__________________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI to the most comparable financial measure calculated in accordance with GAAP.
(2)Excludes Cash NOI from disposed properties during the period presented.
OMF Segment

Market	ABR	ABR %	Total area (sq. ft.)	Total area (%)
Harrisburg, PA	$12,778	14.1%	528	14.3%
Chicago, IL	7,415	8.2%	292	7.9%
Atlanta, GA	5,965	6.6%	231	6.3%
Parkersburg, WV	5,664	6.3%	77	2.1%
Phoenix, AZ	4,433	4.9%	171	4.6%
Milwaukee, WI	4,136	4.6%	191	5.2%
Remaining portfolio	50,056	55.4%	2,205	59.7%
Total	$90,447	100.0%	3,695	100.0%

Geographic Diversification
Our properties are located in 29 states, concentrated in markets that we believe exhibit strong senior population growth and robust healthcare infrastructure. This geographic diversification reduces exposure to regional economic cycles and regulatory risk.
The summary tables below provide an overview of the geographic diversification of our SHOP and OMF segments, as of and for the year ended December 31, 2025.
SHOP Segment — Diversification by State

	As of and for the year ended December 31, 2025
State	Total Portfolio Cash NOI %	Number of Properties	Total Available Units
Florida	37.0%	7	812
Iowa	18.6%	10	583
Pennsylvania	18.5%	1	289
Georgia	8.5%	5	485
Oregon	5.5%	1	252
Missouri	5.0%	2	146
Arkansas	2.4%	3	299
Illinois	1.6%	2	161
California	1.1%	1	156
Wisconsin	1.1%	1	50
All others	0.7%	4	382
Total	100.0%	37	3,615
OMF Segment — Diversification by State

	As of and for the year ended December 31, 2025
State	Total Portfolio Cash NOI %	Number of Properties	Total GLA (in thousands)
Pennsylvania	17.7%	14	607
Wisconsin	9.5%	11	323
Ohio	9.2%	5	172
California	7.3%	6	243
Indiana	6.7%	11	226
Georgia	6.2%	9	238
Florida	4.7%	15	248
Michigan	4.5%	8	203
Nevada	4.2%	2	86
Arizona	3.4%	8	191
All others	26.6%	41	1,158
Total	100.0%	130	3,695

Operator and Tenant Diversification
We maintain relationships with leading operators in our SHOP segment and creditworthy healthcare tenants in our OMF segment. Communities in our SHOP segment are primarily operated by Senior Lifestyle Corporation and Discovery Senior Living, while our OMF properties are leased to tenants that include leading health systems such as University of Pittsburgh Medical Center and Advocate Aurora Healthcare.
SHOP Segment
The table below outlines the operator mix within our SHOP segment as of and for the three months ended December 31, 2025, including the number of communities, total available units and Annualized Cash NOI by operator (dollars in thousands).

			Annualized Q4 2025 Cash NOI (1)(2)
Operator	Number of Properties	Available Units (1)	$	%
Senior Lifestyle Corporation	16	2,034	$28,772	61.7%
Discovery Senior Living	16	1,011	14,312	30.7%
AgeWell Senior Living	5	570	3,560	7.6%
Total	37	3,615	$46,644	100.0%
________________
(1)Excludes Cash NOI from disposed properties during the period presented.
(2)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” included elsewhere in this prospectus for a reconciliation of Cash NOI to the most comparable financial measure calculated in accordance with GAAP.
OMF Segment
The table below outlines the top tenants as of and for the three months ended December 31, 2025, showing key metrics such as Annualized Base Rent, leased area in square feet, percentage of total leased area, WALTR and credit ratings (dollars and square feet in thousands). It highlights the contribution of each tenant to the overall portfolio.

	As of and for the three months ended December 31, 2025
Tenants	ABR	ABR %	Leased area (sq. ft.)	Leased area (%)	WALTR	Credit Rating (1)
University of Pittsburgh Medical Center (UPMC)	$11,714	13.0%	490	14.3%	9.2 years	A
Advocate Aurora Healthcare	7,075	7.8%	306	8.9%	5.2 years	AA
Memorial Health System	5,664	6.3%	77	2.2%	12.2 years	B
CommonSpirit Health	4,048	4.5%	108	3.1%	5.3 years	A-
Trinity Health	3,747	4.1%	168	4.9%	4.4 years	AA-
Remaining portfolio	58,199	64.3%	2,281	66.5%	4.7 years	Various
Total	$90,447	100.0%	3,430	100.0%	5.6 years
________________
(1)Rating is of the tenant or a guarantor of tenant’s payment obligations under the lease.

The table below outlines lease expirations for the OMF segment as of December 31, 2025, broken down by year and tenant type (multi-tenant vs. single-tenant), along with square footage leased, Annualized Base Rent and the number of expiring leases (amounts in thousands except number of leases).

	As of December 31, 2025
	Multi-tenant		Single-tenant		Total (1)
Expirations	Square feet	ABR	Square feet	ABR	Square feet	ABR	Expiring leases
2026	275	$7,046	21	$386	296	$7,432	69
2027	256	6,301	213	5,248	469	$11,549	82
2028	160	4,459	223	6,384	383	$10,843	54
2029	131	3,245	103	2,477	234	$5,722	40
2030	137	2,900	116	3,119	253	$6,019	41
Thereafter	527	14,106	1,238	34,053	1,765	$48,159	158
Total leased	1,486	$38,057	1,914	$51,667	3,400	$89,724	444
________________
(1)Excludes 30,000 square feet and ABR of $0.7 million, which expired at the end of 2025.
The table below summarizes the average annual contractual rent increases for the OMF segment as of December 31, 2025, showing fixed and CPI-based increases for multi-tenant and single-tenant leases.

	As of December 31, 2025
	Multi-tenant		Single-tenant		Total
	% Increase	% of Base Rent	% Increase	% of Base Rent	% Increase	% of Base Rent
Fixed	2.3%	39.2%	2.2%	56.2%	2.2%	95.4%
CPI	2.7%	3.1%	2.7%	1.5%	2.7%	4.6%
Total	2.3%	42.3%	2.2%	57.7%	2.2%	100.0%
The table below provides a breakdown of our portfolio by tenant type, lease structure and ownership type as of December 31, 2025, showing percentage distributions for multi-tenant and single-tenant properties.

	As of December 31, 2025
	Multi-tenant	Single-tenant	Total
By Tenant Type
Health system	48.3%	78.0%	65.5%
Physician and other	51.7%	22.0%	34.5%
Total	100.0%	100.0%	100.0%
By Lease Structure
Net / absolute net (1)	65.3%	94.7%	82.3%
Modified gross / base year (1)	33.1%	5.3%	17.0%
Gross (1)	1.6%	—%	0.7%
Total	100.0%	100.0%	100.0%
By Ownership Type
Ground lease	15.0%	15.3%	15.2%
Fee simple	85.0%	84.7%	84.8%
Total	100.0%	100.0%	100.0%

__________________
(1)Under net leases, tenant is generally responsible for substantially all of its share of operating expenses while the Company is responsible for some or all capital expenditures. Under absolute net leases, tenant is generally responsible for substantially all expenses. Under modified gross / base year leases, tenant’s share of operating expenses in the first year is considered the “base year” and any increase in operating expenses beyond the “base year” is generally recoverable from the tenant. Under gross leases, tenant’s share of operating expenses is presumed to be included in the rental rate.
The table below outlines our portfolio’s square footage by health system affiliation, distinguishing between on-campus and off-campus locations and affiliated versus unaffiliated properties (square feet in thousands).

	As of December 31, 2025
	Square feet	%
On-campus/adjacent	1,196	32.4%
Off-campus affiliated	1,494	40.4%
Unaffiliated	1,005	27.2%
Total	3,695	100.0%
Investment Strategy
We have acquired and will continue to acquire properties either directly or with joint venture partners. We may also opportunistically dispose of Non-Core Properties from time to time. We generally seek investments that produce current income. We may also selectively develop real estate properties. Going forward, we expect our real estate investments to focus primarily on SHOPs. See “Investment Objectives and Criteria and Policies with Respect to Certain Activities” for more information.
Development and Construction Activities
We have selectively redeveloped and may in the future continue to opportunistically develop or redevelop real estate assets within our SHOP and OMF segments when financial returns and market conditions warrant such projects. We expect to fund these projects through our own capital or with potential joint venture partners. Development projects could allow us to reduce overall acquisition costs by developing property versus purchasing an existing asset. We generally retain qualified local independent contractors to perform any construction, development or redevelopment work under the supervision of our asset management teams.
Corporate Governance Profile
Notable features of our corporate governance include:
•We Do Not Have a Staggered Board. We hold annual elections for all our directors and we may not classify our Board without stockholder approval.
•Stock Ownership Guidelines. We have adopted a stock ownership policy applicable to our executive officers and independent directors under which each individual is expected to maintain beneficial ownership of shares of our common stock (including securities convertible into or exercisable or exchangeable for common stock) with a value equal to a specified multiple of their annual base cash compensation.
•Opted out of MUTA. We have opted out of certain provisions of the MGCL that may make it more difficult to complete, or that may otherwise prevent, a change in control. We have opted out of the control share acquisition and the business combination statutes in the MGCL and we may not opt back into these without stockholder approval. In addition, we are prohibited from classifying our Board pursuant to Subtitle 8 of Title 3 of the MGCL without first obtaining stockholder approval.
•No “Poison Pill.” We do not maintain a stockholder rights plan (commonly referred to as a “poison pill”). We will not adopt one in the future without (i) the approval of our stockholders or (ii) seeking ratification from our stockholders within 12 months after adoption of the plan if our Board determines, in the exercise of the directors’ duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.
Government Regulations
Overview
The healthcare industry is one of the most regulated industries in the United States. We and our tenants and operators must comply with a wide range of complex federal, state and local laws and regulations, and the healthcare industry, in general, is the subject of increased enforcement and penalties in all areas. Fraud and abuse continues to be an enforcement priority at both the federal and state levels including, but not limited to, the Federal Anti-Kickback Statute, the Stark Law, the FCA, the CMPL and a range of other federal and state regulations relating to waste, cost control and healthcare management. The business and operations of our tenants and operators, and therefore our business, could be materially impacted by, among other things, a significant expansion of applicable federal, state or local laws and regulations, legislative changes or new judicial challenges to the ACA, future attempts to reform healthcare, new interpretations of existing laws and regulations and changes or increased emphasis on certain enforcement priorities.
Our tenants and operators are subject to extensive federal, state and local laws, regulations and industry standards which govern business operations, physical plant and structure, patient and employee health and safety, access to facilities, patient rights - including privacy, price transparency, fewer restrictions on access to care - and security of health information. Our tenants’ and operators’ failure to comply with any of these laws could result in loss of licensure, denial of reimbursement, imposition of fines or other penalties, suspension or exclusion from federal healthcare programs such as Medicare and Medicaid, loss of accreditation or certification, reputational damage and closure of a facility. In addition, both government and private third-party payors will likely continue their efforts to reduce reimbursement. The Medicare and Medicaid programs have adopted a variety of initiatives which have been incorporated and expanded by private insurance carriers, including health maintenance organizations and other health plans, to extract greater discounts and impose more stringent cost controls upon healthcare provider operations. Examples include, but are not limited to, changes in reimbursement rates and methodologies such as bundled payments, capitation payments and discounted fee structures. Our tenants and operators may also face significant limits on the scope of services reimbursed and on reimbursement rates and fees. All of these changes could impact our tenants’ ability to pay rent or other obligations to us.
We believe that healthcare services will continue to be subject to intense regulation at the federal and state levels. We are unable to predict what additional government regulations, if any, affecting our business may be enacted in the future or how existing or future laws and regulations might be interpreted. If we, or any of our tenants or operators, fail to comply with applicable laws, it might have a material adverse effect on our business.
Licensure, Certification and Certificate of Need
Our tenants operate hospitals, assisted living facilities and other healthcare entities and providers that operate under licenses or permits granted by the health authorities of their respective states. In granting and renewing these licenses and permits, the state regulatory agencies consider numerous factors relating to a facility’s operations, including, but not limited to, the plant and physical structure, admission and discharge standards, staffing, training, patient and consumer rights, medication guidelines and other rules. In the SHOP segment, if a tenant and/or operator fails to maintain or renew any required license, permit or other regulatory approval, or to correct serious deficiencies identified in compliance surveys, the tenant and/or operator could be prohibited from continuing operations at a facility.
Licensing and permitting requirements also subject our tenants, and potentially operators, to compliance surveys and audits which are critical to the ongoing operations of the facilities. Our healthcare facilities must meet licensing requirements, to the extent applicable, relating to the type of facility and its equipment, personnel and standard of medical care, as well as comply with other federal, state and local laws and regulations. Healthcare facilities undergo periodic on-site licensure surveys, which generally are limited if the facility is accredited by The Joint Commission or other recognized accreditation organizations. A loss of licensure or certification could adversely affect a facility’s ability to receive payments from third party payors, which, in turn, could adversely affect its ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with, the terms of the tenant’s leases or the operator’s contractual obligation with us.
Some states require healthcare providers, such as certain of our tenants and operators, to obtain prior state approval for the purchase, construction or expansion of healthcare locations, capital expenditures exceeding a prescribed amount or changes in services. For those states that require a CON or Permit of Approval (“POA”), the provider must also complete a separate application process establishing a location and must receive required approvals.
Certain states, including a number in which our tenants and operators operate, carefully restrict new entrants into the market based on demographic and/or demonstrative usage of additional providers. These states limit the entry of new providers or services and the expansion of existing providers or services in their markets through a CON process, which is periodically evaluated and updated as required by applicable state law. To the extent that our tenants and operators would need a CON, POA or other similar approvals to operate or expand, their expansion and operations could be adversely affected by the inability to obtain the necessary approvals, changes in the standards applicable to those approvals, and possible delays and expenses associated with obtaining those approvals, any of which could impact our tenants’ or operators’ ability to pay rent or other obligations to us. In addition, if we have to replace a tenant or operator, we may experience difficulties in finding a replacement because our ability to replace the operator may be affected by federal and state laws governing changes in control and ownership.
Fraud and Abuse Enforcement
Various federal and state laws and regulations are aimed at actions that may constitute fraud and abuse by healthcare entities and providers who participate in, submit or cause to be submitted claims for payment to, or make or receive referrals in connection with, government-funded healthcare programs, including Medicare and Medicaid. These laws, to which we and our tenants and operators are subject, include various federal anti-fraud and abuse laws, including, without limitation, the Federal Anti-Kickback Statute. We and our tenants and operators are also subject to various state anti-fraud and kickback laws which govern both government program and private payor activity.
Subject to certain exceptions, these kickback laws prohibit any direct or indirect offer, payment, solicitation or receipt of any form of remuneration to induce or reward the referral of business payable under a government healthcare program or in return for the purchase, lease, order, arranging for or recommendation of items or services covered under a government healthcare program. Violations of the Federal Anti-Kickback Statute can result in imprisonment and the imposition of penalties exceeding $100,000 plus three times the amount of the improper remuneration. In addition, many states in which we conduct business generally have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between healthcare providers and/or other persons and entities where they are designed to obtain or induce the referral of patients from a particular person or provider.
Federal law includes a provision commonly known as the “Stark Law.” This law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship, unless an exception to the law's prohibition is met. Sanctions for violating the Stark Law include significant civil penalties, including over $25,000 for each violation and over $100,000 for schemes to circumvent the Stark Law restrictions. There are a number of exceptions to the self-referral prohibition, including leases that adhere to certain enumerated requirements.
Violations of the Stark Law result in payment denials and may also trigger civil monetary penalties and federal healthcare program exclusion. Several of the states in which we conduct business have also enacted statutes similar in scope and purpose to the federal fraud and abuse laws and the Stark Law. These state laws may mirror the federal Stark Law or may be different in scope. The available guidance and enforcement activity associated with such state laws varies considerably.
The FCA prohibits false claims or requests for payment, for which payment may be made by a federal government program, including for healthcare services. Under the FCA, the federal government may penalize any person who knowingly submits, or participates in submitting, claims for payment to the federal government which are false or fraudulent or which contain false information. Any person who knowingly makes or uses a false record or statement to avoid paying the federal government, or knowingly conceals or avoids an obligation to pay money to the federal government, may also be subject to fines under the FCA. Under the FCA, the term “person” means an individual, company or corporation.
The federal government has used the FCA to cover Medicare, Medicaid and other governmental program fraud in areas such as violations of the federal Anti-Kickback Statute or the Stark Laws, coding errors, billing for services not provided and submitting false cost reports. The FCA has also been used to bring suit against individuals or entities that bill services at a higher reimbursement rate than is allowed and that bill for care that is not medically necessary. In addition to government enforcement, the FCA authorizes private citizens to bring qui tam or “whistleblower” lawsuits, greatly extending the number of actions under the FCA. As of 2025, the per-claim penalty range is between $14,308 and $28,619.
In addition to the FCA, the federal government may use several criminal statutes to prosecute federal fraud and abuse laws. Many states have similar false claims statutes that impose liability for the types of acts prohibited by the FCA.
Governmental Review, Audits and Investigations
Federal and state agencies continue to impose intensive enforcement policies and conduct random and directed audits, reviews and investigations designed to ensure compliance with applicable healthcare program participation and payment laws and regulations. As a result, our tenants and operators are routinely the subject of such audits, reviews and investigations.
Federal and state enforcement and regulatory agencies may in the future conduct investigations related to the business of our tenants and operators. These audits and investigations could potentially cause delays in our tenants’ and operators’ collections or recoupments or retroactive adjustment to amounts previously paid from governmental payors. We cannot predict the ultimate outcome of any regulatory and other governmental audits and investigations. While such audits and investigations are the subject of administrative appeals, the appeals process, even if successful, may take several years to resolve.
CMS has adopted alternative sanction enforcement options which allow CMS to (i) impose temporary management, (ii) direct plans of correction or direct training and (iii) impose payment suspensions and civil monetary penalties, in each case on providers out of compliance with certain Medicare and Medicaid requirements. In addition, CMS engages or has engaged a number of third-party audit contractors to conduct Additional Documentation Requests and other third-party firms, including Recovery Audit Contractors, Program Safeguard Contractors, Zone Program Integrity Contractors, Uniform Program Integrity Contractors and Medicaid Integrity Contractors, to conduct extensive reviews of claims data and state and federal government healthcare program laws and regulations applicable to healthcare providers. These audits evaluate the appropriateness of billings submitted for payment. In addition to identifying overpayments, audit contractors can refer suspected violations of law to government enforcement authorities.
If any of our tenants or operators are the subject of any governmental review, audit or investigation, their ability to pay rent could be adversely affected. Such government activities could, in turn, have a material adverse impact on our business.
Privacy and Security of Health Information
Various federal and state laws protect the privacy and security of health information. For example, HIPAA protects the privacy and security of individually identifiable health information by limiting its use and disclosure. Many states have implemented similar laws to limit the use and disclosure of patient specific health information.
HIPAA transaction regulations establish form, format and data content requirements for most electronic healthcare transactions, such as healthcare claims that are submitted electronically. The HIPAA privacy regulations establish comprehensive requirements relating to the use and disclosure of PHI. The HIPAA security regulations establish minimum standards for the protection of PHI that is stored or transmitted electronically. The HIPAA breach notification regulations establish the applicable requirements for notifying individuals, the HHS, and the media in the event of a data breach affecting protected health information. Violations of the privacy, security and breach notification regulations are punishable by civil and criminal penalties.
The American Recovery and Economic Reinvestment Act of 2009 (“ARRA”) increased the amount of civil monetary penalties that can be imposed for violations of HIPAA, and the amounts are updated annually for inflation. For 2025, penalties for HIPAA violations can range from $141 to $2,134,831 per violation with a maximum fine of $2,134,831 for identical violations during a calendar year. ARRA also authorized state attorneys general to bring civil enforcement actions under HIPAA, and attorneys general are actively engaged in enforcement. These penalties could be in addition to other penalties assessed by a state for a breach which would be considered reportable under the state’s data breach notification laws.
The HITECH Act was enacted in conjunction with ARRA. Among other things, the HITECH Act makes business associates of covered entities directly liable for compliance with certain HIPAA requirements, strengthens the limitations on the use and disclosure of protected health information without individual authorizations, and adopts the additional HITECH Act enhancements, including enforcement of noncompliance with HIPAA due to willful neglect. The changes to HIPAA enacted as part of ARRA reflect a Congressional intent that HIPAA’s privacy and security provisions be more strictly enforced. These changes have stimulated increased enforcement activity and enhanced the potential that healthcare providers and their business associates will be subject to financial penalties for violations of HIPAA. In addition, the Secretary of HHS is required to perform periodic audits to ensure covered entities (and their business associates, as that term is defined under HIPAA) comply with the applicable HIPAA requirements, increasing the likelihood that a HIPAA violation will result in an enforcement action.
In addition to the federal HIPAA regulations, many states have laws that regulate the collection, storage, use, retention, security, disclosure, transfer and other processing of health information and other confidential, sensitive and personal data. Certain of these laws grant individual rights with respect to their information, and we may be required to expend significant resources to comply with these laws. For example, various states, such as California and Washington, have implemented privacy laws and regulations, such as the California Confidentiality of Medical Information Act, the California Consumer Privacy Act, the California Privacy Rights Act and the Washington My Health My Data Act that impose restrictive requirements regulating the use and disclosure of personally identifiable information. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies.
Violations of federal and state privacy and security laws could have a material adverse effect on a tenant and operator’s financial condition or operations, which could adversely affect its ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of, its leases and other agreements with us.
Reimbursement
Sources of revenue for our tenants and operators may include private pay, insurance carrier payments, health maintenance organizations and Medicare and Medicaid reimbursement, among others. The federal government’s Medicare program, governed by the Social Security Act, reimburses healthcare providers for certain services furnished to Medicare beneficiaries. These beneficiaries generally include persons aged 65 and older and those who are chronically disabled. The Medicaid program is a joint federal and state program where states receive financial assistance from the federal government to reimburse certain healthcare costs for needy persons. The reimbursement methodologies for healthcare facilities are constantly changing and federal and state authorities may implement new or modified reimbursement methodologies that may negatively impact healthcare operations.
The ACA, which went into effect on March 23, 2010, significantly impacted how third party payors, including private insurers, reimburse healthcare items and services. The ACA has since faced ongoing legal challenges, including litigation seeking to invalidate some or all of the law or the manner in which it has been interpreted. While there are no current challenges to the ACA, that could change based on the make-up of Congress and the presidential administration. The uncertain status of the ACA and of the state Medicaid programs, among other things, affect our ability to plan for the future.

Federal and state budget pressures also continue to escalate and, in an effort to address actual or potential budget shortfalls, Congress and many state legislatures may continue to enact reductions to Medicare and Medicaid expenditures through cuts in rates paid to providers or restrictions in eligibility and benefits. For example, in 2011, the Budget Control Act of 2011 (“BCA”) implemented sequestration as a tool in federal budget control. The sequestration cut to Medicare payments began on April 1, 2013, and reduced Medicare payments for patients whose service dates ended on or after April 1, 2013, by 2%. The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) temporarily suspended sequestration from May 1, 2020, through March 31, 2022 and provided for 1% Medicare sequestration in the second quarter of 2022, with the full 2% sequestration going into effect thereafter and remaining in effect through the first 11 months of the FY 2032 sequestration order, unless additional Congressional action is taken.
Further, the OBBBA went into effect on July 4, 2025, and greatly modified Medicaid reimbursements and enrollment requirements. For instance, the OBBBA modified Medicaid recipient enrollment requirements to include work requirements and periodic eligibility determinations, all of which could reduce Medicaid enrollment. These reforms could lower Medicaid enrollment and reduce Medicaid reimbursements to our tenants and operators, which could materially affect their ability to pay rent and satisfy their obligations to us.
In addition, CMS’s continued efforts to transition Medicare from a traditional fee for service reimbursement model to a capitated value-based and bundled payment approach, which would shift the financial responsibility of certain patients to providers, will continue to create unprecedented challenges for providers. Other alternative payment models may be presented by the government and commercial payers to control costs that subject our tenants and operators to financial risk.
Another notable Medicare health care reform initiative, MACRA, permanently repealed the Sustainable Growth Rate formula, and provided for an annual rate increase of 0.5% for physicians through 2019, but imposed a six-year freeze on fee updates from 2020 through 2025. MACRA established a new payment framework, called the Quality Payment Program, which modified certain Medicare payments to “eligible clinicians,” including physicians, dentists and other practitioners. MACRA represented a fundamental change in physician reimbursement. The ongoing implications of MACRA continue to be uncertain and will depend on future regulatory activity and physician activity in the marketplace. MACRA reporting requirements and quality metrics may encourage physicians to move from smaller practices to larger physician groups or hospital employment, leading to further consolidation of the industry. These and other shifts in payment and risk sharing within an outcome-based model are leading to, among other trends, increasing use of management tools to oversee individual providers and coordinate their services. The focus on utilization puts downward pressure on the number and expense of services provided as payors are moving away from a fee for service model. The continued trend toward capitated, value-based and bundled payment approaches has the potential to diminish the market for certain healthcare providers, particularly specialist physicians and providers of particular diagnostic technologies. This could adversely impact the medical properties that house these physicians and medical technology providers.
Certain of our tenants and operators are also subject to periodic pre- and post-payment reviews and other audits by governmental authorities, which could result in recoupments, denials or delay of payments. Additionally, the introduction and explosion of new stakeholders competing with traditional providers in the health market, as well as telemedicine, telehealth and mobile health, are disrupting the heath industry and could lead to new trends in payment. All of the factors discussed––recoupment of past payments or denial or delay of future payments––could adversely affect a tenant’s or operator’s ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of its leases and other agreements with us.
Most of the resident fee revenues generated by our SHOPs are derived from private pay sources consisting of the income or assets of residents or their family members. The rates for these residents are set by the facilities based on local market conditions and operating costs.
We regularly assess the financial implications of reimbursement rule changes on our tenants and operators, but we cannot make any assurances that current rules or future updates will not materially adversely affect our tenants and operators, which, in turn, could have a material adverse effect on their ability to pay rent and other obligations to us. See “Risk Factors—Risks Related to the Healthcare Industry—Reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid, or delays in receiving these reimbursements, could materially and adversely affect the profitability of our SHOP properties and hinder our tenants’ ability to make rent payments to us” and “—A reduction in Medicare payment rates may have a material adverse effect on the Medicare reimbursements received by our tenants and operators.”
Legal Proceedings
From time to time we are party to legal proceedings that arise in the ordinary course of our business. We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which, if determined unfavorably to us, would have a material adverse effect on us.
Competition
The market for SHOP and OMF real estate is highly competitive. We compete in all of our markets based on a number of factors that include location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. In addition, we compete with other entities engaged in real estate investment activities to locate suitable properties to acquire, tenants to occupy our properties and purchasers to buy our properties. These competitors include other REITs, private investment funds, specialty finance companies, institutional investors, pension funds and their advisors and other entities. There are also other REITs with asset acquisition objectives similar to ours, and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater marketing and financial resources than we have and generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of tenants. In addition, these same entities seek financing through similar channels. See “Risk Factors—We compete with third parties in acquiring properties and other investments and attracting creditworthy tenants.”
Human Capital Resources
As of December 31, 2025, we had 31 employees located across the United States, none of whom are subject to a collective bargaining agreement. Prior to the Internalization, we retained the former Advisor pursuant to a long-term advisory contract to manage our affairs on a day-to-day basis and the employees of the former Advisor and its affiliates performed a full range of services for us, including acquisitions, property management, accounting, legal, asset management, investor relations and all general administrative services. Following the Internalization and the hiring of our own dedicated workforce, we no longer had to incur fees from contracts with the former Advisor; instead, we began to incur expenses related to the compensation and benefits of our officers, employees and consultants.
We believe that a competitive compensation program is important to attract employees with the right skills, experience and industry knowledge that can significantly benefit our performance and support our business objectives. All of our employees are provided with a comprehensive benefits and wellness package, which include high-quality medical, dental and vision insurance, life insurance, 401(k) matching, flexible spending accounts, vacation, holiday and personal time off policy, option to work remotely, company workspaces/amenities and other benefits. We also provide continuous learning, improvement and professional development for our employees to keep their skills current and to adapt to new responsibilities and emerging market needs, including providing financial support for professional association memberships, continuing education credits and fees and travel expenses to attend relevant conferences.
Principal Executive Offices
Our principal executive offices are located at 540 Madison Ave., 27th Floor, New York, NY 10022 and our phone number is (332) 258-8770.

MANAGEMENT
Our Directors and Executive Officers
The table set forth below lists the names, ages and certain other information about each member of our Board and each of our executive officers.

Name	Age	Position	Director Since
Directors (1):
Michael Anderson	37	Director, Chief Executive Officer and President	2024
B.J. Penn	88	Independent Director	2019
Leslie D. Michelson	75	Non-Executive Chair	2015
Edward G. Rendell	82	Independent Director	2015
Elizabeth K. Tuppeny	65	Independent Director	2013
Edward M. Weil, Jr.	59	Director	2016
Scott W. Humphrey	55	Independent Director	2026
Executive Officers:
Michael Anderson	37	Chief Executive Officer, President and Director	2024
Andrew T. Babin	42	Chief Financial Officer and Treasurer	N/A
________________
(1)On January 9, 2026, our Board, among other things, (i) approved the de-classification of our Board, (ii) accepted the resignations of Michael Anderson, B.J. Penn, Edward G. Rendell and Elizabeth K. Tuppeny from our Board, with each such director to be immediately re-appointed as a director of the Company to serve as a director until the Company’s 2026 annual meeting and (iii) elected Scott W. Humphrey to our Board.
Michael Anderson
Michael Anderson has served as the Chief Executive Officer and President of the Company since September 2023 and a member of Board since September 2024. Mr. Anderson joined AR Global Investments, LLC (“AR Global”) in 2013 and has served in various leadership roles at entities that are or were advised by affiliates of AR Global, including as a principal of AR Global and its controlling entity since 2020, as chief executive officer of American Strategic Investment Co. (NYSE: NYC) (“ASIC”) from September 2023 through March 2025 and as general counsel and secretary of G&P Acquisition Corp. from December 2020 to December 2022. During his professional career, Mr. Anderson has led over $10 billion in real estate, equity and debt, mergers and acquisitions and other corporate transactions and managed multiple public REITs in leadership roles. Mr. Anderson earned a Bachelor of Arts degree from the University of Arizona, where he graduated cum laude, and a Juris Doctor degree from the University of Mississippi School of Law, where he graduated summa cum laude.
Our Board believes that Mr. Anderson’s extensive experience as an executive officer of the companies described above and his significant experience in real estate and public company management make him a valuable and well qualified member of our Board.
B.J. Penn
The Honorable B.J. Penn has served as an independent director of the Company since July 2019. Previously, Mr. Penn served as an independent director of American Realty Capital Healthcare Trust III, Inc. from August 2014 until March 2019. Mr. Penn has served as president of Penn Construction Group, Inc., a company that provides design/engineering, construction solutions and project management services, since January 2010, and has served as president and chief executive officer of Genesis IV, LLC, a company that provides consulting services in the areas of cyber procurement and systems acquisition, since October 2010.
Mr. Penn is the chairman of the board of directors of Spectra Systems Corporation, is a trustee emeritus at the George Washington University and serves on the boards of the National Trust for the Humanities and the Naval Historic Foundation. Mr. Penn previously served as Acting Secretary of the Navy, where he was responsible for over

900,000 people, all the affairs of the Department of the Navy, including: recruiting, organizing, supplying, equipping, training, mobilizing and demobilizing and an annual budget of over $150 billion, and as Assistant Secretary (Installations and Environment) of the Navy, where he was responsible for managing Navy and Marine Corps real property, housing and other facilities totaling 72,500 buildings and 4,484,000 acres. Mr. Penn had a long and distinguished career as a naval aviator before assuming administrative duties for the Navy. Mr. Penn earned a Master of Science from the George Washington University and a Bachelor of Science from Purdue University.
Our Board believes that Mr. Penn’s extensive experience as a director or executive officer of the companies described above and his experience in various leadership positions in the Navy make him a valuable and well qualified member of our Board.
Leslie D. Michelson
Leslie D. Michelson has served as an independent director of the Company since December 2015, including as its non-executive chair since October 2016. Mr. Michelson has also served as: an independent director of Franklin BSP Lending Corp. until January 2024; an independent director of The Necessity Retail REIT, Inc. from February 2017 to September 2023; an independent director of GNL from September 2023 through the present; an independent director and lead independent director of Franklin BSP Capital Corp. since March 2020; and an independent director and lead independent director of Franklin BSP Private Credit Fund since March 2021.
From April 2007 until February 2020, Mr. Michelson has served as the chairman and chief executive officer of Private Health Management, Inc., a company which assists corporate employees, and their dependents, families and individuals obtain the best healthcare. Since March 2020, Mr. Michelson has served as executive chair and a director of Private Health Management, Inc. Mr. Michelson has served as a member of the Board of Advisors for the UCLA Fielding School of Public Health since October 2013. He has served as founder and chief executive officer of Michelson on Medicine, LLC since January 2011. Earlier in his career, Mr. Michelson served as a founder, investor, director and executive officer of multiple public and private companies, including foundations, in the healthcare, technology, finance and real estate industries. Mr. Michelson received his Bachelor of Arts from The Johns Hopkins University in 1973 and a Juris Doctor from Yale Law School in 1976.
Our Board believes that Mr. Michelson’s extensive experience as a director and executive officer of multiple companies make him a valuable and well qualified member of our Board.
Governor Edward G. Rendell
Gov. Edward G. Rendell has served as an independent director of the Company since December 2015. Gov. Rendell has also served as: an independent director of Global Net Lease, Inc. (“GNL”) since March 2012; an independent director of The Necessity Retail REIT, Inc. from February 2017 through September 2023; an independent director of Franklin BSP Lending Corp. until January 2024; and an independent director of Franklin BSP Capital Corp since March 2020.
Gov. Rendell served as the 45th Governor of the Commonwealth of Pennsylvania from January 2003 through January 2011. As the Governor of the Commonwealth of Pennsylvania, Gov. Rendell served as the chief executive of the nation’s 6th most populous state and oversaw a budget of $28.3 billion. Gov. Rendell also served as the Mayor of Philadelphia from January 1992 through January 2000. As the Mayor of Philadelphia, Gov. Rendell eliminated a $250 million deficit, balanced the city’s budget and generated five consecutive budget surpluses. Gov. Rendell was also the General Chairperson of the National Democratic Committee from November 1999 through February 2001. Gov. Rendell has also worked as an attorney in private practice. An Army veteran, Gov. Rendell holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctor from Villanova Law School.
Our Board believes that Gov. Rendell’s extensive experience as a director of multiple companies, as well as his experience as the chief executive of Pennsylvania and Philadelphia, make him a valuable and well qualified member of our Board.

Elizabeth K. Tuppeny
Elizabeth K. Tuppeny has served as an independent director of the Company since January 2013, including as the chair of its nominating and corporate governance committee since January 2016 and chair of its compensation committee since July 2024. Since January 2026, Ms. Tuppeny has served as the chair of the Company’s combined compensation committee and nominating and corporate governance committee (the “Compensation and Corporate Governance Committee” or the “CCGC”). Ms. Tuppeny has also served as an independent director of ASIC since March 2014, including as its lead independent director since December 2014, and an independent director of Franklin BSP Realty Trust, Inc. (NYSE: FBRT) since January 2013, including as its lead independent director since July 2016. Ms. Tuppeny has also served as an independent director of Franklin BSP Real Estate Debt, Inc. since March 2025.
As the chief executive officer and founder of Domus, Inc. (“Domus”), a full-service marketing communications agency, Ms. Tuppeny has over 30 years of experience in the branding and advertising industries and has driven business strategies for Fortune 500 companies, focused on maximizing return on investment with internal, external and brand advocacy marketing. Domus provides services to Fortune 500 companies, including Chevron, Citibank, ConAgra, Diageo, DuPont, Epson, Mattel, Merck, Merrill Lynch, Procter & Gamble, Ralph Lauren and Westinghouse. Domus’ real estate clients include Ritz Carlton Residences, S&H Associate’s (Tel Aviv) Parkway 22, and PMC Real Estate. Ms. Tuppeny also founded EKT Development, LLC to pursue entertainment projects in publishing, feature film and education video games. Ms. Tuppeny also Co-Founded BDI LLC, an online content company focusing on the wine industry with her sommelier spouse. Ms. Tuppeny served on the board of directors and executive committee of the Philadelphia Industrial Development Council, a public-private development organization, for three-plus years where she evaluated and approved over 500- industrial and commercial real estate transactions totaling over $1 billion that helped to attract jobs to Philadelphia, including Citizen’s Bank Park and The Navy Yard. Ms. Tuppeny has served on the boards of directors and advisory committees for the Arthur Ashe Foundation, Avenue of the Arts, Drexel Medical School, Philadelphia International Tourism Cabinet, Pennsylvania Commission for Women, Penn Relays and the Police Athletic League. Ms. Tuppeny was the recipient of the prestigious national Stevie Award as the nation’s top woman entrepreneur in 2004, outperforming 13,000 entrants, and was named as a “Top Woman in Philadelphia Business” in 1996, one of the “Top 50 Women in Pennsylvania” in 2004 and as the “Businessperson of the Year” in 2003 by the Greater Philadelphia Chamber of Commerce. Ms. Tuppeny has expertise in world-class governance best practices from her certifications from Harvard Business School’s Executive Leadership program, Making Corporate Boards More Effective; the National Association of Corporate Directors’ Master Class, MIT’s Cybersecurity: Technology, Application and Policy, EY’s Center for Board Matters and is currently completing Leverage Diversity and Inclusion for Organizational Excellence at Stanford’s Graduate School of Business.
Ms. Tuppeny has taught at Temple University, taught post-graduate students Strategic Positioning and Branding at New York University, and has guest-lectured on the same topic at the University of Pennsylvania, where she received her undergraduate degree from the University of Pennsylvania’s College of Arts and Sciences and The Annenberg School of Communications. Ms. Tuppeny was inaugurated into the University of Pennsylvania’s Senior Honor Society and is a member of the University of Pennsylvania’s Sports Hall of Fame, where she held five all-time school records.
Our Board believes that Ms. Tuppeny’s extensive experience as a director of the companies described above and as chief executive officer and founder of Domus makes her a valuable and well qualified member of our Board.
Edward M. Weil, Jr.
Edward M. Weil, Jr. has served as a director of the Company since October 2016. Mr. Weil previously served as Chief Executive Officer and President of the Company and the former Advisor from August 2018 to September 2023. Mr. Weil owns a non-controlling interest in the parent of AR Global. In addition, Mr. Weil has served as a director of GNL since January 2017, its chief executive officer since September 2023 and its president since April 2024. He also served as chair of the board of directors of The Necessity Retail REIT, Inc. (“RTL”) and the chief executive officer and president of RTL and RTL’s advisor and RTL’s property manager from November 2015 until their merger and internalization with GNL in September 2023; as executive chairman of ASIC from November 2015 until September 2023, and for which he continues to serve as a director, and as chief executive officer, president and secretary of ASIC and its advisor and property manager from March 2017 to September 2023. From March 2021 until November 2022, he also served as a director of G&P Acquisition Corp., a special purpose acquisition company that was sponsored by affiliates of AR Global. Mr. Weil previously served in leadership positions at multiple REITs and other entities advised by affiliates of AR Global. Mr. Weil was formerly the senior vice president of sales and leasing for American Financial Realty Trust from, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Mr. Weil also previously served on the board of directors of the Real Estate Investment Securities Association (now known as ADISA) from 2012 to 2014, including as its president in 2013. Mr. Weil attended George Washington University.
Our Board believes that Mr. Weil’s extensive experience as a director or executive officer of the companies described above and his significant experience in real estate and public company management make him a valuable and well qualified member of our Board.
Scott W. Humphrey
Scott W. Humphrey has served as an independent director of the Company since January 2026. Mr. Humphrey is a seasoned financial executive and social impact advocate with a 30-year career spanning investment banking, early-stage venture investing and nonprofit leadership. After beginning his career in New York and Chicago with top-tier investment banks (BMO Capital Markets and Deutsche Bank Securities), Mr. Humphrey transitioned to advising and investing in companies that blend financial return with social impact. His expertise bridges strategy, finance and innovation. Mr. Humphrey’s cross-industry experience includes deep knowledge in corporate governance, mergers and acquisitions, restructuring and operational turnarounds. His prior public board experience includes serving as Lead Director of Heska Corporation (Nasdaq: HSKA acquired by Mars Corporation in 2023) from October 2018 until June 2023 as well as Compensation Committee Chair (2018 to 2020), Governance Committee Chair (2017 to 2018) and an Audit Committee member (2017 to 2023). He currently sits on the board of Integrated Rail and Resources Inc. (pending public offering in 2026) where he serves as the Audit Committee Chair, and also on the board of privately-held Manifold Group (since 2024). He holds a Bachelor of Science in Finance and Economics from the University of Arizona and a Master of Public Policy and Administration from Northwestern University.
Our Board believes that Mr. Humphrey’s experience serving on various public and private boards in multiple industries and in the investment banking industry makes him well qualified to serve as a member of our Board.
Andrew T. Babin
Andrew T. Babin has served as the Chief Financial Officer and Treasurer of the Company since November 2025. Mr. Babin previously served as Head of Financial Strategy and Investor Relations from July 2024 to November 2025 and Senior Managing Director – Corporate Communications from June 2020 to July 2024 for Medical Properties Trust, Inc. (NYSE: MPT). His role included leadership of the investor relations department and financial forecasting functions, as well as frequent involvement in capital markets activities. Prior to Medical Properties Trust, Mr. Babin served as Director - Senior Research Analyst at Robert W. Baird & Co., Inc. and covered over 20 healthcare, multifamily and alternative residential REITs at the end of his more than five-year tenure. Prior to Baird, Mr. Babin was a Senior Analyst at CBRE Investments for nearly nine years with responsibilities spanning several North American real estate segments. He is a CFA Charterholder and Certified Management Accountant and holds a Bachelor of Arts in Economics from Middlebury College.
SHOP Asset Management Team
The following are biographical summaries of the experience of our dedicated SHOP asset management team:
Lindsay Gordon — Executive Vice President, Head of Senior Housing
Ms. Gordon has over 30 years of experience in senior housing across community, regional and corporate roles with a focus on sales and operations. Her prior positions include Vice President at Discovery Senior Living, Regional Director of Operations at both Sunrise Senior Living and LCB Senior Living and Senior Executive

Director at Atria Senior Living. She has unique leadership experience within the healthcare REIT sector with deep relationships across national operators.
Michelle Stepinsky — Senior Vice President, Sales and Marketing
Ms. Stepinsky has over 28 years of experience in the senior housing industry and has served in various leadership capacities, including as Regional Director of Sales at Sunrise Senior Living. Her expertise includes strategic sales management, marketing program development and driving occupancy performance across diverse senior housing portfolios.
Michael Wilkinson — Vice President, Operational Analytics
Mr. Wilkinson has over 21 years of experience in the senior housing sector with deep expertise in accounting and finance for senior housing operating portfolios. He has held multiple leadership roles at Sunrise Senior Living and has led initiatives focused on operational analytics, financial performance measurement and data driven portfolio optimization.
Melissa Cherry, RN — Vice President, Health and Clinical Operations
Ms. Cherry has over 18 years of sector experience with extensive expertise in clinical support, risk management and regulatory compliance. Her background includes senior clinical leadership roles within major healthcare service providers, where she oversaw patient care standards, quality assurance and compliance frameworks.
Other Key Employees
The following are biographical summaries of the experience of our other key employees:
Michael (Trent) Taylor — Executive Vice President, Asset Management
Mr. Taylor has over 17 years of experience in healthcare real estate asset management, development, transactions and leasing. His previous roles include positions with Onyx Equities, KABR Group and Hampshire Companies. He holds a Master of Science in real estate from New York University and a Bachelor of Arts in accounting and finance from the University of Central Florida.
Boris Korotkin — Executive Vice President, Capital Markets and Corporate Strategy
Mr. Korotkin has over 30 years of commercial real estate financing experience across multiple public REIT platforms and is responsible for leading all debt capital markets activities. He holds a Master of Business Administration from La Salle University and a Bachelor of Science in finance from Penn State University.
Jie Chai — General Counsel and Secretary
Mr. Chai has more than a decade of combined law firm and in-house experience in securities law, capital markets, real estate transactions and corporate governance. He previously held positions at Postal Realty Trust, Inc. and Sidley Austin LLP and holds a Juris Doctor from the University of Pennsylvania Carey Law School.
Ailin Park, CPA — Chief Accounting Officer
Ms. Park has over 20 years of experience in public accounting, public REITs and SEC reporting. Her prior experience includes roles at Ventas, New Senior Investment Group, Fortress Investment Group, Paramount Group and Ernst & Young. She holds a Master of Business Administration from Baruch College and a Bachelor of Arts from the University of Chicago.
Leadership Structure of our Board of Directors
Leslie D. Michelson, an independent director, currently serves as the non-executive chair of our Board. Michael Anderson has served as the Chief Executive Officer and President of the Company since September 2023 and a member of Board since September 2024. As Chief Executive Officer and President of the Company, Mr. Anderson

is responsible for overseeing and implementing our day-to-day operations and business strategy. Our Board believes that its leadership structure is appropriate in light of our business and operating environment but may modify this structure in the future. Our Board believes that having a majority of independent, experienced directors, provides the right leadership and corporate governance structure for the Company.
Oversight of Risk Management
Our Board has an active role in overseeing the management of risks applicable to the Company. The entire Board is actively involved in overseeing risk management for the Company through its approval of all material transactions, including property acquisitions and dispositions, the incurrence and assumption of debts and securities offerings, as well as its oversight of the Company’s executive officers. The CCGC reviews and approves transactions with related parties and reviews all matters relating to the independence of the members of our Board. The CCGC also oversees the compensation program with respect to our named executive officers (“NEOs”). The audit committee oversees our relationship with our independent registered public accounting firm, as well as management of accounting, financial, legal and regulatory risks. The audit committee reports to the full Board regarding its activities, including those related to cybersecurity. Our Board considers cybersecurity risks and other information technology risks as part of its risk oversight function. Our audit committee reviews policies with respect to major risk assessment and risk management and oversees management’s implementation of our cybersecurity risk management program, including reviewing risk assessments from management, overseeing our cybersecurity risk management processes and reviewing periodic reports from management on our cybersecurity risks and incidents.
Management of Compensation — Related Risk
The CCGC has considered and determined that the risks arising from the Company’s compensation policies and practices for its employees, including our NEOs, are not reasonably likely to have a material adverse effect on the Company.
Insider Trading, Anti-Hedging and Anti-Pledging Policy
We have adopted insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by directors, officers and employees, or the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards applicable to the Company (the “Insider Trading Policy”).
The Insider Trading Policy prohibits directors, officers and employees from engaging in, among other things, short sales, hedging or monetization transactions with respect to our securities. We believe that prohibiting these types of transactions will help ensure that the economic interests of all directors, officers and employees will not differ from the economic interests of our stockholders. The Insider Trading Policy also prohibits directors, officers and employees from pledging the Company’s securities as collateral for a loan or holding Company securities in a margin account, except with prior approval pursuant to the policy.
Clawback Policy
Consistent with the requirements of the SEC and Nasdaq listing standards, we maintain a clawback policy that requires us to seek recovery of erroneously awarded incentive-based compensation received by our covered executives (as defined in that policy) during any three-fiscal-year period prior to the date the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement that results from the correction of an error that is material to the previously issued financial statement(s), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of a financial restatement, any covered executives of the Company would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the restatement that exceeds the amount the covered executive would have received had the revised financial statement(s) been used to determine such compensation.

Audit Committee
Our audit committee is comprised of Mr. Humphrey, Mr. Michelson, Ms. Tuppeny and Gov. Rendell, each of whom is “independent” within the meaning of the requirements set forth in the Exchange Act and the applicable SEC rules, as well as the applicable listing standards of Nasdaq. Mr. Humphrey is the chair of our audit committee. Our Board has determined that Mr. Humphrey, Mr. Michelson, Ms. Tuppeny and Gov. Rendell each qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.
The audit committee, in performing its duties, monitors:
•our financial reporting process;
•the integrity of our financial statements;
•compliance with legal and regulatory requirements;
•the independence and qualifications of our independent registered public accounting firm and internal auditors, as applicable; and
•the performance of our independent registered public accounting firm and internal auditors, as applicable.
Compensation and Corporate Governance Committee
Our CCGC is comprised of Ms. Tuppeny, Mr. Michelson and Mr. Penn, each of whom is “independent” within the meaning of the requirements set forth in the Exchange Act and the applicable SEC rules, as well as the applicable listing standards of Nasdaq. Ms. Tuppeny is the chair of our CCGC. In addition to being independent directors, all members of our CCGC are “non-employee directors” within the meaning of the rules of Section 16 of the Exchange Act. The principal functions of the CCGC are to:
•approve and evaluate all compensation plans, policies and programs, if any, as they affect our executive officers;
•review and oversee our annual process, if any, for evaluating the performance of our executive officers;
•oversee our equity incentive plans, including, without limitation, the issuance of equity-based awards;
•assist our Board and the chair in overseeing the development of executive succession plans, if any;
•determine from time to time the remuneration for our non-executive directors;
•provide counsel to our Board with respect to the organization, function and composition of our Board and its committees;
•periodically review and, if appropriate, recommend to our Board changes to our corporate governance policies and procedures;
•monitor compliance with our corporate governance policies and procedures;
•identify and recommend to our Board potential director candidates for election as directors, consistent with criteria approved by our Board, and the selection of nominees for election as directors at annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected); and
•review and approve any related party transactions pursuant to our Related Party Transactions Policy as described in “Certain Relationships and Related Party Transactions—Related Party Transactions Policy” below.
In evaluating directors for nomination to our Board and to serve as members of each committee of our Board, the CCGC takes into account the applicable requirements for members of committees of boards of directors under the Exchange Act, Nasdaq listing rules and the charter of the applicable committee and may take into account such other factors or criteria as the CCGC deems appropriate. For purposes of recommending any nominee, the CCGC may consider all criteria that it deems appropriate, which may include, without limitation:
•personal and professional integrity, ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-held company in today’s business environment;
•experience in our industry and with relevant social policy concerns;
•experience as a board member of another publicly-held company;
•academic expertise and experience in an area of our operations;
•diversity of both background and experience;
•practical and mature business judgment, including ability to make independent analytical inquiries;
•the nature of and time involved in a director’s service on other boards or committees; and
•with respect to any person already serving as a director, the director’s past attendance at meetings and participation in and contribution to the activities of our Board.
The CCGC evaluates each individual nominee in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Our Board believes that diversity is an important attribute of the members who comprise our Board and that the members should represent an array of backgrounds and experiences.
Director Independence
Based upon information provided by each nominee, the CCGC and our Board have each affirmatively determined that none of Mr. Michelson, Gov. Rendell, Ms. Tuppeny, Mr. Penn and Mr. Humphrey has any relationship with the Company that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director and each of them is “independent” within the meaning of the applicable listing standards of Nasdaq as well as the requirements set forth in the Exchange Act and SEC rules applicable to the committees on which each of them serve.
Family Relationships
There are no familial relationships between any of our directors and executive officers.
Compensation and Governance Committee Interlocks and Insider Participation
No member of the CCGC is or ever has been an officer or employee of the Company and no member of the CCGC had any relationships during 2025 requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. No executive officer serves as a member of a board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or the CCGC.
Code of Ethics
We adopted an Amended and Restated Code of Business Conduct and Ethics effective on February 26, 2025 (the “Code of Ethics”), which is applicable to our directors, officers and employees and our subsidiaries and affiliates. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations.

A waiver of the Code of Ethics may be made only by our Board or the appropriate committee of our Board and will be promptly disclosed to the extent required by law. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics, we will disclose the nature of the amendment or waiver on our website or in a Current Report on Form 8-K.
Stock Ownership Guidelines
Our Board adopted the stock ownership guidelines described below for non-employee directors and NEOs of the Company in December 2025 (the “Adoption Date”) to more closely align the interests of our management and directors with the interests of our stockholders. Our guidelines provide that each director and NEO subject to the policy must meet the applicable ownership requirement within five years of the later of (i) the Adoption Date, (ii) the closing of the initial public offering of our common stock and (iii) the date on which the director or NEO first becomes subject to the policy. If an NEO or director has not attained the required goal after the specified period, the individual will not be required to purchase shares of our common stock in the open market, but instead will be required to retain 100% of the net after-tax (and any applicable exercise costs) amount of any equity held, and subsequently awarded, until such goal is met. Stock options, whether or not vested, and performance-based equity awards do not count in the ownership calculation.

Executive Officers/Directors	Ownership Guidelines
Chief Executive Officer	5x Annual Base Salary
Chief Financial Officer	3x Annual Base Salary
Non-Employee Directors	4x Annual Cash Retainer
Listing Equity Awards
Our Board has authorized a total number of Listing Equity Awards equal to 2.25% of the aggregate number of our shares of Class A common stock offered in this offering, which represents 866,250 shares (assuming the overallotment option is not exercised), to be granted to our directors, executive officers and employees under our Equity Incentive Plan upon completion of this offering. The Listing Equity Awards are scheduled to vest ratably over four years and are subject to continuous service through the applicable vesting dates.

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of April 10, 2026, the amount of our common stock (including our Class A common stock) beneficially owned by: (i) any person who is known by us to be the beneficial owner of more than 5% of any class of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) our directors and executive officers as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or in each case has the right to acquire any such powers within 60 days. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock (including our Class A common stock) subject to options, PSUs, Listing Equity Awards or other rights held by such person that are currently exercisable or will become exercisable or vest within 60 days of April 10, 2026 are considered outstanding for such computations, but these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity before this offering is based on the number of shares of our common stock issued and outstanding as of April 10, 2026 and does not include the Listing Equity Awards. The number of shares beneficially owned and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our common stock to be issued and outstanding immediately after the consummation of this offering (including the shares of our common stock issuable upon conversion of our Class A common stock) without giving effect to the issuance of the Listing Equity Awards. As of the date hereof, the allocation of the Listing Equity Awards among our directors, officers and employees has not yet been determined.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and investment power with respect to their respective beneficially owned common stock.
Unless otherwise indicated, the address of the stockholders listed below is c/o National Healthcare Properties, Inc., 540 Madison Ave., 27th Floor, New York, NY 10022.

		Percentage of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(2)	Before this Offering	After this Offering
Michael Anderson	71,160	*	*
Andrew T. Babin	—	—	—
Leslie D. Michelson	95,971	*	*
B.J. Penn	7,697	*	*
Edward G. Rendell	11,575	*	*
Elizabeth K. Tuppeny	12,415	*	*
Edward M. Weil, Jr.(1)	3,110	*	*
Scott W. Humphrey	—	—	—
All directors and executive officers as a group (eight persons)	201,928	*	*
________________
*Less than 1%
(1)While Mr. Weil has a non-controlling interest in the parent of AR Global, Mr. Weil does not have direct or indirect voting or investment power over any securities that AR Global may own and Mr. Weil disclaims beneficial ownership of such securities. Accordingly, the shares included as beneficially owned by Mr. Weil do not include the approximately 2,718 shares of our common stock or the 109,865 shares of our common stock that may be issuable in exchange for Class B Units that are directly or indirectly beneficially owned by AR Global.
(2)Includes the following number of shares of common stock not yet vested: 60,134 shares for Mr. Anderson, 3,110 shares for Mr. Michelson, 3,110 shares for Mr. Penn, 3,110 shares for Governor Rendell, 3,110 shares for Ms. Tuppeny and 3,110 shares for Mr. Weil.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We are involved in several related party transactions with entities for which certain of our directors and executive officers were also executive officers or also own interests, directly or indirectly, in these entities. Michael Anderson, our Chief Executive Officer and President, held the same position with the former Advisor until the completion of the Internalization. Edward M. Weil, Jr., one of our directors, has a non-controlling interest in the Advisor Parent, which was the controlling entity for the former Advisor until the completion of the Internalization.
The following is a summary of certain related party transactions, other than compensation arrangements, which are described elsewhere in this prospectus and the documents incorporated by reference herein.
Internalization and Promissory Note
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Internalization” for more information.
Asset Management Fees, Property Management Fees and Variable Management/Incentive Fees
Pursuant to our advisory agreement with the former Advisor, until the termination of such agreement in connection with the Internalization in September 2024, the former Advisor managed our day-to-day operations. Under the advisory agreement, we were required to pay the former Advisor and its other affiliates a base management fee, a variable management / incentive fee if certain thresholds were met and a property management fee, along with reimbursement for certain property level expenses. During the year ended December 31, 2024, we paid total asset management fees of $16.4 million and total property management fees, including capitalized leasing commissions, of $3.6 million, exclusive of the asset management fee and property management fee paid to the Advisor Parent as part of the Internalization payments. During the year ended December 31, 2023, we paid total asset management fees of $21.8 million, including approximately $2.3 million with respect to the variable portion of the base management fee. No such expenses were incurred in 2025.
With respect to periods ending prior to April 1, 2015, pursuant to the then effective advisory agreement and the limited partnership agreement of the Operating Partnership (as amended from time to time, the “partnership agreement”), we issued to the former Advisor an asset management subordinated participation in the form of Class B Units. During these periods, we issued 359,250 Class B Units to the former Advisor, all of which have vested.
Acquisition Expense Reimbursement
The former Advisor was reimbursed for services provided for which it incurred investment-related expenses. During the years ended December 31, 2024 and December 31, 2023, the former Advisor and its affiliates incurred, on behalf of the Company, acquisition expenses, including insourced expenses, of approximately $20,000 and $32,000, respectively. No such expenses were incurred in 2025.
Professional Fees and Other Reimbursements
We also reimbursed the former Advisor’s costs of providing administrative services including personnel costs, except for costs to the extent that the employees perform services for which the former Advisor received a separate fee. During each of the years ended December 31, 2024 and December 31, 2023, we incurred $10.6 million of reimbursement expenses from the former Advisor for providing administrative services. No such expenses were incurred in 2025.
Special Limited Partner
As of the date of this prospectus, Healthcare Trust Special Limited Partner, LLC (the “Special Limited Partner”), an affiliate of the former Advisor, owned 2,718 shares of our outstanding common stock. In addition, the Advisor Parent held 90 Common OP Units as of the date of this prospectus.

Advisor Parent Transition Services
Pursuant to the Internalization Agreement, the Advisor Parent agreed to provide certain transitional services to, and as requested by, us on a part-time basis for a period of up to nine months following the closing of the Internalization for which we would reimburse Advisor Parent for the pro-rated expenses of the employees providing such services (the “Transition Services Arrangement”). During the year ended December 31, 2024 and the period from January 1, 2025 to the expiration of the Transition Services Arrangement in June 2025, we reimbursed the Advisor Parent approximately $0.1 million and $0.3 million, respectively, under the Transition Services Arrangement. We no longer have any obligations under the Transition Services Arrangement.
Indemnification Obligations
We have entered into indemnification agreements with each of our executive officers and directors, providing that we will indemnify them to the maximum extent permitted by Maryland law and advance expenses to them in connection with claims or liability they may become subject to due to their service to us consistent with the provisions of Maryland law.
Listing Equity Awards
Our Board has authorized a total number of Listing Equity Awards equal to 2.25% of the aggregate number of our shares of Class A common stock offered in this offering, which represents 866,250 shares (assuming the overallotment option is not exercised), to be granted to our directors, executive officers and employees under our Equity Incentive Plan upon completion of this offering. The Listing Equity Awards are scheduled to vest ratably over four years and are subject to continuous service through the applicable vesting dates. As of the date hereof, the allocation of the Listing Equity Awards among our directors, officers and employees has not yet been determined.
Related Party Transactions Policy
Our Board adopted a written policy in February 2025 regarding the review and approval of any related party transactions. The CCGC is responsible for the oversight and review of potential conflicts of interest in connection with “related person transactions” between us and any related person pursuant to the policy. A special committee of independent directors may also be created by our Board to review and approve specific “related person transactions” under the policy. Under SEC rules, a “related person” is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last year or an immediate family member of any of the foregoing. The policy covers any related person transaction that meets the minimum threshold for disclosure under the relevant rules of the SEC (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In the course of its review of a related party transaction, the CCGC or any applicable special committee will take into account the material facts of such transaction, including:
•whether the transaction is fair and reasonable to the Company;
•whether the transaction was undertaken in the ordinary course of business of the Company;
•whether the transaction was initiated by the Company, a subsidiary or the related party;
•whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to the Company of, the transaction;
•the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related party;
•the related party’s interest in the transaction;
•whether the transaction would impair the independence of any outside director; and

•whether the transaction may present an improper conflict of interest for the related party, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship.
The CCGC or any applicable special committee conducts a prior review of all relevant information available to it regarding a related party transaction and either approves or disapproves entry into such related party transaction. Any member of the CCGC who is a related party or the immediate family of a related party with respect to a transaction under review will not be permitted to vote on the approval or ratification of the transaction.

INVESTMENT OBJECTIVES AND CRITERIA AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of certain of our investment, financing and other policies that will be in place following the completion of this offering. These policies have been determined by our Board and management and, in general, may be amended and revised from time to time at the discretion of our Board and management without notice to or a vote of our stockholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding our business and operations.
Investment Policies
Real Estate Investments
We generally seek investments that produce current income. Going forward, we expect our real estate investments to focus primarily on SHOPs.
We generally seek to acquire real estate of the types that will best enable us to meet our investment objectives, taking into account, among other things, the diversification of our portfolio at the time, relevant real estate and financial factors, the location, the income-producing capacity and the prospects for long-range appreciation of a particular property. As a result, we may acquire properties other than the types described above. In addition, we may acquire properties that vary from the parameters described above for a particular property type.
Future investment activities will not be limited to any geographic area or specified percentage of our assets. While we may diversify in terms of property location, size and market or sub-market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with our qualification as a REIT. We may also opportunistically dispose of non-core properties from time to time.
Our real estate investments generally take the form of holding fee title or long-term leasehold interests. Our investments may be made either directly through the Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships or other co-ownership arrangements with the developers of the properties or other persons.
We may participate in sale-leaseback transactions, in which we purchase real estate investments and lease them back to the sellers of such properties. We generally seek to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” and so that we will be treated as the owner of the property for U.S. federal income tax purposes.
Our obligation to close a transaction involving the purchase of real estate is generally conditioned upon the delivery and verification of certain documents, including, where appropriate: (i) plans and specifications; (ii) environmental reports (generally a minimum of a Phase I investigation); (iii) building condition reports; (iv) zoning reports and surveys; (v) evidence of marketable title subject to such liens and encumbrances; (vi) financial statements covering recent operations of real properties; (vii) title insurance policies; and (viii) the availability of property and liability insurance policies.
In determining whether to purchase a particular real estate investment, we may obtain an option on such property, including land suitable for development. The amount paid for an option is normally surrendered if the real estate is not purchased, and is normally credited against the purchase price if the real estate is purchased. We also may enter into arrangements with the seller or developer of a real estate investment whereby the seller or developer agrees that if, during a stated period, the real estate investment does not generate specified cash flows, the seller or developer will pay us cash in an amount necessary to reach the specified cash flows level, subject in some cases to negotiated dollar limitations.
We have obtained, and we intend to continue to obtain, adequate insurance coverage for all real estate investments in which we invest.

We have acquired, and we intend to continue to acquire, leased properties with long-term leases. As a REIT, we are prohibited from operating senior housing properties directly; however, we may lease senior housing properties that we acquire to wholly owned TRSs utilizing a RIDEA structure permitted by the Code. In such an event, our TRS will engage a third party in the business of operating senior housing properties to manage the property. Through our TRS, we bear operational risks and liabilities associated with the operation of such senior housing properties, unlike our net leased properties. Such operational risks and liabilities may include, but are not limited to, resident quality of care claims and governmental reimbursement matters.
Terms of Leases
The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that a majority of our tenant leases will require the tenant to pay or reimburse us for some or all of the operating expenses of the building based on the tenant’s proportionate share of rentable space within the building. Operating expenses typically include, but are not limited to, real estate and other taxes, utilities, insurance, building repairs and other building operation and management costs. For our multi-tenanted properties, we generally expect to be responsible for the replacement of certain capital improvements affecting a property, including structural components of a property such as the roof of a building, and other capital improvements such as parking facilities, with the tenant being responsible for reimbursing us for some or all of the operating expenses, including the repair and maintenance of such structural components. We expect that many of our tenant leases will have terms of five or more years, some of which may have renewal options.
Joint Ventures
We have entered into, and we may continue to enter into, joint ventures, general partnerships and other arrangements with one or more institutions or individuals, including real estate developers, operators, owners, investors and others, for the purpose of acquiring real estate. We have entered into, and may continue to enter into, joint ventures to further diversify our investments or to access investments which meet our investment criteria that would otherwise be unavailable to us. In determining whether to invest in a particular joint venture, we will evaluate the real estate that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our other properties.
Joint ventures with unaffiliated third parties may be structured such that the investment made by us and the other joint venture party are on substantially different terms and conditions. This type of investment structure may result in the other joint venture party receiving more of the cash flows, including appreciation, of an investment than we would receive.
Our entering into such joint ventures may result in certain conflicts of interest. See “Risk Factors— Risks Related to Our Properties and Operations—Joint venture investments could be materially and adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of co-venturers and disputes between us and our co-venturers.”
Real Estate-Related Investments
In addition to our acquisition of properties, we may invest in real estate-related investments, including loans and securities investments.
Investments in Real Estate Mortgages
We may invest in first and second mortgage loans, mezzanine loans and bridge loans. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of any of our directors or any of our affiliates. We also may invest in participations in mortgage loans. Second mortgage loans are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing can be obtained. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders. We may also make seller financing loans in connection with the disposition of our properties. In evaluating prospective loan investments, we consider factors including, but not limited to, the ratio of the investment amount to the underlying property’s value, current and projected cash flows of the property, the degree of liquidity of the investment, the quality, experience and creditworthiness of the borrower, and, in the case of mezzanine loans, the ability to acquire the underlying real property.
Our criteria for making or investing in loans are substantially the same as those involved in our investment in properties. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate.
We will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we may consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we may consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization or payment-in-kind provisions.
We are not limited as to the amount of our assets that may be invested in mezzanine loans, bridge loans and second mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio. We will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We have not established a portfolio turnover policy with respect to loans we invest in or originate.
Investment in Other Securities
We may invest in debt securities such as commercial mortgage-backed securities issued by other unaffiliated real estate companies. We may also invest in equity securities of public or private real estate companies. Commercial mortgage-backed securities are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage-backed securities generally are pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They typically are issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received in the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. Commercial mortgage-backed securities are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade commercial mortgage-backed securities.
The specific number and mix of securities in which we invest will depend upon real estate market conditions, other circumstances existing at the time we are investing in securities and the amount of any future indebtedness that we may incur. We will not invest in securities of other issuers for the purpose of exercising control and the first or second mortgages in which we intend to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs or otherwise guaranteed or insured. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.
Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities, or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or through entry into a joint venture.

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.
Dispositions
We have disposed, and may continue to dispose, of assets. We will determine whether a particular property or real estate-related investment should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions and how important such property is to our growth strategy, with a view toward maximizing our investment objectives. We intend to hold each property or real estate-related investment we acquire for an extended period. However, circumstances might arise which could result in a shortened holding period for certain investments. A property or real estate-related investment may be sold before the end of the expected holding period if: (i) diversification benefits exist associated with disposing of the investment and rebalancing our investment portfolio; (ii) an opportunity arises to pursue a more attractive investment; (iii) the value of the investment might decline; (iv) with respect to properties, a major tenant involuntarily liquidates or is in default under its lease; (v) the investment was acquired as part of a portfolio acquisition and does not meet our general acquisition criteria; (vi) an opportunity exists to enhance overall investment returns by raising capital through sale of the investment; or (vii) the sale of the investment is in our best interests.
The determination of whether a particular property or real estate-related investment should be sold or otherwise disposed of will be made after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing our investment objectives.
Financing Policies
We utilize a combination of debt and equity to fund our investment activity. Our debt and equity levels are determined by management in consultation with our Board. We have used, and intend to continue to use, secured and unsecured debt as a means of providing additional funds for the acquisition of properties and real estate-related investments. For our financing needs, we may also borrow from time to time under the Revolving Facility, which provides up to $400.0 million of variable-rate financing and, subject to our compliance with the collateral pool and restrictive covenant requirements contained therein, also utilize the Fannie Mae Secured Debt. Our ability to enhance our investment returns and to increase our diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for the types of loans we seek. When interest rates are high or financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time. We have also used, and may continue to use, derivative financial instruments such as fixed interest rate swaps and caps to add stability to interest expense and to manage our exposure to interest rate movements.
We seek to obtain financing on the most favorable terms available to us and refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flows resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.
If we incur mortgage indebtedness, we will endeavor to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year, although some mortgages are likely to provide for one large payment and we may incur floating or adjustable rate financing when our Board determines it to be in our best interests.
We seek to maintain a prudent balance between debt and equity financing and target a level of net debt that, over time, is generally less than six times our Annualized Adjusted EBITDA. We believe our improved balance sheet will result in increased financial flexibility that will provide us with improved access to both debt and equity capital and position us to opportunistically repurchase preferred stock and pursue external growth through attractive acquisitions.

Conflict of Interest Policies
We have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, our entering into joint ventures may result in certain conflicts of interest. We adopted a Code of Business Conduct and Ethics that generally prohibits conflicts of interest between our officers, directors and employees on the one hand, and our company on the other hand. However, we cannot assure you these policies or similar provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to fully reflect the interests of all stockholders.
Policies with Respect to Other Activities
We have authority to offer common stock, preferred stock, options to purchase stock or other securities in exchange for property, and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Our Board has no present intention of causing us to repurchase any common stock, although we may do so in the future. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our Board without the need for stockholder approval. Our Board has recently authorized a repurchase program for our outstanding preferred stock. See “Description of Capital Stock and Securities Offered.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the applicable Treasury Regulations our Board determines that it is no longer in our best interest to qualify as a REIT. We may make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED
The following is a summary of some of the general terms of our capital stock as in effect upon completion of this offering, which summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our charter and bylaws, as they will be in effect upon completion of this offering, which are filed as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the MGCL. See “Where You Can Find More Information.”
General
Our charter authorizes us to issue up to 350,000,000 shares of stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share, 100,000,000 shares of Class A common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of this offering, we will have the following stock issued and outstanding including the Listing Equity Awards (assuming the overallotment option is not exercised): (i) 67,778,433 shares of common stock, including shares of our Class A common stock that will automatically convert to shares of common stock pursuant to the Class A Conversion (73,553,433 shares of common stock if the underwriters’ overallotment option is exercised in full); (ii) 3,845,515 shares of our Series A Preferred Stock; and (iii) 3,416,656 shares of our Series B Preferred Stock.
Our Board, with the approval of a majority of the entire Board and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.
The transfer agent and registrar for our common stock (including our Class A common stock), our Series A Preferred Stock and our Series B Preferred Stock is Computershare Trust Company, N.A.
Our Series A Preferred Stock is listed on Nasdaq under the symbol “NHPAP,” and our Series B Preferred Stock is listed on Nasdaq under the symbol “NHPBP.” Our Class A common stock has been approved for listing, subject to official notice of issuance, on Nasdaq under the symbol “NHP.” Our common stock (then including the shares of common stock issued upon conversion of the Class A common stock) will be listed on the date that is 180 days after the date of this prospectus under the same symbol, “NHP.”
Common Stock
The terms of our Class A common stock are identical to the terms of our common stock (as set forth herein), except that each share of our Class A common stock will automatically convert into one share of our common stock 180 days after the date of this prospectus. The automatic conversion feature of the Class A common stock is the only difference between the terms of the Class A common stock and the common stock. Additionally, prior to the Class A Conversion, the holders of Class A common stock will have exclusive voting rights on any amendment to our charter that would alter only the contract rights of the Class A common stock.
Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:
•have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board and declared by us; and
•are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.
Upon issuance for full payment therefor, all common stock issued by us will be fully paid and non-assessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. Holders of our common stock generally will have no appraisal rights.

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the charter, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights.
See “Important Provisions of Maryland Corporate Law and the Company’s Charter and Bylaws” for more information.
Preferred Stock
General
Under our charter, our Board, without stockholder approval, is authorized to cause us to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of common stock (including our Class A common stock) might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock (including our Class A common stock) might receive a premium for their shares over the then market price of such shares of common stock or Class A common stock, as applicable.
Some of the rights, preferences, privileges and restrictions of the shares of preferred stock of a class or series may include the following:
•distribution rights;
•conversion rights;
•voting rights;
•redemption rights and terms of redemptions; and
•liquidation preferences.
Series A Preferred Stock
We have issued Series A Preferred Stock that ranks senior to all other shares of our capital stock and on parity with our Series B Preferred Stock with respect to rights to receive dividends and to participate in distributions or payments upon our voluntary or involuntary liquidation, dissolution or winding up.
Series B Preferred Stock
We have issued Series B Preferred Stock that ranks senior to all other shares of our capital stock and on parity with our Series A Preferred Stock with respect to rights to receive dividends and to participate in distributions or payments upon our voluntary or involuntary liquidation, dissolution or winding up.

IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND THE COMPANY’S CHARTER AND BYLAWS
The following is a summary of certain important provisions of Maryland law, our charter and our Bylaws in effect as of the date of this prospectus, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and may also be obtained from us. This summary with respect to the charter and Bylaws is qualified in its entirety by reference to the full text of such documents.
Power to Reclassify Shares of Our Stock
Our Board may classify any unissued shares of our preferred stock, and reclassify any unissued shares of our common stock or any previously classified but unissued shares of our preferred stock, into other classes or series of our stock, including one or more classes or series of our stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Restrictions on Transfer and Ownership of Stock
In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Our charter contains restrictions on the ownership and transfer of shares of our common stock (including our Class A common stock) and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our stock; we refer to these limitations as the “ownership limits.”
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of our outstanding shares of stock or 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.
Our Board may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our Board for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our Board, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must provide such representations and undertakings to the satisfaction of our Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a charitable trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our Board may, but is not required to, obtain an opinion of counsel or IRS ruling satisfactory to our Board with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.
Our Board may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable decreased limits. Our Board may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.
Our charter further prohibits:
•any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
•any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give, at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.
If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:
•any person violating the ownership limits or such other limit established by our Board; or
•us being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.
Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on the principal national securities exchange on which the shares are listed and admitted to trading, the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (ii) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.
Within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, the charitable trustee will sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends and other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.
The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.
Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:
•to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trustee; and
•to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.
However, if we have already taken irreversible corporate action, then the charitable trustee may not rescind and recast the vote.

If our Board determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.
Number of Directors; Vacancies; Removal
We presently have seven directors. This number may be increased or decreased from time to time pursuant to the bylaws, but may never be less than the minimum number required by the MGCL or more than fifteen. At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on our Board may be filled only by the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualified. Any director may resign at any time by delivering his or her notice to our Board, the chairman of our Board or our secretary.
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any or all directors may be removed from office only for “cause” by the affirmative vote of the stockholders, entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this provision of our charter, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Action by Stockholders
Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our charter and bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Stockholder Rights Plan
We do not currently have a stockholder rights plan, and do not intend to adopt a stockholder rights plan in the future without (i) the approval of our stockholders by a majority of the votes cast on the matter or (ii) seeking ratification from our stockholders by a majority of the votes cast on the matter within 12 months of adoption of the plan if our Board determines, in the exercise of the directors’ duties under applicable law, that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval.

Meetings and Special Voting Requirements
Unless otherwise provided by statute and subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the stockholders for the election of the directors, each holder of common stock (including our Class A common stock) is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our Board, which means that the holders of a majority of shares of our outstanding common stock (including our Class A common stock) can elect all the directors then standing for election and the holders of the remaining shares of common stock (including our Class A common stock) will not be able to elect any directors. In addition, prior to the Class A Conversion, the holders of Class A common stock will have exclusive voting rights on any amendment of our charter that would alter only the contract rights of the Class A common stock.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter (except for certain charter amendments relating to director resignation and removal and the vote required for certain amendments). However, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.
Pursuant to our charter and bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our Board. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called by our Board, the chair of our Board, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.
Our Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
No Appraisal Rights
As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.
Dissolution
Our dissolution must be declared advisable by a majority of our entire Board and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.
Business Combinations
Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder,” defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if the corporation’s common stockholders (including holders of our Class A common stock) receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our Board has, by board resolution, exempted business combinations between us and any person from the business combination provisions of the MGCL. However, we cannot assure you that our Board will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such alteration or repeal.
Control Share Acquisitions
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) the person that has made or proposed to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. This bylaw provision may be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board of directors;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board of directors be filled only by the remaining directors and, if the board of directors is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Our charter sets forth our election pursuant to Subtitle 8 that, except as may be provided by our Board in setting the terms of any class or series of preferred stock, vacancies on our Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Our Board is not currently classified, and we have not elected to be subject to any of the other provisions of Subtitle 8, including the provision that would permit us to classify our Board without stockholder approval. Moreover, our Board has adopted a resolution providing, and we have filed Articles Supplementary to our charter to provide that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the provision of Subtitle 8 that would permit us to classify our Board without stockholder approval. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (i) require a two-thirds vote for the removal of any director from our Board, (ii) vest in our Board the exclusive power to fix the number of directorships and (iii) require, unless called by the chair of our Board, our Chief Executive Officer or President or our Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that nominations of individuals for election to our Board or proposals of other business may be made at an annual meeting (i) pursuant to our notice of meeting, (ii) by or at the direction of our Board or (iii) by any stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws currently require the stockholder to provide notice to the secretary containing the information required by our bylaws not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made at a special meeting,

(i) by or at the direction of our Board, or (ii) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any stockholder who is a holder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of  (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board to be elected at the meeting.
Proxy Access Procedures for Qualifying Stockholders
Our bylaws permit a stockholder, or a group of no more than 20 stockholders, that owns at least 3% or more of the shares of our common stock continuously for at least three years to nominate and include in our proxy materials candidates for election as directors of the Company, subject to certain terms and conditions. Such stockholder(s) or group(s) of stockholders may nominate director candidates constituting up to the greater of two individuals or 20% of our Board, provided that the stockholder(s) and the director nominee(s) satisfy the eligibility, notice and other requirements specified in our bylaws.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; and
•any individual who, while our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.
Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.
We also maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us.
We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (i) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) such indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (i) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (ii) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (iii) the proceeding was brought by such indemnitee, except in certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, is the sole and exclusive forum for (i) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, other than any action arising under federal securities laws, including, without limitation, (ii) any derivative action or proceeding brought on our behalf, (a) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders or (b) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL, our charter or our bylaws or (iii) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.
Our bylaws also provide that, unless we consent in writing, none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland and the federal district courts are, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

THE OPERATING PARTNERSHIP AND THE OPERATING PARTNERSHIP AGREEMENT
We have summarized the material terms and provisions of the Operating Partnership Agreement of National Healthcare Properties Operating Partnership, L.P. (as successor to Healthcare Trust Operating Partnership, L.P.). For the purposes of this section, references to “we,” “our,” “us” and “General Partner” refer solely to National Healthcare Properties, Inc. (and do not include the Operating Partnership). The following summary of the Operating Partnership Agreement is qualified in its entirety by the full text of the Operating Partnership Agreement, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and may also be obtained from us and which is incorporated herein by reference.
General
Substantially all of our business is conducted through the Operating Partnership, a Delaware limited partnership, and its wholly owned subsidiaries. As of December 31, 2025, we owned approximately 99.6% of the outstanding Common OP Units. We also hold the sole general partnership interest in the Operating Partnership.
Purpose, Business and Management
The Operating Partnership was formed for the purpose of conducting any business that may be lawfully conducted by a limited partnership under the Delaware Revised Uniform Limited Partnership Act including to engage in the following activities: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with the properties described in the registration statement of which this prospectus is a part; (ii) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real and personal property of all kinds; (iii) to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing; (iv) to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Operating Partnership; and (v) to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; provided, however, that such business shall be limited to and conducted in such a manner as to permit us at all times to be classified as a REIT, unless we determine not to qualify as a REIT or cease to qualify as a REIT for any reason not related to the business conducted by the Operating Partnership. The Operating Partnership shall not take, or refrain from taking, any action which, in our judgment, in our sole and absolute discretion, (i) could adversely affect our ability to continue to qualify as a REIT, unless we otherwise cease to qualify as a REIT, (ii) could subject us to any additional taxes under Section 857 or Section 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over us or our securities, unless such action (or inaction) shall have been specifically consented to by us in writing.
In general, our Board manages the business and affairs of the Operating Partnership through control of the General Partner, which exclusively directs the Operating Partnership’s business and affairs. If there is a conflict in the fiduciary duties owed by us to our stockholders, on one hand, and by us (as the General Partner) to any limited partners, including the Special Limited Partner, on the other, we shall be entitled to resolve such conflict in favor of our stockholders without violating our fiduciary duties (as the General Partner) to the limited partners, including the Special Limited Partner and we will not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the limited partners or the Special Limited Partner in connection with any such violation.
The partnership agreement also provides that neither the General Partner nor the investment advisor of the General Partner, nor any of their respective officers and directors will be liable to the Operating Partnership, its partners or any assignees for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner or its investment advisor, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.
Moreover, the partnership agreement provides that the Operating Partnership is required to indemnify the general partner, any affiliates of the general partner and any of its or their directors, trustees, members, officers, or such other persons as the General Partner may designate from time to time in its sole and absolute discretion (the “OP Indemnitees”), from and against any and all claims that relate to the operations of the Operating Partnership or the General Parter as set forth in the partnership agreement so long as (i) the course of conduct which gave rise to such claim was taken, in the reasonable determination of the OP Indemnitee made in good faith, in the best interests of the Operating Partnership or the General Partner, (ii) such claim was not the result of negligence or misconduct by the OP Indemnitee, (iii) the OP Indemnitee (if other than the General Partner) was acting on behalf of or performing services for the Operating Partnership and (iv) such indemnification is not satisfied or recoverable from the assets of the stockholders of the General Partner.
Notwithstanding the foregoing, no OP Indemnitee (other than the General Partner) shall be indemnified for any claim arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such OP Indemnitee, (ii) such allegations have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such OP Indemnitee or (iii) a court of competent jurisdiction approves a settlement of such allegations against such OP Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our common stock (including our Class A common stock) was offered or sold as to indemnification for violations of securities law.
Except as otherwise expressly provided in the partnership agreement and subject to the rights of future holders of any class or series of partnership interests, all management power over the business and affairs of the Operating Partnership are exclusively vested in us, in our capacity as the sole General Partner of the Operating Partnership. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. We may not be removed as the General Partner of the Operating Partnership (with or without cause) by the limited partners. In addition to the powers granted to the general partner under applicable law or any provision of the partnership agreement, but subject to the rights of future holders of any class or series of partnership interest, the Company, in its capacity as the General Partner of the Operating Partnership, has the full power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of the Operating Partnership, to exercise all powers of the Operating Partnership to effectuate the purposes of the Operating Partnership (which includes conducting any business that may be lawfully conducted subject to remaining classified as a REIT) without the approval or consent of any limited partner, including, to issue additional partnership interests, borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis. Except as provided in the partnership agreement and as summarized below, the General Partner may execute, deliver and perform agreements and transactions on behalf of the Operating Partnership without the approval or consent of any limited partner.
Exchange Rights
The limited partners (other than the General Partner in its capacity as a limited partner) are granted the right, but not the obligation, to exchange all or a portion of their Common OP Units for cash or, at the option of the Operating Partnership, for shares of our common stock on such terms and subject to such conditions and restrictions as will be contained in one or more exchange rights agreements (the “Exchange Right”), the form of which will be determined by us, among the General Partner, the Operating Partnership and one or more limited partners; provided, however, that such Common OP Units shall have been outstanding for at least one year.
Transferability of Common OP Units; Withdrawal of General Partner; Extraordinary Transactions
Limited partners in the Operating Partnership may, without the consent of the General Partner, transfer all or any portion of their limited partner interests, or any of such limited partner’s economic right as a limited partner; provided that such limited partner delivers to the General Partner a duly executed copy of the instrument making such transfer and such instrument evidences the written acceptance by the assignee of all of the terms and conditions of the partnership agreement and represents that such assignment was made in accordance with all applicable laws and regulations.
No transfer by a limited partner of its Common OP Units may be made if (i) it would adversely affect our ability to continue to qualify as a REIT or would subject us to any additional taxes under Section 857 or 4981 of the Code, (ii) it would result in the Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes, (iii) such transfer would cause the Operating Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest,” (iv) such transfer would, in the opinion of legal counsel, cause any portion of the assets of the Operating Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA, (v) such transfer would subject the Operating Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended, (vi) such transfer will or would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed transfer, result in 50% or more of the interests in the Operating Partnership capital and profits being sold or exchange during such 12-month period without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion, or (vii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
The General Partner of the Operating Partnership may not withdraw from the Operating Partnership, transfer any of its General Partner interests in the Operating Partnership or transfer any of its limited partner interests, except (i) if holders of at least two-thirds of the limited partner interests consent to such transfer or withdrawal, (ii) if such transfer is to an entity which is wholly owned by the General Partner and is a QRS, or (iii) in connection with a transaction relating to all or substantially all of the General Partner’s assets, as further described below. If the General Partner withdraws as general partner of the Operating Partnership in accordance with the foregoing, the General Partner’s general partner interest will be immediately converted into a limited partner interest.
The partnership agreement provides that we may not engage in any merger, consolidation, or other combination of us with or into another entity (other than a merger in which we are the surviving entity) or a sale of all or substantially all of our assets, or any reclassification, or any recapitalization of our outstanding common stock, including our Class A common stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of our common stock or Class A common stock, as applicable) (a “Transaction”), unless in connection with the Transaction all limited partners will either receive, or will have the right to elect to receive, for each Common OP Units an amount of cash, securities, or other property equal to the product of the Exchange Factor (as defined in the partnership agreement) and the amount of cash, securities or other property or value paid in the Transaction to or received by a holder of one share of our common stock corresponding to such Common OP Unit in consideration of one share of our common stock at any time during the period from and after the date on which the Transaction is consummated; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of our outstanding common stock (including our Class A common stock), each holder of Common OP Units shall be given the option to exchange its Common OP Units for the amount of cash, securities, or other property which a limited partner would have received had it (i) exercised its Exchange Right and (ii) sold, tendered or exchanged pursuant to the Offer the common stock received upon exercise of the Exchange Right immediately prior to the expiration of the Offer.
Additional Limited Partners
The General Partner is authorized to cause the Operating Partnership to issue additional partnership interests (or options therefore) in one or more series or classes to any persons (other than the General Partner) at any time or from time to time, on such terms and conditions as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including:
•the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;
•the right of each such class or series of partnership interest to share in partnership distributions; and
•the rights of each such class or series of partnership interest upon dissolution and liquidation of the Operating Partnership.
Subject to the limitations set forth in the partnership agreement, the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any person as a limited partner or to issue any partnership interests, including amending the certificate of limited partnership or any provision of the partnership agreement.
Special Limited Partner
See “Certain Relationships and Related Party Transactions—Special Limited Partner.”
Series A Preferred Units
A holder of Series A Preferred Units has the right to receive cash distributions equivalent to the cash distributions, if any, on the Company’s Series A Preferred Stock, which earn dividends at a rate equal to 7.375% of its face value. After holding the Series A Preferred Units for a period of one year, a holder of Series A Preferred Units has the right to redeem Series A Preferred Units for, at the option of the Operating Partnership, the corresponding number of shares of the Company’s Series A Preferred Stock, or the cash equivalent. The remaining rights of the limited partners in the Operating Partnership are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the Operating Partnership’s assets. During both years ended December 31, 2025 and 2024, Series A Preferred Unit holders were paid distributions of $0.2 million.
Class B Units
See “Certain Relationships and Related Party Transactions—Asset Management Fees, Property Management Fees and Variable Management/Incentive Fees” for details regarding the Class B Units.
Ability to Engage in Other Businesses
We will conduct all business exclusively through the Operating Partnership. Without the consent of the limited partners, we cannot directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests and the management of our business and the business of the Operating Partnership, and such activities as are incidental thereto. We and our affiliates may acquire limited partner interests and shall be entitled to exercise all rights of a limited partner relating to such limited partner interests. Any Operating Partnership asset for which legal title is held in our name or any of our nominees or affiliates must be held by us for the use and benefit of the Operating Partnership in accordance with the provisions of the partnership agreement; provided, however, that we will use our best efforts to cause beneficial and record title to such assets to be vested in the Operating Partnership as soon as reasonably practicable. Neither the Operating Partnership nor any of the limited partners shall have any rights in any business ventures of any other limited partner by virtue of being party to the partnership agreement.
Term
The Operating Partnership shall continue unless dissolved earlier or as otherwise provided by law.

SHARES ELIGIBLE FOR FUTURE SALE
General
Trading of shares of our Class A common stock on Nasdaq is expected to commence immediately following the completion of this offering. We cannot predict the effect, if any, that sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the prevailing market price of shares of our Class A common stock and common stock. Sales of substantial amounts of shares of our Class A common stock in the public market following the completion of this offering, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our Class A common stock and common stock. See “Risk Factors—Risks Related to an Investment in our Common Stock (including our Class A common stock) and this Offering.”
As of April 10, 2026, we had 28,412,183 shares of our common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of 68,012,459 shares of our common stock (73,787,459 shares if the underwriters’ overallotment option is exercised in full), including shares of our common stock issuable upon conversion of our Class A common stock, 234,026 shares of our common stock issuable upon conversion of our OP Units and 866,250 Listing Equity Awards (assuming the overallotment option is not exercised). Common OP Unitholders have the right to exchange all or a portion of their Common OP Units for cash or, at the option of the Operating Partnership, for shares of our common stock on such terms and subject to such conditions and restrictions as will be contained in one or more exchange rights agreements among us, the Operating Partnership and such holders of Common OP Units. See “The Operating Partnership and the Operating Partnership Agreement––Exchange Rights.”
All of the 38,500,000 shares of our Class A common stock to be offered by this prospectus (44,275,000 shares if the underwriters’ overallotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our charter, and except for the shares of our common stock held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. All shares of our Class A common stock sold in this offering will automatically convert into shares of our common stock on a one-for-one basis 180 days after the date of this prospectus when the shares of our common stock are listed on Nasdaq.
All of the 28,412,183 shares of our common stock held as of the closing of this offering by continuing investors who are not affiliates also will be freely transferable without restriction (other than the restrictions on ownership and transfer set forth in our charter) or further registration under the Securities Act by persons who are not affiliates, but will not be listed on a national securities exchange upon completion of this offering. All shares of our common stock are expected to be listed on Nasdaq 180 days after the date of this prospectus.
Rule 144
Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of our stock that constitute restricted securities without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from us, or from one of our affiliates, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of our stock pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months; and (ii) either (a) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates, or (b) if we satisfy the current public information requirements set forth in Rule 144, at least six months must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates.
Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of our stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of our stock pursuant to Rule 144(b)(2) are as follows: (i) at least six months must have elapsed since the date of acquisition of the shares of our stock from us or any of our affiliates; (ii) the seller must comply with volume limitations, manner of sale restrictions and notice requirements; and (iii) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three-month period, more than the following number of shares (whichever is greater):
•1.0% of the shares of the class outstanding as shown by the most recent report or statement published by us;
•the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or, if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or
•the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four-week period described in the preceding bullet.
For information regarding the shares of our common stock (including our Class A common stock) held by our directors and executive officers, see “Principal Stockholders.”
Equity Incentive Plan
Pursuant to our Equity Incentive Plan, our Board or the CCGC may make grants of PSUs, stock awards, units of limited partnership interests under the OP partnership agreement, options, restricted shares of our common stock, stock appreciation rights or other awards to our, and our subsidiaries’, directors, officers, full-time employees and certain consultants. The maximum number of shares of our common stock that may be issued pursuant to our Equity Incentive Plan is (i) 1,900,000 shares, plus (ii) 6.5% of any of our common stock (including our Class A common stock) issued and sold by us in any private or public offering that occurs following May 22, 2025, through, and including, this offering, but not including any private or public offering that occurs after this offering. As a result of this offering, such amount in clause (ii) of the prior sentence will be 2,502,500 shares, which represents 6.5% of the shares issued and sold by the Company in this offering (assuming no exercise of the underwriters’ overallotment option to purchase additional shares). We intend to issue an aggregate of 866,250 shares of restricted common stock in connection with the Listing Equity Awards (assuming the overallotment option is not exercised) to our directors, executive officers and employees under our incentive plan and upon completion of this offering. After this offering and issuance of the Listing Equity Awards, the number of shares available for future issuance under our Equity Incentive Plan will increase to 3,305,014 shares.
Shares of our Class A common stock covered by this registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by our affiliates.
Lock-up Agreements
We, our directors and executive officers, and certain holders of Common OP Units have agreed with the underwriters that, without the prior written consent of the representatives on behalf of the underwriters, during the period ending 180 days after the date of this prospectus (the “restricted period”), we and they will not, and will not publicly disclose an intention to, directly or indirectly, among others, and as applicable:
(i)offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, any shares of common stock (including, for the avoidance of doubt, shares of our Class A common stock) or Common OP Units beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or any securities convertible into or exercisable or exchangeable for shares of common stock (including, for the avoidance of doubt, shares of our Class A common stock) or Common OP Units (collectively, the “Lock-up Securities”);
(ii)enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-up Securities; whether any such swap or transaction is to be settled by delivery of shares of our common stock, Common OP Units or other securities, in cash or otherwise;
(iii)during the restricted period, exercise any right with respect to the registration of any of the Lock-up Securities; or
(iv)file, cause to be filed or cause to be confidentially submitted any registration statement relating to the offering of any of the Lock-up Securities.
The lock-up applies to Lock-up Securities owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.
See “Underwriting” included elsewhere in this prospectus for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of shares of our capital stock, including our common stock (including our Class A common stock) and preferred stock. Supplemental U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the other securities offered by this prospectus may be provided in the prospectus supplement or a free writing prospectus that relates to those securities or a document incorporated by reference in the prospectus supplement. For purposes of this section, references to “the company,” “we,” “our” and “us” mean only National Healthcare Properties, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated under the Code (the “Treasury Regulations”) by the U.S. Department of the Treasury (“Treasury”), rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as in effect as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion. No ruling on the U.S. federal, state or local tax considerations relevant to our operation or to the purchase, ownership or disposition of shares of our stock, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss any state, local or non-U.S. tax considerations, or any tax considerations arising under any U.S. federal tax laws other than U.S. federal income tax laws. This summary is for general information only and does not purport to address the U.S. federal income or other tax considerations applicable to holders of shares of our stock that are subject to special treatment under U.S. federal income tax law, including, for example:
•U.S. expatriates and former citizens or long-term residents of the United States;
•U.S. Stockholders (as defined below) whose “functional currency” is not the U.S. dollar;
•S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•banks, insurance companies and other financial institutions;
•pension plans or other tax-exempt organizations, except to the extent summarized below;
•“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;
•dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting;
•persons that hold their stock as part of a straddle, hedge, constructive sale or conversion transaction;
•persons subject to special tax accounting rules under Code Section 451(b);
•REITs and regulated investment companies; and
•persons who acquired shares of our stock through the exercise of an employee stock option or otherwise as compensation.
This summary assumes that security holders hold shares of our stock as a capital asset, which generally means as property held for investment.
The U.S. federal income tax treatment of holders of our common stock (including our Class A common stock) depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock (including our Class A common stock) will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of shares of our common stock (including our Class A common stock).
Taxation of Our Company
We have elected to be taxed as a REIT under Code Sections 856 through 860 commencing with our taxable year ended on December 31, 2013. We believe that we have been organized and operated and intend to continue operating in such a manner as to qualify for taxation as a REIT so long as our Board determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.
Greenberg Traurig, LLP has acted as our tax counsel in connection with our filing of this prospectus and has rendered an opinion to us, as of the date of this prospectus, to the effect that, commencing with our taxable year ended on December 31, 2020, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Greenberg Traurig, LLP is based on various assumptions relating to our organization and operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Greenberg Traurig, LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued and will not cover subsequent periods. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Greenberg Traurig, LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any tax year will satisfy such requirements for qualification and taxation as a REIT. Greenberg Traurig, LLP has no obligation to update its opinion subsequent to the date of the opinion.
Taxation of REITs in General
Provided that we comply with the applicable provisions in the Code and qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay to our stockholders and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that a corporation and its stockholder generally bear together. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when income is distributed. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Certain domestic stockholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 20%. With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See “—Taxation of U.S. Stockholders—Taxation of Taxable U.S. Stockholders—Tax Rates.”
Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of U.S. Stockholders.”

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:
•We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.
•If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a tax equal to the product of (i) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (ii) a fraction intended to reflect our profitability.
•We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held for sale to customers in the ordinary course of business, such income would be subject to a 100% tax.
•We will be subject to U.S. federal income tax at the corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan or foreclose on property pursuant to a default on a lease.
•If we fail to satisfy any of the Asset Tests (as defined below), other than a failure of the 5% or 10% assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the corporate tax rate by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests.
•If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a requirement of the Gross Income Tests or the Asset Tests) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.
•If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the five-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the corporate rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.

•The earnings of our subsidiaries that are C corporations, other than a subsidiary that is a QRS, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.
In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
REIT Qualification Requirements
The Code defines a REIT as a corporation, trust or association:
(i)which is managed by one or more trustees or directors;
(ii)the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii)which would be taxable as a domestic corporation but for its qualification as a REIT;
(iv)which is neither a financial institution nor an insurance company;
(v)the beneficial ownership of which is held by 100 or more persons (determined without attribution to the owners of any entity owning our stock);
(vi)which is not “closely held,” meaning that at any time during the last half of each tax year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);
(vii)which makes an election to be taxed as a REIT for the current tax year, or has made this election for a previous tax year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT;
(viii)which uses a calendar year for U.S. federal income tax purposes; and
(ix)which meets other tests described below, including with respect to the nature of its income and asset and annual distribution requirements.
The Code provides that conditions (i) through (iv) must be met during each tax year for which REIT qualification is sought, and that condition (v) must be met on at least 335 days in each tax year of 12 months, proportionately adjusted for a short tax year. Conditions (v) and (vi) do not have to be met during a corporation’s initial tax year as a REIT (which, in our case, was 2013). Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (v) and (vi) above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of capital stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our capital stock, without the approval of our Board. See “Important Provisions of Maryland Corporate Law and the Company’s Charter and Bylaws—Restrictions on Transfer and Ownership of Stock.” These

restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (v) and (vi) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our share and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (vi) above, we will be treated as having met this requirement.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). Our charter contains provisions requiring each holder of shares of our stock to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with these requirements. We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
We have adopted December 31 as our year end, thereby satisfying condition (viii).
Effect of Subsidiary Entities
Ownership of Interests in Partnerships
An unincorporated domestic entity, such as a partnership, limited liability company or trust, that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. A REIT that is a partner in an entity treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to its proportionate share of the income of that entity. The REIT’s proportionate share of the partnership’s assets and income is based on its interest in partnership capital (except that for purposes of the 10% value test discussed below, see “—Asset Tests—Additional Asset Tests,” the REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). The assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any subsidiary entity treated as a partnership for U.S. federal income tax purposes in which we own an interest, including the Operating Partnership, is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).
We expect to control our subsidiary entities treated as partnerships for U.S. federal income tax purposes, including the Operating Partnership, and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and that entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail an Asset Test or Gross Income Test (each as defined below), and that we would not become aware of the action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
Ownership of Interests in Disregarded Subsidiaries
We may from time-to-time own certain assets through subsidiaries that we intend to be treated as QRSs. A corporation will qualify as our QRS if we own, directly or indirectly, 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a QRS are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a QRS will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.” While we currently hold all of our investments through the Operating Partnership and subsidiaries of the Operating Partnership, we also may hold investments separately, through QRSs. Because a QRS must be wholly owned by a REIT, any QRS utilized by us would have to be owned by us, or another QRS, and could not be owned by the Operating Partnership unless we own 100% of the equity interest in the Operating Partnership. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the Asset Tests and Gross Income Tests (each as defined below). Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests (each as defined below), including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests” below.
Ownership of Interests in Taxable Corporate Subsidiaries
In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.
Certain restrictions imposed on TRSs limit the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that such TRS will be subject to appropriate levels of U.S. federal income taxation. Further, a 100% excise tax may be imposed on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.
Ownership of Interests in Subsidiary REITs
We may acquire direct or indirect interests in one or more entities that will elect to be taxed as REITs under the Code, or a “Subsidiary REIT.” A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the Asset Tests and Gross Income Tests (each as defined below), and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.
Gross Income Tests
For each calendar year, we must satisfy two separate tests based on the composition of our gross income, which we refer to as the “Gross Income Tests.”
75% Gross Income Test
At least 75% of our gross income for the tax year (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) income from other specified investments relating to real property or mortgages thereon (which does not include gains from the sale of a non-qualified publicly offered REIT debt instrument) and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test below). We refer to this requirement as the “75% Gross Income Test.” We intend to invest funds not otherwise invested in real properties in cash, cash equivalents or other liquid investments which will allow us to realize income that satisfies the 75% Gross Income Test.
95% Gross Income Test
At least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) for the tax year must be derived from (i) sources that satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the “95% Gross Income Test.” It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash, cash equivalents or other liquid investments which will allow us to realize income that satisfies the 95% Gross Income Test.
Rents from Real Property
Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if the lease is respected as a true lease for U.S. federal income tax purposes and if all the conditions described below are met.
•The amount of rent is not based in whole or in part on the income or profits of any person from the underlying property. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits;
•Subject to certain exceptions regarding TRSs as tenants described below, we are not related to tenants of our properties. Accordingly, neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant;

•Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and
•We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Our Board intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.
Amounts we receive as rent from a TRS of ours, however, will not be excluded from the definition of “rents from real property” by reason of the related party rules described above in two scenarios.
First, amounts received by us from a TRS with respect to any “qualified health care properties” (and certain other properties) we own and lease to the TRS generally will be considered rents from real property only if the following conditions are met:
•Each qualified health care property is not managed or operated by us or the TRS to which it is leased, but rather is managed or operated by an “eligible independent contractor” that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating qualified health care properties for persons not related to us or the TRS. The test for an independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the TRS to operate the qualified health care property;
•A “qualified health care property” includes any real property, and any personal property incident to the real property, that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility that extends medical, nursing, or ancillary services to patients, and that is operated by a provider of those services that is eligible for participation in the Medicare program with respect to the facility; and
•The TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any qualified health care property is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us.
We expect that all qualified health care properties we acquire and lease to a TRS will be operated in accordance with these requirements with the result that amounts received from a TRS will be considered rents from real property. The TRS will pay tax at regular corporate rates on any income it earns from the lease of our qualified health care properties, as well as any other income it earns.
Second, if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space the rents paid by the TRS will be considered rents from real property. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as rents from real property. For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS.
We have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease or (iii) enter into any lease with a related party tenant other than the lease of qualified health care properties to our TRSs.
Interest Income
All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property or an interest in real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a tax year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income generally will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and the modification will not be treated as a prohibited transaction. We intend to structure our loans secured by real property so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment so that income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.
Dividend Income
We may receive, directly or indirectly, distributions from TRSs or other corporations that are not REITs or QRSs. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. These distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests. We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that our actions will in all cases prevent a violation.
Fee Income
Any fee income that we earn generally will not be qualifying income for purposes of either Gross Income Test. Any fees earned by a TRS, however, will not be included for purposes of our Gross Income Tests.
Prohibited Transaction Income
The net gain that we realize on the sale of an asset (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any pass-through subsidiaries or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. However, the gross income from any prohibited transaction is excluded from both the 75% and 95% Gross Income Tests. See “—Prohibited Transactions” below.
Failure to Satisfy the Gross Income Tests
If we fail to satisfy one or both of the 75% or 95% Gross Income Tests for any tax year, we may retain our qualification as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These provisions will be available generally if (i) our failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income in accordance with Treasury Regulations, which have not yet been issued and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. If these relief provisions are available, we would be subject to a tax equal to the greater of the amount by which we failed the 75% or 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.
Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% Gross Income Tests outlined above on a continuing basis beginning with our first tax year as a REIT.
Asset Tests
At the close of each calendar quarter of the tax year, we must satisfy five tests, summarized below, based on the composition of our assets which we refer to as the “Asset Tests.” After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.
75% Asset Test
First, at least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the “75% Asset Test.” Real estate assets include real property (including interests in real property and interests in mortgages on real property or on interests in real property), shares in other qualifying REITs, debt instruments that are issued by publicly offered REITs (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) and stock or debt instruments we purchase that are attributable to the temporary investment of “new capital,” but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
Additional Asset Tests
Except as described below, the remaining 25% of our assets generally may be invested subject to certain restrictions.
Second, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of our total assets.
Third, no more than 25% of the value of those assets may be invested in publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).
Fourth, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Fifth, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and QRSs and the 10% value test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below).
Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership). Such securities also include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% Gross Income Test described above under “—Gross Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets, and we do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we are and will continue to be prudent in making these estimates, there can be no assurance that the IRS will agree with these determinations and may assert that a different value is applicable, in which case we might not satisfy the Asset Tests, and we could fail to qualify as a REIT.
Failure to Satisfy the Asset Tests
A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer (other than those qualifying under the 75% Asset Test or securities of one or more QRS or TRS) representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, and (ii) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury, or otherwise meets the requirements of those rules by the end of that period).
If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if: (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with Treasury Regulations; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (a) $50,000, or (b) an amount determined (under Treasury Regulations) by multiplying (1) the rate of tax for corporations under Code Section 11, by (2) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).
Annual Distribution Requirements
In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (i) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); plus (b) 90% of the net income (after tax) from foreclosure property; over (ii) the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid. Whether sufficient amounts have been distributed is based on amounts paid in the tax year to which they relate, or in the following tax year if we: (i) declared a dividend before the due date of our tax return (including extensions); (ii) distribute the dividend within the 12-month period following the close of the tax year (and not later than the date of the first regular dividend payment made after such declaration); and (iii) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record on a specified date in any such month will be treated as both having been paid by us and received by the stockholder on December 31st of such year, provided that we actually paid the dividend during January of the following year.
For our tax years commencing prior to January 1, 2015, for distributions to have been counted towards satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend was not a preferential dividend if the distribution was (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax at the corporate tax rate on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (ii) the tax that we paid on their behalf with respect to that income.
We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.
Except as provided below, our deduction (and the deduction of any of our subsidiary partnerships) for net business interest expense properly allocable to a trade or business generally will be limited to 30% of taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future tax years. If we or any of our subsidiary partnerships are subject to this interest expense limitation, our REIT taxable income for a tax year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property, which generally imposes longer class lives. We believe that we and our subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If this election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a tax year may be increased. We (and the Operating Partnership) have elected to be treated as an “electing real property trade or business” and, accordingly, are not subject to the interest expense limitation described above under Code Section 163(j). However, we (and the Operating Partnership) are required to use the alternative depreciation system to depreciate certain property and, as a result, our depreciation deductions may be reduced. Accordingly, our REIT taxable income (and, in turn, our distribution requirements) for a tax year may be increased.
We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business, either directly or through any pass-through subsidiary or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any property sold by us, any pass-through subsidiary or a borrower that has issued a shared appreciation mortgage or similar debt instrument to us will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code (summarized below) that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.
A safe harbor under the Code provides an exception to prohibited transaction treatment for the sale of property that is a real estate asset under the 75% Asset Test if:
•the REIT has held the property for at least two years;
•the aggregate expenditures made by the REIT, or any partner, during the two-year period preceding the date of sale which are includable in the basis of the property not in excess of 30% of the property’s net selling price;
•when combined with other sales in the year, either (i) the REIT does not make more than seven sales of property during the tax year (excluding sales of foreclosure property or in connection with an involuntary conversion), the “Seven Sales Exception,” (ii) the sale occurs in a year during which the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) or (iii) the sale occurs in a year during which the REIT disposes of less than 20% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) if the three-year average adjusted basis or fair market value does not exceed 10%;

•in the case of property which consists of land or improvements, was held for production of rental income for at least two years; and
•if the Seven Sales Exception is not satisfied, substantially all of the marketing and development expenditures were made through an independent contractor from whom the REIT does not derive any income or a TRS.
Although we may eventually sell each of the properties that we own or acquire, our primary intention in holding, acquiring and operating properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business.
Derivatives and Hedging Transactions
We and our subsidiaries have entered and may continue to enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities that qualify as “hedging transactions” under the Code and Treasury Regulations. These hedging transactions can take a variety of forms, including derivative instruments, such as interest rate swap contracts, interest rate cap and floor contracts, futures and forward contracts and options. Income from a hedging transaction, including gain from the sale, disposition or termination of a position in such a transaction, that is clearly identified as a hedging transaction as specified in the Code and Treasury Regulations, will not constitute gross income for purposes of the 95% Gross Income Test or 75% Gross Income Test. The term “hedging transaction” for these purposes generally means (i) any transaction we enter into in the normal course of our business primarily to manage risk of (a) interest rate changes or fluctuation on indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (b) currency fluctuations with respect to any item of income or gain that would qualify under the 75% Gross Income Test or the 95% Gross Income Test or any property which generates such income and (ii) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries to the extent such income would jeopardize our REIT status. However, it is possible that our hedging activities may give rise to income that does not qualify for purposes of either or both of the Gross Income Tests and may adversely affect our ability to satisfy the REIT qualification requirements.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to regular U.S. federal corporate income tax at the maximum U.S. federal corporate tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.
Failure to Qualify
If we fail to continue to qualify as a REIT in any tax year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends paid and will be subject to U.S. federal income tax on our taxable income at the regular corporate rate, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.
Tax Aspects of the Operating Partnership
Effect of Tax Classification of the Operating Partnership and Other Entities on REIT Qualification
All of our significant investments are held through the Operating Partnership. We operate as an umbrella partnership REIT, which is a structure whereby we own a direct interest in the Operating Partnership, and the Operating Partnership, in turn, holds interests in properties directly or indirectly through other non-corporate entities. The non-corporate entities would generally be organized as limited liability companies, partnerships or trusts. The Operating Partnership and non-corporate entities involve special tax considerations. These tax considerations include:
•allocations of income and expense items of the Operating Partnership and non-corporate entities, which could affect the computation of our taxable income;
•the status of the Operating Partnership and the non-corporate entities as partnerships or entities that are disregarded as separate from their owners, as opposed to associations taxable as corporations, for U.S. federal income tax purposes; and
•the taking of actions by the Operating Partnership or any of the non-corporate entities that could adversely affect our qualification as a REIT.
A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items of the Operating Partnership and other non-corporate entities for purposes of the Asset Tests and Gross Income Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability.
In the opinion of Greenberg Traurig, LLP, based on factual representations by us and the Operating Partnership, for U.S. federal income tax purposes the Operating Partnership will be treated as a partnership or a disregarded entity. If, however, the Operating Partnership were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.
The partnership agreement of the Operating Partnership requires that the Operating Partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of the Operating Partnership through our rights as its sole general partner.
Partnership Classification Generally
Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be treated as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the Operating Partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the Operating Partnership will be treated as a partnership, if it has two or more partners, or as a disregarded entity, if it is treated as having one partner. We intend that interests in the Operating Partnership (and any partnership invested in by the Operating Partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of these safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income in each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that the Operating Partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.
If for any reason the Operating Partnership (or any partnership invested in by the Operating Partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws summarized above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership were treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to U.S. federal corporate income tax, and the partners of the partnership would be treated as stockholders, with distributions to the partners being treated as dividends.
Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in the property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.
Income Taxation of Partnerships and their Partners
Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, the allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.
In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the Operating Partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the Operating Partnership, the property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the Operating Partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to the differences as well.

For properties contributed to the Operating Partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the Operating Partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.
Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition of depreciable property at a rate of 25% rather than at the normal capital gains rate, to the extent that the property has been depreciated.
Some expenses incurred in the conduct of the Operating Partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the Operating Partnership may exceed its cash receipts for the year in which the expense is paid. As summarized above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest, loan fees and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.
Partnership Audit Rules
Under rules that are generally effective for tax years beginning after December 31, 2017, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which we directly or indirectly invest, including the Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.
Tax Consequences of Exercise of Exchange Rights
Subject to some restrictions, the operating partnership agreement gives holders of limited partnership units the right to redeem their units for cash, subject to our right to pay for the units with shares of our common stock (including our Class A common stock) rather than with cash. The exchange of units for shares is treated as a taxable sale of the units to us on which the unit owners will generally recognize gain in an amount equal to the value of the shares of our common stock (including our Class A common stock) received plus the amount of liabilities of the Operating Partnership allocable to the units being exchanged, less the unit holder’s tax basis in those units. To the extent that the unit holder’s amount realized on the transaction is attributable to the unit holder’s share of inventory or unrealized receivables of the Operating Partnership, that portion may be recharacterized as ordinary income. No gain or loss will be recognized by us. Our basis in the units will be increased by the amount of cash and the market price of the shares used to acquire the units and will be adjusted to reflect changes in the liabilities of the Operating Partnership allocated to us as a result of acquiring the units.
Taxation of U.S. Stockholders
Taxation of Taxable U.S. Stockholders
Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is or is treated as:
•an individual citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust that (i) is subject to primary supervision of a court within the United States over its administration and the control of one or more U.S. persons over all substantial decisions or (ii) has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.
If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of the shares of our stock by the partnership.
Distributions Generally
Distributions (including any deemed distributions) that we make to our U.S. Stockholders out of current or accumulated earnings and profits that we do not designate as “capital gain dividends” or “qualified dividend income” (as described below) will be treated as dividends taxable as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. Stockholders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits generally will be allocated first to distributions on shares of our outstanding preferred stock, if any, before being allocated to distributions on shares of our outstanding common stock (including our Class A common stock).
Distributions in excess of our current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in such shares of our stock by the amount of such distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Because distributions in excess of earnings and profits reduce the U.S. Stockholder’s tax basis in shares of our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of such shares of our stock. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year and that is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year.
U.S. Stockholders that receive taxable stock distributions, including distributions partially payable in shares of our common stock (including our Class A common stock) and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in shares of our common stock (or in shares of our Class A common stock) generally is equal to the amount of cash that could have been received instead of the shares of our common stock (or our Class A common stock, as applicable). Depending on the circumstances of a U.S. Stockholder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. Stockholder would have to pay the tax using cash from other sources. If a U.S. Stockholder sells the shares of our common stock (or our Class A common stock, as applicable) it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. Stockholder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. Stockholder that receives shares of our common stock (or our Class A common stock, as applicable) pursuant to such distribution generally has a tax basis in such shares of our common stock (or our Class A common stock, as applicable) equal to the amount of cash that could have been received instead of such shares of our common stock (or our Class A common stock, as applicable) as described above and has a holding period in such shares of our common stock (or our Class

A common stock, as applicable) that begins on the day immediately following the payment date for the distribution. In general, any distribution on shares of our stock will be taxable as a dividend (to the extent of our current and accumulated earnings and profits), unless the entire distribution is paid in shares of our common stock (or our Class A common stock, as applicable), which would be treated as a non-taxable distribution.
Any net operating losses or capital losses we have that are carried forward to future tax years may be used in those later years, subject to limitations, to reduce the amount of distributions required to satisfy the REIT distribution requirements described above. However, because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our net operating losses or capital losses to reduce their tax liabilities.
Class A Conversion
A U.S. holder generally will not recognize gain or loss upon the conversion of our Class A common stock into our common stock. A U.S. holder’s basis in the common stock received upon conversion generally will be the same as such holder’s basis in the converted Class A common stock. A U.S. holder’s holding period in the shares of our common stock received upon conversion will include the period during which such holder held the converted shares of our Class A common stock.
Capital Gain Dividends
Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the tax year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its shares of our stock. We also may elect to retain, rather than distribute as a capital gain dividend, all or part of our net capital gain and pay tax on the retained net capital gains. In such instances, U.S. Stockholders would include their proportionate shares of such undistributed capital gain in income as long-term capital gain (subject to certain limitations), be deemed to have paid its share of the capital gains tax imposed on us, receive a credit or refund for the amount of tax deemed paid by it, and increase the adjusted tax basis of its shares of stock by the after-tax amount of such capital gains. Capital gains that we distribute, or are treated as distributing, to our stockholders and that we properly designate as capital gain dividends must be allocated between shares of our outstanding preferred stock, if any, and shares of our outstanding common stock (including our Class A common stock). In order to properly designate any portion of a dividend as a capital gain dividend, except as otherwise required by law, we intend to allocate capital gains dividends based on the relative amount of total dividends paid or deemed paid for U.S. federal income tax purposes to holders of each class of our capital stock for the year.
Passive Activity Losses, Investment Interest Limitations
Distributions that we make and gains arising from the sale or exchange by a U.S. Stockholder of our stock will not be treated as passive activity income. As a result, U.S. Stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. A U.S. Stockholder generally may elect to treat capital gain dividends, capital gains from the disposition of our common stock (including our Class A common stock) and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. Stockholder will be taxed at ordinary income rates on such amount. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Sales of Shares
The amount of net capital gain or loss recognized upon the sale, exchange or other taxable disposition of shares of our stock by a U.S. Stockholder generally would equal the difference between (x) the amount of cash and fair market value of any property received in the sale and (y) the U.S. Stockholder’s adjusted tax basis in the shares sold. Gain or loss on a sale of shares of our stock by a non-corporate U.S. Stockholder generally will qualify as long-term capital gain or loss, provided that the investor held the shares of our stock for longer than one year prior to the sale. However, any loss from a sale or exchange of shares of our stock by a U.S. Stockholder who has held the shares of our stock for six months or less generally would be treated as a long-term capital loss to the extent that the U.S.

Stockholder received distributions from us which were required to be treated as long-term capital gain. The use of capital losses is subject to limitations.
Redemption of Shares of Our Preferred Stock
A redemption of shares of our preferred stock will be treated under Code Section 302 as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies one or more of certain tests set forth in Code Section 302(b) enabling the redemption to be treated as a sale or exchange of the redeemed shares. The redemption will satisfy one of these tests if it (i) is “substantially disproportionate” with respect to the U.S. Stockholder’s interest in shares of our capital stock, (ii) results in a “complete termination” of the U.S. Stockholder’s interest in all shares of our classes or series of capital stock or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder, all within the meaning of Code Section 302(b). In determining whether one of these tests has been met, a U.S. Stockholder generally must include shares of our capital stock considered to be owned by the U.S. Stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. Stockholder. If a U.S. Stockholder actually or constructively owns no shares of our common stock (including our Class A common stock), a redemption of the U.S. Stockholder’s preferred stock will qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend” as defined by the Code. Because the determination as to whether any of the three alternative tests of Code Section 302(b) described above will be satisfied with respect to any particular U.S. Stockholder of shares of our preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine the tax treatment to the prospective investor of a redemption of shares of our preferred stock.
If a redemption of shares of our preferred stock does not meet any of the three tests described above, the redemption proceeds will be treated as a taxable distribution, as described above. In that case, a U.S. Stockholder’s adjusted tax basis in the redeemed shares of our preferred stock will be transferred to the remaining shares of our capital stock held by the U.S. Stockholder. If the U.S. Stockholder does not retain any shares of our capital stock, the tax basis could be transferred to a related person that holds shares of our capital stock or the tax basis may be lost.
Conversion of Shares of Our Preferred Stock
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of preferred stock will, under certain circumstances, have the right to convert some of or all the shares of preferred stock held by the holder into shares of our common stock. Except as provided below, (i) a U.S. Stockholder generally will not recognize gain or loss upon the conversion of shares of our preferred stock into shares of our common stock, and (ii) a U.S. Stockholder’s tax basis and holding period in shares of our common stock received upon conversion generally will be the same as those of the converted shares of our preferred stock (but the tax basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any shares of our common stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted shares of our preferred stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for the fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Stockholder has held the shares of our preferred stock for more than one year at the time of conversion. U.S. Stockholders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which the holder exchanges shares of our common stock received on a conversion of shares of our preferred stock for cash or other property.
Tax Rates
The maximum tax rate for non-corporate taxpayers for (i) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” generally is the same reduced rate applicable to long-term capital gains. The reduced tax rate for qualified dividend income will not apply to dividends paid by us unless we properly designate all or a portion of a distribution as qualified dividend income and the U.S. Stockholder meets certain holding period requirements. The maximum amount of our distributions eligible to be designated as qualified dividend income for a tax year is equal to the sum of: (i) the qualified dividend income received by us during such tax year from C corporations (including any TRSs); (ii) the amount of earnings and profits accumulated in a non-REIT year that were distributed by the REIT during the tax year; (iii) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and (iv) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain. Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.”
Gains recognized by U.S. Stockholders that are corporations are subject to U.S. federal income tax at regular corporate tax rates. Furthermore, U.S. Stockholders that are corporations may be required to treat up to 20% of some types of capital gain dividends as ordinary income. Corporate stockholders are not entitled to the dividends-received deduction with respect to our distributions.
In addition, non-corporate U.S. Stockholders, including individuals, trusts and estates, generally may deduct up to 20% of dividends paid by REITs, other than capital gain dividends and dividends treated as qualified dividend income, for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax). A non-corporate U.S. Stockholder’s ability to claim this 20% pass-through deduction may be limited by the U.S. Stockholder’s particular circumstances and is subject to certain holding period requirements.
Taxation of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income tax except with respect to their UBTI. While many investments in real estate may generate UBTI, dividend distributions paid with respect to shares of our stock and gain arising upon a sale or other disposition of such shares should not constitute UBTI unless the tax-exempt entity (i) has borrowed funds or otherwise incurred acquisition indebtedness to acquire its shares of stock, or (ii) otherwise uses the shares of stock in an unrelated trade or business.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends it receives from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and, in general, should prevent us from becoming a pension-held REIT.
Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.
Backup Withholding and Information Reporting
We will report to our U.S. Stockholders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount (if any) of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding with respect to dividends (including any deemed dividends) paid unless the U.S. Stockholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status or with respect to whom the IRS notifies us that such shareholder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Taxation of Non-U.S. Stockholders
Generally, for purposes of this discussion, a “Non-U.S. Stockholder” means a person (other than a partnership or an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not or is not treated as a U.S. Stockholder.
Distributions Generally
Distributions (including any taxable stock distributions) paid by us that are neither attributable to gain from our sales or exchanges of USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders generally are subject to a 30% withholding tax, or such lower rate as may be specified in an applicable income tax treaty, at the time of distribution, unless such dividend is effectively connected with a U.S. trade or business conducted by the Non-U.S. Stockholder (and, if required by an applicable tax treaty, the Non-U.S. Stockholder maintains a permanent establishment in the United States to which such dividends are attributable). Under some income tax treaties, however, lower rates generally applicable to dividends do not apply to dividends from a REIT. Any constructive dividends on the preferred stock also would be subject to U.S. federal withholding tax to the same extent as an actual distribution. Because constructive dividends would not give rise to any cash from which any applicable withholding tax could be satisfied, we may withhold U.S. federal tax on such dividend from cash proceeds otherwise payable to a Non-U.S. Stockholder. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits generally will be allocated first to distributions on shares of our outstanding preferred stock, if any, before being allocated to distributions on shares of our outstanding common stock (including our Class A common stock).
Dividends that are treated as effectively connected with a Non-U.S. Stockholder’s conduct of a U.S. trade or business will not be subject to withholding, but the Non-U.S. Stockholder generally will be subject to tax on such dividends on a net basis and at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends. Any such dividends also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation that is not entitled to any treaty exemption. In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our stock.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s shares of our stock. Instead, they will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Stockholder’s shares of our stock, they generally will give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below under “—Sales of Shares.” However, such excess distributions may be treated as dividend income for certain Non-U.S. Stockholders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to the Sale or Exchange of Real Property
Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions that are attributable to gain from our sales or exchanges of USRPIs (“USRPI capital gain”), whether or not designated as capital gain dividends, will, except as described below, be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. The Non-U.S. Stockholder generally would be taxed at the normal capital gain rates applicable to U.S. Stockholders (without regard to whether we designate the distribution as a capital gain dividend) and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. We (or applicable withholding agent) are required by the Treasury Regulations to withhold 21% of any distribution attributable to USRPI capital gains. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a Non-U.S. Stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. Such withheld amounts do not represent actual tax liabilities and are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.
However, generally, pursuant to FIRPTA, distributions attributable to USRPI capital gains are not treated as effectively connected income for a Non-U.S. Stockholder and instead are treated and taxed as ordinary dividends if (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (ii) the Non-U.S. Stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. We believe that shares of our preferred stock are considered to be, and anticipate that shares of our common stock (including our Class A common stock) will become, as a result of the listing of such shares on Nasdaq, “regularly traded” on an established securities market located in the United States and will continue to be for the foreseeable future, although, no assurance can be given that this will be the case.
In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.
Capital gain dividends received by a Non-U.S. Stockholder that are attributable to dispositions of our assets other than USRPIs (including interests in assets we hold solely as a creditor) are not subject to U.S. income or withholding tax, unless (i) the gain is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Stockholder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, except that a Non-U.S. Stockholder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the tax year and has a “tax home” in the United States, in which case the Non-U.S. Stockholder will incur tax on his or her capital gains.
Retention of Net Capital Gains
Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our capital stock should be treated with respect to Non-U.S. Stockholders as actual distributions of capital gain dividends. Under this approach, the Non-U.S. Stockholders may be able to offset as a credit against their U.S.

federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, Non-U.S. Stockholders should consult their tax advisors regarding the taxation of such retained net capital gain.
Sales of Shares
Except as described below under “—Redemption of Shares of Our Preferred Stock,” gain recognized by a Non-U.S. Stockholder upon the sale, exchange or other taxable disposition of shares of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that is a “United States real property holding corporation,” or “USRPHC,” will constitute a USRPI. We believe that we are a USRPHC. However, shares of our stock will not constitute a USRPI so long as we are a “domestically controlled qualified investment entity,” or a “DCQIE.” A DCQIE includes a REIT in which at all times during the applicable testing period (which is generally the five-year period ending on the date of disposition) less than 50% in value of its stock is held directly or indirectly by non-U.S. persons, subject to certain rules. For purposes of determining whether a REIT is a DCQIE, a person who at all times during the testing period holds less than 5% of a class of stock that is “regularly traded” on an established securities market in the United States is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. Treasury Regulations provide guidance for determining whether a REIT is a DCQIE including, among other things, that ownership by non-U.S. persons (other than persons treated as U.S. persons as described in the preceding sentence) will be determined by looking through pass-through entities and certain U.S. corporations. We believe, but cannot guarantee, that we are a DCQIE. We anticipate that shares of our common stock (including our Class A common stock) will become publicly traded as a result of their listing on Nasdaq, so no assurance can be given that we will continue to be a DCQIE.
However, even if we do not qualify as a DCQIE at the time a Non-U.S. Stockholder sells shares of our capital stock, gain realized from the sale or other taxable disposition by such Non-U.S. Stockholder of such shares would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if: (i) the shares sold are of a class of stock that is “regularly traded” on an established securities market and (ii) such Non-U.S. Stockholder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Stockholder’s holding period. We believe that shares of our preferred stock are considered to be, and anticipate that shares of our common stock (including our Class A common stock) will become, as a result of the listing of such shares on Nasdaq, “regularly traded” on an established securities market and will continue to be for the foreseeable future, although, no assurance can be given that this will be the case.
In addition, dispositions of shares of our stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, dispositions of our stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of shares of our capital stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if either (i) such gain is effectively connected with the conduct by such Non-U.S. Stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Stockholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, except that a Non-U.S. Stockholder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the Non-U.S. Stockholder will be subject to a 30% tax on the Non-U.S. Stockholder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Stockholder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Stockholder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a DCQIE, upon disposition of shares of a class of our stock, a Non-U.S. Stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the Non-U.S. Stockholder (i) disposes of the shares of such class of stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that class of stock during the 61-day period beginning with the first day of the 30-day period described in clause (i), unless shares of such class of stock are “regularly traded” on an established securities market within the United States and the Non-U.S. Stockholder did not own more than 10% of such class of our stock at any time during the one-year period ending on the date of the distribution described in clause (i).
If gain on the sale, exchange or other taxable disposition of shares of our capital stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of shares of our capital stock were subject to taxation under FIRPTA, and if shares of the applicable class of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Redemption of Shares of Our Preferred Stock
A redemption of shares of our preferred stock will be treated under Code Section 302 as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies one or more of certain tests set forth in Code Section 302(b) enabling the redemption to be treated as a sale or exchange of the redeemed shares. See “—Taxation of U.S. Stockholders—Taxation of Taxable U.S. Stockholders—Redemption of Shares of Our Preferred Stock” above. Qualified shareholders and their owners may be subject to different rules and should consult their tax advisors regarding the application of these rules. If a redemption of shares of our preferred stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally” above. If the redemption of shares of our preferred stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above under “—Sales of Shares.”
Class A Conversion
A non-U.S. holder generally will not recognize gain or loss upon the conversion of our Class A common stock into our common stock.
Medicare Contribution Tax
Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of our capital stock. Holders of shares of our capital stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the shares.
Foreign Account Tax Compliance Act (“FATCA”)
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (including investment entities) and certain other non-U.S. entities as designated in the Code, the Treasury Regulations, or applicable intergovernmental agreement between the United States and a foreign country. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our stock paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and the entity meets certain other specified requirements. Proposed Treasury Regulations would eliminate FATCA withholding tax on gross proceeds from the sale or other disposition of shares of our stock. The preamble to the proposed Treasury Regulations provides that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. The Treasury Regulations provide that these rules generally apply to payments of dividends on shares of our stock. We will not pay any additional amounts in respect of any amounts withheld.
U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding this withholding tax.
Other Tax Considerations
State, Local and Foreign Taxes
We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Any foreign taxes incurred by us would not pass through to U.S. Stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of our stock.
Legislative Proposals
You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of shares of our stock.

ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of shares of our common stock (including our Class A common stock) by “Benefit Plan Investors,” as defined below, and investors acquiring the common stock with the assets of other similar employee benefit plans accounts, or arrangements subject to provisions under any other U.S. federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code (“Similar Law,” and such investors, collectively with Benefit Plan Investors, “Plans”). A “Benefit Plan Investor” is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA), that is subject to Title I of ERISA, (ii) a plan, individual retirement account, “Keogh” plan or other arrangement subject to Section 4975 of the Code, or (iii) an entity whose underlying assets are considered to include “plan assets” by reason of a plan’s investment in such entity (including, but not limited to, an insurance company general account).
The following is merely a summary, however, and should not be construed as legal advice or as complete in all relevant respects. All investors are urged to consult their own legal advisors before investing assets of a Plan in our common stock (including our Class A common stock) and to make their own independent decision.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (such Plans, “Covered Plans”) and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in our common stock (including our Class A common stock) with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any substantively similar provisions under Similar Law.
Prohibited Transaction Considerations
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an individual retirement account. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.
Regardless of whether or not our underlying assets are deemed to include “plan assets,” as described below, the acquisition and/or holding of our common stock (including our Class A common stock) by a Covered Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of our common stock (including our Class A common stock). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Covered Plan involved in the transaction, and provided further that the Covered Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied or that any such exemptions will be available with respect to investments in our common stock (including our Class A common stock).
Plan Asset Considerations
U.S. Department of Labor regulations codified at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulation”) generally provides that, when a Covered Plan acquires an equity interest in an entity that is not (i) a “publicly-offered security,” (ii) a security issued by an investment company registered under the Investment Company Act or (iii) an “operating company,” the Covered Plan’s assets are deemed to include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established that the equity participation in the entity by Benefit Plan Investors is not “significant” (i.e., the entity qualifies for the “Insignificant Participation Exception”).
For purposes of the Plan Asset Regulation, a “publicly offered security” is a security that is (i) “freely transferable,” (ii) part of a class of securities that is “widely held,” and (iii) (a) sold to the Covered Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, provided that the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (b) is part of a class of securities that is registered under Section 12 of the Exchange Act. We intend to effect such a registration under the Securities Act and the Exchange Act. The Plan Asset Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock (including our Class A common stock) will be “widely held” within the meaning of the Plan Asset Regulation, although no assurance can be given in this regard. The Plan Asset Regulation further provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock (including our Class A common stock) will be “freely transferable” within the meaning of the Plan Asset Regulation, although no assurance can be given in this regard.
For purposes of the Insignificant Participation Test, the Plan Asset Regulation provides that equity participation in an entity by Benefit Plan Investors is not “significant” if, immediately after the most recent acquisition of an equity interest in the entity, the Benefit Plan Investors’ aggregate interest is less than 25% of the value of each class of equity interests in the entity, disregarding, for purposes of such determination, any interests held by any person that has discretionary authority or control with respect to our assets or who provides investment advice for a fee with respect to our assets, or an affiliate of such a person (each a “Controlling Person”), other than Benefit Plan Investors. Following this offering, it is possible that Benefit Plan Investors will hold and will continue to hold, less than 25% of the value of any class of equity interests of our company, disregarding, for purposes of such determination, any interests held by any Controlling Person other than Benefit Plan Investors and, as such, that our company may rely on the Insignificant Participation Test; however, we cannot be certain or make any assurance that this will be the case, and no monitoring or other measures will be undertaken with respect to the level of such ownership with respect to any class of equity interests of our company.
Plan Asset Consequences
If our assets were deemed to constitute “plan assets” pursuant to the Plan Asset Regulation, the operation and administration of our company would become subject to the requirements of ERISA, including the fiduciary duty rules and the “prohibited transaction” prohibitions of ERISA, as well as the “prohibited transaction” prohibitions contained in the Code. If we become subject to these regulations, unless appropriate administrative exemptions are available (and there can be no assurance that they would be), we could, among other things, be restricted from acquiring otherwise desirable investments and from entering into otherwise favorable transactions, and certain transactions entered into by us in the ordinary course of business could constitute non-exempt prohibited transactions and/or breaches of applicable fiduciary duties under ERISA and/or the Code, which could, in turn, result in potentially substantial excise taxes and other penalties and liabilities under ERISA and the Code.
Representation
Because of the foregoing, our common stock (including our Class A common stock) should not be acquired or held by any Benefit Plan Investor or any other person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code and will not constitute a similar violation of any applicable Similar Law.
Any purchaser or subsequent transferee, including, without limitation, any fiduciary purchasing on behalf of a Plan or a Benefit Plan Investor will be deemed to have represented and warranted, in its corporate and fiduciary capacity, that if the purchaser or subsequent transferee is a Benefit Plan Investor, none of our company or the underwriters, or any of our or their respective affiliates, has acted as the Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire and hold our common stock (including our Class A common stock), and shall not at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer our common stock (including our Class A common stock).
The foregoing discussion is general in nature and is not intended to be all-inclusive. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in our company on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Law to such investment and whether an exemption would be applicable to the acquisition and/or holding of our common stock (including our Class A common stock).

UNDERWRITING
Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and BMO Capital Markets Corp. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Operating Partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed severally and not jointly to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares of Class A Common Stock
Wells Fargo Securities, LLC	13,090,000
Morgan Stanley & Co. LLC	9,368,333
BMO Capital Markets Corp.	6,031,667
Goldman Sachs & Co. LLC	1,540,000
RBC Capital Markets, LLC	1,540,000
Capital One Securities, Inc.	1,283,333
Fifth Third Securities, Inc.	1,283,333
KeyBanc Capital Markets Inc.	1,283,333
Huntington Securities, Inc.	962,500
Robert W. Baird & Co. Incorporated	834,167
Credit Agricole Securities (USA) Inc.	641,667
Synovus Securities, Inc.	641,667
Total	38,500,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Class A common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the other party may be required to make in respect of those liabilities.
The underwriters are offering the shares of Class A common stock, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of such shares, and other conditions contained in the underwriting agreement, such as the receipt by the representatives of the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the shares of Class A common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at that price less a concession not in excess of $0.36 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds to us, before expenses. The information assumes either no exercise or full exercise by the representatives of the underwriters of their option to purchase additional shares of Class A common stock to cover overallotments.

		Total
	Per Share	Without Option	With Option
Public offering price	$12.00	$462,000,000	$531,300,000
Underwriting discount	$0.72	$27,720,000	$31,878,000
Proceeds to us, before expenses	$11.28	$434,280,000	$499,422,000
The expenses of the offering, not including the underwriting discount, are estimated at $4.0 million and are payable by us, except as provided below. In addition to the underwriting discount, we will pay other fees equal to $750,000 to one of the underwriters, which fees shall be payable upon closing of this offering.
We will reimburse the underwriters for the reasonable fees and disbursements of counsel to the underwriters in connection with the review by FINRA of the terms of the sale of our shares of Class A common stock in this offering, up to a maximum of $40,000.
Option to Purchase Additional Shares of Class A Common Stock
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus to cover overallotments, if any, to purchase up to 5,775,000 additional shares of Class A common stock at the public offering price, less the underwriting discount and an amount per share equal to any dividends or distributions declared and payable on the initial shares but not payable on the option shares, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Class A common stock proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our directors and executive officers and certain holders of Common OP Units have agreed that, without the prior written consent of the representatives on behalf of the underwriters, during the restricted period (i.e., the period ending 180 days after the date of this prospectus), we and they will not, and will not publicly disclose an intention to, directly or indirectly, among others, and as applicable:
(i)offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, any Lock-up Securities;
(ii)enter into any hedging, swap, loan or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-up Securities; whether any such hedging, swap, loan or transaction is to be settled by delivery of shares of common stock (including shares of Class A common stock), OP Units or other securities, in cash or otherwise;
(iii)during the restricted period, exercise any right with respect to the registration of any of the Lock-up Securities; or
(iv)file, cause to be filed or cause to be confidentially submitted any registration statement relating to the offering of any of the Lock-up Securities.
The lock-up applies to Lock-up Securities owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

The restrictions on our actions as described above do not apply, subject in certain cases to various conditions, to:
(i)the shares of Class A common stock to be sold hereunder;
(ii)the issuance of shares of common stock upon the automatic conversion of the Class A common stock into shares of common stock on a one-for-one basis 180 days after the date of this prospectus;
(iii)any shares of common stock issued by us upon the exercise of an option or warrant or the conversion or exchange of a security (including OP Units and performance-based restricted stock units) outstanding on the date hereof;
(iv)any shares of common stock issued or options to purchase common stock or other equity securities granted pursuant to our existing employee benefit plans;
(v)any shares of common stock issued pursuant to our non-employee director stock plan or dividend reinvestment plan;
(vi)the filing of a registration statement or amendment thereto relating to the dividend reinvestment plan, employee benefit plan, qualified stock option plan or other employee compensation plan of ours;
(vii)facilitating the establishment of a trading plan on behalf of our stockholder, officer or director pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that:
(a)such plan does not provide for the transfer of common stock during the restricted period, and
(b)to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;
(viii)any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (including OP Units and performance-based restricted stock units), in the aggregate not to exceed 25% of the total number of shares of common stock issued and outstanding immediately following the completion of the transactions contemplated by this offering (assuming full conversion, exchange or exercise of all outstanding securities convertible into or exercisable or exchangeable for shares of common stock (including OP Units and performance-based restricted stock units)), issued in connection with property acquisitions, mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions, provided that the recipient of such shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (including OP Units and performance-based restricted stock units) shall be required to execute a lock-up agreement with the representatives that will apply for the duration of the restricted period;
(ix)the filing of a registration statement or amendment thereto relating to our incentive plans, any employee benefit plan or other employee compensation plan of ours and/or the Operating Partnership referred to in this prospectus; or
(x)the cash-out redemption of odd lot or fractional shares of common stock (including our Class A common stock).
The restrictions as described above and contained in the lock-up agreements between the underwriters and our directors and executive officers and certain holders of Common OP Units (collectively, the “lock-up parties”) do not apply, subject in certain cases to various conditions, to transfers of Lock-up Securities:
(i)as a bona fide gift or gifts;

(ii)by will or intestate succession upon the death of the lock-up party, including to the transferee’s nominee or custodian;
(iii)to any immediate family member of the lock-up party, or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or if the lock-up party is a trust, to any beneficiary of the lock-up party (including such beneficiary’s estate);
(iv)as a distribution to limited partners, general partners, limited liability company members, stockholders or other equity holders of the lock-up party;
(v)to the lock-up party’s affiliates or to any investment fund or other entity which controls or is controlled or managed by, or under common control or management with, the lock-up party;
(vi)through the conversion, exchange or exercise of any securities convertible into or exercisable or exchangeable for Lock-up Securities;
(vii)to exercise or settle, via a disposition to our company, equity awards granted under any of our equity plans described in this prospectus, including through any “cashless” exercise thereof, including a disposition to our company for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of such exercise or settlement;
(viii)pursuant to an order of a court or regulatory agency or to comply with any regulations relating to the lock-up party’s ownership of Lock-up Securities;
(ix)pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar business combination transaction or series of related transactions approved or recommended by the board of directors involving a Change of Control (as defined below) of our company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of Lock-up Securities in connection with such transaction or series of related transactions, or vote any Lock-up Securities in favor of such transaction or series of related transactions), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-up Securities owned by the lock-up party shall remain subject to the provisions of the lock-up agreement;
(x)to any nominee or custodian of a person or entity to whom a transfer or disposition would be permissible under clauses (i) through (v), and (viii) above, and in compliance with the requirements of clauses (i) through (iii) above, as applicable;
(xi)to us in connection with the repurchase by us from the lock-up party of shares of common stock (including shares of Class A common stock) or OP Units, or any securities convertible into or exercisable or exchangeable for common stock (including shares of Class A common stock) or OP Units pursuant to a repurchase right arising upon the termination of the lock-up party’s employment with us; provided that such repurchase right is pursuant to contractual agreements with us; and
(xii)the exercise of any right with respect to, or the taking of any other action in preparation for, a registration by us of shares of common stock (including shares of Class A common stock) or OP Units, or any securities convertible into or exercisable or exchangeable for shares of common stock (including shares of Class A common stock) or OP Units, provided that no transfer of the lock-up party’s shares of common stock (including shares of Class A common stock) or OP Units proposed to be registered pursuant to the exercise of such rights under this clause (xii) shall occur, and no registration statement shall be publicly filed, during the restricted period.
For purposes of clause (ix) above, “Change of Control” shall mean any bona fide third party tender offer, merger, consolidation, or other similar business combination transaction or series of related transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or more of the total voting power of our voting stock.
Nasdaq Listing
Our Class A common stock has been approved for listing, subject to official notice of issuance, on Nasdaq under the symbol “NHP.” Upon such listing, the Class A common stock will not be subject to transfer restrictions under the Securities Act unless held by our affiliates. Our common stock (then including the shares of common stock issued upon conversion of the Class A common stock) will be listed on the date that is 180 days after the date of this prospectus under the same symbol, “NHP.”
Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:
•the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;
•our financial and operating results;
•our history and prospects and the industry in which we compete;
•an assessment of our management, its past and present operations, and the prospects for, and anticipated timing of, our future revenues;
•the present state of our development; and
•the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
There is currently no established public trading market for shares of our common stock (including our Class A common stock), and we cannot assure you that a public trading market will develop, will be maintained or will be liquid. It is also possible that after the offering the shares of Class A common stock will not trade in the public market at or above the initial public offering price.
The underwriters do not expect to sell more than 5% of the shares of Class A common stock in the aggregate to accounts over which they exercise discretionary authority.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares of Class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase shares of Class A common stock through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Class A common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Certain affiliates of the underwriters are acting as lenders under the Credit Facilities, including the Revolving Facility and will receive their pro rata portion of the net proceeds from this offering used to repay amounts outstanding under the Revolving Facility. In their capacities as lenders, such affiliates will receive certain financing fees in connection with the Credit Facilities in addition to the underwriting discount that may result from this offering. Accordingly, more than 5% of the net proceeds from this offering are intended be used to repay amounts owed to certain affiliates of the underwriters.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (the “EEA”) (each a “Relevant State”), no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation

(as defined below), except that offers of shares of Class A common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(i)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation (each, an “EEA Qualified Investor”);
(ii)to fewer than 150 natural or legal persons (other than EEA Qualified Investors), subject to obtaining the prior consent of the representatives for any such offer; or
(iii)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is an EEA Qualified Investor.
In the case of any shares of Class A common stock being offered in the EEA to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to EEA Qualified Investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
In connection with the offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This prospectus has been prepared on the basis that any offer of shares of Class A common stock in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of Class A common stock. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.
The shares of Class A common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (i) the expression “retail investor” means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not an EEA Qualified Investor, and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of Class A common stock. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the shares of Class A common stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares of Class

A common stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in United Kingdom
In relation to the United Kingdom (the “UK”), no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the UK except that the shares of Class A common stock may be offered to the public in the UK at any time in accordance with the exceptions from the prohibition on offers to the public set out in Schedule 1 of the POATRs (as defined below) which include (but are not limited to) where the offer is:
(i)conditional on the admission of the shares of Class A common stock to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATRs);
(ii)to any legal entity which is a qualified investor as defined under paragraph 15 of Schedule 1 of the POATRs (each, a “UK Qualified Investor”);
(iii)to fewer than 150 persons (other than UK Qualified Investors), subject to obtaining the prior consent of the representatives for any such offer; or
(iv)in any other circumstances falling within Part 1 of Schedule 1 of the POATRs.
Notwithstanding the above, each person in the UK who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a UK Qualified Investor.
In the case of any shares of Class A common stock being offered in the UK to a financial intermediary, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, any person in the UK in circumstances that would contravene the prohibition of public offers in the POATRs, other than their offer or resale in the UK in circumstances falling within one or more of the exceptions in Part 1 of Schedule 1 of the POATRs, and in each case only where the prior consent of the representatives has been obtained to each such proposed offer or resale.
We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
In connection with the offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This prospectus has been prepared on the basis that any offer of shares of Class A common stock in the UK will be made only in circumstances that do not contravene the prohibition on public offers in the POATRs, including pursuant to one or more of the exceptions in Schedule 1 of the POATRs.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in the UK means the communication to any person which presents sufficient information on: (i) the shares of Class A common stock to be offered; and (ii) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for any shares of Class A common stock and the expression “POATRs” means the Public Offers and Admissions to Trading Regulations 2024.
The shares of Class A common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes: (i) the expression “retail investor” means a person who is neither: (a) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law in the UK; nor (b) a UK Qualified Investor; and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to buy or subscribe for the shares of Class A common stock. Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law in the UK (the “UK PRIIPs Regulation”) for offering or selling the shares of Class A common stock or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares of Class A common stock or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Our partnership may constitute a “collective investment scheme” as defined by section 235 of the UK’s Financial Services and Markets Act 2000, as amended (the “FSMA”) that is not a “recognised collective investment scheme” for the purposes of the FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the UK to the general public, except in accordance with the FSMA. This prospectus is only being distributed to:
(i)if we are a CIS and the communication is made by a person who is an authorized person under the FSMA: (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”); or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or
(ii)otherwise, if the communication is made by a person who is not an authorized person under the FSMA: (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (b) persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or
(iii)persons outside the United Kingdom; or
(iv)any other person to whom it may lawfully be communicated or distributed (in the case of paragraph (i) above, in accordance with section 238 of the FSMA and the CIS Promotion Order, and in the case of paragraph (ii) above, in accordance with the Financial Promotion Order),
(all such persons together being referred to as “relevant persons”).
This prospectus is directed only at relevant persons and must not be acted on or relied upon by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of Class A common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of Class A common stock in, from or otherwise involving the UK.
Notice to Prospective Investors in The Netherlands
This prospectus or any free writing prospectus we may provide in connection with this offering is not addressed to or intended for, and the shares of Class A common stock described in the prospectus are not and will not be, directly or indirectly, offered, sold, transferred or delivered to, any individual or legal entity in the Netherlands except to individuals or entities that are qualified investors (gekwalificeerde beleggers) within the meaning of the Prospectus Regulation (2017/1129), as amended. As a consequence, no approved prospectus has to be made generally available in the Netherlands pursuant to Article 3 of the Prospectus Regulation (2017/1129), as amended.
Notice to Prospective Investors in Norway
This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act of 29 June 2007 (in Norwegian: lov om verdipapirhandel av 29. juni 2007 nr. 75) (the “STA”), implementing the Prospectus Regulation. Neither this prospectus nor any other offering or marketing material relating to us or shares of our Class A common stock have been approved by, or registered with, the

Norwegian Financial Supervisory Authority (in Norwegian: Finanstilsynet), the Norwegian Company Registry (in Norwegian: Foretaksregisteret) or any other Norwegian public authority. Accordingly, shares of our Class A common stock will only be offered or sold in Norway to professional investors in compliance with the exemptions from the prospectus requirements as set out in the Prospectus Regulation, and otherwise in compliance with the provisions of the STA and appurtenant regulations, as well as any other laws and regulations applicable in Norway, governing the issue, offering and sale of securities. The offering of shares of our Class A common stock is not subject to the provisions of the Norwegian Alternative Investment Fund Act of 20 June 2014 (implementing the Alternative Investment Fund Managers Directive) (in Norwegian: lov om forvaltning av alternative investeringsfond av 28. juni 2014 nr. 28) nor the Norwegian Investment Fund Act of 25 November 2011 (implementing the Undertakings for Collective Investment in Transferable Securities directive) (in Norwegian: lov om verdipapirfond 377 november 2011 nr. 44), and consequently no marketing approvals have been sought or granted under these acts. This prospectus is for the recipient only and may not in any way be forwarded to any other person or to the public in Norway. This prospectus must not be copied or otherwise distributed by the recipient. Each potential investor should carefully consider individual tax questions before deciding to invest in us.
Notice to Prospective Investors in Germany
This prospectus has not been prepared in accordance with the requirements for a prospectus or any other disclosure document under the Prospectus Regulation (as defined above), the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Capital Investment Code (Kapitalanlagegesetzbuch), or the German Investment Products Act (Vermoegensanlagegesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungs–ufsicht - BaFin) nor any other competent authority has been, or will be, notified of the intention to distribute the shares of Class A common stock in Germany. Consequently, our Class A common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the Class A common stock to the public in Germany or any other means of public marketing. The Class A common stock is being offered and sold in Germany only to persons who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation (as defined above). This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Class A common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with “Exempt Offers.” The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Class A common stock to which this prospectus relates may be illiquid and/ or subject to restrictions on their resale. Prospective purchasers of the Class A common stock offered should conduct their own due diligence on the Class A common stock. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
Notice to Prospective Investors in Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than: (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Notice to Prospective Investors in Canada
The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to exemptions described below from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Notice to Prospective Investors in Singapore
This prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares of Class A common stock in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the shares of Class A common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(i)a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or
(ii)a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the shares of Class A common stock except:
(a)to an Institutional Investor, an Accredited Investor, a Relevant Person or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);
(b)where no consideration is or will be given for the transfer;
(c)where the transfer is by operation of law; or
(d)as specified in Section 276(7) of the SFA.
Singapore Securities and Futures Act Product Classification: For the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of Class A common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The statements incorporated by reference in this prospectus relating to the role of Kroll, an independent third-party real estate advisory firm, have been reviewed by Kroll, and are incorporated by reference in this prospectus given the authority of such firm as experts in property valuation and appraisals.
The statements included in this prospectus under the caption “Industry and Market Data,” as well as certain information in “Prospectus Summary,” “Business and Properties,” and other sections in this prospectus where indicated, have been prepared and reviewed by JLL, an independent third-party real estate advisory and consulting services firm, and are included in our prospectus given the authority of such advisor as an expert on such matters.
LEGAL MATTERS
Certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP. U.S. federal income tax matters will be passed upon for us by Greenberg Traurig, LLP. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters. Venable LLP will pass upon the validity of the shares of our Class A common stock offered by this prospectus and certain other matters under Maryland law.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our Class A common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement filed therewith or incorporated by reference therein. Statements contained in, or incorporated by reference into, this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed or incorporated by reference the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement.
We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the internet at the SEC’s website at www.sec.gov.
Our website at www.nhpreit.com contains additional information about our business. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any documents or portions thereof deemed to be “furnished” and not filed in accordance with SEC rules:
•our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 20, 2026;
•our Current Reports on Form 8-K filed with SEC on March 26, 2025, January 12, 2026 (other than Item 7.01 thereof) and April 13, 2026 (other than Items 2.02 and 7.01 thereof); and
•our definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2026.
Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus. You should direct requests for those documents to:
National Healthcare Properties, Inc.
540 Madison Ave., 27th Floor
New York, NY 10022
Attention: Investor Relations
(332) 258-8770
Our website at www.nhpreit.com contains additional information about our business. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus.

38,500,000 Shares
National Healthcare Properties, Inc.
Class A Common Stock
Prospectus
Lead Book-Running Managers

Wells Fargo Securities	Morgan Stanley	BMO Capital Markets
Bookrunners

Goldman Sachs & Co. LLC			RBC Capital Markets
Baird	Capital One Securities	Fifth Third Securities	Huntington Capital Markets	KeyBanc Capital Markets
Co-Managers

Credit Agricole CIB	Synovus
Prospectus dated April 21, 2026
Through and including May 16, 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.